        As filed with the Securities and Exchange Commission on January 2, 2002.
                                                      Registration No. 333-71074

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          PRE-EFFECTIVE AMENDMENT NO. 1

                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
                               SEPARATE ACCOUNT H
                           (Exact name of Registrant)

                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
                               (Name of Depositor)


                              38500 Woodward Avenue
                        Bloomfield Hills, Michigan 48304
              (Address of Depositor's Principal Executive Offices)

                                 (617) 663-3000
               (Depositor's Telephone Number Including Area Code)

                            James D. Gallagher, Esq.
                  Vice President, Secretary and General Counsel
            The Manufacturers Life Insurance Company of North America
                                73 Tremont Street

                           Boston, Massachusetts 02108
                     (Name and Address of Agent for Service)

                                    Copy to:
                              J. Sumner Jones, Esq.
                             Jones & Blouch, L.L.P.
                       1025 Thomas Jefferson Street, N.W.
                              Washington, DC 20007

Title of Securities Being Registered:  Variable Annuity Insurance Contracts

Approximate date of commencement of proposed public offering: As soon after the effective date of this registration statement as is practicable.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
                               SEPARATE ACCOUNT H


                  CROSS REFERENCE TO ITEMS REQUIRED BY FORM N-4

N-4 Item          Caption in Prospectus
Part A            ---------------------
--------
1.................Cover Page

2.................Appendix A:  Special Terms

3.................Summary

4.................Appendix B:  Table of Accumulation Values

5.................General Information about Us, The Variable Account, the Trust and the Merrill
                   Variable Funds

6.................Charges and Deductions; Withdrawal Charges; Reduction or Elimination of
                   Withdrawal Charges; Administration Fees; Mortality and Expense Risks Charge;
                   Taxes; Expenses of Distributing the Contract

7.................Accumulation Period Provisions; Company Approval; Purchase Payments;
                   Accumulation Units; Net Investment Factor; Transfers Among Investment
                   Options; Telephone Transactions; Special Transfer Services - Dollar Cost
                   Averaging; Asset Rebalancing Program; Withdrawals; Special Withdrawal
                   Services - the Income Plan; Contract Owner Inquiries; Other Contract Provisions;
                   Ownership; Beneficiary; Modification

8.................Pay Out Period Provisions; General; Annuity Options; Determination of Amount of
                   the First Variable Annuity Benefit Payment; Annuity Units and the Determination
                   of Subsequent Variable Annuity Benefit Payments; Transfers During the Pay Out
                   During the Pay Out Period

9.................Accumulation Period Provisions; Death Benefit During the Accumulation Period;
                   Pay Out Period Provisions; Death Benefit Period

10................Accumulation Period Provisions; Purchase Payments; Accumulation Units; Value
                   of Accumulation Units; Net Investment Factor; Distribution of Contracts

11................Withdrawals; Restrictions under the Texas Optional Retirement Program;
                   Accumulation Period Provisions; Purchase Payments; Other Contract Provisions;
                   Ten Day Right to Review

12................Federal Tax Matters; Introduction; Taxation of Annuities in General; Diversification
                   Requirements; Qualified Retirement Plans; Appendix G:  Qualified Plan Types

13................Legal Proceedings

14................Statement of Additional Information - Table of Contents

Part B ...........Caption in Statement of Additional Information
------            -----------------------------------------------
15................Cover Page

16................Table of Contents

17................General Information and History.

18................Services-Independent Auditors, Services-Servicing Agent

19................Not Applicable

20................Services - Principal Underwriter

21................Performance Data

22................Not Applicable

23................Financial Statements

                                     PART A

                      INFORMATION REQUIRED IN A PROSPECTUS

                            SUPPLEMENT TO PROSPECTUS
              FOR THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
                               SEPARATE ACCOUNT H
                              DATED JANUARY 1, 2002

MERRILL VARIABLE FUNDS

The variable portion of your contract contains three additional investment options. Each portfolio is a series of Merrill Lynch Variable Series Funds, Inc. ("Merrill Variable Funds"). Merrill Variable Funds is registered under the 1940 Act as an open-end management investment company. Each of the portfolios are diversified for purposes of the 1940 Act, with the exception of the Developing Capital Markets Focus Fund which is non-diversified. Merrill Variable Funds receive investment advisory services from Merrill Lynch Investment Management ("MLIM"). In the case of the Developing Capital Markets Focus Fund, MLIM has retained Merrill Lynch Asset Management U.K. Limited, an affiliate of MLIM, to act as the sub-investment adviser. The Merrill Variable Funds Class B shares are subject to a Rule 12b-1 fee of up to 0.15% of a portfolio's Class B net assets. Below is a brief description of each portfolio's investment objectives and certain policies relating to that objective.

The MERRILL LYNCH SMALL CAP VALUE FOCUS FUND (formerly, the Merrill Lynch Special Value Focus Fund) seeks long-term growth of capital by investing in a diversified portfolio of securities, primarily common stocks, of relatively small companies and emerging growth companies, regardless of size, that management of Merrill Variable Funds believes have special investment value.

The MERRILL LYNCH BASIC VALUE FOCUS FUND seeks capital appreciation and, secondarily, income by investing in securities, primarily stocks, that management of the portfolio believes are undervalued (stock price is less than what management of the Fund believes it is worth) and therefore represent basic investment value.

The MERRILL LYNCH DEVELOPING CAPITAL MARKETS FOCUS FUND seeks long-term capital appreciation by investing in securities, principally equities, of issuers in countries having smaller capital markets. For purposes of its objective, the portfolio considers countries having smaller capital markets to be all countries other than the United States, United Kingdom, Japan and Germany. The Fund may also invest in fixed income securities of companies and governments in these countries. The Fund's management anticipates that under most circumstances the Fund will have substantial investments in emerging markets.

         A full description of Merrill Variable Funds, including the investment objectives, policies and restrictions of each portfolio is contained in Merrill Variable Funds' prospectus which accompanies this prospectus and should be read by a prospective purchaser before investing.

         PLEASE NOTE THE MERRILL VARIABLE FUNDS ARE NOT AVAILABLE FOR ERISA GOVERNED PLANS.

             MERRILL VARIABLE FUNDS ANNUAL EXPENSES: CLASS B SHARES
  (as a percentage of average net assets and after waivers and reimbursements)

                                                                                                                   TOTAL ANNUAL FUND
                                                                                                                  OPERATING EXPENSES
                                               MANAGEMENT FEE                            OTHER EXPENSES             (AFTER EXPENSE
                                               (AFTER EXPENSE                            (AFTER EXPENSE            REIMBURSEMENT AND
                                              REIMBURSEMENT AND        12b-1 FEES   REIMBURSEMENT AND WAIVER)(A)       WAIVER)(B)
                PORTFOLIO                           WAIVER)
------------------------------------------------------------------------------------------------------------------------------------
Merrill Lynch Small Cap Value Focus(D)               0.75%                0.15%                 0.06%                    0.96%
Merrill Lynch Basic Value Focus                      0.60%                0.15%                 0.05%                    0.80%
Merrill Lynch Developing Capital Markets
Focus                                                0.53%(C)             0.15%                 0.72%                    1.40%(C)

(A) Note that these are the expenses for the fiscal year ended December 31, 2000.

(B) Merrill Lynch Investment Managers, L.P. ("MLIM") and Merrill Lynch Life Agency, Inc. have entered into a Reimbursement Agreement that limits the operating expenses (excluding any distribution fees imposed on shares of Class B Common Stock) paid by each portfolio in a given year to 1.25% of its average net assets. This Reimbursement Agreement is expected to remain in effect for the current year.

(C) During 2000, MLIM waived management fees for the Developing Capital Markets Focus Fund in the amount totaling 0.47% of that Fund's average daily net assets of Class B shares; absent this waiver, the management fee and the total expenses for Class B shares of this Fund would have been 1.00% and 1.87%, respectively. This voluntary expense waiver may be terminated at any time.

(D) Formerly, the Merrill Lynch Special Value Focus Fund.

EXAMPLE

         If you surrendered the contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming
(a) 5% annual return on assets and (b) all Trust portfolio expense reimbursements remain in effect for the time periods illustrated: (For contracts issued on or after November 1, 1996, no withdrawal charges will be imposed upon surrender, therefore, for such contracts please refer to the second table.)

            TRUST PORTFOLIO                                     1 YEAR         3 YEAR        5 YEAR         10 YEAR
            Merrill Lynch Small Cap Value Focus                   53            106            131            279
            Merrill Lynch Basic Value Focus                       58            123            160            336
            Merrill Lynch Developing Capital Markets              53            106            131            279

If you selected an annuity benefit payment option as provided in the contract or did not surrender the contract at the end of the applicable time period you would pay the following expenses on a $1,000 investment, assuming (a) 5% annual return on assets and (b) all Trust portfolio expense reimbursements remain in effect for the time periods illustrated:

           TRUST PORTFOLIO                                      1 YEAR         3 YEAR        5 YEAR         10 YEAR
           Merrill Lynch Small Cap Value Focus                    26             81            139            294
           Merrill Lynch Basic Value Focus                        25             76            131            279
           Merrill Lynch Developing Capital Markets               31             94            160            336

For purposes of presenting the foregoing Examples, we have made certain assumptions. We have assumed that, where applicable, the maximum deferred sales load is deducted, that there are no transfers or other transactions and that the "Other Expenses" line item under "Merrill Variable Funds Annual Expenses" will remain the same (including any voluntary expense reimbursement continuing in effect). Those assumptions, (each of which is mandated by the SEC in an attempt to provide prospective investors with standardized data with which to compare various annuity contracts) do not take into account certain features of the contract and prospective changes in the size of the Trust which may operate to change the expenses borne by contract owners. CONSEQUENTLY, THE AMOUNTS LISTED IN THE EXAMPLES ABOVE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES AND ACTUAL EXPENSES BORNE BY CONTRACT OWNERS MAY BE GREATER OR LESSER THAN THOSE SHOWN.

                         ACCUMULATION UNIT VALUE TABLES

TABLE OF ACCUMULATION UNIT VALUES RELATING TO THE CONTRACT (A)
[UNIT VALUE NUMBERS TO BE UPDATED]


SUB-ACCOUNT                                     UNIT VALUE    UNIT VALUE AT     NUMBER OF
                                                AT START OF    END OF YEAR     UNITS AT END
                                                  YEAR (A)                       OF YEAR
Merrill Lynch Small Cap Value Focus
9/30/2001                                        12.500000       11.44925       8,392.138

Merrill Lynch Basic Value Focus
9/30/2001                                        12.500000       10.42885       25,017.940

Merrill Lynch Developing Capital Markets
9/30/2001                                        12.500000       8.885785           0



TABLE OF ACCUMULATION UNIT VALUES RELATING TO PRIOR CONTRACTS

SUB-ACCOUNT                                     UNIT VALUE      UNIT VALUE      NUMBER OF
                                                AT START OF     AT END OF        UNITS AT
                                                  YEAR (A)         YEAR        END OF YEAR
Merrill Lynch Small Cap Value Focus
9/30/2001                                        12.500000       11.44925           0

Merrill Lynch Basic Value Focus
9/30/2001                                        12.500000       10.42885       25,709.145

Merrill Lynch Developing Capital Markets
9/30/2001                                        12.500000       8.885785           0



(A) Units under the series of contracts were first credited under the sub-account on April 30, 2001.

                                       SUPPLEMENT DATED JANUARY 1, 2002

     ANNUITY SERVICE OFFICE                         MAILING ADDRESS
 500 Boylston Street, Suite 400                  Post Office Box 9230
Boston, Massachusetts 02116-3739           Boston, Massachusetts 02205-9230
         (617) 663-3000                           www.manulifeusa.com
         (800) 344-1029


                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

                               SEPARATE ACCOUNT H
                                       OF
                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

                  FLEXIBLE PURCHASE PAYMENT INDIVIDUAL DEFERRED
                 COMBINATION FIXED AND VARIABLE ANNUITY CONTRACT
                                NON-PARTICIPATING


         This Prospectus describes an annuity contract (the "CONTRACT") issued by The Manufacturers Life Insurance Company (U.S.A.) ("WE" or "US" or "MANULIFE USA"). The contract is a flexible purchase payment, individual, deferred, non-participating, combination fixed and variable annuity contract. Parts of this Prospectus also describe other variable annuity contracts that we no longer offer and ones that we offer only in the state of Washington.


         - Contract values and annuity benefit payments are based upon sixty-one investment options. Fifty-nine options are variable and two are fixed account options.


         - Contract values (other than those allocated to one of the fixed accounts) and variable annuity benefit payments will vary according to the investment performance of the sub-accounts of one of our separate accounts, The Manufacturers Life Insurance Company (U.S.A.) Separate Account H (the "VARIABLE ACCOUNT"). Contract values may be allocated to, and transferred among, one or more of those sub-accounts.

         - Each sub-account's assets are invested in Class A shares of a corresponding portfolio of a mutual fund, Manufacturers Investment Trust (the "TRUST"). We will provide the contract owner ("YOU") a prospectus for the Trust with this Prospectus.

         - SHARES OF THE TRUST ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, AND THE SHARES ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY.

         - Except as specifically noted here and under the caption "FIXED ACCOUNT INVESTMENT OPTIONS" below, this Prospectus describes only the variable portion of the contract.

         -        Special terms are defined in a glossary in Appendix A.

PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE. IT CONTAINS INFORMATION ABOUT THE VARIABLE ACCOUNT AND THE VARIABLE PORTION OF THE CONTRACT THAT YOU SHOULD KNOW BEFORE INVESTING.

THE CONTRACTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). NEITHER THE SEC NOR ANY STATE HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         - Additional information about the contract and the Variable Account is contained in a Statement of Additional Information, dated the same date as this Prospectus, which has been filed with the SEC and is incorporated herein by reference. The Statement of Additional Information is available without charge upon request by writing us at the address on the front cover or by telephoning (800) 344-1029.

         - The SEC maintains a Web site (http://www.sec.gov) that contains the Statement of Additional Information and other information about us, the contracts and the Variable Account.



                       STATEMENT OF ADDITIONAL INFORMATION
                                TABLE OF CONTENTS

                  General Information and History.........................................................    3
                  Performance Data........................................................................    3
                  Service
                           Independent Auditors...........................................................    15
                           Servicing Agent................................................................    15
                           Principal Underwriter..........................................................    16
                  Audited Financial Statements............................................................    17



                The date of this Prospectus is January 1, 2002.

                                TABLE OF CONTENTS

SUMMARY.......................................................................
GENERAL INFORMATION ABOUT US, THE VARIABLE ACCOUNT AND THE TRUST..............
  The Manufacturers Life Insurance Company of (U.S.A.) .......................
     The Variable Account ....................................................
     The Trust................................................................
 DESCRIPTION OF THE CONTRACT .................................................
   ACCUMULATION PERIOD PROVISIONS ............................................
     Purchase Payments .......................................................
     Accumulation Units ......................................................
     Value of Accumulation Units .............................................
     Net Investment Factor ...................................................
     Transfers Among Investment Options ......................................
     Maximum Number of Investment Options.....................................
     Telephone Transactions ..................................................
     Special Transfer Services - Dollar Cost Averaging........................
     Asset Rebalancing Program................................................
     Withdrawals..............................................................
     Special Withdrawal Services - the Income Plan ...........................
     Death Benefit During the Accumulation Period.............................
   PAY-OUT PERIOD PROVISIONS .................................................
     General .................................................................
     Annuity Options .........................................................
     Determination of Amount of the First Variable
     Annuity Payment..........................................................
     Annuity Units and the Determination of
     Subsequent Variable Annuity Payments ....................................
     Transfers During Pay-out Period .........................................
     Death Benefit During Pay-out Period......................................
   OTHER CONTRACT PROVISIONS .................................................
     Ten Day Right to Review .................................................
     Ownership ...............................................................
     Annuitant ...............................................................
     Beneficiary .............................................................
     Modification ............................................................
     Our Approval ............................................................
     Misstatement and Proof of Age, Sex or Survival...........................
   FIXED ACCOUNT INVESTMENT OPTIONS...........................................
CHARGES AND DEDUCTIONS .......................................................
     Withdrawal Charges ......................................................
     Reduction or Elimination of Withdrawal Charges ..........................
     Administration Fees......................................................
     Distribution Fee.........................................................
     Mortality and Expense Risks Charge ......................................
     Taxes ...................................................................
     Expenses of Distributing Contracts.......................................
FEDERAL TAX MATTERS ..........................................................
   INTRODUCTION ..............................................................
   OUR TAX STATUS ............................................................
   TAXATION OF ANNUITIES IN GENERAL ..........................................
     Tax Deferral During Accumulation Period .................................
     Taxation of Partial and Full Withdrawals ................................
     Taxation of Annuity Benefit Payments ....................................
     Taxation of Death Benefit Proceeds ......................................
     Penalty Tax on Premature Distributions ..................................
     Aggregation of Contracts ................................................
   QUALIFIED RETIREMENT PLANS ................................................
     Direct Rollovers ........................................................
     Loans....................................................................
   FEDERAL INCOME TAX WITHHOLDING.............................................
GENERAL MATTERS...............................................................
     Performance Data.........................................................
     Asset Allocation and Timing Services.....................................
     Restrictions under the Texas Optional
       Retirement Program.....................................................
     Distribution of Contracts ...............................................
     Contract Owner Inquiries.................................................
     Confirmation Statements..................................................
     Legal Proceedings .......................................................
     Cancellation of the Contract.............................................
     Voting Interest..........................................................
APPENDIX A:  SPECIAL TERMS....................................................
APPENDIX B:  TABLE OF ACCUMULATION UNIT VALUES
     RELATING TO THE CONTRACT.................................................
APPENDIX C: EXAMPLES OF CALCULATION OF
     WITHDRAWAL CHARGE........................................................
APPENDIX D: STATE PREMIUM TAXES...............................................
APPENDIX E: PENNSYLVANIA MAXIMUM MATURITY
     AGE......................................................................
APPENDIX F: PRIOR CONTRACTS (VV CONTRACTS)....................................
APPENDIX G: QUALIFIED PLAN TYPES..............................................

                                     SUMMARY

OVERVIEW OF THE CONTRACT. Under the contract, you make one or more payments to us for a period of time (the "ACCUMULATION PERIOD") and then later, beginning on the "maturity date" we make one or more annuity benefit payments to you (the "PAY-OUT PERIOD"). Contract values during the accumulation period and the amounts of annuity benefit payments during the pay-out period may either be variable or fixed, depending upon the investment option(s) you select. You may use the contract to fund either a non-qualified or tax-qualified retirement plan.

PURCHASE PAYMENT LIMITS. The minimum initial purchase payment is $25,000. Subsequent purchase payments must be at least $1,000 (except for qualified plans where the minimum is $30). Purchase payments normally may be made at any time. If a purchase payment would cause your contract value to exceed $1,000,000, or your contract value already exceeds $1,000,000, however, you must obtain our approval in order to make the payment. If permitted by state law, we may cancel your contract if you have made no purchase payments for two years, your contract value is less than $2,000 and your purchase payments over the life of your contract, minus your withdrawals over the life of the contract is less than $2,000.

When you purchase a variable annuity for any tax-qualified retirement plan, the variable annuity does not provide any additional tax deferred treatment of earnings beyond the treatment provided by the plan. Consequently, you should purchase a variable annuity for a tax-qualified plan only on the basis of other benefits offered by the variable annuity. These benefits may include lifetime income payments, protection through the death benefit, and guaranteed fees.


INVESTMENT OPTIONS. Upon issuance of the contract, purchase payments may be allocated among up to seventeen of the available investment options (including all fixed account investment options). After the contract is issued, there is no limit on the number of investment options to which you may allocate purchase payments. Currently, fifty-nine Variable Account investment options and two fixed account investment options are available under the contract. Each Variable Account investment option is a sub-account of the Variable Account that invests in Class A shares of a corresponding portfolio of the Trust . A full description of each portfolio of the Trust is in the accompanying Prospectus of the Trust . Your contract value during the accumulation period and the amounts of annuity benefit payments will depend upon the investment performance of the Trust portfolio underlying each sub-account of the Variable Account you select and/or upon the interest we credit on each fixed account option you select. Subject to certain regulatory limitations, we may elect to add, subtract or substitute investment options.


Allocating assets only to one or a small number of the investment options (other than the Lifestyle Trusts) should not be considered a balanced investment strategy. In particular, allocating assets to a small number of investment options that concentrate their investments in a particular business or market sector will increase the risk that the value of your contract will be more volatile since these investment options may react similarly to business or market specific events. Examples of business or market sectors where this risk historically has been and may continue to be particularly high include: (a) technology related businesses, including internet related businesses, (b) small cap securities and (c) foreign securities. The Company does not provide advice regarding appropriate investment allocations; please discuss this matter with your financial adviser.

TRANSFERS. During the accumulation period, you may transfer your contract values among any of the investment options. During the pay-out period, you may transfer your allocations among the Variable Account investment options, but transfers from Variable Account options to fixed account options or from fixed account options to Variable Account options are not permitted.

WITHDRAWALS. During the accumulation period, you may withdraw all or a portion of your contract value. The amount you withdraw from any investment account must be at least $300 or, if less, your entire balance in that investment account. If a partial withdrawal plus any applicable withdrawal charge would reduce your contract value to less than $300, we will treat your withdrawal request as a request to withdraw all of your contract value. A withdrawal charge and an administration fee may apply to your withdrawal. A withdrawal may be subject to income tax and a 10% penalty tax. A systematic withdrawal plan service is available under the contract.

CONFIRMATION STATEMENTS. We will send you confirmation statements for certain transactions in your account. You should carefully review these statements to verify their accuracy. You should immediately report any mistakes to our Annuity Service Office (at the address or phone number shown on the cover of this Prospectus). If you fail to notify our Annuity Service Office of any mistake within 60 days of the mailing of the confirmation statement, you will be deemed to have ratified the transaction.

DEATH BENEFITS. We will pay the death benefit described below to your BENEFICIARY if you die during the accumulation period. If a contract is owned by more than one person, then the surviving contract owner will be deemed the beneficiary of the deceased contract owner. No death benefit is payable on the death of any ANNUITANT (a natural person or persons whose life is used to determine the duration of ANNUITY BENEFIT PAYMENTS involving life contingencies), except that if any contract owner is not a natural person, the death of any annuitant will be treated as the death of an owner. The amount of the death benefit will be calculated as of the date on which our Annuity Service Office receives written notice and proof of death and all required claim forms. The formula used to calculate the death benefit may vary according to the age(s) of the contract owner(s) at the time the contract is issued and the age of the contract owner who dies. If there are any unpaid loans (including unpaid interest) under the contract, the death benefit equals the death benefit calculated according to the applicable formula, minus the amount of the unpaid loans. If the annuitant dies during the pay-out period and annuity payment method selected called for payments for a guaranteed period, we will make the remaining guaranteed payments to the beneficiary. See Appendix F for information on death benefit provisions applicable to certain contracts no longer being issued and contracts issued in the state of Washington.

ANNUITY BENEFIT PAYMENTS. We offer a variety of fixed and variable annuity payment options. Periodic annuity benefit payments will begin on the "maturity date" (the first day of the pay-out period). You select the maturity date, the frequency of payment and the type of annuity benefit payment option.

TEN DAY REVIEW. You may cancel your contract by returning it to us within 10 days of receiving it.

TAXATION. Generally all earnings on the underlying investments are tax-deferred until withdrawn or until annuity benefit payments begin. Normally, a portion of each annuity benefit payment is taxable as ordinary income. Partial and total withdrawals are taxable as ordinary income to the extent contract value prior to the withdrawal exceeds the purchase payments you have made, minus any prior withdrawals that were not taxable. A penalty tax may apply to withdrawals and annuity benefit payments prior to age 59-1/2.

CHARGES AND DEDUCTIONS. The following table and Example are designed to assist you in understanding the various costs and expenses related to the contract. The table reflects expenses of the Variable Account and the underlying portfolios of the Trust. In addition to the items listed in the following table, premium taxes may be applicable to certain contracts and we reserve the right to impose an annual $30 per contract administration fee on contracts where the contract value is less than $10,000 as a result of a partial withdrawal. The items listed under "Contract Owner Transaction Expenses" and "Separate Account Annual Expenses" are more completely described in this Prospectus under "Charges and Deductions". The items listed under "Trust Annual Expenses" are described in detail in the accompanying Trust Prospectus.

CONTRACT OWNER TRANSACTION EXPENSES

For contracts issued on or after November 1, 1996 -
         Deferred sales load (withdrawal charge as percentage of purchase payments) -- NONE

For contracts issued prior to November 1, 1996 -
         Deferred sales load (withdrawal charge as percentage of purchase payments):

                                                                   For Contracts Issued
               Number of Complete Years                         Prior to November 1, 1996
         Purchase Payment in Contract                         Withdrawal Charge Percentage
                          0                                                    3%
                          1                                                    3%
                          2                                                    3%
                          3+                                                   0%


TRANSFER FEE................................................................None

We reserve the right, however, to impose a charge in the future for transfers in excess of 12 per year. The amount of this fee has not yet been determined.

SEPARATE ACCOUNT ANNUAL EXPENSES
(as a percentage of average account value)

Mortality and expense risks fee.........................................................         1.25%
Administration fee .....................................................................         0.25%
Distribution fee........................................................................         0.15%

Total Separate Account Annual Expenses..................................................         1.65%

TABLE OF INVESTMENT MANAGEMENT FEES AND EXPENSES


                    TRUST ANNUAL EXPENSES (CLASS A SHARES)





     (as a percentage of Trust average net assets for the fiscal year ended
                             December 31, 2000)(I)


                                                                                         TOTAL TRUST
                                                    CLASS A RULE   OTHER EXPENSES        ANNUAL EXPENSES
                                   MANAGEMENT       12b-1 FEES     (AFTER EXPENSE        (AFTER EXPENSE
TRUST PORTFOLIO                    FEES                            REIMBURSEMENT)        REIMBURSEMENT)
Internet Technologies              1.000%              0.150%         0.130%             1.280% (E)
Pacific Rim Emerging Markets       0.700%              0.150%         0.180%             1.030%
Telecommunications                 0.950%              0.150%         0.130%             1.230% (A)
Science & Technology               0.916% (F)          0.150%         0.040%             1.106%
International Small Cap            0.914%              0.150%         0.440%             1.504%
Health Sciences                    0.950% (F)          0.150%         0.130%             1.230% (A)
Aggressive Growth                  0.850%              0.150%         0.070%             1.070%
Emerging Small Company             0.896%              0.150%         0.050%             1.096%
Small Company Blend                0.900%              0.150%         0.140%             1.190%
Dynamic Growth                     0.850%              0.150%         0.070%             1.070% (E)
Mid Cap Growth                     0.850%              0.150%         0.280%             1.280% (A)
Mid Cap Opportunities              0.850%              0.150%         0.230%             1.230% (A)
Mid Cap Stock                      0.775%              0.150%         0.075%             1.000%
All Cap Growth                     0.778%              0.150%         0.050%             0.978%
Financial Services                 0.800%              0.150%         0.090%             1.040% (A)
Overseas                           0.800%              0.150%         0.200%             1.150%
International Stock                0.850% (F)          0.150%         0.180%             1.180%
International Value                0.850%              0.150%         0.180%             1.180%
Capital Appreciation               0.750%              0.150%         0.500% (H)         1.400% (H)
Strategic Opportunities            0.700%              0.150%         0.050%             0.900%
Quantitative Mid Cap               0.650%              0.150%         0.070%             0.870% (A)
Global Equity                      0.750%              0.150%         0.120%             1.020%
Strategic Growth                   0.750%              0.150%         0.120%             1.020% (A)
Growth                             0.683%              0.150%         0.050%             0.883%
Large Cap Growth                   0.750%              0.150%         0.065%             0.965%
All Cap Value                      0.800%              0.150%         0.140%             1.090% (A)
Capital Opportunities              0.750%              0.150%         0.160%             1.060% (A)
Quantitative Equity                0.596%              0.150%         0.050%             0.796%
Blue Chip Growth                   0.713% (F)          0.150%         0.035%             0.898%
Utilities                          0.750%              0.150%         0.270%             1.170% (A)
Real Estate Securities             0.647% (A)          0.150%         0.060%             0.857%
Small Company Value                0.900% (F)          0.150%         0.190%             1.240%
Mid Cap Value                      0.800%              0.150%         0.160%             1.110% (A)
Value                              0.650%              0.150%         0.060%             0.860%
Tactical Allocation                0.750%              0.150%         0.430%             1.330% (E)
Fundamental Value                  0.800%              0.150%         0.130%             1.080% (A)
Growth & Income                    0.524%              0.150%         0.040%             0.714%
U.S. Large Cap Value               0.725%              0.150%         0.055%             0.930%
Equity-Income                      0.725% (F)          0.150%         0.055%             0.930%
Income & Value                     0.650%              0.150%         0.060%             0.860%
Balanced                           0.554% (A)          0.150%         0.060%             0.764%
High Yield                         0.625%              0.150%         0.065%             0.840%
Strategic Bond                     0.625%              0.150%         0.095%             0.870%
Global Bond                        0.600%              0.150%         0.200%             0.950%
Total Return                       0.600%              0.150%         0.065%             0.815%
Investment Quality Bond            0.500%              0.150%         0.080%             0.730%
Diversified Bond                   0.600%              0.150%         0.060%             0.810%
U.S. Government Securities         0.550%              0.150%         0.070%             0.770%
Money Market                       0.350%              0.150%         0.040%             0.540%

Small Cap Index                    0.375%              0.150%         0.075%             0.600% (E)
International Index                0.400%              0.150%         0.050%             0.600% (E)
Mid Cap Index                      0.375%              0.150%         0.075%             0.600% (E)
Total Stock Market Index           0.375%              0.150%         0.075%             0.600% (E)
500 Index                          0.375%              0.150%         0.025%             0.550% (E)
Lifestyle Aggressive 1000          0.070%              0.000%         1.038%             1.108% (C)
Lifestyle Growth 820               0.055%              0.000%         0.966%             1.021% (C)
Lifestyle Balanced 640             0.055%              0.000%         0.892%             0.947% (C)
Lifestyle Moderate 460             0.064%              0.000%         0.826%             0.890% (C)
Lifestyle Conservative 280         0.075%              0.000%         0.784%             0.859% (C)


(A)        Based on estimates to be made during the current fiscal year.

(B)        Reflects expenses of the Underlying Portfolios.


(C) The investment adviser to the Trust, Manufacturers Securities Services, LLC ("MSS" or the "Adviser") has voluntarily agreed to pay certain expenses of each Lifestyle Trust as noted below. (For purposes of the expense reimbursement, total expenses of a Lifestyle Trust includes the advisory fee but excludes (a) the expenses of the Underlying Portfolios, (b) taxes, (c) portfolio brokerage, (d) interest, (e) litigation and (f) indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust's business.) If total expenses of a Lifestyle Trust (absent reimbursement) exceed 0.075%, the Adviser will reduce the advisory fee or reimburse expenses of that Lifestyle Trust by an amount such that total expenses of the Lifestyle Trust equal 0.075%. If the total expenses of the Lifestyle Trust (absent reimbursement) are equal to or less than 0.075%, then no expenses will be reimbursed by the Adviser.


         This voluntary expense reimbursement may be terminated at any time. If such expense reimbursement was not in effect, Total Trust Annual Expenses would be higher (based on current advisory fees and the Other Expenses of the Lifestyle Trusts for the fiscal year ended December 31,
         2000) as noted in the chart below:


                                                                                           TOTAL TRUST
                                      MANAGEMENT         RULE                 OTHER        ANNUAL
    TRUST PORTFOLIO                   FEES               12b-1 FEES           EXPENSES     EXPENSES
    Lifestyle Aggressive 1000         0.070%             0.000%               1.063%       1.133%
    Lifestyle Growth 820              0.055%             0.000%               0.976%       1.031%
    Lifestyle Balanced 640            0.055%             0.000%               0.902%       0.957%
    Lifestyle Moderate 460            0.064%             0.000%               0.851%       0.915%
    Lifestyle Conservative 280        0.075%             0.000%               0.816%       0.891%


(D) Each Lifestyle Trust will invest in shares of the Underlying Portfolios. Therefore, each Lifestyle Trust will bear its pro rata share of the fees and expenses incurred by the Underlying Portfolios in which it invests, and the investment return of each Lifestyle Trust will be net of the Underlying Portfolio expenses. Each Lifestyle Portfolio must bear its own expenses. However, the Adviser is currently paying certain of these expenses as described in footnote ( C ) above.

(E) Annualized - For the period May 1, 2000 (commencement of operations) to December 31, 2000.


(F) Effective June 1, 2000, the Adviser voluntarily agreed to waive a portion of its advisory fee for the Science & Technology Trust, Health Sciences Trust, Small Company Value Trust, the Blue Chip Growth Trust, the Equity-Income Trust and the International Stock Trust. Once the combined assets exceed specified amounts, the fee reduction is increased. The percentage fee reduction for each asset level is as follows:

                                                                      FEE REDUCTION
                  COMBINED ASSET LEVELS                   (AS A PERCENTAGE OF THE ADVISORY FEE)
                  First $750 million                                     0.00%
                  Between $750 million and $1.5 billion                  2.50%
                  Between $1.5 billion and $3.0 billion                  3.75%
                  Over $3.0 billion                                      5.00%


         The fee reductions are applied to the advisory fees of each of the six portfolios. This voluntary fee waiver may be terminated at any time by the adviser. As of September 30, 2001, the combined asset level for all six portfolios was approximately $3.396 billion resulting in a fee reduction of 3.408%. There is no guarantee that the combined asset level will remain at this amount. If the combined asset level were to decrease to a lower breakpoint, the fee reduction would decrease as well.

(G) MSS has voluntarily agreed to pay expenses of each Index Trust (excluding the advisory fee) that exceed the following amounts: 0.050% in the case of the International Index Trust and 500 Index Trust and 0.075% in the case of the Small Cap Index Trust, the Mid Cap Index Trust and Total Stock Market Index Trust. If such expense reimbursement were not in effect, it is estimated that "Other Expenses" and "Total Trust Annual Expenses" would be 0.097% and 0.650%, respectively, for the International Index Trust, 0.125% and 0.650%, respectively, for the Small Cap Index Trust, and 0.164% and 0.690%, respectively, for the Mid Cap Index Trust and 0.090% and 0.620%, respectively, for the Total Stock Market Index Trust. It is estimated that the expense reimbursement will not be effective during the year end December 31, 2001 for the 500 Index Trust. The expense reimbursement may be terminated at any time by MSS.

(H) Annualized - For period November 1, 2000 (commencement of operations) to December 31, 2000. For all portfolios except the Lifestyle Trusts, the Adviser reduces its advisory fee or reimburses the portfolio if the total of all expenses (excluding advisory fees, taxes, portfolio brokerage commissions, interest, litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the portfolio's business) exceed certain annual rates. In the case of the Capital Appreciation Trust, the Adviser reimbursed the portfolio for certain expenses for the year ended December 31, 2000. If such expense reimbursement were not in effect, it is estimated that "Other Expenses" and "Total Trust Annual Expenses" would be 0.700% and 1.600%, respectively. These voluntary expense reimbursements may be terminated at any time.


(I) Effective January 1, 2002, the Trust implemented a Class A Rule 12B-1 plan while simultaneously reducing its advisory fees and implementing advisory fee breakpoints. The Trust Annual Expense chart reflects these changes.





EXAMPLE

If you surrendered the contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming (a) 5% annual return on assets and (b) all Trust portfolio expense reimbursements remain in effect for the time periods illustrated: (For contracts issued on or after November 1, 1996, no withdrawal charges will be imposed upon surrender, therefore, for such contracts please refer to the second table.)


TRUST PORTFOLIO                                      1 YEAR          3 YEAR          5 YEAR          10 YEAR
Internet Technologies                                  57            120              154             325
Pacific Rim Emerging Markets                           55            112              142             301
Telecommunications                                     57            118              152             320
Science & Technology                                   56            115              146             309
International Small Cap                                59            126              165             346
Health Sciences                                        57            118              152             320
Aggressive Growth                                      55            114              144             305
Emerging Small Company                                 55            114              145             308
Small Company Blend                                    56            117              150             317
Dynamic Growth                                         55            114              144             305
Mid Cap Growth                                         57            120              154             325
Mid Cap Opportunities                                  57            118              152             320
Mid Cap Stock                                          55            112              141             298
All Cap Growth                                         54            111              139             296
Financial Services                                     55            113              142             302
Overseas                                               56            116              148             313
International Stock                                    56            117              149             316
International Value                                    56            117              149             316
Capital Appreciation                                   58            123              160             336
Strategic Opportunities                                54            109              136             289
Quantitative Mid Cap                                   53            108              134             286
Global Equity                                          55            112              141             300
Strategic Growth                                       55            112              141             300
Growth                                                 53            108              135             287
Large Cap Growth                                       54            110              139             295
All Cap Value                                          55            114              145             307
Capital Opportunities                                  55            113              143             304
Quantitative Equity                                    53            106              130             278
Blue Chip Growth                                       54            109              135             288

TRUST PORTFOLIO                                      1 YEAR          3 YEAR          5 YEAR          10 YEAR
---------------                                      ------          ------          ------          -------
Utilities                                              56             116             149             315
Real Estate Securities                                 53             107             133             284
Small Company Value                                    57             118             152             321
Mid Cap Value                                          56             115             146             309
Value                                                  53             107             134             285
Tactical Allocation                                    58             121             157             330
Fundamental Value                                      55             114             144             306
Growth & Income                                        52             103             126             270
U.S. Large Cap Value                                   54             109             137             291
Equity-Income                                          54             109             136             290
Income & Value                                         53             107             134             285
Balanced                                               52             105             129             275
High Yield                                             53             107             133             283
Strategic Bond                                         53             108             134             286
Global Bond                                            54             110             138             293
Total Return                                           53             106             131             280
Investment Quality Bond                                52             104             127             272
Diversified Bond                                       53             106             131             280
U.S. Government Securities                             52             105             129             276
Money Market                                           50              98             117             252
Small Cap Index                                        51             100             120             258
International Index                                    51             100             120             258
Mid Cap Index                                          51             100             120             258
Total Stock Market Index                               51             100             120             258
500 Index                                              50              98             118             253
Lifestyle Aggressive 1000                              56             115             146             309
Lifestyle Growth 820                                   55             112             142             300
Lifestyle Balanced 640                                 54             110             138             293
Lifestyle Moderate 460                                 53             108             135             288
Lifestyle Conservative 280                             53             107             133             284



If you selected an annuity benefit payment option as provided in the contract or did not surrender the contract at the end of the applicable time period you would pay the following expenses on a $1,000 investment, assuming (a) 5% annual return on assets and (b) all trust portfolio expense reimbursements remain in effect for the time periods illustrated:




TRUST PORTFOLIO                                      1 YEAR          3 YEAR          5 YEAR          10 YEAR
---------------                                      ------          ------          ------          -------
Internet Technologies                                  30              91              154             325
Pacific Rim Emerging Markets                           27              83              142             301
Telecommunications                                     29              89              152             320
Science & Technology                                   28              85              146             309
International Small Cap                                32              97              165             346
Health Sciences                                        29              89              152             320
Aggressive Growth                                      28              84              144             305
Emerging Small Company                                 28              85              145             308
Small Company Blend                                    29              88              150             317
Dynamic Growth                                         28              84              144             305
Mid Cap Growth                                         30              91              154             325
Mid Cap Opportunities                                  29              89              152             320
Mid Cap Stock                                          27              82              141             298
All Cap Growth                                         27              82              139             296
Financial Services                                     27              84              142             302
Overseas                                               28              87              148             313
International Stock                                    29              88              149             316
International Value                                    29              88              149             316
Capital Appreciation                                   31              94              160             336

TRUST PORTFOLIO                                      1 YEAR          3 YEAR          5 YEAR          10 YEAR
---------------                                      ------          ------          ------          -------
Strategic Opportunities                                26              79              136             289
Quantitative Mid Cap                                   26              78              134             286
Global Equity                                          27              83              141             300
Strategic Growth                                       27              83              141             300
Growth                                                 26              79              135             287
Large Cap Growth                                       26              81              139             295
All Cap Value                                          28              85              145             307
Capital Opportunities                                  27              84              143             304
Quantitative Equity                                    25              76              130             278
Blue Chip Growth                                       26              79              135             288
Utilities                                              29              87              149             315
Real Estate Securities                                 25              78              133             284
Small Company Value                                    29              89              152             321
Mid Cap Value                                          28              86              146             309
Value                                                  25              78              134             285
Tactical Allocation                                    30              92              157             330
Fundamental Value                                      28              85              144             306
Growth & Income                                        24              74              126             270
U.S. Large Cap Value                                   26              80              137             291
Equity-Income                                          26              80              136             290
Income & Value                                         25              78              134             285
Balanced                                               24              75              129             275
High Yield                                             25              78              133             283
Strategic Bond                                         26              78              134             286
Global Bond                                            26              81              138             293
Total Return                                           25              77              131             280
Investment Quality Bond                                24              74              127             272
Diversified Bond                                       25              77              131             280
U.S. Government Securities                             25              75              129             276
Money Market                                           22              69              117             252
Small Cap Index                                        23              70              120             258
International Index                                    23              70              120             258
Mid Cap Index                                          23              70              120             258
Total Stock Market Index                               23              70              120             258
500 Index                                              22              69              118             253
Lifestyle Aggressive 1000                              28              86              146             309
Lifestyle Growth 820                                   27              83              142             300
Lifestyle Balanced 640                                 26              81              138             293
Lifestyle Moderate 460                                 26              79              135             288
Lifestyle Conservative 280                             25              78              133             284



For purposes of presenting the foregoing Examples, we have made certain assumptions. We have assumed that, where applicable, the maximum deferred sales load is deducted, that there are no transfers or other transactions and that the "Other Expenses" line item under "Trust Annual Expenses" will remain the same (including any voluntary expense reimbursement continuing in effect). Those assumptions, (each of which is mandated by the SEC in an attempt to provide prospective investors with standardized data with which to compare various annuity contracts) do not take into account certain features of the contract and prospective changes in the size of the Trust which may operate to change the expenses borne by contract owners. CONSEQUENTLY, THE AMOUNTS LISTED IN THE EXAMPLES ABOVE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES AND ACTUAL EXPENSES BORNE BY CONTRACT OWNERS MAY BE GREATER OR LESSER THAN THOSE SHOWN.


A TABLE OF ACCUMULATION UNIT VALUES RELATING TO THE CONTRACT IS INCLUDED IN APPENDIX B TO THIS PROSPECTUS.

LOCATION OF FINANCIAL STATEMENTS OF REGISTRANT AND DEPOSITOR

         Our financial statements and those of the Variable Account may be found in the Statement of Additional Information.

GENERAL INFORMATION ABOUT US, THE VARIABLE ACCOUNT AND THE TRUST

We are an indirect subsidiary of MFC.

         THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

         We are a stock life insurance company incorporated in Maine on August 20, 1955 and redomesticated under the laws of Michigan on December 30, 1992. Our annuity service office is located at 500 Boylston Street., Suite 400, Boston, Massachusetts 02116-3739. Our ultimate parent is Manulife Financial Corporation ("MFC"), a publicly traded company, based in Toronto, Canada. MFC is the holding company of The Manufacturers Life Insurance Company and its subsidiaries, collectively known as Manulife Financial.


The Manufacturers Life Insurance Company and The Manufacturers Life Insurance Company (U.S.A.) have received the following ratings from independent ratings agencies:



                  A++ A.M. Best

                  Superior in financial strength; 1st category of 16

                  AAA Fitch

                  Highest in insurer financial strength; 1st category of 24

                  AA+ Standard & Poor's
                  Very strong in financial strength; 2nd category of 21

                  Aa2 Moody's
                  Excellent in financial strength; 3rd category of 21

These ratings, which are current as of the date of this prospectus and are subject to change, are assigned as a measure of The Manufacturers Life Insurance Company (U.S.A.)'s ability to honor the death benefit, fixed account guarantees, and life annuitization guarantees, but do not specifically relate to its products, the performance (return) of these products, the value of any investment in these products upon withdrawal or to individual securities held in any portfolio.

The Variable Account is one of our separate accounts that invests the contract values you allocate to it in the Trust portfolio(s) you select.

THE VARIABLE ACCOUNT


         The Variable Account was established on August 24, 1984 as a separate account of The Manufacturers Life Insurance Company of North America ("Manulife North America"), another wholly-owned subsidiary of MFC which on January 1, 2002 merged into Manulife USA. As a result of this merger, Manulife USA became the owner of all of Manulife North America's assets, including the assets of the Variable Account and assumed all of Manulife North America's obligations including those under the contracts. The merger had no other effect on the terms and conditions of the contracts or on your allocations among investment options.


         The Variable Account is registered with the SEC under the Investment Company Act of 1940, as amended (the "1940 Act") as a unit investment trust. A unit investment trust is a type of investment company which invests its assets in specified securities, such as the shares of one or more investment companies. Registration under the 1940 Act does not involve supervision by the SEC of the management or investment policies or practices of the Variable Account. If we determine that it would be in the best interests of persons having voting rights under the contracts, the Variable Account may be operated as a management company under the 1940 Act or it may be deregistered if 1940 Act registration were no longer required.

         The Variable Account currently has fifty-nine sub-accounts. We reserve the right, subject to compliance with applicable law, to add other sub-accounts, eliminate existing sub-accounts, combine sub-accounts or transfer assets in one sub-account to another sub-account that we, or an affiliated company, may establish. We will not eliminate existing sub-accounts or combine sub-accounts without the prior approval of the appropriate state or federal regulatory authorities.

The Trust is a mutual fund in which the Variable Account invests.

THE TRUST


              The assets of each sub-account of the Variable Account are invested in Class A shares of a corresponding investment portfolio of the Trust. The Trust is registered under the 1940 Act as an open-end management investment company. Each of the portfolios is diversified for purposes of the 1940 Act, except for the Dynamic Growth Trust, Global Bond Trust, Utilities, Health Sciences, Real Estate Securities and the five Lifestyle Trusts which are non-diversified. The Trust receives investment advisory services from Manufacturers Securities Services, LLC ("MSS"). "). Each of the Trust portfolios, except the Lifestyle Trusts, are subject to a Rule 12b-1 fee of .15% of a portfolio's Class A net assets.

The Trust currently has twenty-five subadvisers who manage all of the portfolios, one of which subadvisers is Manufacturers Adviser Corporation ("MAC"). Both MSS and MAC are affiliates of ours.


         SUBADVISER                                                      PORTFOLIO
         A I M Capital Management, Inc.                                  All Cap Growth Trust
                                                                         Aggressive Growth Trust


         Brinson Advisors, Inc.                                          Tactical Allocation Trust
         (formerly, Mitchell Hutchins Asset Management Inc.)

         Capital Guardian Trust Company                                  Small Company Blend Trust
                                                                         U.S. Large Cap Value Trust
                                                                         Income & Value Trust
                                                                         Diversified Bond Trust

         Cohen & Steers Capital Management, Inc.                         Real Estate Securities Trust

         Davis Select Advisers, L.P.                                     Financial Services Trust
                                                                         Fundamental Value Trust

         The Dreyfus Corporation                                         All Cap Value Trust


         Fidelity Management & Research Company                          Strategic Opportunities Trust
                                                                         Large Cap Growth Trust
                                                                         Overseas Trust

         Founders Asset Management LLC                                   International Small Cap Trust
                                                                         Balanced Trust


         Franklin Advisers, Inc.                                         Emerging Small Company Trust

         INVESCO Funds Group, Inc.                                       Telecommunications Trust
                                                                         Mid Cap Growth Trust

         Janus Capital Corporation                                       Dynamic Growth Trust

         Jennison Associates LLC                                         Capital Appreciation Trust

         Lord, Abbett & Co.                                              Mid Cap Value Trust


         Manufacturers Adviser Corporation                               Pacific Rim Emerging Markets Trust
                                                                         Quantitative Equity Trust
                                                                         Quantitative Mid Cap Trust
                                                                         Money Market Trust
                                                                         Index Trusts
                                                                         Lifestyle Trusts (A)
                                                                         Balanced  Trust


         Massachusetts Financial Services Company                        Strategic Growth Trust
                                                                         Capital Opportunities Trust
                                                                         Utilities Trust

         Miller Anderson & Sherrerd, LLP                                 Value Trust
                                                                         High Yield Trust

         Munder Capital Management                                       Internet Technologies Trust

         Pacific Investment Management Company                           Global Bond Trust
                                                                         Total Return Trust

         Putnam Investment Management, L.L.C.                            Mid Cap Opportunities Trust
                                                                         Global Equity Trust

         Salomon Brothers Asset Management Inc                           U.S. Government Securities Trust
                                                                         Strategic Bond Trust


         SSgA Funds Management, Inc.                                     Growth Trust
                                                                         Lifestyle Trusts (A)


         T. Rowe Price Associates, Inc.                                  Science & Technology Trust
                                                                         Small Company Value Trust
                                                                         Health Sciences Trust
                                                                         Blue Chip Growth Trust
                                                                         Equity-Income Trust

         T. Rowe Price International, Inc.                               International Stock Trust

         Templeton Investment Counsel, Inc.                              International Value Trust

         Wellington Management Company, LLP                              Growth & Income Trust
                                                                         Investment Quality Bond Trust
                                                                         Mid Cap Stock Trust


         -----------------

        (a) SSGA Funds Management, Inc. provides subadvisory consulting services to Manufacturers Adviser Corporation regarding management of the Lifestyle Trusts.


The Portfolios of the Trust available under the contract are as follows:

The INTERNET TECHNOLOGIES TRUST seeks long-term capital appreciation by investing the portfolio's assets primarily in companies engaged in Internet-related business (such businesses also include Intranet-related businesses).

The PACIFIC RIM EMERGING MARKETS TRUST seeks long-term growth of capital by investing in a diversified portfolio that is comprised primarily of common stocks and equity-related securities of corporations domiciled in countries in the Pacific Rim region.

The TELECOMMUNICATIONS TRUST seeks capital appreciation (with earning income as a secondary objective) by investing, under normal market conditions, primarily in equity securities of companies engaged in the telecommunications sector, that is, in the design, development, manufacture, distribution or sale of communications services and equipment and companies that are involved in supplying equipment or services to such companies.

The SCIENCE & TECHNOLOGY TRUST seeks long-term growth of capital by investing at least 65% of the portfolio's total assets in common stocks of companies expected to benefit from the development, advancement, and use of science and technology. Current income is incidental to the portfolio's objective.

The INTERNATIONAL SMALL CAP TRUST seeks capital appreciation by investing primarily in securities issued by foreign companies which have total market capitalization or annual revenues of $1 billion or less. These securities may represent companies in both established and emerging economies throughout the world.

The HEALTH SCIENCES TRUST seeks long-term capital appreciation by investing, under normal market conditions, at least 65% of the portfolio's total assets in common stocks of companies engaged in the research, development, production, or distribution of products or services related to health care, medicine, or the life sciences (collectively termed "health sciences").

The AGGRESSIVE GROWTH TRUST seeks long-term capital appreciation by investing the portfolio's asset principally in common stocks, convertible bonds, convertible preferred stocks and warrants of companies which in the opinion of the subadviser are expected to achieve earnings growth over time at a rate in excess of 15% per year. Many of these companies are in the small and medium-sized category.

The EMERGING SMALL COMPANY TRUST seeks long-term growth of capital by investing, under normal market conditions, at least 65% of the portfolio's total assets in common stock equity securities of companies with market capitalizations that approximately match the range of capitalization of the Russell 2000 Index ("small cap stocks") at the time of purchase.

The SMALL COMPANY BLEND TRUST seeks long-term growth of capital and income by investing the portfolio's assets, under normal market conditions, primarily in equity and equity-related securities of companies with market capitalizations that approximately match the range of capitalization of the Russell 2000 Index at the time of purchase.

The DYNAMIC GROWTH TRUST seeks long-term growth of capital by investing the portfolio's assets primarily in equity securities selected for their growth potential. Normally at least 50% of its equity assets are invested in medium-sized companies.

The MID CAP GROWTH TRUST seeks capital appreciation by investing primarily in common stocks of mid-sized companies - those with market capitalizations between $2 billion and $15 billion at the time of purchase.

The MID CAP OPPORTUNITIES TRUST seeks capital appreciation by investing, under normal market conditions, primarily in common stocks and other equity securities of U.S. companies, with a focus on growth stocks of mid size companies.

The MID CAP STOCK TRUST seeks long-term growth of capital by investing primarily in equity securities with significant capital appreciation potential, with emphasis on medium-sized companies.

The ALL CAP GROWTH TRUST seeks long-term capital appreciation by investing the portfolio's assets, under normal market conditions, principally in common stocks of companies that are likely to benefit from new or innovative products, services or processes, as well as those that have experienced above average, long-term growth in earnings and have excellent prospects for future growth.

The FINANCIAL SERVICES TRUST seeks growth of capital by investing primarily in common stocks of financial companies. During normal market conditions, at least 65% of the portfolio's assets are invested in companies that are principally engaged in financial services. A company is "principally engaged" in financial services if it owns financial services-related assets constituting at least 50% of the value of its total assets, or if at least 50% of its revenues are derived from its provision of financial services.

The OVERSEAS TRUST seeks growth of capital by investing, under normal market conditions, at least 65% of the portfolio's assets in foreign securities (including American Depositary Receipts (ADRs) and European Depositary Receipts
(EDRs)). The portfolio expects to invest primarily in equity securities.

The INTERNATIONAL STOCK TRUST seeks long-term growth of capital by investing primarily in common stocks of established, non-U.S. companies.

The INTERNATIONAL VALUE TRUST seeks long-term growth of capital by investing, under normal market conditions, primarily in equity securities of companies located outside the U.S., including emerging markets.

The CAPITAL APPRECIATION TRUST seeks long-term capital growth by investing at least 65% of its total assets in equity-related securities of companies that exceed $1 billion in market capitalization and that the subadviser believes have above-average growth prospectus. These companies are generally medium-to-large capitalization companies.

The STRATEGIC OPPORTUNITIES TRUST (formerly, Mid Cap Blend Trust) seeks growth of capital by investing primarily in common stocks of U.S. issuers and securities convertible into or carrying the right to buy common stocks.

The QUANTITATIVE MID CAP TRUST seeks long-term growth of capital by investing, under normal market conditions, at least 65% of the portfolio's total assets in U.S. mid-cap stocks, convertible preferred stocks, convertible bonds and warrants.

The GLOBAL EQUITY TRUST seeks long-term capital appreciation by investing, under normal market conditions, at least 65% of the portfolio's total assets in equity securities of companies in at least three different countries, including the U.S. The portfolio may invest in companies of any size but emphasizes mid- and large-capitalization companies that the subadviser believes are undervalued.

The STRATEGIC GROWTH TRUST seeks capital appreciation by investing, under normal market conditions, at least 65% of the portfolio's total assets in common stocks and related securities (such as preferred stocks, bonds, warrants or rights convertible into stock and depositary receipts for these securities) of companies which the subadviser believes offer superior prospects for growth.

The GROWTH TRUST seeks long-term growth of capital by investing primarily in large capitalization growth securities (market capitalizations of approximately $1 billion or greater).

The LARGE CAP GROWTH TRUST seeks long-term growth of capital by investing, under normal market conditions, at least 65% of the portfolio's assets in equity securities of companies with large market capitalizations.

The ALL CAP VALUE TRUST seeks capital appreciation by investing, under normal market conditions, at least 65% of the portfolio's total assets in the stocks of value companies of any size.

The CAPITAL OPPORTUNITIES TRUST seeks capital appreciation by investing, under normal market conditions, at least 65% of the portfolio's total assets in common stocks and related securities, such as preferred stock, convertible securities and depositary receipts. The portfolio focuses on companies which the subadviser believes have favorable growth prospects and attractive valuations based on current and expected earnings or cash flow.

The QUANTITATIVE EQUITY TRUST seeks to achieve intermediate and long-term growth through capital appreciation and current income by investing in common stocks and other equity securities of well established companies with promising prospects for providing an above average rate of return.

The BLUE CHIP GROWTH TRUST seeks to achieve long-term growth of capital (current income is a secondary objective) by investing at least 65% of the portfolio's total assets in the common stocks of large and medium-sized blue chip companies. Many of the stocks in the portfolio are expected to pay dividends.

The UTILITIES TRUST seeks capital growth and current income (income above that available from a portfolio invested entirely in equity securities) by investing, under normal market conditions, at least 65% of the portfolio's total assets in equity and debt securities of domestic and foreign companies in the utilities industry.

The REAL ESTATE SECURITIES TRUST seeks to achieve a combination of long-term capital appreciation and current income by investing, under normal market conditions, substantially (at least 65% of total assets) in equity securities of real estate companies, such as real estate investment trusts ("REITs").

The SMALL COMPANY VALUE TRUST seeks long-term growth of capital by investing, under normal market conditions, primarily in small companies whose common stocks are believed to be undervalued. Normally, the portfolio will invest at least 65% of its total assets in companies with a market capitalization that do not exceed the maximum market capitalization of any security in the Russell 2000 Index at the time of purchase.

The MID CAP VALUE TRUST seeks seek capital appreciation by investing, under normal market conditions, at least 65% of the portfolios total assets in equity securities which the subadviser believes to be undervalued in the marketplace. Normally, at least 65% of the portfolio's total assets will consist of investments in mid-sized companies, with market capitalizations of roughly $500 million to $10 billion.

The VALUE TRUST seeks to realize an above-average total return over a market cycle of three to five years, consistent with reasonable risk, by investing primarily in common and preferred stocks, convertible securities, rights and warrants to purchase common stocks, ADRs and other equity securities of companies with equity capitalizations usually greater than $300 million.

The TACTICAL ALLOCATION TRUST seeks total return, consisting of long-term capital appreciation and current income, by allocating the portfolio's assets between (i) a stock portion that is designed to track the performance of the S&P 500 Composite Stock Price Index, and (ii) a fixed income portion that consists of either five-year U.S. Treasury notes or U.S. Treasury bills with remaining maturities of 30 days.

The FUNDAMENTAL VALUE TRUST seeks growth of capital by investing, under normal market conditions, primarily in common stocks of U.S. companies with market capitalizations of at least $5 billion that the subadviser believes are undervalued. The portfolio may also invest in U.S. companies with smaller capitalizations.

The GROWTH & INCOME TRUST seeks long-term growth of capital and income, consistent with prudent investment risk, by investing primarily in a diversified portfolio of common stocks of U.S. issuers which the subadviser believes are of high quality.

The U.S. LARGE CAP VALUE TRUST seeks long-term growth of capital and income by investing the portfolio's assets, under normal market conditions, primarily in equity and equity-related securities of companies with market capitalization greater than $500 million.

The EQUITY-INCOME TRUST seeks to provide substantial dividend income and also long-term capital appreciation by investing primarily in dividend-paying common stocks, particularly of established companies with favorable prospects for both increasing dividends and capital appreciation.

The INCOME & VALUE TRUST seeks the balanced accomplishment of (a) conservation of principal and (b) long-term growth of capital and income by investing the portfolio's assets in both equity and fixed-income securities. The subadviser has full discretion to determine the allocation between equity and fixed income securities.

The BALANCED TRUST seeks current income and capital appreciation by investing the portfolio's assets in a balanced portfolio of (i) equity securities and (ii) fixed income securities.

The HIGH YIELD TRUST seeks to realize an above-average total return over a market cycle of three to five years, consistent with reasonable risk, by investing primarily in high yield debt securities, including corporate bonds and other fixed-income securities.

The STRATEGIC BOND TRUST seeks a high level of total return consistent with preservation of capital by giving its subadviser broad discretion to deploy the portfolio's assets among certain segments of the fixed income market as the subadviser believes will best contribute to achievement of the portfolio's investment objective.

The GLOBAL BOND TRUST seeks to realize maximum total return, consistent with preservation of capital and prudent investment management by investing the portfolio's asset primarily in fixed income securities denominated in major foreign currencies, baskets of foreign currencies (such as the ECU), and the U.S. dollar.

The TOTAL RETURN TRUST seeks to realize maximum total return, consistent with preservation of capital and prudent investment management by investing, under normal market conditions, at least 65% of the portfolio's assets in a diversified portfolio of fixed income securities of varying maturities. The average portfolio duration will normally vary within a three- to six-year time frame based on the subadviser's forecast for interest rates.

The INVESTMENT QUALITY BOND TRUST seeks a high level of current income consistent with the maintenance of principal and liquidity, by investing primarily in a diversified portfolio of investment grade corporate bonds and U.S. Government bonds with intermediate to longer term maturities. The portfolio may also invest up to 20% of its assets in non-investment grade fixed income securities.

The DIVERSIFIED BOND TRUST seeks high total return consistent with the conservation of capital by investing at least 75% of the portfolio's assets in fixed income securities.

The U.S. GOVERNMENT SECURITIES TRUST seeks a high level of current income consistent with preservation of capital and maintenance of liquidity, by investing in debt obligations and mortgage-backed securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities and derivative securities such as collateralized mortgage obligations backed by such securities.

The MONEY MARKET TRUST seeks maximum current income consistent with preservation of principal and liquidity by investing in high quality money market instruments with maturities of 397 days or less issued primarily by U. S. entities.

The SMALL CAP INDEX TRUST seeks to approximate the aggregate total return of a small cap U.S. domestic equity market index by attempting to track the performance of the Russell 2000 Index.*

The INTERNATIONAL INDEX TRUST seeks to approximate the aggregate total return of a foreign equity market index by attempting to track the performance of the Morgan Stanley European Australian Far East Free Index (the "MSCI EAFE Index").*

The MID CAP INDEX TRUST seeks to approximate the aggregate total return of a mid cap U.S. domestic equity market index by attempting to track the performance of the S&P Mid Cap 400 Index.*

The TOTAL STOCK MARKET INDEX seeks to approximate the aggregate total return of a broad U.S. domestic equity market index by attempting to track the performance of the Wilshire 5000 Equity Index.*

The 500 INDEX TRUST seeks to approximate the aggregate total return of a broad U.S. domestic equity market index by attempting to track the performance of the S&P 500 Composite Stock Price Index.*

The LIFESTYLE AGGRESSIVE 1000 TRUST seeks to provide long-term growth of capital (current income is not a consideration) by investing 100% of the Lifestyle Trust's assets in other portfolios of the Trust ("Underlying Portfolios") which invest primarily in equity securities.

The LIFESTYLE GROWTH 820 TRUST seeks to provide long-term growth of capital with consideration also given to current income by investing approximately 20% of the Lifestyle Trust's assets in Underlying Portfolios which invest primarily in fixed income securities and approximately 80% of its assets in Underlying Portfolios which invest primarily in equity securities.

The LIFESTYLE BALANCED 640 TRUST seeks to provide a balance between a high level of current income and growth of capital with a greater emphasis given to capital growth by investing approximately 40% of the Lifestyle Trust's assets in Underlying Portfolios which invest primarily in fixed income securities and approximately 60% of its assets in Underlying Portfolios which invest primarily in equity securities.

The LIFESTYLE MODERATE 460 TRUST seeks to provide a balance between a high level of current income and growth of capital with a greater emphasis given to current income by investing approximately 60% of the Lifestyle Trust's assets in

Underlying Portfolios which invest primarily in fixed income securities and approximately 40% of its assets in Underlying Portfolios which invest primarily in equity securities.

The LIFESTYLE CONSERVATIVE 280 TRUST seeks to provide a high level of current income with some consideration also given to growth of capital by investing approximately 80% of the Lifestyle Trust's assets in Underlying Portfolios which invest primarily in fixed income securities and approximately 20% of its assets in Underlying Portfolios which invest primarily in equity securities.

         *"Standard & Poor's(R)," "S&P 500(R)," "Standard and Poor's 500(R)" and "Standard and Poor's 400(R)" are trademarks of The McGraw-Hill Companies, Inc. "Russell 2000(R)" is a trademark of Frank Russell Company. "Wilshire 5000(R)" is a trademark of Wilshire Associates. "Morgan Stanley European Australian Far East Free" and "EAFE(R)" are trademarks of Morgan Stanley & Co. Incorporated. None of the Index Trusts are sponsored, endorsed, managed, advised, sold or promoted by any of these companies, and none of these companies make any representation regarding the advisability of investing in the Trust.

         A full description of the Trust, including the investment objectives, policies and restrictions of, and the risks relating to investment in, each portfolio is contained in the Trust's Prospectus which we provided you along with this Prospectus. The Trust prospectus should be read carefully before allocating purchase payments to a sub-account.




              If the shares of a portfolio of the Trust are no longer available for investment or in our judgment investment in a portfolio becomes inappropriate, we may eliminate the shares of a portfolio and substitute shares of another portfolio of the Trust or another open-end registered investment company. Substitution may be made with respect to both existing investments and the investment of future purchase payments. However, we will make no such substitution without first notifying you and obtaining approval of the SEC (to the extent required by the 1940 Act).


You instruct us how to vote Trust shares.


         We will vote shares of the Trust portfolios held in the Variable Account at shareholder meetings according to voting instructions received from the persons having the voting interest in the contracts. We will determine the number of portfolio shares for which voting instructions may be given not more than 90 days prior to the meeting. Proxy material will be distributed to each person having the voting interest in the contract together with appropriate forms for giving voting instructions. We will vote all portfolio shares that we hold (including our own shares and those we hold in the Variable Account for contract owners) in proportion to the instructions so received.


         During the accumulation period, the contract owner has the voting interest under a contract. During the pay-out period, the annuitant has the voting interest under a contract. We reserve the right to make any changes in the voting rights described above that may be permitted by the federal securities laws, regulations or interpretations thereof. For further information on voting interest under the contract see "Voting Interest" in this prospectus.

DESCRIPTION OF THE CONTRACT

ACCUMULATION PERIOD PROVISIONS

Initial purchase payments usually must be at least $25,000, subsequent ones at least $1,000, and total payments no more than $1 million (without our approval).

PURCHASE PAYMENTS

         Your purchase payments are made to us at our Annuity Service Office. The minimum initial purchase payment is $25,000. Subsequent purchase payments must be at least $1,000 (except for qualified plans where the minimum is $30). Purchase payments may be made at any time and must be in U.S. dollars. We may provide for purchase payments to be automatically withdrawn from your bank account on a periodic basis. If a purchase payment would cause your contract value to exceed $1,000,000 or your contract value already exceeds $1,000,000, you must obtain our approval in order to make the payment.


Effective October 23, 2001 and until further notice, we must approve the issuance of any contract to a corporation and additional purchase payments by a corporation must be pre-approved by us.


If permitted by state law, we may cancel a contract at the end of any two consecutive contract years in which no purchase payments have been made, if both:

         - the total purchase payments made over the life of the contract, less any withdrawals, are less than $2,000; and

         - the contract value at the end of such two year period is less than $2,000.

We may vary the cancellation of contract privileges in certain states in order to comply with state insurance laws and regulations. If we cancel your contract, we will pay you the contract value computed as of the valuation period during which the cancellation occurs, minus the amount of any outstanding loan and minus the annual $30 administration fee. The amount paid will be treated as a withdrawal for federal tax purposes and thus may be subject to income tax and to a 10% penalty tax (see "FEDERAL TAX MATTERS").

         You designate how your purchase payments are to be allocated among the investment options. You may change the allocation of subsequent purchase payments at any time by notifying us in writing (or by telephone if you comply with our telephone transfer procedures described below).

ACCUMULATION UNITS

The value of an investment account is measured in "accumulation units," which vary in value with the performance of the underlying Trust portfolio.

         During the accumulation period, we will establish an "INVESTMENT ACCOUNT" for you for each Variable Account investment option to which you allocate a portion of your contract value. Amounts are credited to those investment accounts in the form of "ACCUMULATION UNITS" (units of measure used to calculate the value of the variable portion of your contract during the accumulation period). The number of accumulation units to be credited to each investment account is determined by dividing the amount allocated to that investment account by the value of an accumulation unit for that investment account next computed after the purchase payment is received at our Annuity Service Office complete with all necessary information or, in the case of the first purchase payment, pursuant to the procedures described below.

         Initial purchase payments received by mail will usually be credited on the business day (any date on which the New York Stock Exchange is open and the net asset value of a Trust portfolio is determined) on which they are received at our Annuity Service Office, and in any event not later than two business days after our receipt of all information necessary for issuing the contract. Subsequent purchase payments will be credited on the business day they are received at our Annuity Service Office. You will be informed of any deficiencies preventing processing if your contract cannot be issued. If the deficiencies are not remedied within five business days after receipt, your purchase payment will be returned promptly, unless you specifically consent to our retaining your purchase payment until all necessary information is received. Initial purchase payments received by wire transfer from broker-dealers will be credited on the business day received by us if the broker-dealers have made special arrangements with us.

VALUE OF ACCUMULATION UNITS

         The value of your accumulation units will vary from one business day to the next depending upon the investment results of the investment options you select. The value of an accumulation unit for each sub-account was arbitrarily set at $10 or $12.50 for the first business day under other contracts we have issued. The value of an accumulation unit for any subsequent business day is determined by multiplying the value of an accumulation unit for the immediately preceding business day by the net investment factor for that sub-account (described below) for the business day for which the value is being determined. Accumulation units will be valued at the end of each business day. A business day is deemed to end at the time of the determination of the net asset value of the Trust shares.

NET INVESTMENT FACTOR

         The net investment factor is an index used to measure the investment performance of a sub-account from one business day to the next (the "VALUATION PERIOD"). The net investment factor may be greater or less than or equal to one; therefore, the value of an accumulation unit may increase, decrease or remain the same. The net investment factor for each sub-account for any valuation period is determined by dividing (a) by (b) and subtracting (c) from the result:

         -        Where (a) is:

                  - the net asset value per share of a portfolio share held in the sub-account determined at the end of the current valuation period, plus

                  - the per share amount of any dividend or capital gain distributions made by the portfolio on shares held in the sub-account if the "ex-dividend" date occurs during the current valuation period.

         - Where (b) is the net asset value per share of a portfolio share held in the sub-account determined as of the end of the immediately preceding valuation period.

         - Where (c) is a factor representing the charges deducted from the sub-account on a daily basis for administrative expenses, a portion of the distribution expenses, and mortality and expense risks. That factor is equal on an annual basis to 1.65% (0.25% for administrative expenses, 0.15% for distribution expenses and 1.25% for mortality and expense risks).

Amounts invested may be transferred among investment options.

TRANSFERS AMONG INVESTMENT OPTIONS

         During the accumulation period, you may transfer amounts among the investment options at any time upon written notice to us or by telephone if you authorize us in writing to accept your telephone transfer requests. Accumulation units will be canceled from the investment account from which you transfer amounts transferred and credited to the investment account to which you transfer amounts. Your contract value on the date of the transfer will not be affected by a transfer. You must transfer at least $300 or, if less, the entire value of the investment account. If after the transfer the amount remaining in the investment account is less than $100, then we will transfer the entire amount instead of the requested amount. We reserve the right to limit, upon notice, the maximum number of transfers you may make to one per month or six at any time within a contract year. In addition, we reserve the right to defer a transfer at any time we are unable to purchase or redeem shares of the Trust portfolios. We also reserve the right to modify or terminate the transfer privilege at any time (to the extent permitted by applicable law.)

         Currently the Company imposes no charge for transfer requests. The first twelve transfers in a contract year are free of any transfer charge. For each additional transfer in a contract year, the Company does not currently assess a charge but reserves the right (to the extent permitted by your contract) to assess a reasonable charge to reimburse it for the expenses of processing transfers.

         Where permitted by law, we may accept your authorization for a third party to make transfers for you subject to our rules. However, the contract is not designed for professional market timing organizations or other entities or persons engaging in programmed, frequent or large exchanges (collectively, "market timers") to speculate on short-term movements in the market since such activity may be disruptive to the Trust portfolios and increase their transaction costs. Therefore, in order to prevent excessive use of the exchange privilege, we reserve the right to (a) reject or restrict any specific purchase and exchange requests and (b) impose specific limitations with respect to market timers, including restricting exchanges by market timers to certain variable investment options (transfers by market timers into or out of fixed investment options is not permitted).

MAXIMUM NUMBER OF INVESTMENT OPTIONS

         Upon issuance of the contract, purchase payments may be allocated among up to seventeen of the available investment options (including all fixed account investment options). After the contract is issued, there is no limit on the number of investment options to which you may allocate purchase payments.

Telephone transfers and withdrawals are permitted.

TELEPHONE TRANSACTIONS


         You are permitted to request transfers and withdrawals by telephone. We will not be liable for following instructions communicated by telephone that we reasonably believe to be genuine. To be permitted to request a withdrawal by telephone, you must elect the option on the Application. (If you do not initially elect an option in the Application form, you may request authorization by executing an appropriate authorization form that we will provide you upon request.) We will employ reasonable procedures to confirm that instructions communicated by telephone are genuine and may only be liable for any losses due to unauthorized or fraudulent instructions where we fail to employ our procedures properly. Such procedures include the following. Upon telephoning a request, you will be asked to provide information that verifies that it is you calling. For both your and our protection, we will tape record all conversations with you. All telephone transactions will be followed by a confirmation statement of the transaction. We reserve the right to impose maximum withdrawal amounts and other new procedural requirements regarding transfer privileges.


Dollar Cost Averaging and Asset Rebalancing programs are available.

SPECIAL TRANSFER SERVICES - DOLLAR COST AVERAGING

         We administer a Dollar Cost Averaging ("DCA") program. If you enter into a DCA agreement, you may instruct us to transfer monthly a predetermined dollar amount from any sub-account or the one year fixed account investment option to other sub-accounts until the amount in the sub-account from which the transfer is made or one year fixed account investment option is exhausted. In states where approved by the state insurance department, a DCA fixed account investment option may be established under the DCA program to make automatic transfers. Only purchase payments (and not existing contract values) may be allocated to the DCA fixed account investment option. The DCA program is generally suitable if you are making a substantial deposit and desire to control the risk of investing at the top of a market cycle. The DCA program allows investments to be made in substantially equal installments over time in an effort to reduce that risk. If you are interested in the DCA program, you may elect to participate in the program on the application or by separate application. You may obtain a separate application and full information concerning the program and its restrictions from your securities dealer or our Annuity Service Office. There is no charge for participation in the DCA program.

ASSET REBALANCING PROGRAM

         We administer an Asset Rebalancing Program which enables you to specify the percentage levels you would like to maintain in particular portfolios. Your contract value will be automatically rebalanced pursuant to the schedule described below to maintain the indicated percentages by transfers among the portfolios. (The Fixed Account Investment Options are not eligible for participation in the Asset Rebalancing Program.) The entire value of the variable investment accounts must be included in the Asset Rebalancing Program. Other investment programs, such as the DCA program, or other transfers or withdrawals may not work in concert with the Asset Rebalancing Program. Therefore, you should monitor your use of these other programs and any other transfers or withdrawals while the Asset Rebalancing Program is being used. If you are interested in the Asset Rebalancing Program, you may obtain a separate application and full information concerning the program and its restrictions from your securities dealer or our Annuity Service Office. There is no charge for participation in the Asset Rebalancing Program.

         For rebalancing programs begun on or after October 1, 1996, asset rebalancing will only be permitted on the following time schedules:

         - quarterly on the 25th day of the last month of the quarter (or the next business day if the 25th is not a business day);

         - semi-annually on June 25th or December 26th (or the next business day if these dates are not business days); or

         - annually on December 26th (or the next business day if December 26th is not a business day).

Rebalancing will continue to take place on the last business day of every calendar quarter for rebalancing programs begun prior to October 1, 1996.

You may withdraw all or a portion of your contract value, but may incur tax liability as a result.

WITHDRAWALS

         During the accumulation period, you may withdraw all or a portion of your contract value upon written request (complete with all necessary information) to our Annuity Service Office. You may make withdrawals by telephone if you have authorized telephone withdrawals, as described above under "Telephone Transactions." For certain qualified contracts, exercise of the withdrawal right may require the consent of the qualified plan participant's spouse under the Internal Revenue Code of 1986, as amended (the "Code") and related Internal Revenue Service ("IRS") regulations. In the case of a total withdrawal, we will pay the contract value as of the date of receipt of the request at our Annuity Service Office, minus the annual $30 administration fee (if applicable), any unpaid loans and any applicable withdrawal charge. The contract then will be canceled. In the case of a partial withdrawal, we will pay the amount requested and cancel accumulation units credited to each investment account equal in value to the amount withdrawn from that investment account plus any applicable withdrawal charge deducted from that investment account.

         When making a partial withdrawal, you should specify the investment options from which the withdrawal is to be made. The amount requested from an investment option may not exceed the value of that investment option minus any applicable withdrawal charge. If you do not specify the investment options from which a partial withdrawal is to be taken, the withdrawal will be taken from the variable account investment options until exhausted and then from the fixed account investment options. If the partial withdrawal is less than the total value in the variable account investment options, the withdrawal will be taken proportionately from all of your variable account investment options. For rules governing the order and manner of withdrawals from the fixed account investment options, see "FIXED ACCOUNT INVESTMENT OPTIONS".

         There is no limit on the frequency of partial withdrawals; however, the amount withdrawn must be at least $300 or, if less, the entire balance in the investment option. If after the withdrawal (and deduction of any withdrawal charge) the amount remaining in the investment option is less than $100, we will treat the partial withdrawal as a withdrawal of the entire amount held in the investment option. If a partial withdrawal plus any applicable withdrawal charge would reduce the contract value to less than $300, we will treat the partial withdrawal as a total withdrawal of the contract value.

         The amount of any withdrawal from the variable account investment options will be paid promptly, and in any event within seven calendar days of receipt of the request, complete with all necessary information at our Annuity Service Office, except that we reserve the right to defer the right of withdrawal or postpone payments for any period when:

         - the New York Stock Exchange is closed (other than customary weekend and holiday closings),

         -        trading on the New York Stock Exchange is restricted,

         - an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Variable Account's net assets, or

         - the SEC, by order, so permits for the protection of security holders; provided that applicable rules and regulations of the SEC shall govern as to whether trading is restricted or an emergency exists.

         Withdrawals from the contract may be subject to income tax and a 10% penalty tax (See "FEDERAL TAX MATTERS" below). Withdrawals are permitted from contracts issued in connection with Section 403(b) qualified plans only under limited circumstances (see Appendix G "Qualified Plan Types").

Systematic "Income Plan" withdrawals are available.

SPECIAL WITHDRAWAL SERVICES - THE INCOME PLAN

         We administer an Income Plan ("IP") which permits you to pre-authorize a periodic exercise of the con-tractual withdrawal rights described above. After entering into an IP agreement, you may instruct us to withdraw a level dollar amount from specified investment options on a periodic basis. The total of IP withdrawals in a contract year is limited to not more than 20% of the purchase payments made (to ensure that no withdrawal charge will ever apply to an IP withdrawal). If an additional withdrawal is made from a contract participating in an IP, the IP will terminate automatically and may be reinstated only on or after the next contract anniversary pursuant to a new application. The IP is not available to contracts participating in the dollar cost averaging program or for which purchase payments are being automatically deducted from a bank account on a periodic basis. IP withdrawals will be free of withdrawal charges. IP withdrawals, like other withdrawals, may be subject to income tax and a 10% penalty tax. If you are interested in an IP, you may obtain a separate application and full information concerning the program and its restrictions from your securities dealer or our Annuity Service Office. The IP program is free.

If you die during the accumulation period, your beneficiary will receive a death benefit that might exceed your contract value.

DEATH BENEFIT DURING THE ACCUMULATION PERIOD

         IN GENERAL. The following discussion applies principally to contracts that are not issued in connection with qualified plans, i.e., "NON-QUALIFIED CONTRACTS." Tax law requirements applicable to qualified plans, including IRAs, and the tax treatment of amounts held and distributed under such plans, are quite complex. Accordingly, if your contract is to be used in connection with a qualified plan, you should seek competent legal and tax advice regarding the suitability of the contract for the situation involved and the requirements governing the distribution of benefits, including death benefits, from a contract used in the plan. In particular, if you intend to use the contract in connection with a qualified plan, including an IRA, you and your advisor should consider that there is some uncertainty as to the income tax effects of the death benefit on qualified plans, including IRAs. (See "FEDERAL TAX MATTERS" and Appendix G "Qualified Plan Types"). See Appendix F for information on different death benefit provisions applicable to certain prior contracts and to contracts sold in the state of Washington.

         AMOUNT OF DEATH BENEFIT. If any contract owner dies on or prior to his or her 85th birthday and the oldest owner had an attained age of less than 81 years on the date as of which the contract was issued, the death benefit will be the greater of:

         -        the contract value or

         -        the excess of (i) over (ii), where

                  - (i) equals the sum of purchase payments made, accumulated daily at the equivalent of 5% per year starting on the date each purchase payment is allocated to the contract; provided, however, that the accumulated value of each purchase payment will not exceed two times such payment, and

                  - (ii) equals the sum of any amounts deducted in connection with partial withdrawals, accumulated daily at the equivalent of 5% per year starting on the date each such deduction occurs; provided, however, that the accumulated value of each amount so deducted will not exceed two times such deducted amount.

         If any contract owner dies after his or her 85th birthday and the oldest owner had an attained age of less than 81 years on the date as of which the contract was issued, the death benefit will be the greater of:

         -        the contract value or

         - the excess of the sum of all purchase payments over the sum of:

                  - any amounts deducted in connection with partial withdrawals (including amounts deducted in connection with partial withdrawals other than annual administration fees and amounts applied under an annuity option under the contract) and

                  -        any amounts applied under an annuity benefit option.

         If any contract owner dies and the oldest owner had an attained age greater than 80 on the date as of which the contract was issued, the death benefit will be the contract value less any applicable withdrawal charges at the time of payment of benefits.

         The determination of the death benefit will be made on the date we receive written notice and "proof of death" as well as all required claims forms, at our Annuity Service Office. No one is entitled to the death benefit until this time. Death benefits will be paid within 7 days of that determination. Proof of death occurs when we receive one of the following at our Annuity Service Office within one year of the date of death:

         -        a certified copy of a death certificate;

         - a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

         -        any other proof satisfactory to us.

If there are any unpaid loans, the death benefit equals the death benefit, as described above, minus the amount of unpaid loans (including unpaid interest).

         PAYMENT OF DEATH BENEFIT. We will pay the death benefit to the beneficiary if any contract owner dies before the maturity date. If there is a surviving contract owner, that contract owner will be deemed to be the beneficiary. No death benefit is payable on the death of any annuitant, except that if any contract owner is not a natural person, the death of any annuitant will be treated as the death of an owner. On the death of the last surviving annuitant, the contract owner, if a natural person, will become the annuitant unless the contract owner designates another person as the annuitant.

         The death benefit may be taken in the form of a lump sum immediately. If not taken immediately, the contract will continue subject to the following:

         -        The beneficiary will become the contract owner.

         - Any excess of the death benefit over the contract value will be allocated to the owner's investment accounts in proportion to their relative values on the date of receipt at our Annuity Service Office of due proof of the owner's death.

         -        No additional purchase payments may be made.

         - If the beneficiary is not the deceased owner's spouse, distribution of the contract owner's entire interest in the contract must be made within five years of the owner's death, or alternatively, distribution may be made as an annuity, under one of the annuity options described below under "Annuity Options," which begins within one year of the owner's death and is payable over the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary. Upon the death of the beneficiary, the death benefit will equal the contract value and must be distributed immediately in a single sum.

         - If the owner's spouse is the beneficiary, the spouse continues the contract as the new owner. In such a case, the distribution rules applicable when a contract owner dies will apply when the spouse, as the owner, dies. In addition, a death benefit will be paid upon the death of the spouse. For purposes of calculating the death benefit payable upon the death of the spouse, the death benefit paid upon the first owner's death will be treated as a purchase payment to the contract. In addition, all payments made and all amounts deducted in connection with partial withdrawals prior to the date of the first owner's death will not be considered in the determination of the spouse's death benefit.

         - Alternatively, if the contract is not a qualified contract and if the beneficiary is not the deceased owner's spouse, distribution of the owner's entire interest in the contract may be made as a series of withdrawals over the beneficiary's life expectancy. If this form of distribution is selected, the beneficiary may not reduce or stop the withdrawals but may in any year withdraw more than the required amount for that year. If life expectancy withdrawals have been selected and the initial beneficiary dies while value remains in the contract, a successor beneficiary may either take a lump sum distribution of the remaining balance or continue periodic withdrawals according to the original schedule based on the initial beneficiary's life expectancy.

         - If any contract owner dies and the oldest owner had an attained age of less than 81 on the date as of which the contract is issued, withdrawal charges are not applied on payment of the death benefit (whether taken through a partial or total withdrawal or applied under an annuity option). If any contract owner dies and the oldest owner had an attained age greater than 80 on the date as of which the contract was issued, any applicable withdrawal charges will be assessed only upon payment of the death benefit (so that if the death benefit is paid in a subsequent year, a lower withdrawal charge will be applicable).

         If any annuitant is changed and any contract owner is not a natural person, the entire interest in the contract must be distributed to the contract owner within five years.

         A substitution or addition of any contract owner may result in resetting the death benefit to an amount equal to the contract value as of the date of the change. For purposes of subsequent calculations of the death benefit prior to the maturity date, the contract value on the date of the change will be treated as a payment made on that date. In addition, all payments made and all amounts deducted in connection with partial withdrawals prior to the date of the change will not be considered in the determination of the death benefit. No such change in death benefit will be made if the person whose death will cause the death benefit to be paid is the same after the change in ownership or if ownership is transferred to the owner's spouse.

         Death benefits will be paid within seven days of the date the amount of the death benefit is determined, as described above, subject to postponement under the same circumstances that payment of withdrawals may be postponed (see "WITHDRAWALS").


         In designating beneficiaries you may impose restrictions on the timing and manner of payment of death benefits. The description of death benefits in this prospectus does not reflect any of the restrictions that could be imposed, and it should be understood as describing what will happen if you choose not to restrict death benefits under the contract. If you impose restrictions, those restrictions will govern the payment of the death benefit.


PAY-OUT PERIOD PROVISIONS

You have a choice of several different ways of receiving annuity benefit payments from us.

GENERAL

         You or your beneficiary may elect to have any amounts that we are obligated to pay you or your beneficiary on withdrawal or death, or as of the maturity date, paid by means of periodic annuity benefit payments rather than in one lump sum (subject to the distribution of death benefit provisions described above).

         Generally, we will begin paying annuity benefits under the contract on the contract's maturity date (the first day of the pay-out period). The maturity date is the date specified on your contract's specifications page, unless you change that date. If no date is specified, the maturity date is the maximum maturity date. The maximum maturity date is the first day of the month following the later of the 85th birthday of the oldest annuitant or the tenth contract anniversary. (See Appendix E for contracts issued in Pennsylvania.) You may specify a different maturity date at any time by written request at least one month before both the previously specified and the new maturity date. The new maturity date may not be later than the maximum maturity date unless we consent. Maturity dates which occur at advanced ages, e.g., past age 85, have adverse income tax consequences (see "FEDERAL TAX MATTERS"). Distributions from qualified contracts may be required before the maturity date.

         You may select the frequency of annuity payments. However, if the contract value at the maturity date is such that a monthly payment would be less than $20, we may pay the contract value, minus any unpaid loans, in one lump sum to the annuitant on the maturity date.

ANNUITY OPTIONS

         Annuity benefit payments are available under the contract on a fixed, variable, or combination fixed and variable basis. Upon purchase of the contract, and at any time during the accumulation period, you may select one or more of the annuity options described below on a fixed and/or variable basis or choose an alternate form of payment acceptable to us. If an annuity option is not selected, we will provide as a default option a life annuity with payments guaranteed for ten years as described below. Annuity payments will be determined based on the Investment Account Value of each investment option at the maturity date. IRS regulations may preclude the availability of certain annuity options in connection with certain qualified contracts, including contracts used in connection with IRAs.

         Please read the description of each annuity option carefully. In general, a nonrefund life annuity provides the highest level of payments. However, because there is no guarantee that any minimum number of payments will be made, an annuitant may receive only one payment if the annuitant dies prior to the date the second payment is due. Annuities with payments guaranteed for a certain number of years may also be elected but the amount of each payment will be lower than that available under the nonrefund life annuity option.

         The following annuity options are guaranteed in the contract.

         OPTION 1(a): NON-REFUND LIFE ANNUITY - An annuity with payments during the lifetime of the annuitant. No payments are due after the death of the annuitant. Because there is no guarantee that any minimum number of payments will be made, an annuitant may receive only one payment if the annuitant dies prior to the date the second payment is due.

         OPTION 1(b): LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS - An annuity with payments guaranteed for 10 years and continuing thereafter during the lifetime of the annuitant. Because payments are guaranteed for 10 years, annuity payments will be made to the end of such period if the annuitant dies prior to the end of the tenth year.

         OPTION 2(a): JOINT & SURVIVOR NON-REFUND LIFE ANNUITY - An annuity with payments during the lifetimes of the annuitant and a designated co-annuitant. No payments are due after the death of the last survivor of the annuitant and co-annuitant. Because there is no guarantee that any minimum number of payments will be made, an annuitant or co-annuitant may receive only one payment if the annuitant and co-annuitant die prior to the date the second payment is due.

         OPTION 2(b): JOINT & SURVIVOR LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS - An annuity with payments guaranteed for 10 years and continuing thereafter during the lifetimes of the annuitant and a designated co-annuitant. Because payments are guaranteed for 10 years, annuity payments will be made to the end of such period if both the annuitant and the co-annuitant die prior to the end of the tenth year.

                  In addition to the foregoing annuity options, which we are contractually obligated to offer at all times, we currently offer the following annuity options. We may cease offering the following annuity options at any time and may offer other annuity options in the future.

         OPTION 3: LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 5, 15 OR 20 YEARS - An Annuity with payments guaranteed for 5, 15 or 20 years and continuing thereafter during the lifetime of the annuitant. Because payments are guaranteed for the specific number of years, annuity payments will be made to the end of the last year of the 5, 15 or 20 year period.

         OPTION 4: JOINT & TWO-THIRDS SURVIVOR NON-REFUND LIFE ANNUITY - An annuity with full payments during the joint lifetime of the annuitant and a designated co-annuitant and two-thirds payments during the lifetime of the survivor. Because there is no guarantee that any minimum number of payments will be made, an annuitant or co-annuitant may receive only one payment if the annuitant and co-annuitant die prior to the date the second payment is due.

         OPTION 5: PERIOD CERTAIN ONLY ANNUITY FOR 5, 10, 15 OR 20 YEARS - An annuity with payments for a 5, 10, 15 or 20 year period and no payments thereafter.

DETERMINATION OF AMOUNT OF THE FIRST VARIABLE ANNUITY PAYMENT

         The first variable annuity payment is determined by applying that amount of the contract value used to purchase a variable annuity to the annuity tables contained in the contract. The amount of the contract value will be determined as of a date not more than ten business days prior to the maturity date. The amount of the first and all subsequent fixed annuity payments is determined on the same basis using the portion of the contract value used to purchase a fixed annuity. Contract value used to determine annuity payments will be reduced by any applicable premium taxes.

         The rates contained in the annuity tables vary with the annuitant's sex and age and the annuity option selected. However, for contracts issued in connection with certain employer-sponsored retirement plans sex-distinct tables may not be used. Under such tables, the longer the life expectancy of the annuitant under any life annuity option or the longer the period for which payments are guaranteed under the option, the smaller the amount of the first monthly variable annuity payment will be. See Appendix F for information on assumed interest rates applicable to certain contracts no longer being issued and contracts issued in the state of Washington.

ANNUITY UNITS AND THE DETERMINATION OF SUBSEQUENT VARIABLE ANNUITY PAYMENTS

         Variable annuity payments after the first one will be based on the investment performance of the sub-accounts selected during the pay-out period. The amount of a subsequent payment is determined by dividing the amount of the first annuity payment from each sub-account by the annuity unit value of that sub-account (as of the same date the contract value to effect the annuity was determined) to establish the number of annuity units which will thereafter be used to determine payments. This number of annuity units for each sub-account is then multiplied by the appropriate annuity unit value as of a uniformly applied date not more than ten business days before the annuity payment is due, and the resulting amounts for each sub-account are then totaled to arrive at the amount of the annuity benefit payment to be made. The number of annuity units generally remains constant throughout the pay-out period (assuming no transfer is made).

         The value of an annuity unit for each sub-account for any business day is determined by multiplying the annuity unit value for the immediately preceding business day by the net investment factor for that sub-account (see "NET INVESTMENT FACTOR") for the valuation period for which the annuity unit value is being calculated and by a factor to neutralize the assumed interest rate.

         A 3% assumed interest rate is built into the annuity tables in the contract used to determine the first variable annuity payment.

Some transfers are permitted during the pay-out period, but subject to a few more limitations than during the accumulation period.

TRANSFERS DURING PAY-OUT PERIOD

         Once variable annuity payments have begun, you may transfer all or part of the investment upon which those payments are based from one sub-account to another. You must submit your transfer request to our Annuity Service Office at least 30 days before the due date of the first annuity payment to which your transfer will apply. Transfers after the maturity date will be made by converting the number of annuity units being transferred to the number of annuity units of the sub-account to which the transfer is made, so that the next annuity payment if it were made at that time would be the same amount that it would have been without the transfer. Thereafter, annuity payments will reflect changes in the value of the annuity units for the new sub-account selected. We reserve the right to limit, upon notice, the maximum number of transfers a contract owner may make per contract year to four. Once annuity payments have commenced, no transfers may be made from a fixed annuity option to a variable annuity option or from a variable annuity option to a fixed annuity option. In addition, we reserve the right to defer the transfer privilege at any time that we are unable to purchase or redeem shares of the Trust portfolios. We also reserve the right to modify or terminate the transfer privilege at any time in accordance with applicable law.

DEATH BENEFIT DURING PAY-OUT PERIOD

         If an annuity option providing for payments for a guaranteed period has been selected, and the annuitant dies during the pay-out period, we will make the remaining guaranteed payments to the beneficiary. Any remaining payments will be made as rapidly as under the method of distribution being used as of the date of the annuitant's death. If no beneficiary is living, we will commute any unpaid guaranteed payments to a single sum (on the basis of the interest rate used in determining the payments) and pay that single sum to the estate of the last to die of the annuitant and the beneficiary.

OTHER CONTRACT PROVISIONS

You have a ten-day right to cancel your contract.

TEN DAY RIGHT TO REVIEW

         You may cancel the contract by returning it to our Annuity Service Office or agent at any time within 10 days after receiving it. Within 7 days of receiving a returned contract, we will pay you the contract value (minus any unpaid loans), computed at the end of the business day on which we receive your returned contract.

         No withdrawal charge is imposed upon return of a contract within the ten day right to review period. The ten day right to review may vary in certain states in order to comply with the requirements of state insurance laws and regulations. When the contract is issued as an individual retirement annuity under Sections 408 or 408A of the Code, during the first 7 days of the 10 day period, we will return all purchase payments if this is greater than the amount otherwise payable.

You are entitled to exercise all rights under your contract.

OWNERSHIP

         The contract owner is the person entitled to exercise all rights under the contract. Prior to the maturity date, the contract owner is the person designated in the contract specifications page or as subsequently named. On and after the maturity date, the annuitant is the contract owner. If amounts become payable to any beneficiary under the contract, the beneficiary is the contract owner.


         In the case of non-qualified contracts, ownership of the contract may be changed or the contract may be collaterally assigned at any time prior to the maturity date, subject to the rights of any irrevocable beneficiary. Changing the ownership of a contract, may be treated as a (potentially taxable) distribution from the contract for federal tax purposes. A collateral assignment will be treated as a distribution from the contract and will be tax reported as such. A change of any contract owner may result in resetting the death benefit to an amount equal to the contract value as of the date of the change and treating that value as a purchase payment made on that date for purposes of computing the amount of the death benefit.


         Any change of ownership or assignment must be made in writing. We must approve any change. Any assignment and any change, if approved, will be effective as of the date we receive the request at our Annuity Service Office. We assume no liability for any payments made or actions taken before a change is approved or an assignment is accepted or responsibility for the validity or sufficiency of any assignment. An absolute assignment will revoke the interest of any revocable beneficiary.

         In the case of qualified contracts, ownership of the contract generally may not be transferred except by the trustee of an exempt employees' trust which is part of a retirement plan qualified under Section 401 of the Code or as otherwise permitted by applicable IRS regulations. Subject to the foregoing, a qualified contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than us.

The "annuitant" is either you or someone you designate.

ANNUITANT

         The annuitant is any natural person or persons whose life is used to determine the duration of annuity payments involving life contingencies. If the contract owner names more than one person as an "annuitant," the second person named shall be referred to as "co-annuitant." The annuitant is as designated on the contract specifications page or in the application, unless changed.

         On the death of the annuitant, the co-annuitant, if living, becomes the annuitant. If there is no living co-annuitant, the owner becomes the annuitant. In the case of certain qualified contracts, there are limitations on the ability to designate and change the annuitant and the co-annuitant.

The "beneficiary" is the person you designate to receive the death benefit if you die.

BENEFICIARY

         The beneficiary is the person, persons or entity designated in the contract specifications page (or as subsequently changed). However, if there is a surviving contract owner, that person will be treated as the beneficiary. The beneficiary may be changed subject to the rights of any irrevocable beneficiary. Any change must be made in writing, approved by us, and (if approved) will be effective as of the date on which written. We assume no liability for any payments made or actions taken before the change is approved. If no beneficiary is living, the contingent beneficiary will be the beneficiary. The interest of any beneficiary is subject to that of any assignee. If no beneficiary or contingent beneficiary is living, the beneficiary is the estate of the deceased contract owner. In the case of certain qualified contracts, Treasury Department regulations may limit designations of beneficiaries.

MODIFICATION

         We may not modify your contract without your consent, except to the extent required to make it conform to any law or regulation or ruling issued by a governmental agency. The provisions of the contract shall be interpreted so as to comply with the requirements of Section 72(s) of the Code.

OUR APPROVAL

         We reserve the right to accept or reject any contract application at our sole discretion.

MISSTATEMENT AND PROOF OF AGE, SEX OR SURVIVAL

         We may require proof of age, sex or survival of any person upon whose age, sex or survival any payment depends. If the age or sex of the annuitant has been misstated, the benefits will be those that would have been provided for the annuitant's correct age and sex. If we have made incorrect annuity payments, the amount of any underpayment will be paid immediately and the amount of any overpayment will be deducted from future annuity payments.

FIXED ACCOUNT INVESTMENT OPTIONS

The fixed account investment options are not securities.

         SECURITIES REGISTRATION. Interests in the fixed account investment options are not registered under the Securities Act of 1933, as amended, (the "1933 Act") and our general account is not registered as an investment company under the 1940 Act. Neither interests in the fixed account investment options nor the general account are subject to the provisions or restrictions of the 1933 Act or the 1940 Act. Disclosures relating to interests in the fixed account investment options and the general account nonetheless may be required by the federal securities laws to be accurate.

         GUARANTEE. Pursuant to a Guarantee Agreement dated March 31, 1996, The Manufacturers Life Insurance Company ("Manulife"), unconditionally guarantees to us, on behalf of and for the benefit of us and owners of fixed annuity contracts we issue, that it will, on demand, make funds available to us for the timely payment of contractual claims under certain of our fixed annuity contracts. This guarantee covers the fixed portion of the contracts described in this Prospectus. The guarantee may be terminated by Manulife, on notice to us. Termination will not affect Manulife's continuing liability with respect to all fixed annuity contracts issued prior to the termination of the guarantee except if:

         - the liability to pay contractual claims under the contracts is assumed by another insurer, or

         - we are sold and the buyer's guarantee is substituted for the Manulife guarantee.

         REINSURANCE. Effective June 30, 1995, we entered into a Reinsurance Agreement with Peoples Security Life Insurance

Company ("PEOPLES") pursuant to which Peoples reinsures certain amounts with respect to the fixed account portion of the contract described in this prospectus which were issued prior to January 1, 1999. Under this Reinsurance Agreement, we remain liable for the contractual obligations of the contracts' fixed account and Peoples agrees to reimburse us for certain amounts and obligations in connection with the fixed account. Peoples' contractual liability runs solely to us, and no contract owner shall have any right of action against Peoples.

Fixed account investment options guarantee interest of at least 3%.


         INVESTMENT OPTIONS. A one-year fixed account investment option is available under the contract. In addition, in states where approved by the state insurance department, a DCA fixed investment account may be established under the DCA program to make automatic transfers to one or more variable investment options. Under the fixed account investment options, we guarantee the principal value of purchase payments and the rate of interest credited to the investment account for the term of the guarantee period. The portion of the contract value in a fixed account investment option and any fixed annuity benefit payments will reflect those interest and principal guarantees. We determine the guaranteed interest rates on new amounts allocated or transferred to a fixed investment account from time to time, according to market conditions. In no event will the guaranteed rate of interest be less than 3%. Once an interest rate is guaranteed for a fixed investment account, it is guaranteed for the duration of the guarantee period and we may not change it. The fixed account is not available to contracts issued in the state of Washington.


         INVESTMENT ACCOUNTS. You may allocate purchase payments, or make transfers from the variable investment options, to the one-year fixed account investment option at any time prior to the maturity date. We establish a separate investment account each time you allocate or transfer amounts to the one-year fixed account investment option. Amounts may not be allocated to a fixed account investment option that would extend the guarantee period beyond the maturity date.

         RENEWALS. At the end of a guarantee period, you may establish a new investment account with a one-year guarantee period at the then current interest rate or transfer the amounts to a variable account investment option, all without the imposition of any charge. In the case of renewals in the last year of the accumulation period, the only fixed account investment option available is to have interest accrued for the remainder of the accumulation period at the then current interest rate for one-year guarantee periods. If you do not specify a renewal option, we will select the one-year fixed account investment option. In the case of a renewal in the last year of the accumulation period, we will credit interest for the remainder of the accumulation period at the then current interest rate for one-year guarantee periods.

Withdrawals and some transfers from fixed account investment options are permitted during the accumulation period.

         TRANSFERS. During the accumulation period, you normally may transfer amounts from the fixed account investment option to the variable account investment options only at the end of a guaranteed period. You may, however, transfer amounts from fixed to variable account investment options prior to the end of the guarantee period pursuant to the DCA program. Where there are multiple investment accounts within the one-year fixed account investment option, amounts must be transferred from the one-year fixed account investment option on a first-in-first-out basis.

         WITHDRAWALS. You may make total and partial withdrawals of amounts held in the fixed account investment options at any time during the accumulation period. Withdrawals from the fixed account investment options will be made in the same manner and be subject to the same limitations as set forth under "WITHDRAWALS" plus the following provisions also apply to withdrawals from the fixed account investment options:

         - We reserve the right to defer payment of amounts withdrawn from the fixed account investment options for up to six months from the date we receive the written withdrawal request. If a withdrawal is deferred for more than 30 days pursuant to this right, we will pay interest on the amount deferred at a rate not less than 3% per year (or a higher rate if required by applicable law).

         - If there are multiple investment accounts under the fixed account investment options, amounts must be withdrawn from those accounts on a first-in-first-out basis.

         If you do not specify the investment options from which a partial withdrawal is to be taken, the partial withdrawal will be taken from the variable account investment options until exhausted and then from the fixed account investment options. Such withdrawals will be made from the investment options beginning with the shortest guarantee period. Within such a sequence, where there are multiple investment accounts within a fixed account investment option, withdrawals will be made on a first-in-first out basis. For this purpose, the DCA fixed account investment option is considered to have a shorter guarantee period than the one-year fixed account investment option.

         Withdrawals from the contract may be subject to income tax and a 10% penalty tax (see "FEDERAL TAX MATTERS" below). Withdrawals are permitted from contracts issued in connection with Section 403(b) qualified plans only under limited circumstances (see Appendix G "Qualified Plan Types").

         FIXED ANNUITY OPTIONS. Subject to the distribution of death benefits provisions (see "DEATH BENEFIT DURING ACCUMULATION PERIOD" above), on death, withdrawal or the maturity date of the contract, the proceeds may be applied to a fixed annuity option (see "ANNUITY OPTIONS" above). The amount of each fixed annuity payment is determined by applying the portion of the proceeds (minus any applicable premium taxes) applied to purchase the fixed annuity to the appropriate annuity table in the contract. If the annuity table we are then using is more favorable to you, we will substitute that annuity table. We guarantee the dollar amount of fixed annuity payments.

         CHARGES. No administrative, distribution, or mortality and expense risk charges are deducted from fixed account investment options.

                             CHARGES AND DEDUCTIONS

         Charges and deductions under the contracts are assessed against purchase payments, contract values or annuity payments. Currently, there are no deductions made from purchase payments, except for premium taxes in certain states. In addition, there are deductions from and expenses paid out of the assets of the Trust portfolios that are described in the accompanying Prospectus of the Trust.

Some old contracts have withdrawal charges; new ones do not.

WITHDRAWAL CHARGES

         If you make a withdrawal from your contract during the accumulation period, a withdrawal charge (contingent deferred sales charge) may be assessed against amounts withdrawn attributable to purchase payments that have been in the contract less than three complete contract years. NO WITHDRAWAL CHARGE WILL BE IMPOSED ON WITHDRAWALS FROM CONTRACTS ISSUED ON OR AFTER NOVEMBER 1, 1996. There is never a withdrawal charge with respect to earnings accumulated in the contract, certain other free withdrawal amounts described below or purchase payments that have been in the contract more than three complete contract years. In no event may the total withdrawal charges exceed 3% of the amount invested. The amount of the withdrawal charge and when it is assessed are discussed below.

         Each withdrawal from the contract is allocated first to the "FREE WITHDRAWAL AMOUNT" and second to "UNLIQUIDATED PURCHASE PAYMENTS." In any contract year, the free withdrawal amount for that year is the greater of:

         - 10% of total purchase payments (less all prior partial withdrawals in that contract year), and

         - the accumulated earnings of the contract (i.e., the excess of the contract value on the date of withdrawal over the unliquidated purchase payments).

         Withdrawals allocated to the free withdrawal amount may be withdrawn without the imposition of a withdrawal charge. The free withdrawal amount will be applied to a requested withdrawal, first, to withdrawals from variable account investment options and then to withdrawals from the one-year fixed account investment option.

         If the amount of a withdrawal exceeds the free withdrawal amount, the excess will be allocated to purchase payments which will be liquidated on a first-in first-out basis. On any withdrawal request, we will liquidate purchase payments equal to the amount of the withdrawal request which exceeds the free withdrawal amount in the order the purchase payments were made: the oldest unliquidated purchase payment first, the next purchase payment second, etc., until all purchase payments have been liquidated.

         Each purchase payment or portion thereof liquidated in connection with a withdrawal request that has been in the contract for less than three years is subject to a withdrawal charge of 3%.

         The withdrawal charge is deducted from the contract value remaining after the contract owner is paid the amount requested, except in the case of a complete withdrawal when it is deducted from the amount otherwise payable. In the case of a partial withdrawal, the amount requested from an investment account may not exceed the value of that investment account minus any applicable withdrawal charge.

         There is generally no withdrawal charge on distributions made as a result of the death of the contract owner or, if applicable, the annuitant. In addition, no withdrawal charges are imposed on annuity benefit payments.

         The amount collected from the withdrawal charge will be used to reimburse us for the compensation we pay to broker-dealers for selling the contracts, preparation of sales literature and other sales-related expenses.

         For examples of calculation of the withdrawal charge, see Appendix C.

REDUCTION OR ELIMINATION OF WITHDRAWAL CHARGES

         The amount of the withdrawal charge on a contract may be reduced or eliminated when sales of the contracts are made to individuals or to a group of individuals in such a manner that results in savings of sales expenses. We will determine entitlement to such a reduction in the withdrawal charge in the following manner:

- The size and type of group to which sales are to be made will be considered. Generally, sales expenses for a larger group are smaller than for a smaller group because of the ability to implement large numbers of contracts with fewer sales contacts.

- The total amount of purchase payments to be received will be considered. Per-dollar sales expenses are likely to be less on larger purchase payments than on smaller ones.

-        Any prior or existing relationship with us will be considered.
         Per-contract sales expenses are likely to be less when there is a prior or existing relationship because of the likelihood of implementing the contract with fewer sales contacts.

- The level of commissions paid to selling broker-dealers will be considered. Certain broker-dealers may offer the contract in connection with financial planning programs offered on a fee-for-service basis. In view of the financial planning fees, such broker-dealers may elect to receive lower commissions for sales of the contracts, thereby reducing our sales expenses.

- There may be other circumstances of which we are not presently aware, which could result in reduced sales expenses.

         If, after consideration of the foregoing factors, we determine that there will be a reduction in sales expenses, we will provide a reduction in the withdrawal charge. The withdrawal charge will be eliminated when a contract is issued to officers, directors or employees (or a relative thereof), of us or of Manulife, the Trust or any of their affiliates. In no event will reduction or elimination of the withdrawal charge be permitted where that reduction or elimination will be unfairly discriminatory to any person. For further information, contact your registered representative.

We deduct asset-based charges totaling 1.65% on an annual basis for administration, distribution and mortality and expense risks.

ADMINISTRATION FEES

         A daily fee in an amount equal to 0.25% of the value of each variable investment account on an annual basis is deducted from each sub-account as an administration fee. The fee is designed to compensate us for administering the contracts and operating the Variable Account. Even though administrative expenses may increase, we guarantee that we will not increase the amount of the administration fees.

         If your contract value falls below $10,000 as a result of a partial withdrawal, we may deduct an annual administration fee of $30 as partial compensation for administrative expenses. The fee will be deducted on the last day of each contract year. It will be withdrawn from each investment option in the same proportion that the value of such investment option bears to the contract value. If the entire contract value is withdrawn on other than the last day of any contract year, the fee will be deducted from the amount paid.

DISTRIBUTION FEE

         A daily fee in an amount equal to 0.15% of the value of each variable investment account on an annual basis is deducted from each sub-account as a distribution fee. The fee is designed to compensate us for a portion of the expenses we incur in selling the contracts.

MORTALITY AND EXPENSE RISKS CHARGE

         The mortality risk we assume is the risk that annuitants may live for a longer period of time than we estimate. We assume this mortality risk by virtue of annuity benefit payment rates incorporated into the contract which cannot be changed. This assures each annuitant that his or her longevity will not have an adverse effect on the amount of annuity benefit payments. We also assume mortality risks in connection with our guarantee that, if the contract owner dies during the accumulation period, we will pay a death benefit. The expense risk we assume is the risk that the administration charges, distribution charge, or withdrawal charge may be insufficient to cover actual expenses.

         To compensate us for assuming these risks, we deduct from each of the sub-accounts a daily charge in an amount equal to 1.25% of the value of the variable investment accounts on an annual basis. The rate of the mortality and expense risks charge cannot be increased. If the charge is insufficient to cover the actual cost of the mortality and expense risks assumed, we will bear the loss. Conversely, if the charge proves more than sufficient, the excess will be profit to us and will be available for any proper corporate purpose including, among other things, payment of distribution expenses. Under the Period Certain Only Annuity Options, if you elect benefits payable on a variable basis, the mortality and expense risks charge is assessed although we bear only the expense risk and not any mortality risk. The mortality and expense risks charge is not assessed against the fixed account investment options

We will charge you for state premium taxes to the extent we incur them and reserve the right to charge you for new taxes we may incur.

TAXES

         We reserve the right to charge, or provide for, certain taxes against purchase payments, contract values or annuity payments. Such taxes may include premium taxes or other taxes levied by any government entity which the we determine to have resulted from our:

         -        establishment or maintenance of the Variable Account,

         -        receipt of purchase payments,

         -        issuance of the contracts, or

         - commencement or continuance of annuity payments under the contracts.

In addition, we will withhold taxes to the extent required by applicable law.

         Except for residents of those states which apply premium taxes upon receipt of purchase payments, premium taxes will be deducted from the contract value used to provide for fixed or variable annuity payments. For residents of those states which apply premium taxes upon receipt of purchase payments, premium taxes will be deducted upon payment of any withdrawal benefits, upon any annuitization, or payment of death benefits. The amount deducted will depend on the premium tax assessed in the applicable state. State premium taxes currently range from 0% to 3.5% depending on the jurisdiction and the tax status of the contract and are subject to change by the legislature or other authority. See Appendix D for a table of State Premium Taxes.

EXPENSES OF DISTRIBUTING CONTRACTS

Manulife Financial Securities, LLC ("Manulife Securities"), the principal underwriter for the contracts, pays compensation to selling broker-dealers in varying amounts which under normal circumstances are not expected to exceed 1.25% of purchase payments plus 1% of the contract value per year commencing one year after each purchase payment. These expenses are not assessed against the contracts but are instead paid by Manulife Securities. See "Distribution of Contracts" for further information.

                               FEDERAL TAX MATTERS

INTRODUCTION

         The following discussion of the Federal income tax treatment of the contract is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. You should consult a qualified tax advisor with regard to the application of the law to your circumstances. This discussion is based on the Code, IRS regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the IRS, and judicial decisions.

         This discussion does not address state or local tax consequences associated with the purchase of a contract. IN ADDITION, WE MAKE NO GUARANTEE REGARDING ANY TAX TREATMENT -- FEDERAL, STATE, OR LOCAL -- OF ANY CONTRACT OR OF ANY TRANSACTION INVOLVING A CONTRACT.

OUR TAX STATUS


         We are taxed as a life insurance company. Because the operations of the Variable Account are a part of, and are taxed with, our operations, the Variable Account is not separately taxed as a "regulated investment company" under the Code. Under existing Federal income tax laws, we are not taxed on the investment income and capital gains of the Variable Account, but the operations of the Variable Account may reduce our Federal income taxes. For example, we may be eligible for certain tax credits or deductions relating to foreign taxes paid and dividends received by Trust portfolios. Our use of these tax credits and deductions will not adversely affect or benefit the Variable Account. We do not anticipate that we will be taxed on the income and gains of the Variable Account in the future, but if we are, we may impose a corresponding charge against the Variable Account.

TAXATION OF ANNUITIES IN GENERAL

Gains inside the contract are usually tax-deferred until you make a withdrawal, the annuitant starts receiving annuity benefit payments, or the beneficiary receives a death benefit payment.

TAX DEFERRAL DURING ACCUMULATION PERIOD

         Under existing provisions of the Code, except as described below, any increase in the contract value is generally not taxable to the contract owner or annuitant until received, either in the form of annuity payments, or in some other form of distribution. Certain requirements must be satisfied in order for this general rule to apply, including:

         - the contract must be owned by an individual (or treated as owned by an individual),

         - the investments of the Variable Account must be "adequately diversified" in accordance with IRS regulations,

         - we, rather than the contract owner, must be considered the owner of the assets of the Variable Account for Federal tax purposes, and

         - the contract must provide for appropriate amortization, through annuity benefit payments, of the contract's purchase payments and earnings, e.g., the pay-out period must not occur near the end of the annuitant's life expectancy.

         NON-NATURAL OWNERS. As a general rule, deferred annuity contracts held by "non-natural persons" (such as a corporation, trust or other similar entity) are not treated as annuity contracts for Federal income tax purposes. The investment income on such contracts is taxed as ordinary income that is received or accrued by the owner of the contract during the taxable year. There are several exceptions to this general rule for non-natural contract owners. First, contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as an agent for a natural person. This special exception will not apply, however, in the case of any employer who is the nominal owner of an annuity contract under a non-qualified deferred compensation arrangement for its employees.

         Exceptions to the general rule for non-natural contract owners will also apply with respect to:

         - contracts acquired by an estate of a decedent by reason of the death of the decedent,

         -        certain qualified contracts,

         - certain contracts purchased by employers upon the termination of certain qualified plans,

         - certain contracts used in connection with structured settlement agreements, and

         - contracts purchased with a single premium when the annuity starting date (as defined in the tax law) is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

         LOSS OF INTEREST DEDUCTION WHERE CONTRACTS ARE HELD BY OR FOR THE BENEFIT OF CERTAIN NON-NATURAL PERSONS. In the case of contracts issued after June 8, 1997 to a non-natural taxpayer (such as a corporation or a trust), or held for the benefit of such an entity, otherwise deductible interest may not be deductible by the entity, regardless of whether the interest relates to debt used to purchase or carry the contract. However, this interest deduction disallowance does not affect a contract if the income on the contract is treated as ordinary income that is received or accrued by the owner during the taxable year. Entities that are considering purchasing the contract, or entities that will be beneficiaries under a contract, should consult a tax advisor.

         DIVERSIFICATION REQUIREMENTS. For a contract to be treated as an annuity for Federal income tax purposes, the investments of the Variable Account must be "adequately diversified" in accordance with Treasury Department Regulations. The IRS has issued regulations which prescribe standards for determining whether the investments of the Variable Account are "adequately diversified." If the Variable Account failed to comply with these diversification standards, a contract would not be treated as an annuity contract for Federal income tax purposes and the contract owner would generally be taxable currently on the excess of the contract value over the premiums paid for the contract.

         Although we do not control the investments of the Trust, we expect that the Trust will comply with such regulations so that the Variable Account will be considered "adequately diversified."

         OWNERSHIP TREATMENT. In certain circumstances, a variable annuity contract owner may be considered the owner, for Federal income tax purposes, of the assets of the insurance company separate account used to support his or her contract. In those circumstances, income and gains from such separate account assets would be includible in the contract owner's gross income. The IRS has stated in published rulings that a variable contract owner will be considered the owner of separate account assets if the owner possesses "incidents of ownership" in those assets, such as the ability to exercise investment control over the assets. In addition, the IRS announced, in connection with the issuance of regulations concerning investment diversification, that those regulations "do not provide guidance concerning the circumstances in which investor control of the investments of a segregated asset account may cause the investor, rather than the insurance company, to be treated as the owner of the assets in the account." This announcement also stated that guidance would be issued in the form of regulations or rulings on the "extent to which Policyholders may direct their investments to particular sub-accounts of a separate account without being treated as owners of the underlying assets." As of the date of this Prospectus, no such guidance has been issued.

         The ownership rights under this contract are similar to, but different in certain respects from, those described by the IRS in rulings in which it was determined that contract owners were not owners of separate account assets. For example, the owner of this contract has the choice of many more investment options to which to allocate premiums and contract values, and may be able to transfer among investment options more frequently than in such rulings. THESE DIFFERENCES COULD RESULT IN THE CONTRACT OWNER BEING TREATED AS THE OWNER OF THE ASSETS OF THE VARIABLE ACCOUNT AND THUS SUBJECT TO CURRENT TAXATION ON THE INCOME AND GAINS FROM THOSE ASSETS. In addition, we do not know what standards will be set forth in the regulations or rulings which the IRS has stated it expects to issue. We therefore reserve the right to modify the contract as necessary to attempt to prevent contract owners from being considered the owners of the assets of the Variable Account.

         DELAYED PAY-OUT PERIODS. If the contract's pay-out period commences (or is scheduled to commence) at a time when the annuitant has reached an advanced age, (e.g., past age 85), it is possible that the contract would not be treated as an annuity for Federal income tax purposes. In that event, the income and gains under the contract could be currently includible in the owner's income.

         The remainder of this discussion assumes that the contract will be treated as an annuity contract for Federal income tax purposes and that we will be treated as the owner of the Variable Account assets.

TAXATION OF PARTIAL AND FULL WITHDRAWALS

         In the case of a partial withdrawal, amounts received are taxable as ordinary income to the extent the contract value before the withdrawal exceeds the "INVESTMENT IN THE CONTRACT." In the case of a full withdrawal, amounts received are includible in income to the extent they exceed the investment in the contract. For these purposes the investment in the contract at any time equals the total of the purchase payments made under the contract to that time (to the extent such payments were neither deductible when made nor excludible from income as, for example, in the case of certain employer contributions to qualified plans) less any amounts previously received from the contract which were not included in income.

         Other than in the case of certain qualified contracts, any amount received as a loan under a contract, and any assignment or pledge (or agreement to assign or pledge) any portion of the contract value, is treated as a withdrawal of such amount or portion. (Loans, assignments and pledges are permitted only in limited circumstances under qualified contracts.) The investment in the contract is increased by the amount includible in income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If an individual transfers his or her interest in an annuity contract without adequate consideration to a person other than the owner's spouse (or to a former spouse incident to divorce), the owner will be taxed on the difference between the contract value and the investment in the contract at the time of transfer. In such a case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income.

         There may be special income tax issues present in situations where the owner and the annuitant are not the same person and are not married to one another. A tax advisor should be consulted in those situations.

A portion of each annuity payment is usually taxable as ordinary income.

TAXATION OF ANNUITY BENEFIT PAYMENTS

         Normally, a portion of each annuity benefit payment is taxable as ordinary income. The taxable portion of an annuity benefit payment is equal to the excess of the payment over the "exclusion amount." In the case of variable annuity payments, the exclusion amount is the investment in the contract (defined above) allocated to the variable annuity option, adjusted for any period certain or refund feature, when payments begin to be made divided by the number of payments expected to be made (determined by IRS regulations which take into account the annuitant's life expectancy and the form of annuity benefit selected). In the case of fixed annuity payments, the exclusion amount is the amount determined by multiplying the payment by the ratio of (a) to (b), where:

         (a) is the investment in the contract allocated to the fixed annuity option (adjusted for any period certain or refund feature) and

         (b) is the total expected value of fixed annuity payments for the term of the contract (determined under IRS regulations).

A simplified method of determining the taxable portion of annuity payments applies to contracts issued in connection with certain qualified plans other than IRAs.

         Once the total amount of the investment in the contract is excluded using these ratios, annuity payments will be fully taxable. If annuity payments cease because of the death of the annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the annuitant in his or her last taxable year.

TAXATION OF DEATH BENEFIT PROCEEDS

         Amounts may be distributed from a contract because of the death of an owner or the annuitant. During the accumulation period, death benefit proceeds are includible in income as follows:

         - if distributed in a lump sum, they are taxed in the same manner as a full withdrawal, as described above,

         - if distributed under an annuity option, they are taxed in the same manner as annuity payments, as described above, or

         - If distributed as a series of withdrawals over the beneficiary's life expectancy, they are taxable to the extent the contract value exceeds the "investment in the contract."

During the pay-out period, where a guaranteed period exists under an annuity option and the annuitant dies before the end of that period, payments made to the beneficiary for the remainder of that period are includible in income as follows:

         - if received in a lump sum, they are includible in income to the extent that they exceed the unrecovered investment in the contract at that time, or

         - if distributed in accordance with the existing annuity option selected, they are fully excludable from income until the remaining investment in the contract is deemed to be recovered, and all annuity payments thereafter are fully includible in income.

Withdrawals and annuity benefit payments prior to age 59-1/2 may incur a 10% penalty tax.

PENALTY TAX ON PREMATURE DISTRIBUTIONS

         There is a 10% penalty tax on the taxable amount of any distribution from a non-qualified contract unless the payment is:

         -        received on or after the contract owner reaches age 59-1/2;

         - attributable to the contract owner becoming disabled (as defined in the tax law);

         - made to a beneficiary on or after the death of the contract owner or, if the contract owner is not an individual, on or after the death of the primary annuitant (as defined in the tax law);

         - made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the annuitant or for the joint lives (or joint life expectancies) of the annuitant and designated beneficiary (as defined in the tax law);

         - made under an annuity contract purchased with a single premium when the annuity starting date (as defined in the tax law) is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period; or

         - made with respect to certain annuities issued in connection with structured settlement agreements.

A similar penalty tax, applicable to distributions from certain qualified contracts, is discussed below.

AGGREGATION OF CONTRACTS

         In certain circumstances, the amount of an annuity payment or a withdrawal from a contract that is includible in income may be determined by combining some or all of the non-qualified contracts owned by an individual. For example, if a person purchases a contract offered by this Prospectus and also purchases at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract. Similarly, if a person transfers part of this interest in one annuity contract to purchase another annuity contract, the IRS might treat the two contracts as one contract. In addition, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract. The effects of such aggregation are not always clear; however, it could affect the amount of a withdrawal or an annuity payment that is taxable and the amount which might be subject to the penalty tax described above.

Special tax provisions apply to qualified plans. Consult your tax advisor prior to using the contract with a qualified plan.

QUALIFIED RETIREMENT PLANS

         The contracts are also available for use in connection with certain types of retirement plans, including IRAs which receive favorable treatment under the Code ("QUALIFIED PLANS"). Numerous special tax rules apply to the participants in qualified plans and to the contracts used in connection with qualified plans. Therefore, no attempt is made in this Prospectus to provide more than general information about use of the contract with the various types of qualified plans. Brief descriptions of various types of qualified plans in connection with which we may issue a contract are contained in Appendix G to this Prospectus. Appendix G also discusses certain potential tax consequences associated with the use of the contract with certain qualified plans, including IRAs, which should be considered by a purchaser. If you intend to use the contract in connection with a qualified plan, you should consult a tax advisor.

         The tax rules applicable to qualified plans vary according to the type of plan and the terms and conditions of the plan itself. For example, for both withdrawals and annuity payments under certain qualified contracts, there may be no "investment in the contract" and the total amount received may be taxable. Also, loans from qualified contracts, where allowed, are subject to a variety of limitations, including restrictions as to the amount that may be borrowed, the duration of the loan, and the manner in which the loan must be repaid. (You should always consult your tax advisor and retirement plan fiduciary prior to exercising your loan privileges.) Both the amount of the contribution that may be made, and the tax deduction or exclusion that you may claim for that contribution, are limited under qualified plans. If you are considering the purchase of a contract in connection with a qualified plan, you should consider, in evaluating the suitability of the contract, that the contract requires a minimum initial purchase payment of $25,000. If this contract is used in connection with a qualified plan, the owner and annuitant must be the same individual. If a co-annuitant is named, all distributions made while the annuitant is alive must be made to the annuitant. Also, if a co-annuitant is named who is not the annuitant's spouse, the annuity options which are available may be limited, depending on the difference in ages between the annuitant and co-annuitant. Furthermore, the length of any guarantee period may be limited in some circumstances to satisfy certain minimum distribution requirements under federal tax laws.

         In addition, special rules apply to the time at which distributions to the owner and beneficiaries must commence and the form in which the distributions must be paid. These special rules may also require the length of any guarantee period to be limited. They also affect the restrictions that may be imposed by the owner on the timing and manner of payment of death benefits to the owner's designated beneficiaries or the period of time over which a designated beneficiary may extend payment of the death benefits under the contract. Failure to comply with minimum distribution requirements applicable to qualified plans will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the qualified plan. In the case of IRAs (other than Roth IRAs), lifetime distributions of minimum amounts (as specified in the tax law) to the owner must generally commence by April 1 of the calendar year following the calendar year in which the owner attains age 70-1/2. In the case of certain other qualified plans, such distributions must generally commence by the later of this date or April 1 of the calendar year following the calendar year in which the employee retires. Distributions made under certain qualified plans, including IRAs, after the owner's death must also comply with the minimum distribution requirements, and different rules governing the timing and the manner of payments apply, depending on whether the designated beneficiary is an individual, and, if so, the owner's spouse, or an individual other than the owner's spouse. If you wish to impose restrictions on the timing and manner of payment of death benefits to your designated beneficiaries or if your beneficiary wishes to extend over a period of time the payment of the death benefits under your contract, please consult a tax advisor.

         There is also a 10% penalty tax on the taxable amount of any payment from certain qualified contracts (but not Section 457 plans). (The amount of the penalty tax is 25% of the taxable amount of any payment received from a "SIMPLE retirement account" during the 2-year period beginning on the date the individual first participated in any qualified salary reduction arrangement (as defined in the tax law) maintained by the individual's employer.) There are exceptions to this penalty tax which vary depending on the type of qualified plan. In the case of an "Individual Retirement Annuity" or an "IRA," including a "SIMPLE IRA," exceptions provide that the penalty tax does not apply to a payment:

         -        received on or after the contract owner reaches age 59-1/2,

         - received on or after the owner's death or because of the owner's disability (as defined in the tax law), or

         - made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the owner or for the joint lives (or joint life expectancies) of the owner and designated beneficiary (as defined in the tax law).

These exceptions, as well as certain others not described here, generally apply to taxable distributions from other qualified plans (although, in the case of plans qualified under Sections 401 and 403, the exception for substantially equal periodic payments applies only if the owner has separated from service). In addition, the penalty tax does not apply to certain distributions from IRAs taken after December 31, 1997 which are used for qualified first time home purchases or for higher education expenses. Special conditions must be met to qualify for these two exceptions to the penalty tax. If you wish to take a distribution from an IRA for these purposes, you should consult your tax advisor.

         When issued in connection with a qualified plan, a contract will be amended as generally necessary to conform to the requirements of the plan. However, the rights of any person to any benefits under qualified plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the contract. In addition, we will not be bound by terms and conditions of qualified plans to the extent those terms and conditions contradict the contract, unless we consent.

DIRECT ROLLOVERS

         If the contract is used in connection with a retirement plan that is qualified under Sections 401(a), 403(a), or 403(b) of the Code, any "ELIGIBLE ROLLOVER DISTRIBUTION" from the contract will be subject to "direct rollover" and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from such qualified plans, excluding certain amounts such as (i) minimum distributions required under Section 401(a)(9) of the Code, (ii) certain distributions for life, life expectancy, or for 10 years or more which are part of a "series of substantially equal periodic payments" and (iii) certain hardship withdrawals.

         Under these requirements, Federal income tax equal to 20% of the eligible rollover distribution will be withheld from the amount of the distribution. Unlike withholding on certain other amounts distributed from the contract, discussed below, the owner cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not apply if, instead of receiving the eligible rollover distribution, the person receiving the distribution elects to have it directly transferred to certain qualified plans. Prior to receiving an eligible rollover tion, a notice will be provided explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct rollover.

LOANS

         A loan privilege is available only to owners of contracts issued in connection with Section 403(b) retirement arrangements that are not subject to Title 1 of ERISA. The requirements and limitations governing the availability of loans, including the maximum amount that a participant may take as a loan, are subject to the rules in the Code, IRS regulations, and our procedures in effect at the time a loan is made. Because the rules governing loans under section 403(b) contracts are complicated, you should consult your tax advisor before exercising the loan privilege. Failure to meet the requirements for loans may result in adverse income tax consequences to you. The loan agreement you sign will describe the restrictions and limitations applicable to the loan at the time you apply.

         Federal tax law also requires loans to be repaid in a certain manner and over a certain period of time. For example, loans generally are required to be repaid within 5 years (except in cases where the loan was used to acquire the principal residence of the plan participant), with repayments made at least quarterly and in substantially level amortized payments over the term of the loan. Interest will be charged on your loan amount. Failure to make a loan repayment when due will result in adverse income tax consequences to you.

         When you request a loan, we will reduce your investment in the investment accounts and transfer the amount of the loan to the "loan account," a part of our general account. You may designate the investment accounts from which the loan is to be withdrawn. Absent such a designation, the amount of the loan will be withdrawn from the investment accounts in accordance with the rules for making partial withdrawals (see "WITHDRAWALS"). When a loan is repaid, the appropriate amount of the repayment will be transferred from the loan account to the investment accounts. You may designate the investment accounts to which a repayment is to be allocated. Otherwise, the repayment will be allocated in the same manner as your purchase payments are currently being allocated.

         The amount of any unpaid loans will be deducted from the death benefit otherwise payable under the contract. In addition, loans, whether or not repaid, will have a permanent effect on the contract value because the investment results of the investment accounts will apply only to the unborrowed portion of the contract value. The longer a loan is unpaid, the greater the effect is likely to be. The effect could be favorable or unfavorable. If investment results are greater than the rate being credited on amounts held in your loan account while your loan is unpaid, your contract value will not increase as rapidly as it would have if no loan were unpaid. If investment results are below that rate, your contract value will be greater than it would have been had no loan been outstanding.

FEDERAL INCOME TAX WITHHOLDING

We may be required to withhold amounts from some payments for Federal income taxes..

         We will withhold and remit to the U.S. Government a part of the taxable portion of each distribution made under a contract unless the person receiving the distribution notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, we may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic annuity payments are the same as the withholding rates generally applicable to payments of wages. In addition, the withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the maturity date and rollovers from non-Roth IRAs to Roth
IRAs) is 10%. As discussed above, the withholding rate applicable to eligible rollover distributions is 20%.

         GENERAL MATTERS

We may advertise our investment performance.

PERFORMANCE DATA

         Each of the sub-accounts may quote total return figures in its advertising and sales materials. PAST PERFORMANCE FIGURES ARE NOT INTENDED TO INDICATE FUTURE PERFORMANCE OF ANY SUB-ACCOUNT. The sub-accounts may advertise both "standardized" and "non-standardized" total return figures. Standardized figures will include average annual total return figures for one, five and ten years, or from the inception date of the relevant sub-account of the Variable Account (if that period since inception is shorter than one of those periods). Non-standardized total return figures also may be quoted, including figures that do not assume redemption at the end of the time period. Non-standardized figures may also include total return numbers from the inception date of the portfolio or ten years, whichever period is shorter. Where the period since inception is less than one year, the total return quoted will be the aggregate return for the period.


         Average annual total return is the average annual compounded rate of return that equates a purchase payment to the market value of that purchase payment on the last day of the period for which the return is calculated. The aggregate total return is the percentage change (not annualized) that equates a purchase payment to the market value of such purchase payment on the last day of the period for which the return is calculated. For purposes of the calculations it is assumed that an initial payment of $1,000 is made on the first day of the period for which the return is calculated. For total return figures quoted for periods prior to the commencement of the offering of the contract, standardized performance data will be the historical performance of the Trust from the date the applicable sub-account of the Variable Account first became available for investment under other contracts that we offer, adjusted to reflect current contract charges. In the case of non-standardized performance, performance figures will be the historical performance of the Trust from the inception date of the portfolio (or in the case of the Trust portfolios created in connection with the merger of Manulife Series Fund, Inc. into the Trust, the inception date of the applicable predecessor Manulife Series Fund, Inc. portfolio), adjusted to reflect current contract charges.


ASSET ALLOCATION AND TIMING SERVICES

         We are aware that certain third parties are offering asset allocation and timing services in connection with the contracts. In certain cases we have agreed to honor transfer instructions from such asset allocation and timing services where we have received powers of attorney, in a form acceptable to us, from the contract owners participating in the service. The contract is not designed for professional market timing organizations or other entities or persons engaging in programmed, frequent or large exchanges (collectively, "market timers") to speculate on short-term movements in the market since such activity may be disruptive to the Trust portfolios and increase their transaction costs. Therefore, in order to prevent excessive use of the exchange privilege, we reserve the right to (a) reject or restrict any specific purchase and exchange requests and (b) impose specific limitations with respect to market timers, including restricting exchanges by market timers to certain variable investment options (transfers by market timers into or out of fixed investment options is not permitted). WE DO NOT ENDORSE, APPROVE OR RECOMMEND SUCH SERVICES IN ANY WAY AND YOU SHOULD BE AWARE THAT FEES PAID FOR SUCH SERVICES ARE SEPARATE AND IN ADDITION TO FEES PAID UNDER THE CONTRACTS.

RESTRICTIONS UNDER THE TEXAS OPTIONAL RETIREMENT PROGRAM

          Section 830.105 of the Texas Government Code permits participants in the Texas Optional Retirement Program ("ORP") to withdraw their interest in a variable annuity contract issued under the ORP only upon:

         - termination of employment in the Texas public institutions of higher education,

         -        retirement,

         -        death, or

         -        the participant's attainment of age 70-1/2.

Accordingly, before any amounts may be distributed from the contract, proof must be furnished to us that one of these four events has occurred. The foregoing restrictions on withdrawal do not apply in the event a participant in the ORP transfers the contract value to another contract or another qualified custodian during the period of participation in the ORP. Loans are not available under contracts subject to the ORP.

We pay broker-dealers to sell the contracts.

DISTRIBUTION OF CONTRACTS

         Manulife Financial Securities LLC ("Manulife Securities"), a Delaware limited liability company that we control, is the principal underwriter of the contracts. Manulife Securities, located at 73 Tremont Street, Boston, Massachusetts 02108, is a broker-dealer registered under the Securities Exchange Act of 1934 (the "1934 Act") and a member of the National Association of Securities Dealers, Inc. (the "NASD"). Sales of the contracts will be made by registered representatives of broker-dealers authorized by Manulife Securities to sell the contracts. Those registered representatives will also be our licensed insurance agents.

CONTRACT OWNER INQUIRIES

         Your inquiries should be directed to our Annuity Service Office mailing address at P.O. Box 9230, Boston, Massachusetts 02205-9230.

CONFIRMATION STATEMENTS

         You will be sent confirmation statements for certain transactions in your account. You should carefully review these statements to verify their accuracy. Any mistakes should immediately be reported to our Annuity Service Office. If you fail to notify our Annuity Service Office of any mistake within 60 days of the mailing of the confirmation statement, you will be deemed to have ratified the transaction.

LEGAL PROCEEDINGS

         There are no legal proceedings to which the Variable Account is a party or to which the assets of the Variable Account are subject. Neither we nor Manulife Securities are involved in any litigation that is of material importance to either, or that relates to the Variable Account.

CANCELLATION OF THE CONTRACT

         We may, at our option, cancel a contract at the end of any two consecutive contract years in which no purchase payments by or on behalf of you, have been made, if both:

         - the total purchase payments made for the contract, less any withdrawals, are less than $2,000; and

         - the contract value at the end of such two year period is less than $2,000.

We, as a matter of administrative practice, will attempt to notify you prior to such cancellation in order to allow you to make the necessary purchase payment to keep the contract in force. The cancellation of contract provisions may vary in certain states in order to comply with the requirements of insurance laws and regulations in such states.

VOTING INTEREST


         As stated above , we will vote shares of the Trust portfolios held in the Variable Account at shareholder meetings according to voting instructions received from the persons having the voting interest under the contracts.


         Accumulation Period. During the accumulation period, the contract owner has the voting interest under a contract. The number of votes for each portfolio for which voting instructions may be given is determined by dividing the value of the investment account corresponding to the sub-account in which such portfolio shares are held by the net asset value per share of that portfolio.

         Pay-out Period. During the pay-out period, the annuitant has the voting interest under a contract. The number of votes as to each portfolio for which voting instructions may be given is determined by dividing the reserve for the contract allocated to the sub-account in which such portfolio shares are held by the net asset value per share of that portfolio.

         Generally, the number of votes tends to decrease as annuity payments progress since the amount of reserves attributable to a contract will usually decrease after commencement of annuity payments. We will determine the number of portfolio shares for which voting instructions may be given not more than 90 days prior to the meeting.


         We utilize reinsurance as part of our risk management program. Under any reinsurance agreement, we remain liable for the contractual obligations of the contracts' guaranteed benefits and the reinsurer(s) agree to reimburse us for certain amounts and obligations in connection with the risks covered in the reinsurance agreements. The reinsurer's contractual liability runs solely to us, and no contract owner shall have any right of action against ratings of the reinsurer. Our philosophy is to minimize incidental credit risk. We do so by engaging in secure types of reinsurance transactions with high quality reinsurers and diversifying reinsurance counterparties to limit concentrations. Some of the benefits that are currently reinsured include guaranteed death benefits and fixed account guarantees.

                                   APPENDIX A

                                  SPECIAL TERMS

         The following terms as used in this Prospectus have the indicated meanings:

         ACCUMULATION PERIOD - The period between the issue date of the contract and the maturity date of the contract. During this period, purchase payment(s) are typically made to the contract by the owner.

         ACCUMULATION UNIT - A unit of measure that is used to calculate the value of the variable portion of the contract before the maturity date.

         ANNUITANT - Any natural person or persons whose life is used to determine the duration of annuity payments involving life contingencies. If the contract owner names more than one person as an "annuitant," the second person named shall be referred to as "co-annuitant." The "annuitant" and "co-annuitant" will be referred to collectively as "annuitant." The "annuitant" is as designated on the contract specification page, unless changed.

         ANNUITY SERVICE OFFICE - The mailing address of the service office is P.O. Box 9230, Boston, Massachusetts 02205-9230.

         ANNUITY UNIT - A unit of measure that is used after the maturity date to calculate variable annuity payments.

         BENEFICIARY - The person, persons or entity entitled to the death benefit under the contract upon the death of a contract owner or, in certain circumstances, an annuitant. The beneficiary is as specified on the contract specifications page, unless changed. If there is a surviving contract owner, that person will be the beneficiary.

         BUSINESS DAY - Any day on which the New York Stock Exchange is open for business and the net asset value of a Trust portfolio is determined.

         THE CODE - The Internal Revenue Code of 1986, as amended.

         CONTINGENT BENEFICIARY - The person, persons or entity to become the beneficiary if the beneficiary is not alive. The contingent beneficiary is as specified in the application, unless changed.

         CONTRACT YEAR - The period of twelve consecutive months beginning on the date as of which the contract is issued, or any anniversary of that date.

         FIXED ANNUITY - An annuity option with payments the amount of which we guarantee.

         GENERAL ACCOUNT - All of our assets other than assets in separate accounts such as the Variable Account.

         INVESTMENT ACCOUNT - An account we establish for you which represents your interest in an investment option during the accumulation period.

         INVESTMENT OPTIONS - The investment choices available to contract owners. Currently, there are sixty-two variable and two fixed investment options under the contract.

         LOAN ACCOUNT - The portion of our general account that is used for collateral for a loan.

         MATURITY DATE - The date on which the pay-out period commences and we begin to make annuity benefit payments to the annuitant. The maturity date is the date specified on the contract specifications page and is generally the first day of the month following the later of the annuitant's 85th birthday or the tenth contract anniversary, unless changed.

         NON-QUALIFIED CONTRACTS - Contracts which are not issued under qualified plans.

         OWNER OR CONTRACT OWNER - The person, persons (co-owner) or entity entitled to all of the ownership rights under the contract. References in this Prospectus to contract owners are typically by use of "you." The owner has the legal right to make all changes in contractual designations where specifically permitted by the contract. The owner is as specified on the contract specifications page, unless changed.

         PAY-OUT PERIOD - The pay-out period is the period when we make annuity benefit payments to you.

         PORTFOLIO OR TRUST PORTFOLIO - A separate investment portfolio of the Trust, a mutual fund in which the Variable Account invests, or of any successor mutual fund.

         QUALIFIED CONTRACTS - Contracts issued under qualified plans.

         QUALIFIED PLANS - Retirement plans which receive favorable tax treatment under Section 401, 403, 408 408A, or 457 of the Code.

         SUB-ACCOUNT(S) - One or more of the sub-accounts of the Variable Account. Each sub-account is invested in shares of a different Trust portfolio.

         UNPAID LOANS - The unpaid amounts (including any accrued interest) of loans some contract owners may have taken from us, using certain qualified contracts as collateral.

         VALUATION PERIOD - Any period from one business day to the next, measured from the time on each business day that the net asset value of each portfolio is determined.

                                   APPENDIX B

           TABLE OF ACCUMULATION UNIT VALUES RELATING TO THE CONTRACT

SUB-ACCOUNT                               UNIT VALUE AT             UNIT VALUE AT          NUMBER OF UNITS AT END OF
                                         START OF YEAR(A)            END OF YEAR                     YEAR
Internet Technologies
2000                                      $12.500000                $ 6.954217                   351,148.001
9/30/2001                                 $ 6.954217                  2.706198                   286,561.418
---------------------------------------------------------------------------------------------------------------------
Pacific Rim Emerging Markets
1997                                      $12.500000                $ 8.160547                    92,489.680
1998                                        8.160547                  7.656925                   146,258.768
1999                                        7.656925                 12.267100                   322,514.472
2000                                       12.267100                  9.126236                   336,366.866
9/30/2001                                   9.126236                  6.478887                   429,373.545
---------------------------------------------------------------------------------------------------------------------
Telecommunications
9/30/2001                                  12.500000                  6.574579                     8,915.594
---------------------------------------------------------------------------------------------------------------------
Science & Technology
1997                                      $12.500000                $13.613317                   355,255.526
1998                                       13.613317                 19.191525                   674,168.571
1999                                       19.191525                 37.660683                 1,436,589.022
2000                                       37.660683                 24.427405                 2,152,362.433
9/30/2001                                  24.427405                 10.483954                 1,999,338.564
---------------------------------------------------------------------------------------------------------------------
International Small Cap
1996                                      $12.500000                $13.465203                   224,018.261
1997                                       13.465203                 13.348864                   193,834.190
1998                                       13.348864                 14.687879                   258,056.613
1999                                       14.687879                 26.718058                   379,904.401
2000                                       26.718058                 18.618300                   517,076.740
9/30/2001                                  18.618300                 11.212705                   714,896.059
---------------------------------------------------------------------------------------------------------------------
Health Sciences
9/30/2001                                  12.500000                 11.928093                    63,465.428
---------------------------------------------------------------------------------------------------------------------
Aggressive Growth
1997                                      $12.500000                $12.296448                   270,398.951
1998                                       12.296448                 12.617679                   465,435.110
1999                                       12.617679                 16.504105                   552,060.070
2000                                       16.504105                 16.721411                 1,035,804.807
9/30/2001                                  16.721411                 10.71737                    927,472.283
---------------------------------------------------------------------------------------------------------------------
Emerging Small Company
1997                                      $12.500000                $14.537900                   161,450.115
1998                                       14.537900                 14.310172                   310,758.065
1999                                       14.310172                 24.427201                   286,641.557
2000                                       24.427201                 22.995348                   579,865.236
9/30/2001                                  22.995348                 14.116118                   601,891.883
---------------------------------------------------------------------------------------------------------------------
Small Company Blend
1999                                      $12.500000                $15.895877                   104,107.273
2000                                       15.895877                 12.549695                   581,050.784
9/30/2001                                  12.549695                  9.597394                   534,000.155
---------------------------------------------------------------------------------------------------------------------
Dynamic Growth
2000                                      $12.500000                 $7.894008                   688,049.098
9/30/2001                                 $ 7.894008                  4.081534                   745,779.974
---------------------------------------------------------------------------------------------------------------------
Mid Cap Growth
9/30/2001                                  12.500000                  8.084225                    46,628.260
---------------------------------------------------------------------------------------------------------------------
Mid Cap Opportunities
9/30/2001                                  12.500000                  8.402057                    30,832.377
---------------------------------------------------------------------------------------------------------------------
Mid Cap Stock
1999                                      $12.500000                $12.462837                   129,674.417
2000                                       12.462837                 11.772795                   549,482.008
9/30/2001                                  11.772795                  8.571881                   433,691.441

SUB-ACCOUNT                     UNIT VALUE AT             UNIT VALUE AT          NUMBER OF UNITS AT END
                                START OF YEAR(A)           END OF YEAR                 OF YEAR
--------------------------------------------------------------------------------------------------------
All Cap Growth
1996                            $   12.500000             $   13.188627              587,704.824
1997                                13.188627                 14.952186              550,309.278
1998                                14.952186                 18.869029              909,754.925
1999                                18.869029                 26.855000            1,112,356.278
2000                                26.855000                 23.566248            1,935,270.891
9/30/2001                           23.566248                 15.012371            2,023,714.354
--------------------------------------------------------------------------------------------------------
Financial Services
9/30/2001                           12.500000                 10.517690               24,845.978
--------------------------------------------------------------------------------------------------------
Overseas
1995                            $   10.000000             $   10.528678              178,852.062
1996                                10.528678                 11.660474              351,591.394
1997                                11.660474                 11.460078              374,473.198
1998                                11.460078                 12.168562              617,029.124
1999                                12.168562                 16.833813              885,837.752
2000                                16.833813                 13.458771            1,442,620.010
9/30/2001                           13.458771                  9.716983            2,055,557.279
--------------------------------------------------------------------------------------------------------
International Stock
1997                            $   12.500000             $   12.620816              240,538.835
1998                                12.620816                 14.265882              430,101.363
1999                                14.265882                 18.202233             589,229,.912
2000                                18.202233                 14.938063              772,346.568
9/30/2001                           14.938063                 10.622778              989,335.857
--------------------------------------------------------------------------------------------------------
International Value
1999                            $   12.500000             $   12.838810               85,805.983
2000                                12.838810                 11.813131              217,300.853
9/30/2001                           11.813131                  9.298567              422,096.519
--------------------------------------------------------------------------------------------------------
All Cap Value
9/30/2001                           12.500000                 10.607120               42,657.225
--------------------------------------------------------------------------------------------------------
Capital Appreciation
2000                            $   12.500000             $   10.941194                3,323.728
9/30/2001                       $   10.941194                  7.575376               65,229.232
--------------------------------------------------------------------------------------------------------
Strategic Opportunities
(formerly, Mid Cap Blend)
1994                            $   10.675585             $   10.965867               36,324.491
1995                                10.965867                 15.402974              663,652.478
1996                                15.402974                 18.199588            1,024,727.992
1997                                18.199588                 21.347335              710,225.513
1998                                21.347335                 22.973151            1,192,385.855
1999                                22.973151                 28.867552            1,071,824.967
2000                                28.867552             $   10.941194            1,518,855.269
9/30/2001                       $   10.941194                 18.908794            2,344,881.135
--------------------------------------------------------------------------------------------------------
Quantitative Mid Cap
9/30/2001                           12.500000                  9.117213               24,886.222
--------------------------------------------------------------------------------------------------------
Global Equity
1994                            $   13.117996             $   12.153179               49,050.593
1995                                12.153179                 12.872711              361,285.266
1996                                12.872711                 14.257610              622,699.384
1997                                14.257610                 16.941296              452,078.125
1998                                16.941296                 18.706100              900,761.542
1999                                18.706100                 19.073534            1,126,476.045
2000                                19.073534             $   10.941194            1,175,303.681
9/30/2001                       $   10.941194                 15.969505            1,979,616.309
--------------------------------------------------------------------------------------------------------
Strategic Growth
9/30/2001                           12.500000                  9.166906               71,630.344
--------------------------------------------------------------------------------------------------------

SUB-ACCOUNT                     UNIT VALUE AT             UNIT VALUE AT          NUMBER OF UNITS AT END
                                START OF YEAR(A)           END OF YEAR                 OF YEAR
--------------------------------------------------------------------------------------------------------
Growth
1996                            $   12.500000             $   13.711434              136,813.299
1997                                13.711434                 16.906185              432,054.497
1998                                16.906185                 20.612746              789,132.498
1999                                20.612746                 26.855000            1,112,356.278
2000                                26.855000                 19.897782            1,605,716.088
9/30/2001                           19.897782                 13.515325            1,395,367.120
--------------------------------------------------------------------------------------------------------
Large Cap Growth
1994                            $   10.444531             $   10.303433                7,523.248
1995                                10.303433                 12.443644               67,382.620
1996                                12.443644                 13.829135              119,961.606
1997                                13.829135                 16.200363               57,970.102
1998                                16.200363                 18.982681              130,457.346
1999                                18.982681                 23.393391              380,091.954
2000                                23.393391                 19.733542            1,018,958.910
9/30/2001                           19.733542                 14.415235            1,100,426.066
--------------------------------------------------------------------------------------------------------
Capital Opportunities
9/30/2001                           12.500000                  9.067566               72,826.726
--------------------------------------------------------------------------------------------------------
Quantitative Equity
1997                            $   12.500000             $   16.067235              192,717.960
1998                                16.067235                 19.968902              468,687.291
1999                                19.968902                 24.022598              901,180.009
2000                                24.022598                 25.119884            1,404,267.330
9/30/2001                           25.119884                 17.160431            1,272,026.818
--------------------------------------------------------------------------------------------------------
Blue Chip Growth
1994                            $    9.145044             $    9.280989               18,796.455
1995                                 9.280989                 11.551552              274,368.201
1996                                11.551552                 14.303631              673,370.337
1997                                14.303631                 17.859518            1,129,154.033
1998                                17.859518                 22.573222            2,444,541.966
1999                                22.573222                 26.518360            3,079,280.538
2000                                26.518360                 25.365287            3,684,186.284
9/30/2001                           25.365287                 18.839321            3,997,515.366
--------------------------------------------------------------------------------------------------------
Utilities
9/30/2001                           12.500000                  9.216615               30,644.762
--------------------------------------------------------------------------------------------------------
Real Estate Securities
1997                            $   12.500000             $   14.912035              194,806.572
1998                                14.912035                 12.255908              297,723.946
1999                                12.255908                 11.090818              226,692.229
2000                                11.090818                 13.714476              447,564.522
9/30/2001                           13.714476                 13.540635              320,675.009
--------------------------------------------------------------------------------------------------------
Small Company Value
1997                            $   12.500000             $   11.890948              121,356.238
1998                                11.890948                 11.143828              753,524.163
1999                                11.143828                 11.837890              547,174.367
2000                                11.837890                 12.335633              454,983.311
9/30/2001                           12.335633                 11.25935               802,273.074
--------------------------------------------------------------------------------------------------------
Mid Cap Value
9/30/2001                           12.500000                 11.481139              128,564.139
--------------------------------------------------------------------------------------------------------
Value
1997                            $   12.500000             $   15.019763              532,115.531
1998                                15.019763                 14.519332            1,143,817.237
1999                                14.519332                 13.883152            1,022,887.843
2000                                13.883152                 17.011828            1,043,765.979
9/30/2001                           17.011828                 15.700085            1,189,253.490
--------------------------------------------------------------------------------------------------------
Tactical Allocation
2000                            $   12.500000                 11.970334              135,569.944
9/30/2001                           11.970334                  9.284866              170,845.502
--------------------------------------------------------------------------------------------------------
Fundamental Value
9/30/2001                           12.500000                 10.507808              253,151.054
--------------------------------------------------------------------------------------------------------

SUB-ACCOUNT                     UNIT VALUE AT             UNIT VALUE AT          NUMBER OF UNITS AT END
                                START OF YEAR(A)           END OF YEAR                 OF YEAR
--------------------------------------------------------------------------------------------------------
Growth & Income
1994                            $   10.576574             $   10.436393               24,644.881
1995                                10.436393                 13.263871              448,739.926
1996                                13.263871                 16.024067            1,043,469.657
1997                                16.024067                 20.936844            1,453,214.116
1998                                20.936844                 26.056725            3,147,982.577
1999                                26.056725                 30.467742            4,219,095.207
2000                                30.467742                 27.835602            4,835,620.184
9/30/2001                           27.835602                 22.188961            5,952,563.246
--------------------------------------------------------------------------------------------------------
U.S. Large Cap Value
1999                            $   12.500000             $   12.700198              662,117.758
2000                                12.700198                 12.840714            1,043,765.979
9/30/2001                           12.840714                 10.546769            1,407,481.034
--------------------------------------------------------------------------------------------------------
Equity-Income
1994                            $   10.844086             $   10.578121               31,102.019
1995                                10.578121                 12.870851              375,815.524
1996                                12.870851                 15.172018              833,362.583
1997                                15.172018                 19.357272              973,290.243
1998                                19.357272                 20.794388            1,719,624.978
1999                                20.794388                 21.149570            1,586,409.600
2000                                21.149570                 23.507739            1,638,046.414
9/30/2001                           23.507739                 21.840084            2,836,826.193
--------------------------------------------------------------------------------------------------------
Income & Value
1994                            $   10.269505             $   10.156264               19,952.394
1995                                10.156264                 12.056663              205,665.149
1996                                12.056663                 13.039212              340,400.940
1997                                13.039212                 14.861563              176,904.939
1998                                14.861563                 16.824988              449,891.382
1999                                16.824988                 17.986686              771,920.090
2000                                17.986686                 18.566934              856,030.375
9/30/2001                           18.566934                 16.526337            1,534,352.036
--------------------------------------------------------------------------------------------------------

Balanced
1997                            $   12.500000             $   14.573591              209,560.113
1998                                14.573591                 16.377624              683,342.735
1999                                16.377624                 15.843343              782,138.303
2000                                15.843343                 14.130567              514,859.143
9/30/2001                           14.130567                 11.712684              513,970.393
--------------------------------------------------------------------------------------------------------
High Yield
1997                            $   12.500000             $   13.856003              531,676.796
1998                                13.856003                 14.008370            1,741,127.736
1999                                14.008370                 14.881850            1,380,131.201
2000                                14.881850                 13.326181            1,134,966.298
9/30/2001                           13.326181                 12.025967            1,117,853.380
--------------------------------------------------------------------------------------------------------
Strategic Bond
1994                            $   10.132498             $    9.897404                9,621.542
1995                                 9.897404                 11.607403              146,877.133
1996                                11.607403                 13.093621              470,296.507
1997                                13.093621                 14.293477              681,451.817
1998                                14.293477                 14.243718            1,092,910.900
1999                                14.243718                 14.321908              945,776.422
2000                                14.321908                 15.128283              982,539.539
9/30/2001                           15.128283                 15.713055            1,295,397.281
--------------------------------------------------------------------------------------------------------
Global Bond
1994                            $   10.345362             $   10.262238                6,324.370
1995                                10.262238                 12.434811              108,887.995
1996                                12.434811                 13.821405              236,432.653
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
1997                                13.821405                 13.995892              542,434.525
1998                                13.995892                 14.814388              196,058.554
1999                                14.814388                 13.599529              206,366.445
2000                                13.599529                 13.602454              262,586.077
9/30/2001                           13.602454                 13.870936              947,267.634
--------------------------------------------------------------------------------------------------------

SUB-ACCOUNT                     UNIT VALUE AT             UNIT VALUE AT          NUMBER OF UNITS AT END
                                START OF YEAR(A)           END OF YEAR                 OF YEAR
--------------------------------------------------------------------------------------------------------
Total Return
1999                            $   12.500000             $   12.235367              293,731.960
2000                                12.235367                 13.348487              740,524.155
9/30/2001                           13.348487                 14.297164            1,520,784.850
--------------------------------------------------------------------------------------------------------
Investment Quality Bond
1994                            $    9.785855             $    9.713969                5,980.272
1995                                 9.713969                 11.417606              143,843.254
1996                                11.417606                 11.519237              359,256.707
1997                                11.519237                 12.435620              262,883.942
1998                                12.435620                 13.299876              855,003.631
1999                                13.299876                 12.847911            1,129,566.354
2000                                12.847911                 13.826642            1,089,451.755
9/30/2001                           13.826642                 14.670571            1,509,905.536
--------------------------------------------------------------------------------------------------------
Diversified Bond
1994                            $   10.124972             $   10.050011                2,989.757
1995                                10.050011                 11.672867              123,692.494
1996                                11.672867                 12.287873              193,254.830
1997                                12.287873                 13.469181               98,739.766
1998                                13.469181                 14.663990              261,092.778
1999                                14.663990                 14.527388              292,613.312
2000                                14.527388                 15.765628              376,576.606
9/30/2001                           15.765628                 16.644364              827,670.223
--------------------------------------------------------------------------------------------------------
U.S. Government Securities
1994                            $   10.033365             $    9.968713               17,964.448
1995                                 9.968713                 11.333420              218,996.714
1996                                11.333420                 11.522857              283,607.608
1997                                11.522857                 12.294922              291,264.608
1998                                12.294922                 12.999698              909,940.877
1999                                12.999698                 12.757839              986,798.366
2000                                12.757839                 13.913787            1,035,378.919
9/30/2001                           13.913787                 14.763054            1,713,760.840
--------------------------------------------------------------------------------------------------------
Money Market
1994                            $   10.172129             $   10.290731               46,595.747
1995                                10.290731                 10.692803              282,116.623
1996                                10.692803                 11.048244              516,160.781
1997                                11.048244                 11.427217            1,222,689.467
1998                                11.427217                 11.811952            3,637,922.565
1999                                11.811952                 12.153141            6,264,766.906
2000                                12.153141                 12.657686            5,196,890.223
9/30/2001                           12.657686                 12.886949            7,658,387.927
--------------------------------------------------------------------------------------------------------
Small Cap Index
2000                            $   12.500000                 11.577217               21,196.146
9/30/2001                           11.577217                  9.611752               51,194.003
--------------------------------------------------------------------------------------------------------
International Index
2000                            $   12.500000                 11.148798               45,317.184
9/30/2001                           11.148798                  8.058692              122,217.025
--------------------------------------------------------------------------------------------------------
Mid Cap Index
2000                            $   12.500000                 13.250096              195,959.755
9/30/2001                           13.250096                 10.925254              253,922.152
--------------------------------------------------------------------------------------------------------
Total Stock Market Index
2000                            $   12.500000                 11.123861               81,427.840
9/30/2001                           11.123861                  8.679181              147,199.267
--------------------------------------------------------------------------------------------------------
500 Index
2000                            $   12.500000                 11.182275              284,601.898
9/30/2001                           11.182275                  8.753818              450,360.843
--------------------------------------------------------------------------------------------------------

SUB-ACCOUNT                     UNIT VALUE AT             UNIT VALUE AT          NUMBER OF UNITS AT END
                                START OF YEAR(A)           END OF YEAR                 OF YEAR
--------------------------------------------------------------------------------------------------------
Lifestyle Aggressive 1000
1997                            $   12.500000             $   13.635694              206,171.846
1998                                13.635694                 14.064128              276,086.785
1999                                14.064128                 15.855076              169,802.704
2000                                15.855076                 14.799593              253,623.713
9/30/2001                           14.799593                 11.130133              292,339.585
--------------------------------------------------------------------------------------------------------
Lifestyle Growth 820
1997                            $   12.500000             $   13.998474              223,792.942
1998                                13.998474                 14.623605            1,903,948.071
1999                                14.623605                 16.767184            1,241,961.810
2000                                16.767184                 16.001947            1,401,667.363
9/30/2001                           16.001947                 12.970911            1,715,094.205
--------------------------------------------------------------------------------------------------------
Lifestyle Balanced 640
1997                            $   12.500000             $   14.031517            1,456,423.208
1998                                14.031517                 14.591457            2,558,525.534
1999                                14.591457                 16.136115            1,808,450.426
2000                                16.136115                 16.274494            1,668,357.190
9/30/2001                           16.274494                 14.283891            2,287,544.289
--------------------------------------------------------------------------------------------------------
Lifestyle Moderate 460
1997                            $   12.500000             $   13.981923              486,907.289
1998                                13.981923                 15.096548            1,304,937.192
1999                                15.096548                 16.021927            1,092,440.188
2000                                16.021927                 16.431521              980,134.550
9/30/2001                           16.431521                 15.382004            1,136,427.753
--------------------------------------------------------------------------------------------------------
Lifestyle Conservative 280
1997                            $   12.500000             $   13.790807              202,270.252
1998                                13.790807                 14.950846              766,504.994
1999                                14.950846                 15.324704              776,422.562
2000                                15.324704                 16.235059              688,499.055
9/30/2001                           16.235059                 16.217032              849,011.456
--------------------------------------------------------------------------------------------------------


(A) Units under this series of contracts were first credited under the sub-accounts on August 9, 1994, except in the case of:

    -   Overseas Trust where units were first credited on January 9, 1995;

    - Mid Cap Growth and International Small Cap Trusts where units were first credited on March 4, 1996;

    -   Growth Trust where units were first credited on July 15, 1996;

    - Pacific Rim Emerging Markets, Science & Technology, Aggressive Growth, Emerging Small Company, International Stock, Quantitative Equity, Real Estate Securities, Value, Balanced, and High Yield Trusts where units were first credited on January 1, 1997;

    - Lifestyle Aggressive 1000, Lifestyle Growth 820, Lifestyle Balanced 640, Lifestyle Moderate 460, and Lifestyle Conservative 280 Trusts where units were first credited on January 7, 1997;

    - Small Company Value Trust where units were first credited on October 1, 1997; and

    - Small Company Blend, Mid Cap Stock, International Value, U.S. Large Cap Value and Total Return Trusts where units were first credited on May 1, 1999.

    - Internet Technologies, Dynamic Growth, Tactical Allocation, Small Cap Index, International Index, Mid Cap Index, Total Stock Market Index and 500 Index where units were first credited on May 1, 2000.

    - Capital Appreciation Trust where units were first credited on November 1, 2000.


    - Telecommunications, Health Sciences, Mid Cap Growth, Mid Cap Opportunities, Financial Services, All Cap Value, Quantitative Mid Cap, Strategic Growth, Capital Opportunities, Utilities, Mid Cap Value, Fundamental Value where units were first credited on May 1, 2001.

                                   APPENDIX C

                  EXAMPLES OF CALCULATION OF WITHDRAWAL CHARGE(A)

(A) Effective November 1, 1996, no withdrawal charge will be imposed on withdrawals from contracts issued on or after November 1, 1996.


Example 1 - Assume a single payment of $50,000 is made into the contract, no transfers are made, no additional payments are made and there are no partial withdrawals. The table below illustrates four examples of the withdrawal charges that would be imposed if the contract is completely withdrawn, based on hypothetical contract values.

                       HYPOTHETICAL              FREE              PURCHASE
    CONTRACT             CONTRACT             WITHDRAWAL           PAYMENTS                    WITHDRAWAL
      YEAR                 VALUE                AMOUNT            LIQUIDATED                     CHARGE
--------------------------------------------------------------------------------------------------------------------
                                                                                       Percent            Amount
                                                                                       -------            ------
        1                 55,000               5,000(a)             50,000                3%               1,500
        2                 50,500               5,000(b)             45,500                3%               1,365
        3                 60,000              10,000(c)             50,000                3%               1,500
        4                 70,000              20,000(d)             50,000                0%                   0

(a) During any contract year the free withdrawal amount is the greater of accumulated earnings, or 10% of the total purchase payments made under the contract less any prior partial withdrawals in that contract year. In the first contract year the earnings under the contract and 10% of purchase payments both equal $5,000. Consequently, on total withdrawal $5,000 is withdrawn free of the withdrawal charge, the entire $50,000 purchase payment is liquidated and the withdrawal charge is assessed against such liquidated purchase payment (contract value less free withdrawal amount).


(b) In the example for the second contract year, the accumulated earnings of $500 is less than 10% of purchase payments, therefore the free withdrawal amount is equal to 10% of purchase payments ($50,000 X 10% = $5,000) and the withdrawal charge is only applied to purchase payments liquidated (contract value less free withdrawal amount).


(c) In the example for the third contract year, the accumulated earnings of $10,000 is greater than 10% of purchase payments ($5,000), therefore the free withdrawal amount is equal to the accumulated earnings of $10,000 and the withdrawal charge is applied to the purchase payments liquidated (contract value less free withdrawal amount).


(d) There is no withdrawal charge on any purchase payments liquidated that have been in the contract for at least 3 years.

Example 2 - Assume a single payment of $50,000 is made into the contract, no transfers are made, no additional payments are made and there are a series of four partial withdrawals made during the third contract year of $2,000, $5,000, $7,000, and $8,000.

     HYPOTHETICAL       PARTIAL WITHDRAWAL         FREE             PURCHASE
       CONTRACT              REQUESTED          WITHDRAWAL          PAYMENTS                   WITHDRAWAL
         VALUE                                    AMOUNT           LIQUIDATED                    CHARGE
-------------------------------------------------------------------------------------------------------------------
                                                                                       Percent             Amount
                                                                                       -------             ------
        65,000                 2,000            15,000(a)                  0              3%                   0
        49,000                 5,000             3,000(b)              2,000              3%                  60
        52,000                 7,000             4,000(c)              3,000              3%                  90
        44,000                 8,000                 0(d)              8,000              3%                 240


(a) The free withdrawal amount during any contract year is the greater of the contract value less the unliquidated purchase payments (accumulated earnings), or 10% of purchase payments less 100% of all prior withdrawals in that contract year. For the first example, accumulated earnings of $15,000 is the free withdrawal amount since it is greater than 10% of purchase payments less prior withdrawals ($5,000-0). The amount requested ($2,000) is less than the free withdrawal amount so no purchase payments are liquidated and no withdrawal charge applies.


(b) The contract has negative accumulated earnings ($49,000-$50,000), so the free withdrawal amount is limited to 10% of purchase payments less all prior withdrawals. Since $2,000 has already been withdrawn earlier in the current contract year, the remaining free withdrawal amount during the third contract year is $3,000. The $5,000 partial withdrawal will consist of $3,000 free of withdrawal charge, and the remaining $2,000 will be subject to a withdrawal charge and result in purchase payments being liquidated. The remaining unliquidated purchase payments are $48,000.


(c) The contract has increased in value to $52,000. The unliquidated purchase payments are $48,000 so the accumulated earnings are $4,000, which is greater than 10% of purchase payments less prior withdrawals ($5,000-$2,000-$5,000<0). Hence the free withdrawal amount is $4,000.
         Therefore, $3,000 of the $7,000 partial withdrawal will be subject to a withdrawal charge and result in purchase payments being liquidated. The remaining unliquidated purchase payments are $45,000.


(d) The free withdrawal amount is zero since the contract has negative accumulated earnings ($44,000-$45,000) and the full 10% of purchase payments ($5,000) has already been utilized. The full amount of $8,000 will result in purchase payments being liquidated subject to a withdrawal charge. At the beginning of the next contract year the full 10% of purchase payments would be available again for withdrawal requests during that year.

                                   APPENDIX D

                               STATE PREMIUM TAXES

Premium taxes vary according to the state and are subject to change. In many jurisdictions there is no tax at all. For current information, a tax adviser should be consulted.

                                                                               TAX RATE

                                                                   QUALIFIED               NON-QUALIFIED
STATE                                                              CONTRACTS                 CONTRACTS
-----------------------------------------------------------------------------------------------------------
CALIFORNIA...........................................                 0.50%                     2.35%
MAINE................................................                 0.00%                     2.00%
NEVADA...............................................                 0.00%                     3.50%
PUERTO RICO..........................................                 1.00%                     1.00%
SOUTH DAKOTA*........................................                 0.00%                     1.25%
WEST VIRGINIA........................................                 1.00%                     1.00%
WYOMING..............................................                 0.00%                     1.00%


*Premium tax paid upon receipt of premium (no tax at annuitization if tax paid on premium at issue).

                                   APPENDIX E

                        PENNSYLVANIA MAXIMUM MATURITY AGE

For all contracts issued in Pennsylvania the maximum maturity age based upon the issue age of the annuitant is as follows:


                 ISSUE AGE                      MAXIMUM MATURITY AGE
         --------------------------------------------------------------
                 70 or less                              85
                   71-75                                 86
                   76-80                                 88
                   81-85                                 90
                   86-90                                 93
                   91-93                                 96
                   94-95                                 98
                   96-97                                 99
                   98-99                                101
                  100-101                               102
                    102                                 103
                    103                                 104
                    104                                 105
                    105                                 106

             It is required that the annuitant exercise a settlement annuity option no later than the maximum maturity age stated above. For example an annuitant age 60 at issue must exercise a settlement option prior to the attainment of age 86. We will use the issue age of the youngest named annuitant in the determination of the required settlement option date.

             If contracts are issued with annuitants over age 96, a withdrawal charge could be imposed if they terminate the contract rather than elect a settlement option upon attainment of the maximum maturity age. This is a result of the restrictions by Pennsylvania in combination with the 3-year withdrawal charge schedule of the contract.

                                   APPENDIX F

                         PRIOR CONTRACTS (VV CONTRACTS)

PRIOR CONTRACTS

      This Appendix sets forth the principal differences between the contract offered by this Prospectus and a class of variable annuity contract that we offer in the state of Washington ("PRIOR CONTRACTS" or "VV CONTRACTS") and which were previously sold in other states during the period April, 1993 to March, 1998. The principal differences between the contract offered by this Prospectus and the VV contract relate to the death benefit provisions.

DEATH BENEFIT PROVISIONS UNDER PRIOR CONTRACTS

Death of Last Surviving Annuitant (Where the Annuitant Was Not an Owner)

      We will pay the minimum death benefit (minus any unpaid loans) to the beneficiary if :

            -     the annuitant dies before the maturity date,

            -     the annuitant is not an owner,

            -     there is no surviving co-annuitant, and

            -     no owner of the contract is a non-natural person.

If any owner of the contract is a non-natural person, the death or change of any annuitant is treated as the death of an owner. The beneficiary may elect to:

            - receive payment (either as a lump sum or in accordance with any annuity option described in the contract) or

            - continue the contract, as its owner, with the contract value on the date due proof of death and all required claim forms are received, equal to the minimum death benefit.

An election to receive the minimum death benefit under an annuity option must be made within 60 days after the date on which the death benefit first becomes payable. In general, a beneficiary who continues the contract will nonetheless be treated for Federal income tax purposes as if he or she had received the minimum death benefit.

Death of Owner

      Deceased Owner (Who was the Last-Surviving Annuitant): We will pay the minimum death benefit, less any unpaid loans, to the beneficiary if:

      -     an owner dies before the maturity date,

      -     the deceased owner is an annuitant, and

      -     there is no surviving co-annuitant.

If the contract is a non-qualified contract, after the owner's death, the beneficiary's entire interest must be distributed within five years unless:

      - the beneficiary elects to receive his or her interest as an annuity which begins within one year of the owner's death and is paid over the beneficiary's life or over a period not extending beyond the beneficiary's life expectancy or

      - the beneficiary is the deceased owner's surviving spouse and elects to continue the contract, as its owner, with the contract value on the date due proof of death and all required claim forms are received, equal to the minimum death benefit.

An election to receive the minimum death benefit as an annuity must be made within 60 days after the date on which the death benefit first becomes payable If the spouse continues the contract, the distribution rules applicable when a contract owner dies generally will apply when that spouse, as the owner, dies. For purposes of this paragraph, in determining the minimum death benefit, withdrawal charges (applicable when an annuitant either dies after the first of the month following his or her 85th birthday or when the annuitant had attained age 81 or greater on the contract date -- see "Minimum Death Benefit") will be taken into account, but only when the minimum death benefit is paid and only if such charges would have applied if the payment had been made to the deceased owner at that time.

      Deceased Owner (Who was Not the Last-Surviving Annuitant and There Are No Surviving Owners):

      If:

      -     an owner dies before the maturity date,

      -     any annuitant survives, and

      -     there are no surviving owners,

we will transfer the interest in the contract to the successor owner (the person, persons, or entity to become the contract owner if the contract owner dies prior to the maturity date). If the contract is a non-qualified contract, after the owner's death, the successor owner's entire interest in the contract must be distributed within five years unless:

      - the successor owner elects to receive payment of the interest in the contract as an annuity which begins within one year of the owner's death and is paid over the successor owner's life or over a period not extending beyond the successor owner's life expectancy or

      - the successor owner is the deceased owner's surviving spouse and elects to continue the contract, as its owner, with the contract value on the date due proof of death and all required claim forms are received, equal to the interest in the contract.

An election to receive the interest in the contract as an annuity must be made within 60 days after the date on which the death benefit first becomes payable. If the spouse continues the contract, the distribution rules applicable when a contract owner dies generally will apply when that spouse, as the owner, dies. If the deceased contract owner had not attained age 81 on the contract date, the interest in the contract equals the contract value. If the deceased contract owner had attained age 81 on the contract date, the interest in the contract also equals the contract value, but such interest may be subject to applicable withdrawal charges when any amounts are actually paid. The successor owner's right to the interest in the contract does not affect the annuitant designations in the contract, although the successor owner may change such designations after acquiring the interest in the contract.

      Deceased Owner (Who was Not the Last-Surviving Annuitant and There Are Surviving Owners):

      If :

      -     an owner dies before the maturity date,

      -     any annuitant survives, and

      -     there is a surviving owner,

we will transfer the interest in the contract to the surviving owner. The amount of this interest and the rights and restrictions attendant to this transfer are the same as those described in the immediately preceding paragraph, except that "surviving owner" should be substituted for "successor owner," wherever these terms appear.

      Non-Natural Owners: If any owner of a non-qualified contract is not an individual, the death or change of any annuitant will be treated as the death of an owner (who was not the last-surviving annuitant), unless the last-surviving annuitant has actually died in which case the death will be treated as the death of an owner (who is the last-surviving annuitant).

      Application of Distributed Amounts Towards the Purchase of a New Contract:
A beneficiary, successor owner, or surviving owner, as the case may be, may apply amounts required to be distributed towards the purchase of a new contract. In general, if such distributed amounts are so applied, the beneficiary, successor owner, or surviving owner will be treated for Federal income tax purposes as if he or she had received these distributed amounts.

Minimum Death Benefit

      If the last surviving annuitant dies on or before the first of the month following his or her 85th birthday and had an attained age of less than 81 years on the contract date, the minimum death benefit will be equal to the greater of:

      - the contract value on the date due proof of death and all required claim forms are received at our Annuity Service Office, or

      -     the excess of

            - the sum of each purchase payment accumulated daily, at the equivalent of 5% per year, starting on the date each purchase payment is allocated to the contract, with a maximum accumulation of two times each purchase payment, over

            - the sum of each withdrawal or annuitized amount, including any applicable withdrawal charges, accumulated daily at a rate equivalent to 5% per year, starting as of the date of each such withdrawal or annuitization, with a maximum accumulation of two times each such withdrawal or annuitization amount.

      If the last surviving annuitant dies after the -first of the month following his or her 85th birthday and had an attained age of less than 81 years on the contract date, the minimum death benefit will be equal to the greater of:

      - the contract value on the date due proof of death and all required claim forms are received at our Annuity Service Office, or

      -     the excess of:

            -     the sum of all purchase payments over

            - the sum of any amounts deducted in connection with partial withdrawals.

      If the last surviving annuitant dies and the Annuitant had an attained age of 81 or greater on the contract date, the minimum death benefit payable on due proof of death and receipt of all required claim forms will equal the amount payable on total withdrawal.

OTHER CONTRACT PROVISIONS

Annuity Tables Assumed Interest Rate

      A 4% assumed interest rate is built into the annuity tables in the prior contract used to determine the first variable annuity payment to be made under that contract.


FIXED ACCOUNT INVESTMENT OPTIONS


      The fixed account is not available to contracts issued in the state of Washington.

         TABLE OF ACCUMULATION UNIT VALUES RELATING TO PRIOR CONTRACTS

SUB-ACCOUNT                        UNIT VALUE AT               UNIT VALUE AT              NUMBER OF UNITS AT
                                   START OF YEAR(A)             END OF YEAR                   END OF YEAR
--------------------------------------------------------------------------------------------------------------
Internet Technologies
2000                                $12.500000                    $6.954217                     16,406.933
9/30/2001                            $6.954217                     2.706198                     15,665.112
--------------------------------------------------------------------------------------------------------------
Pacific Rim Emerging Markets
1997                                 $12.50000                    $8.160547                     34,627.016
1998                                  8.160547                     7.656925                     41,134.511
1999                                  7.656925                    12.267100                     59,652.978
2000                                 12.267100                     9.126236                     59,729.361
9/30/2001                             9.126236                     6.478887                     51,874.143
--------------------------------------------------------------------------------------------------------------
Telecommunications
9/30/2001                           $12.500000                    $6.574579                      2,147.419
--------------------------------------------------------------------------------------------------------------
Science & Technology
1997                                $12.500000                   $13.613317                    135,733.204
1998                                 13.613317                    19.191525                    213,834.441
1999                                 19.191525                    37.660683                    439,623.047
2000                                 37.660683                    24.427405                    399,662.222
9/30/2001                            24.427405                    10.483954                    293,129.317
-------------------------------------------------------------------------------------------------------------
International Small Cap
1996                                $12.500000                   $13.465203                    233,342.969
1997                                 13.465203                    13.348864                    450,429.209
1998                                 13.348864                    14.687879                    346,668.259
1999                                 14.678879                    26.718058                    297,099.270
2000                                 26.718058                    18.618300                    163,503.021
9/30/2001                            18.618300                    11.212705                    137,244.121
--------------------------------------------------------------------------------------------------------------
Health Sciences
9/30/2001                           $12.500000                   $11.928093                      3,765.757
--------------------------------------------------------------------------------------------------------------
Aggressive Growth
1997                                $12.500000                   $12.296448                     90,240.319
1998                                 12.296448                    12.617679                    148,710.766
1999                                 12.617679                    16.504105                    160,483.979
2000                                 16.504105                    16.721411                    129,992.658
9/30/2001                            16.721411                    10.717370                     82,915.024
--------------------------------------------------------------------------------------------------------------
Emerging Small Company
1997                                $12.500000                   $14.537900                    102,965.388
1998                                 14.537900                    14.310172                    102,715.794
1999                                 14.310172                    24.427201                    122,829.358
2000                                 24.427201                    22.995348                     86,640.644
9/30/2001                            22.995348                    14.116118                     86,915.024
--------------------------------------------------------------------------------------------------------------
Small Company Blend
1999                                $12.500000                   $15.895877                     26,632.075
2000                                 15.895877                    12.549695                    179,838.328
9/30/2001                            12.549695                     9.539690                    190,685.717
--------------------------------------------------------------------------------------------------------------
Dynamic Growth
2000                                $12.500000                    $7.894008                     66,012.928
9/30/2001                             7.894008                     4.018534                     75,773.085
--------------------------------------------------------------------------------------------------------------
Mid Cap Growth
9/30/2001                           $12.500000                     8.084225                      1,846.777
--------------------------------------------------------------------------------------------------------------
Mid Cap Opportunities
9/30/2001                           $12.500000                     8.402057                      6,080.960
--------------------------------------------------------------------------------------------------------------
Mid Cap Stock
1999                                $12.500000                   $12.462837                     12,667.874
2000                                 12.462837                    11.772975                     29,040.744
9/30/2001                            11.772975                     8.571881                     30,518.334
--------------------------------------------------------------------------------------------------------------
All Cap Growth
1996                                $12.500000                   $13.188627                    283,880.941
1997                                 13.188627                    14.952186                    958,265.084
1998                                 14.952186                    18.869029                    803,736.602
-------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
1999                                18.869029           26.855000            771,866.732
2000                                26.855000           23.566248            460,836,572
9/30/2001                           23.566248           15.01237             391,333.946
------------------------------------------------------------------------------------------
Financial Services
9/30/2001                          $12.500000          $10.517690              1,682.140
------------------------------------------------------------------------------------------
Overseas
1995                               $10.000000          $10.528678            178,852.062
1996                                10.528678           11.660474            687,006.606
1997                                11.660474           11.460078            955,856.892
1998                                11.460078           12.168562            832,545.108
1999                                12.168562           16.833813            707,261.234
2000                                16.833813           13.458771            524,346.798
9/30/2001                           13.458771            9.716983            638,226.419
------------------------------------------------------------------------------------------
International Stock
1997                               $12.500000          $12.620816            152,757.810
1998                                12.620816           14.265882            164,021.287
1999                                14.265882           18.202233            171,066.912
2000                                18.202233           14.938063            118,546.190
9/30/2001                           14.938063           10.622778             99,865.035
------------------------------------------------------------------------------------------
International Value
1999                               $12.500000          $12.838810             52,564.605
2000                                12.838810           11.813131             55,613.361
9/30/2001                           11.813131            9.298567             58,440.838
------------------------------------------------------------------------------------------
All Cap Value
9/30/2001                          $12.500000          $10.607120              9,730.983
------------------------------------------------------------------------------------------
Capital Appreciation
2000                               $12.500000          $10.941194              3,346.922
9/30/2001                          $10.941194            7.575376              8,864.533
------------------------------------------------------------------------------------------
Strategic Opportunities
1994                               $10.675585          $10.965867             36,324.491
1995                                10.965867           15.402974            663,652.478
1996                                15.402974           18.199588          2,871,862.671
1997                                18.199588           21.347335          3,250,746.116
1998                                21.347335           22.973151          2,667,318.668
1999                                22.973151           28.867552          1,969,128.617
2000                                28.867552           26.586905          1,149,910.020
9/30/2001                           26.586905           18.908794            972,715.52
------------------------------------------------------------------------------------------

                                          Unit Value at     Unit Value at      Number of Units at
Sub-Account                              Start of Year(A)    End of Year          End of Year
--------------------------------------------------------------------------------------------------

Quantitative Mid Cap
9/30/2001                                  $12.500000          $9.117213             14,717.429
--------------------------------------------------------------------------------------------------
Global Equity
1994                                       $13.117996         $12.153179             49,050.593
1995                                        12.153179          12.872711            361,285,266
1996                                        12.872711          14.257610          2,854,082.412
1997                                        14.257610          16.941296          3,095,669.746
1998                                        16.941296          18.706100          2,651,804.343
1999                                        18.706100          19.073534          2,058,275.152
2000                                        19.073534          21.049744          1,342,186.517
9/30/2001                                   21.049744          15.969505          1,026,973.351
--------------------------------------------------------------------------------------------------
Strategic Growth
9/30/2001                                  $12.500000          $9.166906              3,036.880
--------------------------------------------------------------------------------------------------
Growth
1996                                       $12.500000         $13.711434             59,459.482
1997                                        13.711434          16.906185            241,081.231
1998                                        16.906185          20.612746            237,044.423
1999                                        20.612746          27.818889            392,471.271
2000                                        27.818889          19.897782            258,472.327
9/30/2001                                   19.897782          13.515325            219,830.710
--------------------------------------------------------------------------------------------------
Large Cap Growth
1994                                       $10.444531         $10.303433              7,523.248
1995                                        10.303433          12.443644             67,382.620
1996                                        12.443644          13.829135            407,378.669
1997                                        13.829135          16.200363            420,740.164
1998                                        16.200363          18.982681            407,475.288
1999                                        18.982681          23.393391            417,856.885
2000                                        23.393391          19.733542            329,797.998
9/30/2001                                   19.733542          14.415235            246,237.882
--------------------------------------------------------------------------------------------------
Capital Opportunities
9/30/2001                                  $12.500000          $9.067566             17,337.016
--------------------------------------------------------------------------------------------------
Quantitative Equity
1997                                       $12.500000         $16.067235             37,093.601
1998                                        16.067235          19.968902             79,660.211
1999                                        19.968902          24.022598            119,064.802
2000                                        24.022598          25.119884            163,661.087
9/30/2001                                   25.119884          17.160431            154,147.404
--------------------------------------------------------------------------------------------------
Blue Chip Growth
1994                                       $ 9.145044         $ 9.280989             18,796.455
1995                                         9.280989          11.551552            274,368.201
1996                                        11.551552          14.303631          1,496,909.237
1997                                        14.303631          17.859518          2,019,046.153
1998                                        17.859518          22.573222          1,961,275.725
1999                                        22.573222          26.518360          1,756,878.003
2000                                        26.518360          25.365287          1,092,042.714
9/30/2001                                   25.365287          18.839321            959,245.092
--------------------------------------------------------------------------------------------------
Utilities
9/30/2001                                  $12.500000         $ 9.216615              5,406.204
--------------------------------------------------------------------------------------------------
Real Estate Securities
1997                                       $12.500000         $14.912035            136,253.215
1998                                        14.912035          12.255908            187,493.937
1999                                        12.255908          11.090818            133,707.917
2000                                        11.090818          13.714476             87,465.358
9/30/2001                                   13.714476          13.540635            118,168.883
--------------------------------------------------------------------------------------------------
Small Company Value
1997                                       $12.500000         $11.890948             64,896.994
1998                                        11.890948          11.143828            136,031.616
1999                                        11.143828          11.837890            110,833.955
2000                                        11.837890          12.335633            156,651.937
9/30/2001                                   12.335633          11.259351            227,687.789
--------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
Mid Cap Value
9/30/2001                                    $12.500000          $11.481139            5,309.633
----------------------------------------------------------------------------------------------------
Value
1997                                         $12.500000          $15.019763          189,688.364
1998                                          15.019763           14.519332          291,736.295
1999                                          14.519332           13.883152          230,494.539
2000                                          13.883152           17.011828           94,623.664
9/30/2001                                     17.011828           15.700085          121,690.910
----------------------------------------------------------------------------------------------------
Tactical Allocation
2000                                         $12.500000          $11.970334            3,549.851
9/30/2001                                     11.970334            9.284866           10,805.135
----------------------------------------------------------------------------------------------------
Fundamental Value
9/30/2001                                    $12.500000          $10.507808       14,137,972.735
----------------------------------------------------------------------------------------------------
Growth & Income
1994                                         $10.576574          $10.436393           24,644.881
1995                                          10.436393           13.263871          448,739.926
1996                                          13.263871           16.024067        2,888,470.321
1997                                          16.024067           20.936844        3,683,351.338
1998                                          20.936844           26.056725        3,517,115.549
1999                                          26.056725           30.467742        3,324,063.963
2000                                          30467742            27.835602        1,966,797.615
9/30/2001                                     27.835602           22.188961        1,715,204.705
---------------------------------------------------------------------------------------------------
U.S. Large Cap Value
1999                                         $12.500000          $12.700198          144,388.409
2000                                         12.7100198           12.840714          205,372.918
9/30/2001                                     12.840714           10.546769          225,429.081
---------------------------------------------------------------------------------------------------


                         UNIT VALUE AT            UNIT VALUE AT            NUMBER OF UNITS AT
SUB-ACCOUNT              START OF YEAR(A)          END OF YEAR                 END OF YEAR
-------------------------------------------------------------------------------------------------------
Equity-Income
1994                        $10.844086             $10.578121                   31,102,019
1995                         10.578121              12.870851                  375,815.524
1996                         12.870851              15.172018                2,075,876.729
1997                         15.172018              19.357272                2,755,727.059
1998                         19.357272              20.794388                2,465,922.102
1999                         20.794388              21.149570                1,965,890.905
2000                         21.149570              23.507739                1,116,961.714
9/30/2001                    23.507739              21.840084                1,059,643.312
-------------------------------------------------------------------------------------------------------
Income & Value
1994                        $10.269505             $10.156264                   19,952.394
1995                         10.156264              12.056663                  205,665.149
1996                         12.056663              13.039212                1,358,995.894
1997                         13.039212              14.861563                1,405,589.059
1998                         14.861563              16.824988                1,219,676.937
1999                         16.824988              17.986686                1,125,825.714
2000                         17.986686              18.566934                  711,329.399
9/30/2001                    18.566934              16.526337                  618,177.143
-------------------------------------------------------------------------------------------------------
Balanced
1997                        $12.500000             $14.573591                   43,507.584
1998                         14.573591              16.377624                  106,132.643
1999                         16.377624              15.843343                   84,860.215
2000                         15.843343              14.130567                   76,172.930
9/30/2001                    14.130567              11.712684                   63,278.771
-------------------------------------------------------------------------------------------------------
High Yield
1997                        $12.500000             $13.856003                  159,593.993
1998                         13.856003              14.008370                  235,174.727
1999                         14.008370              14.881850                  210,283.790
2000                         14.881850              13.326181                  153,672.676
9/30/2001                    13.326181              12.025967                  117,270.862
-------------------------------------------------------------------------------------------------------
Strategic Bond
1994                        $10.132498             $ 9.897404                    9,621.542
1995                          9.897404              11.607403                  146,877.133
1996                         11.607403              13.093621                  687,006.604
1997                         13.093621              14.293477                1,309,575.793
1998                         14.293477              14.243718                1,158,904.476
1999                         14.243718              14.321908                1,054,279.029
2000                         14.321908              15.128283                  402,747.261
9/30/2001                    15.128283              15.713055                  372,631.125
-------------------------------------------------------------------------------------------------------
Global Bond
1994                        $10.345362             $10.262238                    6,324.370
1995                         10.262238              12.434811                  108,887.995
1996                         12.434811              13.821405                1,152,443.822
1997                         13.821405              13.995892                1,043,390.432
1998                         13.995892              14.814388                  832,754.874
1999                         14.814388              13.599529                  604,727.661
2000                         13.599529              13.602454                  407,387.684
9/30/2001                    13.602454              13.870936                  307,201.662
-------------------------------------------------------------------------------------------------------
Total Return
1999                         12.500000              12.235367                  102,148.881
2000                         12.235367              13.348487                   93,325.107
9/30/2001                    13.348487              14.297164                  163,128.019
-------------------------------------------------------------------------------------------------------
Investment Quality Bond
1994                        $ 9.785855             $ 9.713969                    5,980.272
1995                          9.713969              11.417606                  143,843.254
1996                         11.417606              11.519237                  727,979.095
1997                         11.519237              12.435620                  880,259.981
1998                         12.435620              13.299876                  792,835.875
1999                         13.299876              12.847911                  638,266.213
2000                         12.847911              13.826642                  362,949.743


                         UNIT VALUE AT            UNIT VALUE AT            NUMBER OF UNITS AT
SUB-ACCOUNT              START OF YEAR(A)          END OF YEAR                 END OF YEAR
-------------------------------------------------------------------------------------------------------
9/30/2001                 13.826642                $14.670571                  315,710.861
-------------------------------------------------------------------------------------------------------
Diversified Bond
1994                     $10.124972                 10.050011                    2,989.757
1995                      10.050011                 11.672867                  123,692.494
1996                      11.672867                 12.287873                  661,002.839
1997                      12.287873                 13.469181                  759,271.964
1998                      13.469181                 14.663990                  604,747.668
1999                      14.663990                 14.527388                  490,754.770
2000                      14.527388                 15.765628                  300,463.926
9/30/2001                 15.765628                 16.644364                  299,472.361
-------------------------------------------------------------------------------------------------------

                              UNIT VALUE AT       UNIT VALUE AT    NUMBER OF UNITS AT
SUB-ACCOUNT                  START OF YEAR(A)     END OF YEAR         END OF YEAR
-------------------------------------------------------------------------------------
U.S. Government Securities
1994                            $10.033365        $ 9.968713            17,964.448
1995                              9.968713         11.333420           218,996.714
1996                             11.333420         11.522857           909,658.556
1997                             11.522857         12.294922           963,718.317
1998                             12.294922         12.999698           941,111.101
1999                             12.999698         12.757839           725,036.390
2000                             12.757839         13.913787           420,833.579
9/30/2001                        13.913787         14.763054           457.025.522
-------------------------------------------------------------------------------------
Money Market
1994                            $10.172129        $10.290731            46,595.747
1995                             10.290731         10.692803           282,116.623
1996                             10.692803         11.048244         1,414,861.094
1997                             11.048244         11.427217         1,688,484.012
1998                             11.427217         11.811952         1,585,641.987
1999                             11.811952         12.153141         3,130,591.073
2000                             12.153141         12.657686         1,761,869.731
9/30/2001                        12.657686         12.886949         2,039,387.903
-------------------------------------------------------------------------------------
Small Cap Index
2000                            $12.50000         $11.577217             1,512.641
9/30/2001                        11.577217          9.611752             6,962.394
-------------------------------------------------------------------------------------
International Index
2000                            $12.50000         $11.148798             2,410.105
9/30/2001                        11.148798          8.058692             5,416.307
-------------------------------------------------------------------------------------
Mid Cap Index
2000                            $12.50000         $13.250096               980.287
9/30/2001                        13.250096         10.925254             9,517.722
-------------------------------------------------------------------------------------
Total Stock Market Index
2000                            $12.50000         $11.123861               498.418
9/30/2001                        11.123861          8.679181             1,946.796
-------------------------------------------------------------------------------------
500 Index
2000                            $12.50000         $11.182275            35,793.642
9/30/2001                        11.182275          8.753818            24,568.567
-------------------------------------------------------------------------------------
Lifestyle Aggressive 1000
1997                            $12.500000        $13.635694            16,912.665
1998                             13.635694         14.064128            35,287.822
1999                             14.064128         15.855076            20,252.890
2000                             15.855076         14.799593             7,113.417
9/30/2001                        14.799593         11.130133             6,652.572
-------------------------------------------------------------------------------------
Lifestyle Growth 820
1997                            $12.500000        $13.998474           296,965.327
1998                             13.998474         14.623605           482,081.492
1999                             14.623605         16.767184           336,530.505
2000                             16.767184         16.001947           129,077.985
9/30/2001                        16.001947         12.970911            83,570.282
-------------------------------------------------------------------------------------
Lifestyle Balanced 640
1997                            $12.500000        $14.031517           217,585.010
1998                             14.031517         14.591457           271,046.864
1999                             14.591457         16.136115           129,605.695
2000                             16.136115         16.274494           110,549.468
9/30/2001                        16.274494         14.283891           131,844.443
-------------------------------------------------------------------------------------
Lifestyle Moderate 460
1997                            $12.500000        $13.981923           143,237.634
1998                             13.981923         15.096548           197,638.622
1999                             15.096548         16.021927           179,659.697
2000                             16.021927         16.431521           131,685.302
9/30/2001                        16.431521         15.382004           118,530.536
-------------------------------------------------------------------------------------

Lifestyle Conservative 280
1997                            $12.500000        $13.790807            17,023.204
1998                             13.790807         14.950846            74,057.315
1999                             14.950846         15.324704            70,653.704
2000                             15.324704         16.235059            27,452.957
9/30/2001                        16.431521         16.217032            39,229.490

(A) Units under this series of contracts were first credited under the sub-accounts on April 1, 1993, except in the case of:

     - Overseas Trust where units were first credited on January 9, 1995;

     - Mid Cap Growth and International Small Cap Trusts where units were first credited on March 4, 1996;

     - Growth Trust where units were first credited on July 15, 1996;

     - Pacific Rim Emerging Markets, Science & Technology,
       Aggressive Growth, Emerging Small Company, International Stock, Quantitative Equity, Real Estate Securities, Value, Balanced, and High Yield Trusts where units were first credited on January 1, 1997;

     - Lifestyle Aggressive 1000, Lifestyle Growth 820, Lifestyle Balanced 640, Lifestyle Moderate 460, and Lifestyle Conservative 280 Trusts where units were first credited on January 7, 1997;

     - Small Company Value Trust where units were first credited on October 1, 1997; and

     - Small Company Blend, Mid Cap Stock, International Value, U.S. Large Cap Value and Total Return Trusts where units were first credited on May 1, 1999.

     - Internet Technologies, Dynamic Growth, Tactical Allocation, Small Cap Index, International Index, Mid Cap Index, Total Stock Market Index and 500 Index where units were first credited on May 1, 2000.

     - Capital Appreciation Trust where units were first credited on November 1, 2000.

     - Telecommunications, Health Sciences, Mid Cap Growth, Mid Cap Opportunities, Financial Services, All Cap Value, Quantitative Mid Cap, Strategic Growth, Capital Opportunities, Utilities, Mid Cap Value, Fundamental Value where units were first credited on May 1, 2001.

(B) Formerly, Mid Cap Blend.

                                   APPENDIX G

                              QUALIFIED PLAN TYPES

         Set forth below are brief descriptions of the types of qualified plans in connection with which we will issue contracts. Certain potential tax consequences associated with use of the contract in connection with qualified plans are also described. Persons intending to use the contract in connection with qualified plans should consult their tax advisor.

         Individual Retirement Annuities. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." IRAs are subject to limits on the amounts that may be contributed, the persons who may be eligible and on the time when distributions may commence. Also, distributions from certain other types of qualified retirement plans may be "rolled over" on a tax-deferred basis into an IRA. The contract may not, however be used in connection with an "Education IRA" under Section 530 of the Code.

         IRAs generally may not provide life insurance coverage, but they may provide a death benefit that equals the greater of the premiums paid and the contract value. The contract provides a death benefit that in certain circumstances may exceed the greater of the purchase payments and the contract value. It is possible that the contract's death benefit could be viewed as providing life insurance coverage with the result that the contract would not be viewed as satisfying the requirements of an IRA. "The Company is seeking approval from the IRS of the use of such death benefits in contracts issued as IRAs. There is no assurance that such approval will be given."

         Simplified Employee Pensions (SEP-IRAs). Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees, using the employees' IRAs for such purposes, if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to IRAs. As discussed above (see Individual Retirement Annuities), there is some uncertainty regarding the treatment of the contract's death benefit for purposes of the tax rules governing IRAs (which would include SEP-IRAs).

         SIMPLE IRAs. Section 408(p) of the Code permits certain small employers to establish "SIMPLE retirement accounts," including SIMPLE IRAs, for their employees. Under SIMPLE IRAs, certain deductible contributions are made by both employees and employers. SIMPLE IRAs are subject to various requirements, including limits on the amounts that may be contributed, the persons who may be eligible, and the time when distributions may commence. As discussed above (see "Individual Retirement Annuities"), there is some uncertainty regarding the proper characterization of the contract's death benefit for purposes of the tax rules governing IRAs (which would include SIMPLE IRAs).

         Roth IRAs. Section 408A of the Code permits eligible individuals to contribute to a type of IRA known as a "Roth IRA." Roth IRAs are generally subject to the same rules as non-Roth IRAs, but differ in certain respects.

         Among the differences is that contributions to a Roth IRA are not deductible and "qualified distributions" from a Roth IRA are excluded from income. A qualified distribution is a distribution that satisfies two requirements. First, the distribution must be made in a taxable year that is at least five years after the first taxable year for which a contribution to any Roth IRA established for the owner was made. Second, the distribution must be:

         -        made after the owner attains age 59-1/2;

         -        made after the owner's death;

         -        attributable to the owner being disabled; or

         - a qualified first-time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code.

         In addition, distributions from Roth IRAs need not commence when the owner attains age 70-1/2 . A Roth IRA may accept a "qualified rollover contribution" from a non-Roth IRA, but a Roth IRA may not accept rollover contributions from other qualified plans.

         As described above (see "Individual Retirement Annuities"), there is some uncertainty regarding the proper characterization of the contract's death benefit for purposes of the tax rules governing IRAs (which include Roth IRAs). Also, the state tax treatment of a Roth IRA may differ from the Federal income tax treatment of a Roth IRA.

         Corporate and Self-Employed ("H.R. 10" and "Keogh") Pension and Profit-Sharing Plans. Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the contracts in order to provide benefits under the plans. The contract provides a death benefit that in certain circumstances may exceed the greater of the purchase payments and the contract value. It is possible that the IRS could characterize the death benefit as an "incidental death benefit." There are limitations on the amount of incidental benefits that may be provided under pension and profit sharing plans. In addition, the provision of such benefits may result in current taxable income to participants.

         Tax-Sheltered Annuities. Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax-sheltered annuities." Purchasers of the contracts for such purposes should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the contracts. In particular, purchasers should consider that the contract provides a death benefit that in certain circumstances may exceed the greater of the purchase payments and the contract value. It is possible that the IRS could characterize the death benefit as an "incidental death benefit." If so, the contract owner could be deemed to receive currently taxable income. In addition, there are limitations on the amount of incidental benefits that may be provided under a tax-sheltered annuity.

         Tax-sheltered annuity contracts must contain restrictions on withdrawals of:

         - contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988,

         -        earnings on those contributions, and

         - earnings after 1988 on amounts attributable to salary reduction contributions (and earnings on those contributions) held as of the last day of the year beginning before January 1, 1989.

These amounts can be paid only if the employee has reached age 59-1/2, separated from service, died, or become disabled (within the meaning of the tax law), or in the case of hardship (within the meaning of the tax law). Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon cannot be distributed on account of hardship. Amounts subject to the withdrawal restrictions applicable to Section 403(b)(7) custodial accounts may be subject to more stringent restrictions. (These limitations on withdrawals do not apply to the extent we are directed to transfer some or all of the contract value to the issuer of another tax-sheltered annuity or into a
Section 403(b)(7) custodial account.)

         Deferred Compensation Plans of State and Local Governments and Tax-Exempt Organizations. Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. Generally, a contract purchased by a state or local government or a tax-exempt organization will not be treated as an annuity contract for Federal income tax purposes.

                                     PART B

                           INFORMATION REQUIRED IN A

                       STATEMENT OF ADDITIONAL INFORMATION

                       STATEMENT OF ADDITIONAL INFORMATION

                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
                               SEPARATE ACCOUNT H

                                       OF

                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

                  FLEXIBLE PURCHASE PAYMENT INDIVIDUAL DEFERRED
                 COMBINATION FIXED AND VARIABLE ANNUITY CONTRACT
                                NON-PARTICIPATING


         This Statement of Additional Information is not a Prospectus. It contains information in addition to that described in the Prospectus and should be read in conjunction with the Prospectus dated the same date as this Statement of Additional Information. The Prospectus may be obtained by writing The Manufacturers Life Insurance Company (U.S.A.) at the mailing address of the Annuity Service Office, P.O. Box 9230, Boston, Massachusetts 02205-9230 or telephoning (800) 344-1029.

                 The date of this Statement of Additional Information is January 1, 2002.

                The Manufacturers Life Insurance Company (U.S.A.)
                               500 Boylston Street
                        Boston, Massachusetts 02116-3739
                                 (617) 663-3000
                                 (800) 344-1029

                       STATEMENT OF ADDITIONAL INFORMATION

                                TABLE OF CONTENTS

General Information and History.............................................   3
Performance Data............................................................   3
Services
       Independent Auditors.................................................  15
       Servicing Agent......................................................  15
       Principal Underwriter................................................  16
Audited Financial Statements................................................  17

                         GENERAL INFORMATION AND HISTORY


         The Manufacturers Life Insurance Company (U.S.A.) Separate Account H (the "VARIABLE ACCOUNT") is a separate investment account of The Manufacturers Life Insurance Company (U.S.A.) ("WE" or "US" or "MANULIFE USA"). We are a stock life insurance company organized under the laws of Delaware in 1979. Our principal office is located at 500 Boylston Street, Suite 400, Boston, Massachusetts 02116-3739. Our ultimate parent is Manulife Financial Corporation ("MFC"), a publicly traded company, based in Toronto, Canada. MFC is the holding company of The Manufacturers Life Insurance Company and it subsidiaries, collectively known as Manulife Financial.



         The Variable Account was established on August 24, 1984 as a separate account of The Manufacturers Life Insurance Company of North America ("Manulife North America"), another wholly-owned subsidiary of MFC which on January 1, 2002 merged into Manulife USA. As a result of this merger, Manulife USA became the owner of all of Manulife North America's assets, including the assets of the Variable Account and assumed all of Manulife North America's obligations including those under the contracts. The merger had no other effect on the terms and conditions of the contracts or on your allocations among investment options.


         Our financial statements which are included in this Statement of Additional Information should be considered only as bearing on our ability to meet our obligations under the contracts. They should not be considered as bearing on the investment performance of the assets held in the Variable Account.

                                PERFORMANCE DATA

         Each of the sub-accounts may in its advertising and sales materials quote total return figures. The sub-accounts may advertise both "standardized" and "non-standardized" total return figures, although standardized figures will always accompany non-standardized figures. Non-standardized total return figures may be quoted assuming both:

         - redemption at the end of the time period, and
         - no redemption at the end of the time period.

Standardized figures include total return figures from:

         - the inception date of the sub-account of the Variable Account which invests in the portfolio, or
         - ten years, whichever period is shorter.


Non-standardized figures include total return figures from:


         - inception date of the portfolio, or
         - ten years, whichever period is shorter.

         Such figures will always include the average annual total return for recent one year and, when applicable, five and ten year periods, and where less than ten years, the inception date of the sub-account, in the case of standardized returns, and the inception date of the portfolio, in the case of non-standardized returns. Where the period since inception is less than one year, the total return quoted will be the aggregate total return for the period. The average annual total return is the average annual compounded rate of return that equates a purchase payment to the market value of such purchase payment on the last day of the period for which such return is calculated. The aggregate total return is the percentage change (not annualized) that equates a purchase payment to the market value of such purchase payment on the last day of the period for which such return is calculated. For purposes of the calculations it is assumed that an initial payment of $1,000 is made on the first day of the period for which the return is calculated.

         In calculating standardized return figures, all recurring charges (all asset charges - mortality and expense risk fees, administrative fees, and distribution fees) are reflected, and the asset charges are reflected in changes in unit values. Standardized total return figures will be quoted assuming redemption at the end of the period. Non-standardized total return figures reflecting redemption at the end of the time period are calculated on the same basis as the standardized returns. Non-standardized total return figures not reflecting redemption at the end of the time period are calculated on the same basis as the standardized returns except that the calculations assume no redemption at the end of the period and do not reflect deduction of the annual contract fee. We believe such non-standardized figures not reflecting redemptions at the end of the time period are useful to contract owners who wish to assess the performance of an ongoing contract of the size that is meaningful to the individual contract owner.

         For total return figures quoted for periods prior to the commencement of the offering of the contract, standardized performance data will be the historical performance of the Trust portfolio from the date the applicable sub-account of the Variable Account first became available for investment under other contracts offered by us or Manulife North America, adjusted to reflect current contract charges. In the case of non-standardized performance, performance figures will be the historical performance of the Trust portfolio from the inception date of the portfolio (or in the case of the Trust portfolios created in connection with the merger of Manulife Series Fund, Inc.) into the Trust, the inception date of the applicable predecessor Manulife Series Fund, Inc. portfolio), adjusted to reflect current contract charges.


                STANDARDIZED AVERAGE ANNUAL TOTAL RETURN FIGURES
                       CALCULATED AS OF SEPTEMBER 30, 2001
                 FOR CONTRACTS ISSUED PRIOR TO NOVEMBER 1, 1996



                                                                                  SINCE INCEPTION
                                                                                   OR 10 YEARS,         INCEPTION
PORTFOLIO                                         1 YEAR            5 YEAR     WHICHEVER IS SHORTER      DATE(A)
------------------------------------------------------------------------------------------------------------------
Internet Technologies                            -78.11%               N/A           -66.44%            05/01/00
Pacific Rim Emerging Markets                     -37.97%               N/A           -12.93%            01/01/97
Telecommunications                                  N/A                N/A           -48.68%            04/30/01
Science & Technology                             -71.37%               N/A            -3.64%            01/01/97
International Small Cap                          -52.79%             -2.78%           -1.93%            03/04/96
Health Sciences                                     N/A                N/A            -7.14%            04/30/01
Aggressive Growth                                -47.83%               N/A            -3.19%            01/01/97
Emerging Small Company                           -52.81%               N/A             2.59%            01/01/97
Small Company Blend                              -41.01%               N/A           -11.57%            05/03/99
Dynamic Growth                                   -65.84%               N/A           -55.29%            05/01/00
Mid Cap Growth                                      N/A                N/A           -36.97%            04/30/01
Mid Cap Opportunities                               N/A                N/A           -34.50%            04/30/01
Mid Cap Stock                                    -38.56%               N/A           -15.38%            05/03/99
All Cap Growth                                   -51.73%              3.01%            3.34%            03/04/96
Financial Services                                  N/A                N/A           -18.08%            04/30/01
Overseas                                         -35.06%             -2.68%           -0.43%            01/09/95
International Stock                              -34.99%               N/A            -3.37%            01/01/97
International Value                              -23.03%               N/A           -12.50%            05/03/99
Capital Appreciation                                N/A                N/A           -40.92%            11/01/00
Strategic Opportunities                          -35.40%              1.84%            7.36%            06/18/85
Quantitative Mid Cap                                N/A                N/A           -28.95%            04/30/01
Global Equity                                    -18.99%              3.79%            5.66%            03/18/88
Strategic Growth                                    N/A                N/A           -28.56%            04/30/01

                                                                                  SINCE INCEPTION
                                                                                   OR 10 YEARS,         INCEPTION
PORTFOLIO                                         1 YEAR            5 YEAR     WHICHEVER IS SHORTER      DATE(A)
------------------------------------------------------------------------------------------------------------------
Growth                                             -49.53%           0.08%              1.51%           07/15/96
Large Cap Growth                                   -37.66%           1.74%              5.06%           08/03/89
All Cap Value                                         N/A             N/A             -17.39%           04/30/01
Capital Opportunities                                 N/A             N/A             -29.34%           04/30/01
Quantitative Equity                                -39.11%            N/A               6.90%           01/01/97
Blue Chip Growth                                   -34.88%           6.72%              6.80%           12/11/92
Utilities                                             N/A             N/A             -28.18%           04/30/01
Real Estate Securities                               2.79%            N/A               1.70%           01/01/97
Small Company Value                                 -8.87%            N/A              -2.58%           10/01/97
Mid Cap Value                                         N/A             N/A             -10.61%           04/30/01
Value                                                3.84%            N/A               4.92%           01/01/97
Tactical Allocation                                -27.74%            N/A             -20.43%           05/01/00
Fundamental Value                                     N/A             N/A             -18.16%           04/30/01
Growth & Income                                    -27.00%           8.39%             10.33%           04/23/91
U.S. Large Cap Value                               -21.49%            N/A              -7.83%           05/03/99
Equity-Income                                       -1.93%           8.78%             10.05%           02/19/93
Income & Value                                     -13.63%           5.63%              6.61%           08/03/89
Balanced                                           -28.60%            N/A              -1.36%           01/01/97
High Yield                                         -17.80%            N/A              -0.81%           01/01/97
Strategic Bond                                       3.66%           4.25%              5.38%           02/19/93
Global Bond                                          3.22%           1.01%              4.66%           03/18/88
Total Return                                         8.76%            N/A               4.57%           05/03/99
Investment Quality Bond                              6.23%           5.48%              5.47%           06/18/85
Diversified Bond                                     6.34%           6.88%              6.70%           08/03/89
U.S. Government Securities                           6.80%           5.54%              5.21%           03/18/88
Money Market                                         0.15%           3.29%              2.84%           06/18/85
Small Cap Index                                    -25.44%            N/A             -18.47%           05/01/00
International Index                                -32.15%            N/A             -27.97%           05/01/00
Mid Cap Index                                      -22.73%            N/A             -10.78%           05/01/00
Total Stock Market Index                           -31.57%            N/A             -24.11%           05/01/00
500 Index                                          -29.92%            N/A             -23.65%           05/01/00
Lifestyle Aggressive 1000                          -31.73%            N/A              -2.42%           01/07/97
Lifestyle Growth 820                               -24.97%            N/A               0.79%           01/07/97
Lifestyle Balanced 640                             -16.41%            N/A               2.86%           01/07/97
Lifestyle Moderate 460                              -9.12%            N/A               4.49%           01/07/97

                                                                                  SINCE INCEPTION
                                                                                   OR 10 YEARS,         INCEPTION
PORTFOLIO                                         1 YEAR            5 YEAR     WHICHEVER IS SHORTER      DATE(A)
------------------------------------------------------------------------------------------------------------------
Lifestyle Conservative 280                          -0.66%            N/A               5.66%           01/07/97
Merrill Lynch Small Cap Value  Focus   -
Class B                                             -7.46%            N/A               4.23%           10/13/97
Merrill Lynch Basic Value  Focus   -
Class B                                            -13.44%            N/A               6.32%           10/13/97
Merrill Lynch Developing Capital Markets
Focus - Class B                                    -34.97%            N/A             -15.66%           10/13/97


(A) Inception date of the sub-account of the Variable Account which invests in the portfolio.
(B) 10 year average annual return.
(C) Formerly, Mid Cap Blend

              NON-STANDARDIZED AVERAGE ANNUAL TOTAL RETURN FIGURES
               (ASSUMING REDEMPTION AT THE END OF THE TIME PERIOD)
                      CALCULATED AS OF  SEPTEMBER 30, 2001
                 FOR CONTRACTS ISSUED PRIOR TO NOVEMBER 1, 1996



                                                                                SINCE INCEPTION
                                                                                  OR 10 YEARS,        INCEPTION
PORTFOLIO                                      1 YEAR         5 YEAR        WHICHEVER IS SHORTER       DATE(A)
---------------------------------------------------------------------------------------------------------------
Internet Technologies                         -78.11%           N/A                -66.44%            05/01/00
Pacific Rim Emerging   Markets                -37.97%        -12.28%                -7.63%            10/04/94
Telecommunications                               N/A            N/A                -48.68%            04/30/01
Science & Technology                          -71.37%           N/A                 -3.64%            01/01/97
International Small Cap                       -52.79%         -2.78%                -1.93%            03/04/96
Health Sciences                                  N/A            N/A                 -7.14%            04/30/01
Aggressive Growth                             -47.83%           N/A                 -3.19%            01/01/97
Emerging Small Company                        -52.81%           N/A                  2.59%            01/01/97
Small Company Blend                           -41.01%           N/A                -11.57%            05/03/99
Dynamic Growth                                -65.84%           N/A                -55.29%            05/01/00
Mid Cap Growth                                   N/A            N/A                -36.97%            04/30/01
Mid Cap Opportunities                            N/A            N/A                -34.50%            04/30/01
Mid Cap Stock                                 -38.56%           N/A                -15.38%            05/03/99
All Cap Growth                                -51.73%          3.01%                 3.34%            03/04/96
Financial Services                               N/A            N/A                -18.08%            04/30/01
Overseas                                      -35.06%         -2.68%                -0.43%            01/09/95
International Stock                           -34.99%           N/A                 -3.37%            01/01/97
International Value                           -23.03%           N/A                -12.50%            05/03/99
Capital Appreciation                             N/A            N/A                -40.92%            11/01/00
Strategic Opportunities                       -35.40%          1.84%                 7.36%            06/18/85
Quantitative Mid Cap                             N/A            N/A                -28.95%            04/30/01
Global Equity                                 -18.99%          3.79%                 5.66%            03/18/88
Strategic Growth                                 N/A            N/A                -28.56%            04/30/01
Growth                                        -49.53%          0.08%                 1.51%            07/15/96
Large Cap Growth                              -37.66%          1.74%                 5.06%            08/03/89
All Cap Value                                    N/A            N/A                -17.39%            04/30/01
Capital Opportunities                            N/A            N/A                -29.34%            04/30/01
Quantitative Equity                           -39.11%          7.51%                 9.05%            04/30/87
Blue Chip Growth                              -34.88%          6.72%                 6.80%            12/11/92

                                                                               SINCE INCEPTION
                                                                                 OR 10 YEARS,         INCEPTION
PORTFOLIO                                      1 YEAR         5 YEAR        WHICHEVER IS SHORTER       DATE(A)
---------------------------------------------------------------------------------------------------------------
Utilities                                        N/A            N/A                -28.18%            04/30/01
Real Estate Securities                          2.79%          4.83%                 9.31%            04/30/87
Small Company Value                            -8.87%           N/A                 -2.58%            10/01/97
Mid Cap Value                                    N/A            N/A                -10.61%            04/30/01
Value                                           3.84%           N/A                  4.92%            01/01/97
Tactical Allocation                           -27.74%           N/A                -20.43%            05/01/00
Fundamental Value                                N/A            N/A                -18.16%            04/30/01
Growth & Income                               -27.00%          8.39%                10.33%            04/23/91
U.S. Large Cap Value                          -21.49%           N/A                 -7.83%            05/03/99
Equity-Income                                  -1.93%          8.78%                10.05%            02/19/93
Income & Value                                -13.63%          5.63%                 6.61%            08/03/89
Balanced                                      -28.60%           N/A                 -1.36%            01/01/97
High Yield                                    -17.80%           N/A                 -0.81%            01/01/97
Strategic Bond                                  3.66%          4.25%                 5.38%            02/19/93
Global Bond                                     3.22%          1.01%                 4.66%            03/18/88
Total Return                                    8.76%           N/A                  4.57%            05/03/99
Investment Quality Bond                         6.23%          5.48%                 5.47%            06/18/85
Diversified Bond                                6.34%          6.88%                 6.70%            08/03/89
U.S. Government Securities                      6.80%          5.54%                 5.21%            03/18/88
Money Market                                    0.15%          3.29%                 2.84%            06/18/85
Small Cap Index                               -25.44%           N/A                -18.47%            05/01/00
International Index                           -32.15%           N/A                -27.97%            05/01/00
Mid Cap Index                                 -22.73%           N/A                -10.78%            05/01/00
Total Stock Market Index                      -31.57%           N/A                -24.11%            05/01/00
500 Index                                     -29.92%           N/A                -23.65%            05/01/00
Lifestyle Aggressive 1000                     -31.73%           N/A                 -2.42%            01/07/97
Lifestyle Growth 820                          -24.97%           N/A                  0.79%            01/07/97
Lifestyle Balanced 640                        -16.41%           N/A                  2.86%            01/07/97
Lifestyle Moderate 460                         -9.12%           N/A                  4.49%            01/07/97
Lifestyle Conservative 280                     -0.66%           N/A                  5.66%            01/07/97
Merrill Lynch Small Cap Value  Focus   -
Class B                                        -7.46%           N/A                  4.23%            10/13/97
Merrill Lynch Basic Value  Focus   -
Class B                                       -13.44%           N/A                  6.32%            10/13/97
Merrill Lynch Developing Capital Markets
Focus - Class B                               -34.97%           N/A                -15.66%            10/13/97

(A) Performance for each of these sub-accounts is based upon the historical performance of the portfolio, adjusted to reflect current contract charges. On December 31, 1996, Manulife Series Fund, Inc. merged with the Trust. Performance for each of these sub-accounts is based on the historical performance of the respective predecessor Manulife Series Fund, Inc. portfolio for periods prior to December 31, 1996.

(B) 10 year average annual return.

(C) Formerly, Mid Cap Blend.

              NON-STANDARDIZED AVERAGE ANNUAL TOTAL RETURN FIGURES
             (ASSUMING NO REDEMPTION AT THE END OF THE TIME PERIOD)
                      CALCULATED AS OF  SEPTEMBER 30, 2001
                 FOR CONTRACTS ISSUED PRIOR TO NOVEMBER 1, 1996



                                                                                              SINCE INCEPTION
                                                                                                OR 10 YEARS,         INCEPTION
PORTFOLIO                                                       1 YEAR             5 YEAR   WHICHEVER IS SHORTER      DATE(A)
-------------------------------------------------------------------------------------------------------------------------------
Internet Technologies                                          -77.74%               N/A         -66.05%              05/01/00
Pacific Rim Emerging Markets                                   -36.36%            -12.28%         -7.63%              10/04/94
Telecommunications                                                N/A                N/A         -47.40%              04/30/01
Science & Technology                                           -70.79%               N/A          -3.64%              01/01/97
International Small Cap                                        -51.64%             -2.78%         -1.93%              03/04/96
Health Sciences                                                   N/A                N/A          -4.58%              04/30/01
Aggressive Growth                                              -46.53%               N/A          -3.19%              01/01/97
Emerging Small Company                                         -51.66%               N/A           2.59%              01/01/97
Small Company Blend                                            -39.49%               N/A         -10.59%              05/03/99
Dynamic Growth                                                 -65.09%               N/A         -54.62%              05/01/00
Mid Cap Growth                                                    N/A                N/A         -35.33%              04/30/01
Mid Cap Opportunities                                             N/A                N/A         -32.78%              04/30/01
Mid Cap Stock                                                  -36.97%               N/A         -14.47%              05/03/99
All Cap Growth                                                 -50.55%              3.01%          3.34%              03/04/96
Financial Services                                                N/A                N/A         -15.86%              04/30/01
Overseas                                                       -33.36%             -2.68%         -0.43%              01/09/95
International Stock                                            -33.29%               N/A          -3.37%              01/01/97
International Value                                            -20.95%               N/A         -11.54%              05/03/99
Capital Appreciation                                              N/A                N/A         -39.40%              11/01/00
Strategic Opportunities                                        -33.71%              1.84%          7.36%              06/18/85
Quantitative Mid Cap                                              N/A                N/A         -27.06%              04/30/01
Global Equity                                                  -16.79%              3.79%          5.66%              03/18/88
Strategic Growth                                                  N/A                N/A         -26.66%              04/30/01
Growth                                                         -48.28%              0.08%          1.51%              07/15/96
Large Cap Growth                                               -36.05%              1.74%          5.06%              08/03/89
All Cap Value                                                     N/A                N/A         -15.14%              04/30/01
Capital Opportunities                                             N/A                N/A         -27.46%              04/30/01
Quantitative Equity                                            -37.53%              7.51%          9.05%              04/30/87
Blue Chip Growth                                               -33.17%              6.72%          6.80%              12/11/92

Utilities                                                         N/A                N/A         -26.27%              04/30/01
Real Estate Securities                                           5.66%              4.83%          9.31%              04/30/87
Small Company Value                                             -6.36%               N/A          -2.58%              10/01/97
Mid Cap Value                                                     N/A                N/A          -8.15%              04/30/01
Value                                                            6.74%               N/A           4.92%              01/01/97
Tactical Allocation                                            -25.82%               N/A         -18.94%              05/01/00
Fundamental Value                                                 N/A                N/A         -15.94%              04/30/01
Growth & Income                                                -25.05%              8.39%         10.33%              04/23/91
U.S. Large Cap Value                                           -19.37%               N/A          -6.80%              05/03/99
Equity-Income                                                    0.79%              8.78%         10.05%              02/19/93
Income & Value                                                 -11.27%              5.63%          6.61%              08/03/89
Balanced                                                       -26.70%               N/A          -1.36%              01/01/97
High Yield                                                     -15.56%               N/A          -0.81%              01/01/97
Strategic Bond                                                   6.56%              4.25%          5.38%              02/19/93
Global Bond                                                      6.11%              1.01%          4.66%              03/18/88
Total Return                                                   11.76%                N/A           5.72%              05/03/99
Investment Quality Bond                                          9.20%              5.48%          5.47%              06/18/85
Diversified Bond                                                 9.32%              6.88%          6.70%              08/03/89
U.S. Government Securities                                       9.79%              5.54%          5.21%              03/18/88
Money Market                                                     2.94%              3.29%          2.84%              06/18/85
Small Cap Index                                                -23.45%               N/A         -16.93%              05/01/00
International Index                                            -30.36%               N/A         -26.65%              05/01/00
Mid Cap Index                                                  -20.65%               N/A          -9.07%              05/01/00
Total Stock Market Index                                       -29.76%               N/A         -22.71%              05/01/00
500 Index                                                      -28.06%               N/A         -22.24%              05/01/00
Lifestyle Aggressive 1000                                      -29.93%               N/A          -2.42%              01/07/97
Lifestyle Growth 820                                           -22.96%               N/A           0.79%              01/07/97
Lifestyle Balanced 640                                         -14.14%               N/A           2.86%              01/07/97
Lifestyle Moderate 460                                          -6.62%               N/A           4.49%              01/07/97
Lifestyle Conservative 280                                       2.10%               N/A           5.66%              01/07/97
Merrill Lynch Small Cap Value Focus - Class B                   -4.91%               N/A           4.23%              10/13/97
Merrill Lynch Basic Value Focus - Class B                      -11.07%               N/A           6.32%              10/13/97
Merrill Lynch Developing Capital Markets Focus - Class B       -33.27%               N/A         -15.66%              10/13/97

(A) Performance for each of these sub-accounts is based upon the historical performance of the portfolio, adjusted to reflect current contract charges. On December 31, 1996, Manulife Series Fund, Inc. merged with the Trust. Performance for each of these sub-accounts is based on the historical performance of the respective predecessor Manulife Series Fund, Inc. portfolio for periods prior to December 31, 1996.

(B) 10 year average annual return.

(C) Strategic Opportunities.

                STANDARDIZED AVERAGE ANNUAL TOTAL RETURN FIGURES
                      CALCULATED AS OF  SEPTEMBER 30, 2001
                FOR CONTRACTS ISSUED ON OR AFTER NOVEMBER 1, 1996



                                                                               SINCE INCEPTION
                                                                                 OR 10 YEARS,         INCEPTION
PORTFOLIO                                    1 YEAR           5 YEAR         WHICHEVER IS SHORTER      DATE(A)
----------------------------------------------------------------------------------------------------------------
Internet Technologies                        -77.74%            N/A                -66.05%            05/01/00
Pacific Rim Emerging Markets                 -36.36%            N/A                -12.93%            01/01/97
Telecommunications                              N/A             N/A                -47.40%            04/30/01
Science & Technology                         -70.79%            N/A                 -3.64%            01/01/97
International Small Cap                      -51.64%          -2.78%                -1.93%            03/04/96
Health Sciences                                 N/A             N/A                 -4.58%            04/30/01
Aggressive Growth                            -46.53%            N/A                 -3.19%            01/01/97
Emerging Small Company                       -51.66%            N/A                  2.59%            01/01/97
Small Company Blend                          -39.49%            N/A                -10.59%            05/03/99
Dynamic Growth                               -65.09%            N/A                -54.62%            05/01/00
Mid Cap Growth                                  N/A             N/A                -35.33%            04/30/01
Mid Cap Opportunities                           N/A             N/A                -32.78%            04/30/01
Mid Cap Stock                                -36.97%            N/A                -14.47%            05/03/99
All Cap Growth                               -50.55%           3.01%                 3.34%            03/04/96
Financial Services                              N/A             N/A                -15.86%            04/30/01
Overseas                                     -33.36%          -2.68%                -0.43%            01/09/95
International Stock                          -33.29%            N/A                 -3.37%            01/01/97
International Value                          -20.95%            N/A                -11.54%            05/03/99
Capital Appreciation                            N/A             N/A                -39.40%            11/01/00
Strategic Opportunities                      -33.71%           1.84%                 7.36%            06/18/85
Quantitative Mid Cap                            N/A             N/A                -27.06%            04/30/01
Global Equity                                -16.79%           3.79%                 5.66%            03/18/88
Strategic Growth                                N/A             N/A                -26.66%            04/30/01
Growth                                       -48.28%           0.08%                 1.51%            07/15/96
Large Cap Growth                             -36.05%           1.74%                 5.06%            08/03/89
All Cap Value                                   N/A             N/A                -15.14%            04/30/01
Capital Opportunities                           N/A             N/A                -27.46%            04/30/01
Quantitative Equity                          -37.53%            N/A                  6.90%            01/01/97
Blue Chip Growth                             -33.17%           6.72%                 6.80%            12/11/92
Utilities                                       N/A             N/A                -26.27%            04/30/01

Real Estate Securities                                             5.66%            N/A            1.70%          01/01/97
Small Company Value                                               -6.36%            N/A           -2.58%          10/01/97
Mid Cap Value                                                       N/A             N/A           -8.15%          04/30/01
Value                                                              6.74%            N/A            4.92%          01/01/97
Tactical Allocation                                              -25.82%            N/A          -18.94%          05/01/00
Fundamental Value                                                   N/A             N/A          -15.94%          04/30/01
Growth & Income                                                  -25.05%           8.39%          10.33%          04/23/91
U.S. Large Cap Value                                             -19.37%            N/A           -6.80%          05/03/99
Equity-Income                                                      0.79%           8.78%          10.05%          02/19/93
Income & Value                                                   -11.27%           5.63%           6.61%          08/03/89
Balanced                                                         -26.70%            N/A           -1.36%          01/01/97
High Yield                                                       -15.56%            N/A           -0.81%          01/01/97
Strategic Bond                                                     6.56%           4.25%           5.38%          02/19/93
Global Bond                                                        6.11%           1.01%           4.66%          03/18/88
Total Return                                                      11.76%            N/A            5.72%          05/03/99
Investment Quality Bond                                            9.20%           5.48%           5.47%          06/18/85
Diversified Bond                                                   9.32%           6.88%           6.70%          08/03/89
U.S. Government Securities                                         9.79%           5.54%           5.21%          03/18/88
Money Market                                                       2.94%           3.29%           2.84%          06/18/85
Small Cap Index                                                  -23.45%            N/A          -16.93%          05/01/00
International Index                                              -30.36%            N/A          -26.65%          05/01/00
Mid Cap Index                                                    -20.65%            N/A           -9.07%          05/01/00
Total Stock Market Index                                         -29.76%            N/A          -22.71%          05/01/00
500 Index                                                        -28.06%            N/A          -22.24%          05/01/00
Lifestyle Aggressive 1000                                        -29.93%            N/A           -2.42%          01/07/97
Lifestyle Growth 820                                             -22.96%            N/A            0.79%          01/07/97
Lifestyle Balanced 640                                           -14.14%            N/A            2.86%          01/07/97
Lifestyle Moderate 460                                            -6.62%            N/A            4.49%          01/07/97
Lifestyle Conservative 280                                         2.10%            N/A            5.66%          01/07/97
Merrill Lynch Small Cap Value Focus - Class B                     -4.91%            N/A            4.23%          10/13/97
Merrill Lynch Basic Value Focus - Class B                        -11.07%            N/A            6.32%          10/13/97
Merrill Lynch Developing Capital Markets Focus - Class B         -33.27%            N/A          -15.66%          10/13/97


(A) Inception date of the sub-account of the Variable Account which invests in the portfolio.

(B) 10 year average annual return.

(C) Formerly, Mid Cap Blend.

              NON-STANDARDIZED AVERAGE ANNUAL TOTAL RETURN FIGURES
               (ASSUMING REDEMPTION AT THE END OF THE TIME PERIOD)
                       CALCULATED AS OF SEPTEMBER 30, 2001
                FOR CONTRACTS ISSUED ON OR AFTER NOVEMBER 1, 1996



                                                                                             SINCE INCEPTION
                                                                                               OR 10 YEARS,         INCEPTION
PORTFOLIO                                                        1 YEAR         5 YEAR      WHICHEVER IS SHORTER      DATE(A)
-----------------------------------------------------------------------------------------------------------------------------
Internet Technologies                                            -77.74%           N/A             -66.05%           05/01/00
Pacific Rim Emerging Markets                                     -36.36%        -12.28%             -7.63%           10/04/94
Telecommunications                                                  N/A            N/A             -47.40%           04/30/01
Science & Technology                                             -70.79%           N/A              -3.64%           01/01/97
International Small Cap                                          -51.64%         -2.78%             -1.93%           03/04/96
Health Sciences                                                     N/A            N/A              -4.58%           04/30/01
Aggressive Growth                                                -46.53%           N/A              -3.19%           01/01/97
Emerging Small Company                                           -51.66%           N/A               2.59%           01/01/97
Small Company Blend                                              -39.49%           N/A             -10.59%           05/03/99
Dynamic Growth                                                   -65.09%           N/A             -54.62%           05/01/00
Mid Cap Growth                                                      N/A            N/A             -35.33%           04/30/01
Mid Cap Opportunities                                               N/A            N/A             -32.78%           04/30/01
Mid Cap Stock                                                    -36.97%           N/A             -14.47%           05/03/99
All Cap Growth                                                   -50.55%          3.01%              3.34%           03/04/96
Financial Services                                                  N/A            N/A             -15.86%           04/30/01
Overseas                                                         -33.36%         -2.68%             -0.43%           01/09/95
International Stock                                              -33.29%           N/A              -3.37%           01/01/97
International Value                                              -20.95%           N/A             -11.54%           05/03/99
Capital Appreciation                                                N/A            N/A             -39.40%           11/01/00
Strategic Opportunities                                          -33.71%          1.84%              7.36%           06/18/85
Quantitative Mid Cap                                                N/A            N/A             -27.06%           04/30/01
Global Equity                                                    -16.79%          3.79%              5.66%           03/18/88
Strategic Growth                                                    N/A            N/A             -26.66%           04/30/01
Growth                                                           -48.28%          0.08%              1.51%           07/15/96
Large Cap Growth                                                 -36.05%          1.74%              5.06%           08/03/89
All Cap Value                                                       N/A            N/A             -15.14%           04/30/01
Capital Opportunities                                               N/A            N/A             -27.46%           04/30/01
Quantitative Equity                                              -37.53%          7.51%              9.05%           04/30/87
Blue Chip Growth                                                 -33.17%          6.72%              6.80%           12/11/92

Utilities                                                           N/A            N/A             -26.27%           04/30/01
Real Estate Securities                                             5.66%          4.83%              9.31%           04/30/87
Small Company Value                                               -6.36%           N/A              -2.58%           10/01/97
Mid Cap Value                                                       N/A            N/A              -8.15%           04/30/01
Value                                                              6.74%           N/A               4.92%           01/01/97
Tactical Allocation                                              -25.82%           N/A             -18.94%           05/01/00
Fundamental Value                                                   N/A            N/A             -15.94%           04/30/01
Growth & Income                                                  -25.05%          8.39%             10.33%           04/23/91
U.S. Large Cap Value                                             -19.37%            N/A             -6.80%           05/03/99
Equity-Income                                                      0.79%          8.78%             10.05%           02/19/93
Income & Value                                                   -11.27%          5.63%              6.61%           08/03/89
Balanced                                                         -26.70%            N/A             -1.36%           01/01/97
High Yield                                                       -15.56%            N/A             -0.81%           01/01/97
Strategic Bond                                                     6.56%          4.25%              5.38%           02/19/93
Global Bond                                                        6.11%          1.01%              4.66%           03/18/88
Total Return                                                      11.76%           N/A               5.72%           05/03/99
Investment Quality Bond                                            9.20%          5.48%              5.47%           06/18/85
Diversified Bond                                                   9.32%          6.88%              6.70%           08/03/89
U.S. Government Securities                                         9.79%          5.54%              5.21%           03/18/88
Money Market                                                       2.94%          3.29%              2.84%           06/18/85
Small Cap Index                                                  -23.45%           N/A             -16.93%           05/01/00
International Index                                              -30.36%           N/A             -26.65%           05/01/00
Mid Cap Index                                                    -20.65%           N/A              -9.07%           05/01/00
Total Stock Market Index                                         -29.76%           N/A             -22.71%           05/01/00
500 Index                                                        -28.06%           N/A             -22.24%           05/01/00
Lifestyle Aggressive 1000                                        -29.93%           N/A              -2.42%           01/07/97
Lifestyle Growth 820                                             -22.96%           N/A               0.79%           01/07/97
Lifestyle Balanced 640                                           -14.14%           N/A               2.86%           01/07/97
Lifestyle Moderate 460                                            -6.62%           N/A               4.49%           01/07/97
Lifestyle Conservative 280                                         2.10%           N/A               5.66%           01/07/97
Merrill Lynch Small Cap Value Focus - Class B                     -4.91%           N/A               4.23%           10/13/97
Merrill Lynch Basic Value Focus - Class B                        -11.07%           N/A               6.32%           10/13/97
Merrill Lynch Developing Capital Markets Focus - Class B         -33.27%           N/A             -15.66%           10/13/97

(A) Performance for each of these sub-accounts is based upon the historical performance of the portfolio, adjusted to reflect current contract charges. On December 31, 1996, Manulife Series Fund, Inc. merged with the Trust. Performance for each of these sub-accounts is based on the historical performance of the respective predecessor Manulife Series Fund, Inc. portfolio for periods prior to December 31, 1996.

(B) 10 year average annual return.

(C) Formerly, Mid Cap Blend.

              NON-STANDARDIZED AVERAGE ANNUAL TOTAL RETURN FIGURES
             (ASSUMING NO REDEMPTION AT THE END OF THE TIME PERIOD)
                       CALCULATED AS OF SEPTEMBER 30, 2001
                FOR CONTRACTS ISSUED ON OR AFTER NOVEMBER 1, 1996



                                                                                              SINCE INCEPTION
                                                                                                OR 10 YEARS,        INCEPTION
PORTFOLIO                                                        1 YEAR           5 YEAR     WHICHEVER IS SHORTER    DATE(A)
------------------------------------------------------------------------------------------------------------------------------
Internet Technologies                                            -77.74%            N/A            -66.05%           05/01/00
Pacific Rim Emerging Markets                                     -36.36%         -12.28%            -7.63%           10/04/94
Telecommunications                                                  N/A             N/A            -47.40%           04/30/01
Science & Technology                                             -70.79%            N/A             -3.64%           01/01/97
International Small Cap                                          -51.64%          -2.78%            -1.93%           03/04/96
Health Sciences                                                     N/A             N/A             -4.58%           04/30/01
Aggressive Growth                                                -46.53%            N/A             -3.19%           01/01/97
Emerging Small Company                                           -51.66%            N/A              2.59%           01/01/97
Small Company Blend                                              -39.49%            N/A            -10.59%           05/03/99
Dynamic Growth                                                   -65.09%            N/A            -54.62%           05/01/00
Mid Cap Growth                                                      N/A             N/A            -35.33%           04/30/01
Mid Cap Opportunities                                               N/A             N/A            -32.78%           04/30/01
Mid Cap Stock                                                    -36.97%            N/A            -14.47%           05/03/99
All Cap Growth                                                   -50.55%           3.01%             3.34%           03/04/96
Financial Services                                                  N/A             N/A            -15.86%           04/30/01
Overseas                                                         -33.36%          -2.68%            -0.43%           01/09/95
International Stock                                              -33.29%            N/A             -3.37%           01/01/97
International Value                                              -20.95%            N/A            -11.54%           05/03/99
Capital Appreciation                                                N/A             N/A            -39.40%           11/01/00
Strategic Opportunities                                          -33.71%           1.84%             7.36%           06/18/85
Quantitative Mid Cap                                                N/A             N/A            -27.06%           04/30/01
Global Equity                                                    -16.79%           3.79%             5.66%           03/18/88
Strategic Growth                                                    N/A             N/A            -26.66%           04/30/01
Growth                                                           -48.28%           0.08%             1.51%           07/15/96
Large Cap Growth                                                 -36.05%           1.74%             5.06%           08/03/89
All Cap Value                                                       N/A             N/A            -15.14%           04/30/01
Capital Opportunities                                               N/A             N/A            -27.46%           04/30/01
Quantitative Equity                                              -37.53%           7.51%             9.05%           04/30/87
Blue Chip Growth                                                 -33.17%           6.72%             6.80%           12/11/92


Utilities                                                           N/A             N/A            -26.27%           04/30/01
Real Estate Securities                                             5.66%           4.83%             9.31%           04/30/87
Small Company Value                                               -6.36%            N/A             -2.58%           10/01/97
Mid Cap Value                                                       N/A             N/A             -8.15%           04/30/01
Value                                                              6.74%            N/A              4.92%           01/01/97
Tactical Allocation                                              -25.82%            N/A            -18.94%           05/01/00
Fundamental Value                                                   N/A             N/A            -15.94%           04/30/01
Growth & Income                                                  -25.05%           8.39%            10.33%           04/23/91
U.S. Large Cap Value                                             -19.37%            N/A             -6.80%           05/03/99
Equity-Income                                                      0.79%           8.78%            10.05%           02/19/93
Income & Value                                                   -11.27%           5.63%             6.61%           08/03/89
Balanced                                                         -26.70%            N/A             -1.36%           01/01/97
High Yield                                                       -15.56%            N/A             -0.81%           01/01/97
Strategic Bond                                                     6.56%           4.25%             5.38%           02/19/93
Global Bond                                                        6.11%           1.01%             4.66%           03/18/88
Total Return                                                      11.76%            N/A              5.72%           05/03/99
Investment Quality Bond                                            9.20%           5.48%             5.47%           06/18/85
Diversified Bond                                                   9.32%           6.88%             6.70%           08/03/89
U.S. Government Securities                                         9.79%           5.54%             5.21%           03/18/88
Money Market                                                       2.94%           3.29%             2.84%           06/18/85
Small Cap Index                                                  -23.45%            N/A            -16.93%           05/01/00
International Index                                              -30.36%            N/A            -26.65%           05/01/00
Mid Cap Index                                                    -20.65%            N/A             -9.07%           05/01/00
Total Stock Market Index                                         -29.76%            N/A            -22.71%           05/01/00
500 Index                                                        -28.06%            N/A            -22.24%           05/01/00
Lifestyle Aggressive 1000                                        -29.93%            N/A             -2.42%           01/07/97
Lifestyle Growth 820                                             -22.96%            N/A              0.79%           01/07/97
Lifestyle Balanced 640                                           -14.14%            N/A              2.86%           01/07/97
Lifestyle Moderate 460                                            -6.62%            N/A              4.49%           01/07/97
Lifestyle Conservative 280                                         2.10%            N/A              5.66%           01/07/97
Merrill Lynch Small Cap Value Focus - Class B                     -4.91%            N/A              4.23%           10/13/97
Merrill Lynch Basic Value  Focus - Class B                       -11.07%            N/A              6.32%           10/13/97
Merrill Lynch Developing Capital Markets Focus - Class B         -33.27%            N/A            -15.66%           10/13/97

(A) Performance for each of these sub-accounts is based upon the historical performance of the portfolio, adjusted to reflect current contract charges. On December 31, 1996, Manulife Series Fund, Inc. merged with the Trust. Performance for each of these sub-accounts is based on the historical performance of the respective predecessor Manulife Series Fund, Inc. portfolio for periods prior to December 31, 1996.

(B) 10 year average annual return.

(C) Formerly, Mid Cap Blend.

                                    * * * * *

         In addition to the non-standardized returns quoted above, each of the sub-accounts may from time to time quote aggregate non-standardized total returns calculated in the same manner as set forth above for other time periods. From time to time the Trust may include in its advertising and sales literature general discussions of economic theories, including but not limited to, discussions on how demographic and political trends can affect the financial markets. Further, the Trust may also include in its advertising and sales literature specific information on each of the Trust's subadvisers, including but not limited to, research capabilities of a subadviser, assets under management, information relating to other clients of a subadviser, and other generalized information.

                                    SERVICES

INDEPENDENT AUDITORS


         The consolidated financial statements of The Manufacturers Life Insurance Company (U.S.A.) at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 and the financial statements of Separate Account A of The Manufacturers Life Insurance Company North America at December 31, 2000 and 1999, and for each of the two years in the period ended December 31, 2000, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


SERVICING AGENT

         Computer Sciences Corporation Financial Services Group ("CSC FSG") provides to us a computerized data processing recordkeeping system for variable annuity administration. CSC FSG provides various daily, semimonthly, monthly, semiannual and annual reports including:

         - daily updates on:
             - accumulation unit values
             - variable annuity participants and transaction
             - agent production and commissions;
         - semimonthly commission statements;
         - monthly summaries of agent production and daily transaction reports;
         - semiannual statements for contract owners; and
         - annual contract owner tax reports.

We pay CSC FSG approximately $7.80 per policy per year, plus certain other fees for the services provided.

PRINCIPAL UNDERWRITER

         Manulife Financial Securities LLC, an indirect wholly owned subsidiary of MFC, serves as principal underwriter to the contracts. Prior to January 1, 2002, Manufacturers Securities Services, LLC ("MSS"), the successor to NASL Financial Services, Inc., served as principal underwriter of the contracts. Contracts are offered on a continuous basis. The aggregate dollar amount of underwriting commissions paid to MSS in 2000, 1999 and 1998 were $251,409,183, $183,494,116 and $122,828,714, respectively. MSS did not retain any of these amounts during such periods.

                             FINANCIAL STATEMENTS

THE MANUFACTURERS LIFE INSURANCE
COMPANY OF NORTH AMERICA SEPARATE ACCOUNT A

Financial Statements

Nine months ended September 30, 2001 (unaudited) with December 31, 2000 comparative (audited)

                        THE MANUFACTURERS LIFE INSURANCE
                   COMPANY OF NORTH AMERICA SEPARATE ACCOUNT A

                              Financial Statements

                Nine months ended September 30, 2001 (unaudited)
                  with December 31, 2000 comparative (audited)


                                    CONTENTS

Financial Statements

Statement of Assets and Contract Owners' Equity................................1
Statements of Operations and Changes in Contract Owners' Equity................3
Notes to Financial Statements.................................................24

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                 Statement of Assets and Contract Owners' Equity

                         September 30, 2001 (Unaudited)

ASSETS
   Investments at market value:
      Sub-accounts held by Manufacturers Investment Trust:
         Strategic Opportunities Portfolio-- 73,528,333 shares (cost $1,298,924,174)                               $ 789,694,299
         Investment Quality Bond Portfolio-- 23,704,130 shares (cost $276,621,091)                                   281,130,987
         Growth & Income Portfolio-- 83,832,961 shares (cost $2,277,999,270)                                       1,823,366,902
         Blue Chip Growth Portfolio-- 77,374,091 shares (cost $1,477,734,008)                                      1,078,594,832
         Money Market Portfolio-- 102,748,041 shares (cost $1,027,480,409)                                         1,027,480,409
         Global Equity Portfolio -- 34,993,617 shares (cost $593,174,178)                                            416,424,048
         Global Bond Portfolio-- 8,671,919 shares (cost $102,363,541)                                                102,241,927
         U.S. Government Securities Portfolio-- 21,532,800 shares (cost $288,275,606)                                296,506,655
         Diversified Bond Portfolio-- 18,869,216 shares (cost $197,894,693)                                          199,447,610
         Income & Value Portfolio-- 48,258,913 shares (cost $535,357,691)                                            436,260,574
         Large Cap Growth Portfolio-- 39,373,673 shares (cost $532,540,603)                                          350,425,686
         Equity-Income Portfolio-- 55,516,323 shares (cost $894,869,578)                                             780,004,333
         Strategic Bond Portfolio-- 19,277,671 shares (cost $208,899,449)                                            204,921,640
         Overseas Portfolio-- 30,320,551 shares (cost $345,647,711)                                                  240,441,968
         Growth Portfolio-- 24,595,600 shares (cost $556,545,052)                                                    300,066,315
         All Cap Growth Portfolio-- 36,218,680 shares (cost $761,495,299)                                            452,009,123
         International Small Cap Portfolio-- 11,562,897 shares (cost $224,567,341)                                   115,628,971
         Pacific Rim Emerging Markets Portfolio-- 5,923,113 shares (cost $48,044,855)                                 34,768,672
         Science & Technology Portfolio-- 42,372,969 shares (cost $1,230,422,015)                                    402,119,474
         Emerging Small Company Portfolio -- 7,230,092 shares (cost $262,753,320)                                    150,602,818
         Aggressive Growth Portfolio-- 18,232,448 shares (cost $342,233,140)                                         211,314,070
         International Stock Portfolio-- 11,505,247 shares (cost $145,590,287)                                       101,246,177
         Quantitative Equity Portfolio-- 14,310,816 shares (cost $348,061,516)                                       220,959,004
         Value Portfolio-- 15,566,250 shares (cost $249,461,458)                                                     231,625,804
         Real Estate Securities Portfolio-- 4,196,453 shares (cost $63,115,885)                                       63,114,650
         Balanced Portfolio-- 5,455,320 shares (cost $93,838,265)                                                     69,228,011
         High Yield Portfolio-- 11,941,213 shares (cost $140,180,530)                                                114,038,580
         Lifestyle Aggressive 1000 Portfolio -- 8,568,107 shares (cost $108,789,331)                                  78,141,137
         Lifestyle Growth 820 Portfolio-- 35,375,811 shares (cost $465,749,320)                                      359,064,481
         Lifestyle Balanced 640 Portfolio--  34,444,136 shares (cost $446,844,265)                                   379,918,821
         Lifestyle Moderate 460 Portfolio--  12,529,915 shares (cost $164,149,714)                                   145,472,311
         Lifestyle Conservative 280 Portfolio-- 7,283,711 shares (cost $94,505,563)                                   92,430,298
         Small Company Value Portfolio -- 7,813,670 shares (cost $101,134,977)                                        93,529,629
         International Value Portfolio-- 6,342,461 shares (cost $73,272,135)                                          59,175,166
         Small Company Blend Portfolio-- 8,890,085 shares (cost $116,413,193)                                         76,899,235
         Total Return Portfolio -- 23,091,849 shares (cost $304,483,576)                                             320,976,697
         U.S. Large Cap Value Portfolio-- 21,779,615 shares (cost $277,535,254)                                      234,348,653
         Mid Cap Stock Portfolio-- 8,794,550 shares (cost $101,006,420)                                               78,447,382

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

           Statement of Assets and Contract Owners' Equity (continued)

                         September 30, 2001 (Unaudited)

ASSETS (CONTINUED)
         Tactical Allocation Portfolio --  5,824,192 shares (cost $66,185,101)                                     $    53,349,594
         Dynamic Growth Portfolio --  18,011,235 shares (cost $150,839,796)                                             75,106,849
         Internet Technologies Portfolio-- 8,709,944 shares (cost $72,574,872)                                          24,126,544
         International Index Portfolio -- 1,344,812 shares (cost $13,559,315)                                           10,933,318
         Total Stock Market Index Portfolio-- 2,091,902 shares (cost $22,757,361)                                       18,408,739
         500 Index Portfolio-- 12,208,871 shares (cost $133,055,071)                                                   109,147,308
         Mid Cap Index Portfolio-- 2,450,759 shares (cost $31,462,465)                                                  26,860,323
         Small Cap Index Portfolio-- 1,597,226 shares (cost $17,969,948)                                                15,157,672
         Capital Appreciation Portfolio -- 2,139,393 shares (cost $20,188,291)                                          16,451,934
         Telecommunications Portfolio -- 526,078 shares (cost $4,742,228)                                                3,482,635
         Health Sciences Portfolio -- 1,714,970 shares (cost $22,006,792)                                               20,596,785
         Mid Cap Growth Portfolio -- 991,650 shares (cost $11,094,259)                                                   8,072,030
         Mid Cap Opportunities Portfolio -- 572,977 shares (cost $6,203,484)                                             4,847,384
         Financial Services Portfolio -- 1,099,351 shares (cost $13,116,572)                                            11,642,131
         Quantitative Mid Cap Portfolio -- 224,636 shares (cost $2,552,511)                                              2,062,156
         Strategic Growth Portfolio -- 2,364,525 shares (cost $26,255,494)                                              21,824,561
         All Cap Value Portfolio -- 643,193 shares (cost $7,700,120)                                                     6,869,301
         Capital Opportunities Portfolio -- 1,477,934 shares (cost $16,349,284)                                         13,493,537
         Utilities Portfolio -- 944,280 shares (cost $10,324,549)                                                        8,762,923
         Mid Cap Value Portfolio -- 3,063,340 shares (cost $38,019,817)                                                 35,412,207
         Fundamental Value Portfolio -- 4,119,785 shares (cost $48,988,575)                                             43,587,325

      Sub-accounts held by Merrill Lynch Variable Series Funds, Inc.:
         Basic Value Focus Portfolio-- 3,193,808 shares (cost $44,100,299)                                              37,814,681
         Special Value Focus Portfolio-- 851,174 shares (cost $19,034,744)                                              17,159,660
         Developing Capital Markets Focus Portfolio-- 236,177 shares (cost $2,152,821)                                   1,365,101
                                                                                                                   ---------------

Total assets                                                                                                       $12,998,602,047
                                                                                                                   ===============

CONTRACT OWNERS' EQUITY

Variable annuity contracts                                                                                          12,983,874,346
Annuity reserves                                                                                                   $    14,727,701
                                                                                                                   ---------------

Total contract owners' equity                                                                                      $12,998,602,047
                                                                                                                   ===============

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

         Statements of Operations and Changes in Contract Owners' Equity


                                                                              SUB-ACCOUNT
                                    ------------------------------------------------------------------------------------------------
                                       STRATEGIC OPPORTUNITIES (1)      INVESTMENT QUALITY BOND             GROWTH & INCOME
                                    ------------------------------------------------------------------------------------------------
                                      PERIOD ENDED      Year ended    PERIOD ENDED     Year ended     PERIOD ENDED      Year ended
                                      SEPTEMBER 30,    December 31,   SEPTEMBER 30,   December 31,    SEPTEMBER 30,    December 31,
                                         2001              2000           2001           2000             2001             2000
                                    ------------------------------------------------------------------------------------------------
                                       UNAUDITED                        UNAUDITED                      UNAUDITED
Income:
   Dividends                        $  158,636,799   $  207,385,361   $ 14,907,454   $ 16,068,154   $  119,515,267   $  172,497,819

Expenses:
    Mortality and expense risk
       and administrative charges       11,964,537       19,140,237      2,646,129      3,037,122       24,189,733       39,106,144
                                    ------------------------------------------------------------------------------------------------
Net investment income (loss)           146,672,262      188,245,124     12,261,325     13,031,032       95,325,534      133,391,675

Net realized gain (loss)               (92,019,763)       1,518,215     (2,471,843)    (4,860,035)      71,677,207      205,723,802
Unrealized appreciation
    (depreciation) during the
    period                            (387,533,911)    (293,755,736)     4,066,707      7,652,144     (651,403,720)    (573,777,887)
                                    ------------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                        (332,881,412)    (103,992,397)    13,856,189     15,823,141     (484,400,979)    (234,662,410)

Changes from principal
    transactions:
       Purchase payments                49,506,399      101,596,423     17,373,962     16,914,727       96,410,490      266,944,260
       Transfers between sub-
           accounts and the
           Company                     (27,074,148)     (17,644,852)    58,054,488    (10,162,552)     (98,715,656)      43,977,681
       Withdrawals                    (108,316,648)    (209,796,618)   (21,518,521)   (27,879,309)    (187,724,462)    (339,279,830)
       Annual contract fee                (561,048)        (609,450)      (100,210)       (82,707)      (1,082,622)      (1,102,606)
                                    ------------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions             (86,445,445)    (126,454,497)    53,809,719    (21,209,841)    (191,112,250)     (29,460,495)
                                    ------------------------------------------------------------------------------------------------
Total increase (decrease) in
    contract owners' equity           (419,326,857)    (230,446,894)    67,665,908     (5,386,700)    (675,513,229)    (264,122,905)
Contract owners' equity at
    beginning of period              1,209,021,156    1,439,468,050    213,465,079    218,851,779    2,498,880,131    2,763,003,036
                                    ------------------------------------------------------------------------------------------------
Contract owners' equity at end
    of period                       $  789,694,299   $1,209,021,156   $281,130,987   $213,465,079   $1,823,366,902   $2,498,880,131
                                    ================================================================================================

(1) On May 1, 2001 Mid Cap Blend Sub-Account was renamed to Strategic Opportunities through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                   -------------------------------------------------------------------------------------------------
                                           BLUE CHIP GROWTH                    MONEY MARKET                   GLOBAL EQUITY
                                   -------------------------------------------------------------------------------------------------
                                     PERIOD ENDED      Year ended      PERIOD ENDED      Year ended    PERIOD ENDED     Year ended
                                     SEPTEMBER 30,    December 31,     SEPTEMBER 30,    December 31,   SEPTEMBER 30,    December 31,
                                         2001             2000            2001             2000            2001            2000
                                   -------------------------------------------------------------------------------------------------
                                       UNAUDITED                        UNAUDITED                       UNAUDITED
Income:
   Dividends                       $   99,905,894   $   68,456,785   $   23,363,713   $  36,972,986   $  88,125,057   $  82,383,211

Expenses:
    Mortality and expense risk
       and administrative charges      14,727,802       22,602,760        8,719,441       9,520,861       5,778,607       9,106,124
                                   -------------------------------------------------------------------------------------------------
Net investment income (loss)           85,178,092       45,854,025       14,644,272      27,452,125      82,346,450      73,277,087

Net realized gain (loss)               (3,762,636)     105,083,092       (1,531,608)       (279,759)    (24,273,408)     (4,808,176)
Unrealized appreciation
    (depreciation) during the
    period                           (476,826,671)    (223,839,731)               0               0    (196,181,783)     (8,909,999)
                                   -------------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                       (395,411,215)     (72,902,614)      13,112,664      27,172,366    (138,108,741)     59,558,912

Changes from principal
    transactions:
       Purchase payments               92,710,461      259,700,042      294,846,044     456,112,648      17,829,380      25,181,486
       Transfers between sub-
           accounts and the
           Company                    (67,440,027)     103,228,451      298,879,326    (441,973,830)    (28,894,364)    (85,629,338)
       Withdrawals                   (101,464,172)    (170,380,105)    (212,628,946)   (279,553,607)    (56,221,158)   (110,490,713)
       Annual contract fee               (797,663)        (685,340)        (277,766)       (203,690)       (222,824)       (283,267)
                                   -------------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions            (76,991,401)     191,863,048      380,818,658    (265,618,479)    (67,508,966)   (171,221,832)
                                   -------------------------------------------------------------------------------------------------
Total increase (decrease) in
    contract owners' equity          (472,402,616)     118,960,434      393,931,322    (238,446,113)   (205,617,707)   (111,662,920)
Contract owners' equity at
    beginning of period             1,550,997,448    1,432,037,014      633,549,087     871,995,200     622,041,755     733,704,675
                                   -------------------------------------------------------------------------------------------------
Contract owners' equity at end
    of period                      $1,078,594,832   $1,550,997,448   $1,027,480,409   $ 633,549,087   $ 416,424,048   $ 622,041,755
                                   =================================================================================================


See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                              SUB-ACCOUNT
                                     -----------------------------------------------------------------------------------------------
                                              GLOBAL BOND              U.S. GOVERNMENT SECURITIES            DIVERSIFIED BOND
                                     -----------------------------------------------------------------------------------------------
                                      PERIOD ENDED     Year ended     PERIOD ENDED     Year ended      PERIOD ENDED    Year ended
                                      SEPTEMBER 30,   December 31,    SEPTEMBER 30,   December 31,    SEPTEMBER 30,   December 31,
                                          2001            2000           2001            2000             2001           2000
                                     -----------------------------------------------------------------------------------------------
                                       UNAUDITED                       UNAUDITED                        UNAUDITED
Income:
   Dividends                         $           0   $   3,796,523   $  13,400,175   $  14,725,566   $   9,638,263   $  18,151,051

Expenses:
    Mortality and expense risk
       and administrative charges        1,042,360       1,597,181       2,523,523       2,842,672       1,872,226       2,125,400
                                     -----------------------------------------------------------------------------------------------
Net investment income (loss)            (1,042,360)      2,199,342      10,876,652      11,882,894       7,766,037      16,025,651

Net realized gain (loss)                (3,370,451)    (11,963,988)        444,959      (3,191,977)       (735,366)     (5,295,132)
Unrealized appreciation
    (depreciation) during the
    period                               6,414,023       9,154,777       2,634,485       8,615,164       2,651,719       1,528,892
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                           2,001,212        (609,869)     13,956,096      17,306,081       9,682,390      12,259,411

Changes from principal
    transactions:
       Purchase payments                 3,504,908       5,361,206      22,772,920      13,155,701      18,335,200      12,157,844
       Transfers between sub-
           accounts and the
           Company                        (842,494)     (7,856,997)     73,704,027     (18,953,949)     33,032,956       1,918,182
       Withdrawals                     (10,536,671)    (25,959,005)    (21,989,263)    (33,547,249)    (17,402,208)    (28,053,888)
       Annual contract fee                 (35,353)        (45,150)        (82,505)        (73,284)        (71,444)        (71,435)
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions              (7,909,610)    (28,499,946)     74,405,179     (39,418,781)     33,894,504     (14,049,297)
                                     -----------------------------------------------------------------------------------------------
Total increase (decrease) in
    contract owners' equity             (5,908,398)    (29,109,815)     88,361,275     (22,112,700)     43,576,894      (1,789,886)
Contract owners' equity at
    beginning of period                108,150,325     137,260,140     208,145,380     230,258,080     155,870,716     157,660,602
                                     -----------------------------------------------------------------------------------------------
Contract owners' equity at end
    of period                        $ 102,241,927   $ 108,150,325   $ 296,506,655   $ 208,145,380   $ 199,447,610   $ 155,870,716
                                     ===============================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                              SUB-ACCOUNT
                                     -----------------------------------------------------------------------------------------------
                                             INCOME & VALUE                 LARGE CAP GROWTH                 EQUITY-INCOME
                                     -----------------------------------------------------------------------------------------------
                                      PERIOD ENDED      Year ended    PERIOD ENDED     Year ended      PERIOD ENDED     Year ended
                                      SEPTEMBER 30,    December 31,   SEPTEMBER 30,   December 31,    SEPTEMBER 30,    December 31,
                                          2001             2000          2001            2000             2001            2000
                                     -----------------------------------------------------------------------------------------------
                                       UNAUDITED                       UNAUDITED                        UNAUDITED
Income:
   Dividends                         $  23,585,482   $ 128,856,471   $  17,705,628   $  65,696,039   $  85,764,180   $  95,309,005

Expenses:
    Mortality and expense risk
       and administrative charges        5,256,648       7,694,963       4,719,300       6,562,245       8,745,526      10,430,531
                                     -----------------------------------------------------------------------------------------------
Net investment income (loss)            18,328,834     121,161,508      12,986,328      59,133,794      77,018,654      84,878,474

Net realized gain (loss)               (14,199,746)    (15,429,958)    (47,137,776)      6,932,994      (5,813,917)      4,603,997
Unrealized appreciation
    (depreciation) during the
    period                             (57,884,903)    (87,992,790)    (95,654,802)   (147,796,443)   (132,148,744)    (17,064,655)
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                         (53,755,815)     17,738,760    (129,806,250)    (81,729,655)    (60,944,007)     72,417,816

Changes from principal
    transactions:
       Purchase payments                23,191,051      26,083,194      50,165,640     135,377,279      59,580,437      47,439,755
       Transfers between sub-
           accounts and the
           Company                      20,127,922     (43,139,054)     (8,827,418)    111,395,736     104,200,343     (82,856,050)
       Withdrawals                     (51,220,728)    (98,995,592)    (30,696,585)    (52,222,116)    (73,924,335)   (101,021,875)
       Annual contract fee                (235,348)       (292,999)       (338,194)       (234,621)       (323,232)       (300,000)
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions              (8,137,103)   (116,344,451)     10,303,443     194,316,278      89,533,213    (136,738,170)
                                     -----------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity            (61,892,918)    (98,605,691)   (119,502,807)    112,586,623      28,589,206     (64,320,354)
Contract owners' equity at
    beginning of period                498,153,492     596,759,183     469,928,493     357,341,870     751,415,127     815,735,481
                                     -----------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                        $ 436,260,574   $ 498,153,492   $ 350,425,686   $ 469,928,493   $ 780,004,333   $ 751,415,127
                                     ===============================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                             SUB-ACCOUNT
                                     -----------------------------------------------------------------------------------------------
                                             STRATEGIC BOND                    OVERSEAS                          GROWTH
                                     -----------------------------------------------------------------------------------------------
                                      PERIOD ENDED     Year ended    PERIOD ENDED      Year ended     PERIOD ENDED     Year ended
                                      SEPTEMBER 30,   December 31,   SEPTEMBER 30,    December 31,    SEPTEMBER 30,   December 31,
                                          2001            2000          2001             2000             2001           2000
                                     -----------------------------------------------------------------------------------------------
                                       UNAUDITED                      UNAUDITED                         UNAUDITED
Income:
   Dividends                         $  16,040,950   $  20,125,562   $  27,986,915   $  29,237,688   $           0   $  60,698,434

Expenses:
    Mortality and expense risk
       and administrative charges        2,307,161       3,267,126       3,426,406       5,312,275       4,632,901       9,107,473
                                     -----------------------------------------------------------------------------------------------
Net investment income (loss)            13,733,789      16,858,436      24,560,509      23,925,413      (4,632,901)     51,590,961

Net realized gain (loss)               (11,723,400)     (8,786,838)    (65,276,923)     22,246,460     (70,010,145)     23,324,830
Unrealized appreciation
    (depreciation) during the
    period                               4,136,970       4,526,864     (53,591,537)   (120,214,661)    (86,117,977)   (282,682,889)
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                           6,147,359      12,598,462     (94,307,951)    (74,042,788)   (160,761,023)   (207,767,098)

Changes from principal
    transactions:
       Purchase payments                10,397,122      14,224,706      20,203,467      81,033,196      22,699,283     143,799,101
       Transfers between sub-
           accounts and the
           Company                      (5,452,512)    (23,800,359)    (19,825,553)     71,221,845     (70,161,110)    146,926,128
       Withdrawals                     (22,613,134)    (36,563,833)    (24,316,522)    (36,864,648)    (27,235,551)    (55,952,151)
       Annual contract fee                 (68,460)        (73,839)       (189,185)       (126,801)       (330,955)       (267,709)
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions             (17,736,984)    (46,213,325)    (24,127,793)    115,263,592     (75,028,333)    234,505,369
                                     -----------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity            (11,589,625)    (33,614,863)   (118,435,744)     41,220,804    (235,789,356)     26,738,271
Contract owners' equity at
    beginning of period                216,511,265     250,126,128     358,877,712     317,656,908     535,855,671     509,117,400
                                     -----------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                        $ 204,921,640   $ 216,511,265   $ 240,441,968   $ 358,877,712   $ 300,066,315   $ 535,855,671
                                     ===============================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                                SUB-ACCOUNT
                                       ---------------------------------------------------------------------------------------------
                                             ALL CAP GROWTH (2)           INTERNATIONAL SMALL CAP       PACIFIC RIM EMERGING MARKETS
                                       ---------------------------------------------------------------------------------------------
                                        PERIOD ENDED     Year ended     PERIOD ENDED     Year ended     PERIOD ENDED    Year ended
                                        SEPTEMBER 30,   December 31,    SEPTEMBER 30,   December 31,    SEPTEMBER 30,  December 31,
                                            2001            2000           2001            2000             2001          2000
                                       ---------------------------------------------------------------------------------------------
                                         UNAUDITED                       UNAUDITED                       UNAUDITED
Income:
   Dividends                           $  36,338,213   $  50,593,333   $           0   $  49,840,813   $    189,533   $    250,797

Expenses:
    Mortality and expense risk
       and administrative charges          6,861,444      11,195,251       1,821,361       3,686,749        533,950      1,023,867
                                       ---------------------------------------------------------------------------------------------
Net investment income (loss)              29,476,769      39,398,082      (1,821,361)     46,154,064       (344,417)      (773,070)

Net realized gain (loss)                 (26,073,618)     44,666,187     (58,440,531)     11,637,764     (8,746,690)     1,067,099
Unrealized appreciation
    (depreciation) during the
    period                              (272,967,390)   (205,068,014)    (19,544,192)   (160,394,277)    (4,759,228)   (18,274,248)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                          (269,564,239)   (121,003,745)    (79,806,084)   (102,602,449)   (13,850,335)   (17,980,219)

Changes from principal
    transactions:
       Purchase payments                  52,099,331     197,502,417      10,416,689      88,505,705      2,387,519     22,426,542
       Transfers between sub-
           accounts and the
           Company                       (42,198,679)    168,562,170     (22,832,785)     71,390,906    (10,316,337)    (7,310,646)
       Withdrawals                       (37,567,548)    (70,464,668)     (9,862,897)    (22,334,423)    (2,838,893)    (5,352,849)
       Annual contract fee                  (404,341)       (282,698)       (166,847)        (94,638)       (47,551)       (30,253)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions               (28,071,237)    295,317,221     (22,445,840)    137,467,550    (10,815,262)     9,732,794
                                       ---------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity             (297,635,476)    174,313,476    (102,251,924)     34,865,101    (24,665,597)    (8,247,425)
Contract owners' equity at
    beginning of period                  749,644,599     575,331,123     217,880,895     183,015,794     59,434,269     67,681,694
                                       ---------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                          $ 452,009,123   $ 749,644,599   $ 115,628,971   $ 217,880,895   $ 34,768,672   $ 59,434,269
                                       =============================================================================================

(2) On May 1, 2000, the Mid Cap Growth Sub-Account was renamed All Cap Growth through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                              SUB-ACCOUNT
                                   -------------------------------------------------------------------------------------------------
                                          SCIENCE & TECHNOLOGY            EMERGING SMALL COMPANY             AGGRESSIVE GROWTH
                                   -------------------------------------------------------------------------------------------------
                                     PERIOD ENDED       Year ended      PERIOD ENDED     Year ended     PERIOD ENDED    Year ended
                                     SEPTEMBER 30,     December 31,     SEPTEMBER 30,   December 31,    SEPTEMBER 30,   December 31,
                                         2001              2000            2001            2000             2001           2000
                                   -------------------------------------------------------------------------------------------------
                                      UNAUDITED                          UNAUDITED                        UNAUDITED
Income:
   Dividends                       $    38,026,075   $    30,984,269   $   7,806,044   $  18,181,415   $           0   $          0

Expenses:
    Mortality and expense risk
       and administrative charges        8,187,259        17,606,870       2,262,652       3,158,927       3,070,749      3,700,752
                                   -------------------------------------------------------------------------------------------------
Net investment income (loss)            29,838,816        13,377,399       5,543,392      15,022,488      (3,070,749)    (3,700,752)

Net realized gain (loss)              (116,749,089)       73,111,691     (25,021,477)     24,781,412     (12,576,909)    22,160,342
Unrealized appreciation
    (depreciation) during the
    period                            (475,917,561)     (609,701,574)    (78,083,881)    (71,226,705)   (105,835,229)   (50,553,904)
                                   -------------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                        (562,827,834)     (523,212,484)    (97,561,966)    (31,422,805)   (121,482,887)   (32,094,314)

Changes from principal
    transactions:
       Purchase payments                64,234,520       375,238,009      24,248,873      88,275,621      38,464,969    139,587,411
       Transfers between sub-
           accounts and the
           Company                     (56,716,271)      328,600,573     (12,297,628)     93,870,947     (23,272,689)   131,983,782
       Withdrawals                     (42,053,278)      (85,011,925)    (10,412,644)    (17,506,692)    (14,215,324)   (19,504,041)
       Annual contract fee                (709,206)         (567,673)       (163,816)        (72,800)       (247,293)      (101,186)
                                   -------------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions             (35,244,235)      618,258,984       1,374,785     164,567,076         729,663    251,965,966
                                   -------------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity           (598,072,069)       95,046,500     (96,187,181)    133,144,271    (120,753,224)   219,871,652
Contract owners' equity at
    beginning of period              1,000,191,543       905,145,043     246,789,999     113,645,728     332,067,294    112,195,642
                                   -------------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                      $   402,119,474   $ 1,000,191,543   $ 150,602,818   $ 246,789,999   $ 211,314,070   $332,067,294
                                   =================================================================================================



See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                             SUB-ACCOUNT
                                     -----------------------------------------------------------------------------------------------
                                         INTERNATIONAL STOCK              QUANTITATIVE EQUITY                    VALUE
                                     -----------------------------------------------------------------------------------------------
                                      PERIOD ENDED     Year ended     PERIOD ENDED     Year ended     PERIOD ENDED     Year ended
                                      SEPTEMBER 30,   December 31,    SEPTEMBER 30,   December 31,    SEPTEMBER 30,   December 31,
                                          2001            2000           2001            2000             2001           2000
                                     -----------------------------------------------------------------------------------------------
                                       UNAUDITED                       UNAUDITED                        UNAUDITED
Income:
   Dividends                         $   5,474,463   $     587,742   $  44,139,549   $  29,985,988   $   6,520,749   $           0

Expenses:
    Mortality and expense risk
       and administrative charges        1,338,927       1,848,550       3,316,832       4,118,616       2,436,705       1,807,351
                                     -----------------------------------------------------------------------------------------------
Net investment income (loss)             4,135,536      (1,260,808)     40,822,717      25,867,372       4,084,044      (1,807,351)

Net realized gain (loss)               (11,217,949)        (34,568)    (30,390,063)      9,348,288       7,770,468      (6,402,959)
Unrealized appreciation
    (depreciation) during the
    period                             (32,472,481)    (21,530,458)   (118,264,339)    (31,278,573)    (37,047,928)     34,265,188
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                         (39,554,894)    (22,825,834)   (107,831,685)      3,937,087     (25,193,416)     26,054,878

Changes from principal
    transactions:
       Purchase payments                12,206,259      41,030,648      36,289,812      65,879,887      35,080,091      13,981,057
       Transfers between sub-
           accounts and the
           Company                      (1,734,540)     31,041,113     (33,993,162)    107,902,641      80,682,171       2,554,059
       Withdrawals                      (7,089,183)     (9,853,897)    (22,021,097)    (25,638,236)    (14,046,338)    (10,944,275)
       Annual contract fee                 (93,466)        (50,493)       (164,134)       (108,277)        (98,718)        (49,911)
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions               3,289,070      62,167,371     (19,888,581)    148,036,015     101,617,206       5,540,930
                                     -----------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity            (36,265,824)     39,341,537    (127,720,266)    151,973,102      76,423,790      31,595,808
Contract owners' equity at
    beginning of period                137,512,001      98,170,464     348,679,270     196,706,168     155,202,014     123,606,206
                                     -----------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                        $ 101,246,177   $ 137,512,001   $ 220,959,004   $ 348,679,270   $ 231,625,804   $ 155,202,014
                                     ===============================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                         -------------------------------------------------------------------------------------------
                                           REAL ESTATE SECURITIES                BALANCED                      HIGH YIELD
                                         -------------------------------------------------------------------------------------------
                                         PERIOD ENDED     Year ended   PERIOD ENDED    Year ended    PERIOD ENDED      Year ended
                                         SEPTEMBER 30,   December 31,  SEPTEMBER 30,   December 31,  SEPTEMBER 30,    December 31,
                                             2001            2000         2001            2000           2001             2000
                                         -------------------------------------------------------------------------------------------
                                          UNAUDITED                     UNAUDITED                     UNAUDITED
Income:
   Dividends                             $  1,566,408   $  1,158,716   $  1,661,487   $  3,964,386   $  14,082,998   $     453,242

Expenses:
    Mortality and expense risk
       and administrative charges             585,135        507,898        875,364      1,321,982       1,530,394       1,940,401
                                         -------------------------------------------------------------------------------------------
Net investment income (loss)                  981,273        650,818        786,123      2,642,404      12,552,604      (1,487,159)

Net realized gain (loss)                    2,800,015     (3,041,066)    (4,487,339)    (2,487,625)    (13,439,476)     (5,426,552)
Unrealized appreciation
    (depreciation) during the
    period                                 (5,503,330)    10,418,414    (10,761,268)    (9,650,745)    (13,069,385)     (6,804,957)
                                         -------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                             (1,722,042)     8,028,166    (14,462,484)    (9,495,966)    (13,956,257)    (13,718,668)

Changes from principal
    transactions:
       Purchase payments                    8,197,040      5,177,299      6,814,790     10,941,134      12,020,072      19,691,165
       Transfers between sub-
           accounts and the
           Company                         10,997,272     10,027,572        929,357    (10,419,139)      6,531,337     (13,667,551)
       Withdrawals                         (4,205,887)    (3,300,384)    (5,254,238)    (8,097,238)    (12,059,256)    (14,495,377)
       Annual contract fee                    (27,963)       (15,181)       (34,512)       (36,965)        (56,960)        (42,218)
                                         -------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                 14,960,462     11,889,306      2,455,397     (7,612,208)      6,435,193      (8,513,981)
                                         -------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity                13,238,420     19,917,472    (12,007,087)   (17,108,174)     (7,521,064)    (22,232,649)
Contract owners' equity at
    beginning of period                    49,876,230     29,958,758     81,235,098     98,343,272     121,559,644     143,792,293
                                         -------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                            $ 63,114,650   $ 49,876,230   $ 69,228,011   $ 81,235,098   $ 114,038,580   $ 121,559,644
                                         ===========================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                             SUB-ACCOUNT
                                       ---------------------------------------------------------------------------------------------
                                        LIFESTYLE AGGRESSIVE 1000         LIFESTYLE GROWTH 820           LIFESTYLE BALANCED 640
                                       ---------------------------------------------------------------------------------------------
                                       PERIOD ENDED     Year ended    PERIOD ENDED     Year ended     PERIOD ENDED     Year ended
                                       SEPTEMBER 30,   December 31,   SEPTEMBER 30,   December 31,    SEPTEMBER 30,   December 31,
                                           2001            2000          2001            2000             2001           2000
                                       ---------------------------------------------------------------------------------------------
                                        UNAUDITED                      UNAUDITED                        UNAUDITED
Income:
   Dividends                           $  6,677,725   $  3,260,744   $  31,273,338   $  24,070,437   $  28,360,750   $  22,590,170

Expenses:
    Mortality and expense risk
       and administrative charges           933,711        992,146       4,053,269       4,681,050       4,058,154       4,654,347
                                       ---------------------------------------------------------------------------------------------
Net investment income (loss)              5,744,014      2,268,598      27,220,069      19,389,387      24,302,596      17,935,823

Net realized gain (loss)                 (1,927,744)       862,638      (5,539,629)        671,806      (2,962,674)        100,333
Unrealized appreciation
    (depreciation) during the
    period                              (27,906,862)    (8,171,974)    (98,751,019)    (34,792,440)    (69,791,983)    (14,989,131)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                          (24,090,592)    (5,040,738)    (77,070,579)    (14,731,247)    (48,452,061)      3,047,025

Changes from principal
    transactions:
       Purchase payments                 22,156,771     29,969,701      83,391,823      86,800,102      75,679,515      58,548,994
       Transfers between sub-
           accounts and the
           Company                        2,533,823      3,930,470      17,448,125      11,936,876      26,212,080      16,571,536
       Withdrawals                       (2,958,742)    (3,202,336)    (14,950,952)    (19,986,744)    (19,679,837)    (25,752,333)
       Annual contract fee                  (76,460)       (50,842)       (239,279)       (205,193)       (166,189)       (158,662)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions               21,655,392     30,646,993      85,649,717      78,545,041      82,045,569      49,209,535
                                       ---------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity              (2,435,200)    25,606,255       8,579,138      63,813,794      33,593,508      52,256,560
Contract owners' equity at
    beginning of period                  80,576,337     54,970,082     350,485,343     286,671,549     346,325,313     294,068,753
                                       ---------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                          $ 78,141,137   $ 80,576,337   $ 359,064,481   $ 350,485,343   $ 379,918,821   $ 346,325,313
                                       =============================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                              SUB-ACCOUNT
                                       ---------------------------------------------------------------------------------------------
                                           LIFESTYLE MODERATE 460      LIFESTYLE CONSERVATIVE 280         SMALL COMPANY VALUE
                                       ---------------------------------------------------------------------------------------------
                                        PERIOD ENDED     Year ended    PERIOD ENDED     Year ended    PERIOD ENDED    Year ended
                                        SEPTEMBER 30,   December 31,   SEPTEMBER 30,   December 31,   SEPTEMBER 30,  December 31,
                                            2001            2000          2001            2000            2001          2000
                                       ---------------------------------------------------------------------------------------------
                                         UNAUDITED                      UNAUDITED                      UNAUDITED
Income:
   Dividends                           $   7,825,206   $  15,925,334   $  4,055,408   $  5,172,781   $    124,685   $     74,799

Expenses:
    Mortality and expense risk
       and administrative charges          1,565,210       1,974,137        942,143      1,104,615        857,602        807,207
                                       ---------------------------------------------------------------------------------------------
Net investment income (loss)               6,259,996      13,951,197      3,113,265      4,068,166       (732,917)      (732,408)

Net realized gain (loss)                  (1,445,533)       (437,059)      (532,262)      (248,679)     3,596,710      3,776,487
Unrealized appreciation
    (depreciation) during the
    period                               (14,053,259)     (9,869,828)    (2,681,339)       507,418    (13,412,341)      (476,014)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                            (9,238,796)      3,644,310       (100,336)     4,326,905    (10,548,548)     2,568,065

Changes from principal
    transactions:
       Purchase payments                  20,046,907      15,178,282     11,268,463      7,805,142     15,622,855      9,375,506
       Transfers between sub-
           accounts and the
           Company                         8,062,997      (5,758,954)    11,331,451    (12,552,216)    33,651,218     (6,069,006)
       Withdrawals                        (9,132,140)    (11,393,647)    (6,474,213)    (6,546,677)    (4,936,329)    (4,551,929)
       Annual contract fee                   (57,030)        (61,523)       (27,371)       (28,796)       (43,432)       (22,792)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                18,920,734      (2,035,842)    16,098,330    (11,322,547)    44,294,312     (1,268,221)
                                       ---------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity                9,681,938       1,608,468     15,997,994     (6,995,642)    33,745,764      1,299,844
Contract owners' equity at
    beginning of period                  135,790,373     134,181,905     76,432,304     83,427,946     59,783,865     58,484,021
                                       ---------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                          $ 145,472,311   $ 135,790,373   $ 92,430,298   $ 76,432,304   $ 93,529,629   $ 59,783,865
                                       =============================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                         -------------------------------------------------------------------------------------------
                                             INTERNATIONAL VALUE           SMALL COMPANY BLEND               TOTAL RETURN
                                         -------------------------------------------------------------------------------------------
                                         PERIOD ENDED     Year ended   PERIOD ENDED     Year ended   PERIOD ENDED      Year ended
                                         SEPTEMBER 30,   December 31,  SEPTEMBER 30,   December 31,  SEPTEMBER 30,    December 31,
                                             2001           2000           2001            2000          2001            2000
                                         -------------------------------------------------------------------------------------------
                                          UNAUDITED                     UNAUDITED                     UNAUDITED
Income:
   Dividends                             $  1,675,032   $    251,800   $    464,556   $  8,493,432   $   8,514,836   $   2,094,744

Expenses:
    Mortality and expense risk
       and administrative charges             686,289        651,186        991,016      1,107,578       2,408,878       1,478,185
                                         -------------------------------------------------------------------------------------------
Net investment income (loss)                  988,743       (399,386)      (526,460)     7,385,854       6,105,958         616,559

Net realized gain (loss)                   (2,550,419)       128,872    (11,582,823)     1,701,789       4,101,167         707,686
Unrealized appreciation
    (depreciation) during the
    period                                (13,435,076)    (2,465,795)   (11,860,837)   (32,868,881)      7,487,226       9,055,202
                                         -------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                            (14,996,752)    (2,736,309)   (23,970,120)   (23,781,238)     17,694,351      10,379,447

Changes from principal
    transactions:
       Purchase payments                   11,945,114     18,246,107     13,251,688     30,645,376      58,643,419      41,477,118
       Transfers between sub-
           accounts and the
           Company                          8,149,820     16,299,253      8,827,627     41,747,695     110,119,341      37,567,468
       Withdrawals                         (3,507,414)    (2,393,767)    (4,094,311)    (3,473,151)    (13,500,486)     (6,731,118)
       Annual contract fee                    (44,220)       (22,698)       (75,586)       (35,746)       (119,906)        (48,508)
                                         -------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                 16,543,300     32,128,895     17,909,418     68,884,174     155,142,368      72,264,960
                                         -------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity                 1,546,548     29,392,586     (6,060,702)    45,102,936     172,836,719      82,644,407
Contract owners' equity at
    beginning of period                    57,628,618     28,236,032     82,959,937     37,857,001     148,139,978      65,495,571
                                         -------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                            $ 59,175,166   $ 57,628,618   $ 76,899,235   $ 82,959,937   $ 320,976,697   $ 148,139,978
                                         ===========================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                       ---------------------------------------------------------------------------------------------
                                           U.S. LARGE CAP VALUE               MID CAP STOCK            TACTICAL ALLOCATION (3)
                                       ---------------------------------------------------------------------------------------------
                                        PERIOD ENDED     Year ended    PERIOD ENDED     Year ended   PERIOD ENDED     Year ended
                                        SEPTEMBER 30,   December 31,   SEPTEMBER 30,   December 31,  SEPTEMBER 30,   December 31,
                                            2001            2000          2001            2000           2001           2000
                                       ---------------------------------------------------------------------------------------------
                                         UNAUDITED                      UNAUDITED                     UNAUDITED
Income:
   Dividends                           $   2,639,997   $   1,231,221   $          0   $          0   $     23,254   $  1,332,431

Expenses:
    Mortality and expense risk
       and administrative charges          2,798,934       2,551,561        903,463        715,767        596,316        262,422
                                       ---------------------------------------------------------------------------------------------
Net investment income (loss)                (158,937)     (1,320,340)      (903,463)      (715,767)      (573,062)     1,070,009

Net realized gain (loss)                     808,418       1,307,778     (3,853,732)      (234,783)    (3,719,908)       (57,540)
Unrealized appreciation
    (depreciation) during the
    period                               (50,016,774)      2,039,607    (20,879,441)    (2,588,424)   (10,375,330)    (2,460,176)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                           (49,367,293)      2,027,045    (25,636,636)    (3,538,974)   (14,668,300)    (1,447,707)

Changes from principal
    transactions:
       Purchase payments                  41,440,180      69,676,361     22,232,349     30,988,778     21,034,258     23,857,486
       Transfers between sub-
           accounts and the
           Company                        23,403,202      49,204,822     10,018,901     23,181,327     10,828,271     16,534,697
       Withdrawals                       (10,582,950)     (9,136,666)    (3,498,906)    (2,460,315)    (1,665,272)    (1,037,549)
       Annual contract fee                  (181,670)        (88,438)       (52,850)       (25,979)       (70,321)       (15,969)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                54,078,762     109,656,079     28,699,494     51,683,811     30,126,936     39,338,665
                                       ---------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity                4,711,469     111,683,124      3,062,858     48,144,837     15,458,636     37,890,958
Contract owners' equity at
    beginning of period                  229,637,184     117,954,060     75,384,524     27,239,687     37,890,958              0
                                       ---------------------------------------------------------------------------------------------
Contract owners' equity at end
    of period                          $ 234,348,653   $ 229,637,184   $ 78,447,382   $ 75,384,524   $ 53,349,594   $ 37,890,958
                                       =============================================================================================

(3) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                       ------------------------------------------------------------------------------------------
                                              DYNAMIC GROWTH (3)        INTERNET TECHNOLOGIES (3)      INTERNATIONAL INDEX (3)
                                       ------------------------------------------------------------------------------------------
                                        PERIOD ENDED      Year ended   PERIOD ENDED     Year ended   PERIOD ENDED    Year ended
                                        SEPTEMBER 30,    December 31,  SEPTEMBER 30,   December 31,  SEPTEMBER 30,   December 31,
                                            2001             2000         2001            2000           2001           2000
                                       ------------------------------------------------------------------------------------------
                                         UNAUDITED                      UNAUDITED                     UNAUDITED
Income:
   Dividends                           $     176,321   $           0   $          0   $          0   $        719   $   104,347

Expenses:
    Mortality and expense risk
       and administrative charges          1,147,329         731,507        453,577        390,381        103,826        37,399
                                       ------------------------------------------------------------------------------------------
Net investment income (loss)                (971,008)       (731,507)      (453,577)      (390,381)      (103,107)       66,948

Net realized gain (loss)                 (30,645,347)     (4,564,786)   (17,859,151)    (3,855,629)      (754,570)     (193,990)
Unrealized appreciation
    (depreciation) during the
    period                               (35,498,770)    (40,234,177)   (17,354,946)   (31,093,383)    (2,234,702)     (391,295)
                                       ------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                           (67,115,125)    (45,530,470)   (35,667,674)   (35,339,393)    (3,092,379)     (518,337)

Changes from principal
    transactions:
       Purchase payments                  29,502,981      77,760,872      8,905,636     43,329,348      4,563,385     5,222,617
       Transfers between sub-
           accounts and the
           Company                         7,800,527      78,616,628      2,276,961     43,429,491      2,049,226     3,391,636
       Withdrawals                        (3,526,667)     (2,298,272)    (1,461,611)    (1,288,888)      (581,758)      (92,000)
       Annual contract fee                   (92,395)        (11,230)       (50,978)        (6,348)        (8,794)         (278)
                                       ------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                33,684,446     154,067,998      9,670,008     85,463,603      6,022,059     8,521,975
                                       ------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity              (33,430,679)    108,537,528    (25,997,666)    50,124,210      2,929,680     8,003,638
Contract owners' equity at
    beginning of period                  108,537,528               0     50,124,210              0      8,003,638             0
                                       ------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                          $  75,106,849   $ 108,537,528   $ 24,126,544   $ 50,124,210   $ 10,933,318   $ 8,003,638
                                       ==========================================================================================

(3) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                             SUB-ACCOUNT
                                       ------------------------------------------------------------------------------------------
                                       TOTAL STOCK MARKET INDEX (3)          500 INDEX (3)                MID CAP INDEX (3)
                                       ------------------------------------------------------------------------------------------
                                       PERIOD ENDED     Year ended   PERIOD ENDED     Year ended    PERIOD ENDED    Year ended
                                       SEPTEMBER 30,   December 31,  SEPTEMBER 30,   December 31,   SEPTEMBER 30,   December 31,
                                           2001            2000         2001            2000            2001           2000
                                       ------------------------------------------------------------------------------------------
                                        UNAUDITED                      UNAUDITED                     UNAUDITED
Income:
   Dividends                           $          0   $    116,012   $       2,117   $    132,092   $      1,796   $    262,152

Expenses:
    Mortality and expense risk
       and administrative charges           186,507         54,891       1,051,066        300,294        271,146         69,776
                                       ------------------------------------------------------------------------------------------
Net investment income (loss)               (186,507)        61,121      (1,048,949)      (168,202)      (269,350)       192,376

Net realized gain (loss)                 (1,026,071)       (41,794)     (5,600,841)      (190,043)    (1,277,713)      (209,438)
Unrealized appreciation
    (depreciation) during the
    period                               (3,256,883)    (1,091,739)    (18,644,490)    (5,263,273)    (4,425,424)      (176,718)
                                       ------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                           (4,469,461)    (1,072,412)    (25,294,280)    (5,621,518)    (5,972,487)      (193,780)

Changes from principal
    transactions:
       Purchase payments                  4,298,483      4,102,618      35,698,637     33,971,178      8,794,270      5,797,626
       Transfers between sub-
           accounts and the
           Company                        6,452,552      9,553,681      39,275,754     35,860,190     11,581,149      8,264,638
       Withdrawals                         (368,867)       (78,976)     (3,657,577)      (998,846)    (1,200,866)      (199,986)
       Annual contract fee                   (7,990)          (889)        (81,935)        (4,295)        (9,495)          (746)
                                       ------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions               10,374,178     13,576,434      71,234,879     68,828,227     19,165,058     13,861,532
                                       ------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity               5,904,717     12,504,022      45,940,599     63,206,709     13,192,571     13,667,752
Contract owners' equity at
    beginning of period                  12,504,022              0      63,206,709              0     13,667,752              0
                                       ------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                          $ 18,408,739   $ 12,504,022   $ 109,147,308   $ 63,206,709   $ 26,860,323   $ 13,667,752
                                       ==========================================================================================

(3) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)

                                                                                  SUB-ACCOUNT
                                      --------------------------------------------------------------------------------------------
                                             SMALL CAP INDEX (3)            CAPITAL APPRECIATION (4)        TELECOMMUNICATIONS (5)
                                      --------------------------------------------------------------------------------------------
                                      PERIOD ENDED      Year ended       PERIOD ENDED      Year ended           PERIOD ENDED
                                      SEPTEMBER 30,     December 31,     SEPTEMBER 30,     December 31,         SEPTEMBER 30,
                                          2001             2000              2001             2000                  2001
                                      --------------------------------------------------------------------------------------------
                                       UNAUDITED                          UNAUDITED                              UNAUDITED
Income:
   Dividends                          $         15      $   189,839      $          0      $       0            $         0

Expenses:
    Mortality and expense risk
       and administrative charges          144,900           30,485           118,331          1,555                 14,485
                                      ------------      -----------      ------------      ---------            -----------
Net investment income (loss)              (144,885)         159,354          (118,331)        (1,555)               (14,485)
Net realized gain (loss)                (1,265,026)         (30,281)       (1,149,905)        23,692               (390,696)
Unrealized appreciation
    (depreciation) during the
    period                              (2,381,624)        (430,652)       (3,712,990)       (23,367)            (1,259,593)
                                      ------------      -----------      ------------      ---------            -----------
Net increase (decrease) in
    contract owners' equity from
    operations                          (3,791,535)        (301,579)       (4,981,226)        (1,230)            (1,664,774)
Changes from principal
    transactions:
       Purchase payments                 5,195,835        3,383,862         8,250,729        478,603              1,852,714
       Transfers between sub-
           accounts and the
           Company                       8,760,392        2,615,737        12,765,258        385,039              3,331,233
       Withdrawals                        (618,031)         (79,135)         (435,368)        (4,391)               (35,149)
       Annual contract fee                  (7,316)            (558)           (5,460)           (20)                (1,389)
                                      ------------      -----------      ------------      ---------            -----------
Net increase (decrease) in
    contract owners' equity from
    principal transactions              13,330,880        5,919,906        20,575,159        859,231              5,147,409
                                      ------------      -----------      ------------      ---------            -----------
Total increase (decrease) in
    contract owners' equity              9,539,345        5,618,327        15,593,933        858,001              3,482,635
Contract owners' equity at
    beginning of period                  5,618,327                0           858,001              0                      0
                                      ------------      -----------      ------------      ---------            -----------
Contract owners' equity at end
    of period                         $ 15,157,672      $ 5,618,327      $ 16,451,934      $ 858,001            $ 3,482,635
                                      ============      ===========      ============      =========            ===========

(3) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.

(4) Commencement of Operations, November 1, 2000, through a vote of the Board of Directors.

(5) Commencement of Operations, May 1, 2001, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)

                                                                    SUB-ACCOUNT
                                        ----------------------------------------------------------------------
                                        HEALTH SCIENCES (5)     MID CAP GROWTH (5)   MID CAP OPPORTUNITIES (5)
                                        ----------------------------------------------------------------------
                                           PERIOD ENDED            PERIOD ENDED            PERIOD ENDED
                                           SEPTEMBER 30,           SEPTEMBER 30,           SEPTEMBER 30,
                                               2001                    2001                    2001
                                        ----------------------------------------------------------------------
                                             UNAUDITED               UNAUDITED               UNAUDITED

Income:
   Dividends                               $          0           $          0             $         0

Expenses:
    Mortality and expense risk
       and administrative charges                71,304                 34,334                  16,302
                                           ------------           ------------             -----------
Net investment income (loss)                    (71,304)               (34,334)                (16,302)

Net realized gain (loss)                       (193,359)              (284,939)               (127,930)
Unrealized appreciation
    (depreciation) during the
    period                                   (1,410,006)            (3,022,229)             (1,356,100)
                                           ------------           ------------             -----------
Net increase (decrease) in
    contract owners' equity from
    operations                               (1,674,669)            (3,341,502)             (1,500,332)

Changes from principal
    transactions:
       Purchase payments                      8,117,746              3,855,845               2,871,369
       Transfers between sub-
           accounts and the
           Company                           14,447,453              7,626,872               3,542,551
       Withdrawals                             (289,166)               (68,115)                (65,375)
       Annual contract fee                       (4,579)                (1,070)                   (829)
                                           ------------           ------------             -----------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                   22,271,454             11,413,532               6,347,716
                                           ------------           ------------             -----------

Total increase (decrease) in
    contract owners' equity                  20,596,785              8,072,030               4,847,384
Contract owners' equity at
    beginning of period                               0                      0                       0
                                           ------------           ------------             -----------
Contract owners' equity at end
    of period                              $ 20,596,785           $  8,072,030             $ 4,847,384
                                           ============           ============             ===========

(5) Commencement of Operations, May 1, 2001, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)

                                                                              SUB-ACCOUNT
                                            ------------------------------------------------------------------------------
                                            FINANCIAL SERVICES (5)      QUANTITATIVE MID CAP (5)       STRATEGIC GROWTH (5)
                                            ------------------------------------------------------------------------------
                                                PERIOD ENDED                 PERIOD ENDED                 PERIOD ENDED
                                                SEPTEMBER 30,                SEPTEMBER 30,                SEPTEMBER 30,
                                                    2001                         2001                         2001
                                            ------------------------------------------------------------------------------
                                                  UNAUDITED                    UNAUDITED                    UNAUDITED
Income:
   Dividends                                     $          0                 $         0                 $          0
Expenses:
    Mortality and expense risk
       and administrative charges                      43,256                       8,276                       75,100
                                                 ------------                 -----------                 ------------
Net investment income (loss)                          (43,256)                     (8,276)                     (75,100)
Net realized gain (loss)                             (285,205)                    (57,374)                    (753,399)
Unrealized appreciation
    (depreciation) during the
    period                                         (1,474,441)                   (490,356)                  (4,430,933)
                                                 ------------                 -----------                 ------------
Net increase (decrease) in
    contract owners' equity from
    operations                                     (1,802,902)                   (556,006)                  (5,259,432)
Changes from principal
    transactions:
       Purchase payments                            4,864,727                   1,342,508                    7,859,177
       Transfers between sub-
           accounts and the
           Company                                  8,783,629                   1,313,453                   19,619,276
       Withdrawals                                   (200,019)                    (37,482)                    (390,997)
       Annual contract fee                             (3,304)                       (317)                      (3,463)
                                                 ------------                 -----------                 ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                         13,445,033                   2,618,162                   27,083,993
                                                 ------------                 -----------                 ------------

Total increase (decrease) in
    contract owners' equity                        11,642,131                   2,062,156                   21,824,561
Contract owners' equity at
    beginning of period                                     0                           0                            0
                                                 ------------                 -----------                 ------------
Contract owners' equity at end
    of period                                    $ 11,642,131                 $ 2,062,156                 $ 21,824,561
                                                 ============                 ===========                 ============

(5) Commencement of Operations, May 1, 2001, through a vote of the Board of Directors.

                            See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)

                                                                              SUB-ACCOUNT
                                                -----------------------------------------------------------------------
                                                ALL CAP VALUE (5)       CAPITAL OPPORTUNITIES (5)         UTILITIES (5)
                                                -----------------------------------------------------------------------
                                                  PERIOD ENDED                PERIOD ENDED                PERIOD ENDED
                                                  SEPTEMBER 30,               SEPTEMBER 30,               SEPTEMBER 30,
                                                     2001                         2001                         2001
                                                -----------------------------------------------------------------------
                                                   UNAUDITED                   UNAUDITED                    UNAUDITED
Income:
   Dividends                                     $         0                 $          0                 $          0

Expenses:
    Mortality and expense risk
       and administrative charges                     27,353                       43,152                       32,401
                                                 -----------                 ------------                 ------------
Net investment income (loss)                         (27,353)                     (43,152)                     (32,401)

Net realized gain (loss)                            (354,394)                    (134,471)                    (221,175)
Unrealized appreciation
    (depreciation) during the
    Period                                          (830,818)                  (2,855,747)                  (1,561,626)
                                                 -----------                 ------------                 ------------
Net increase (decrease) in
    contract owners' equity from
    Operations                                    (1,212,565)                  (3,033,370)                  (1,815,202)

Changes from principal
    transactions:
       Purchase payments                           2,758,569                    5,794,445                    4,330,301
       Transfers between sub-
           accounts and the
           Company                                 5,531,182                   11,008,871                    6,374,068
       Withdrawals                                  (206,357)                    (274,197)                    (123,350)
       Annual contract fee                            (1,528)                      (2,212)                      (2,894)
                                                 -----------                 ------------                 ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                         8,081,866                   16,526,907                   10,578,125
                                                 -----------                 ------------                 ------------
Total increase (decrease) in
    contract owners' equity                        6,869,301                   13,493,537                    8,762,923
Contract owners' equity at
    beginning of period                                    0                            0                            0
                                                 -----------                 ------------                 ------------
Contract owners' equity at end
    of period                                    $ 6,869,301                 $ 13,493,537                 $  8,762,923
                                                 ===========                 ============                 ============


(5) Commencement of Operations, May 1, 2001, through a vote of the Board of Directors.

                            See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                          --------------------------------------------------------------------------------------
                                          MID CAP VALUE (5)      FUNDAMENTAL VALUE (5)             BASIC VALUE FOCUS
                                          --------------------------------------------------------------------------------------
                                            PERIOD ENDED            PERIOD ENDED            PERIOD ENDED             Year ended
                                            SEPTEMBER 30,           SEPTEMBER 30,           SEPTEMBER 30,           December 30,
                                                2001                    2001                     2001                   2000
                                          --------------------------------------------------------------------------------------
                                             UNAUDITED                UNAUDITED               UNAUDITED
Income:
   Dividends                                $          0            $          0            $    906,644            $  3,311,277

Expenses:
    Mortality and expense risk
       and administrative charges                113,312                 145,689                 434,751                 387,775
                                            ------------            ------------            ------------            ------------
Net investment income (loss)                    (113,312)               (145,689)                471,893               2,923,502

Net realized gain (loss)                        (242,772)               (168,612)               (206,249)                (14,850)
Unrealized appreciation
    (depreciation) during the
    Period                                    (2,607,610)             (5,401,250)             (5,775,414)                253,246
                                            ------------            ------------            ------------            ------------

Net increase (decrease) in
    contract owners' equity from
    Operations                                (2,963,694)             (5,715,551)             (5,509,770)              3,161,898

Changes from principal
    transactions:
       Purchase payments                      12,326,472              19,635,129               6,230,521               9,599,125
       Transfers between sub-
           accounts and the
           Company                            26,562,061              30,003,448               3,508,027               3,757,553
       Withdrawals                              (505,729)               (328,568)               (953,846)               (963,661)
       Annual contract fee                        (6,903)                 (7,133)                (37,815)                (28,229)
                                            ------------            ------------            ------------            ------------

Net increase (decrease) in
    contract owners' equity from
    principal transactions                    38,375,901              49,302,876               8,746,887              12,364,788
                                            ------------            ------------            ------------            ------------

Total increase (decrease) in
    contract owners' equity                   35,412,207              43,587,325               3,237,117              15,526,686
Contract owners' equity at
    beginning of period                                0                       0              34,577,564              19,050,878
                                            ------------            ------------            ------------            ------------
Contract owners' equity at end
    of period                               $ 35,412,207            $ 43,587,325            $ 37,814,681            $ 34,577,564
                                            ============            ============            ============            ============


(5) Commencement of Operations, May 1, 2001, through a vote of the Board of Directors.

                            See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                        SUB-ACCOUNT
                                -------------------------------------------------------------------------------------------------
                                                                     DEVELOPING CAPITAL
                                          SPECIAL VALUE FOCUS          MARKETS FOCUS                          TOTAL
                                -------------------------------------------------------------------------------------------------
                                 PERIOD ENDED    Year ended     PERIOD ENDED    Year ended       PERIOD ENDED        Year ended
                                 SEPTEMBER 30,  December 31,    SEPTEMBER 30,   December 31,     SEPTEMBER 30,       December 31,
                                     2001           2000            2001            2000             2001               2000
                                -------------------------------------------------------------------------------------------------
                                  UNAUDITED                      UNAUDITED                         UNAUDITED
Income:
   Dividends                    $    363,033    $ 2,059,524    $     4,791    $    11,561    $    947,471,519    $  1,297,046,053

Expenses:
    Mortality and expense
       risk and
       administrative
       charges                       172,275        105,688         21,091         29,824         160,897,820         226,490,104
                                ------------    -----------    -----------    -----------    ----------------    ----------------
Net investment income (loss)         190,758      1,953,836        (16,300)       (18,263)        786,573,699       1,070,555,949

Net realized gain (loss)             299,947        145,791       (162,391)        66,317        (655,247,546)        483,611,857
Unrealized appreciation
    (depreciation) during
    the period                    (1,138,816)    (1,385,469)      (201,764)      (844,765)     (3,738,669,923)     (3,042,118,831)
                                ------------    -----------    -----------    -----------    ----------------    ----------------
Net increase (decrease) in
    contract owners' equity
    from operations                 (648,111)       714,158       (380,455)      (796,711)     (3,607,343,770)     (1,487,951,025)

Changes from principal
    transactions:
       Purchase payments           4,421,569      3,345,046         86,066      1,087,706       1,690,257,185       3,283,966,017
       Transfers between sub-
           accounts and the
           Company                 4,362,360      1,162,990       (472,852)       603,692         663,634,133       1,041,422,712
       Withdrawals                  (567,042)      (230,200)       (20,026)       (49,698)     (1,260,333,202)     (2,002,014,829)
       Annual contract fee           (12,730)        (6,170)        (3,564)        (1,599)         (8,440,023)         (6,730,699)
                                ------------    -----------    -----------    -----------    ----------------    ----------------
Net increase (decrease) in
    contract owners' equity
    from principal
    transactions                   8,204,157      4,271,666       (410,376)     1,640,101       1,085,118,093       2,316,643,201
                                ------------    -----------    -----------    -----------    ----------------    ----------------

Total increase (decrease) in
    contract owners' equity        7,556,046      4,985,824       (790,831)       843,390      (2,522,225,677)        828,692,176
Contract owners' equity at
    beginning of period            9,603,614      4,617,790      2,155,932      1,312,542      15,520,827,724      14,692,135,548
                                ------------    -----------    -----------    -----------    ----------------    ----------------

Contract owners' equity at
    end of period               $ 17,159,660    $ 9,603,614    $ 1,365,101    $ 2,155,932    $ 12,998,602,047    $ 15,520,827,724
                                ============    ===========    ===========    ===========    ================    ================


See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (Unaudited)

                               September 30, 2001

1.  ORGANIZATION

The Manufacturers Life Insurance Company of North America Separate Account A (the Account) is a separate account established by The Manufacturers Life Insurance Company of North America (the Company). The Company established the Account on August 24, 1984 as a separate account under Delaware law. The Account operates as a Unit Investment Trust under the Investment Company Act of 1940, as amended, and invests in forty-seven sub-accounts of Manufacturers Investment Trust (the Trust) and three sub-accounts of Merrill Lynch Variable Series Funds, Inc. The Account is a funding vehicle for variable annuity contracts (the Contracts) issued by the Company. The Account includes fifty-two contracts, distinguished principally by the level of expenses and surrender charges. These fifty-two contracts are as follows: Venture Variable Annuity 1, 3, 7, 8, 17, 18, 20, 21, 22, 23, 25, 26, 27, 30, 31 and 34 (VEN 1, 3, 7, 8, 17, 18, 20, 21, 22,
23, 25, 26, 27, 30, 31 and 34), Venture Vantage Annuity 20, 21, 22, 23, 25, 50,
51, 52, 53, 55, 56, 60, 61, 62, 63, 64, 65, 66, 70, 71, 72, 73, 74, 75, 76, 80,
81, 82, 83, 84, 85, 86 (VTG20, 21, 22, 23, 25, 50, 51, 52, 53, 55, 56, 60, 61,
62, 63, 64, 65, 66, 70, 71, 72, 73, 74, 75, 76, 80, 81, 82, 83, 84, 85, 86),
Venture Vision Variable Annuity 5, 6, 25 and 26 (VIS 5, 6, 25 and 26) and Venture No-load Rollover Annuity (MRP).

The Company is a wholly-owned subsidiary of Manulife Wood Logan Holding Company, Inc. (MWLH). MWLH is 78.4% owned by The Manufacturers Life Insurance Company
(USA), (Manulife U.S.A.) and 21.6% by MRL Holding LLC, (MRL). Manulife U.S.A. and MRL are indirect wholly-owned subsidiaries of the Manufacturers Life Insurance Company (MLI), which in turn is a wholly-owned subsidiary of Manulife Financial Corporation. Manulife Financial Corporation and its subsidiaries are known collectively as Manulife Financial.

On April 30, 2001 twelve new sub-accounts, All Cap Value Trust, Capital Opportunities Trust, Financial Services Trust, Fundamental Value Trust, Health Sciences Trust, Mid Cap Growth Trust, Mid Cap Opportunities Trust, Mid Cap Value Trust, Quantitative Mid Cap Trust, Strategic Growth Trust, Telecommunications Trust and Utilities Trust commenced operations.

On May 1, 2000, eight new sub-accounts, Tactical Allocation, Dynamic Growth Trust, Internet Technologies Trust, International Index Trust, Total Stock Market Index Trust, 500 Index Trust, Mid Cap Index Trust and Small Cap Index Trust commenced operations.

On November 1, 2000, 1 new sub-account, Capital Appreciation commenced operations.

On April 30, 2001 the Mid Cap Blend sub-account was renamed Strategic Opportunities Trust through a vote of the Board of Directors.

On May 1, 2000 the Mid Cap Growth sub-account was renamed All Cap Growth through a vote of the Board of Directors.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)


2.  SIGNIFICANT ACCOUNTING POLICIES

Investments are made in the portfolios of the Trust and are valued at the reported net asset values of such portfolios. Transactions are recorded on the trade date. Income from dividends is recorded on the ex-dividend date. Realized gains and losses on the sales of investments are computed on the basis of the identified cost of the investment sold.

In addition to the Account, a contract holder may also allocate funds to the Fixed Account, which is part of the Company's general account. Because of exemptive and exclusionary provisions, interests in the Fixed Account have not been registered under the Securities Act of 1933, and the Company's general account has not been registered as an investment company under the Investment Company Act of 1940.

Annuity reserves are computed for contracts under which periodic benefit payments are being made according to the 1983a Individual Annuitant Mortality Table. The assumed investment return is 4%, as regulated by the laws of the respective states. The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Account by the Company.

The operations of the Account are included in the federal income tax return of the Company, which is taxed as a life insurance company under the provisions of the Internal Revenue Code (the Code). Under the current provisions of the Code, the Company does not expect to incur federal income taxes on the earnings of the Account to the extent the earnings are credited under the contracts. Based on this, no charge is being made currently to the Account for federal income taxes. The Company will periodically review the status of this decision based on changes in the tax law. Such a charge may be made in future years for any federal income taxes that would be attributable to the contract.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)


3.  AFFILIATED COMPANY TRANSACTIONS

The Company has an Administrative Services Agreement with Manulife Financial, whereby Manulife Financial or its designee, with the consent of the Company, performs certain services on behalf of the Company necessary for the operation of the separate account. The Company has an underwriting and distribution agreements with its affiliate, Manufacturers Securities Services LLC (MSS). MSS is 90% owned by the Company and 10% owned by The Manufacturers Life Insurance Company of New York (MNY). MNY is a wholly owned subsidiary of the Company.

4.  CONTRACT CHARGES

There are no deductions made from purchase payments for sales charges at the time of purchase. In the event of a surrender, a contingent deferred sales charge may be charged by the Company to cover sales expenses. An annual administrative fee of $30 is deducted from each contract owners' account on the contract anniversary date to cover contract administration costs. This charge is waived on certain contracts.

Deductions from each sub-account are made daily for administrative fees and for the assumption of mortality and expense risk charges as follows:

(i) Prior Contract Series (VEN 1): deductions from each sub-account are made daily for the assumption of mortality and expense risks equal to an effective annual rate of 1.30% of the contract value.

(ii)     Current Contract Series (VEN 3, 7, 8, 17, 18, 20, 21, 22, 23, 25, 26,
         27, 30, 31, 34, VENR 21, 23, 31, 41): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15% and 1.25% of the contract value, respectively.

(iii) Current Contract Series (VEN 25, 26, 27): offered in Merrill Lynch Series Funds only (Basic Value Focus, Developing Capital Markets Focus and Special Value Focus portfolios): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15% and 1.25% of the contract value, respectively.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)


4.  CONTRACT CHARGES (CONTINUED)

(iv) Current Contract Series (VIS 5, 6, 25, 26): deductions from each sub-account are made daily for distribution fees, administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15%, 0.25% and 1.25% of the contract value, respectively.

(v) Current Contract Series (VTG20, 21, 22, 23, 25, 26): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.30% and 1.25% of the contract value, respectively.

(vi) Current Contract Series (VTG50, 51, 52, 53, 55, 56): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.30% and 1.45% of the contract value, respectively.

(vii) Current Contract Series (VTG10, 11, 12, 13, 15, 16): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.30% and 1.25% of the contract value, respectively.

(viii) Current Contract Series (VTG60, 61, 62, 63, 65, 66): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.30% and 1.30% of the contract value, respectively.

(ix) Current Contract Series (VTG70, 71, 72, 73, 75, 76): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.30% and 1.45% of the contract value, respectively.

(x) Current Contract Series (VTG80, 81, 82, 83, 85, 86): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.30% and 1.50% of the contract value, respectively.

(xi) Current Contract Series (MRP): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15% and .85% of the contract value, respectively. On June 1, 2000 deductions were reduced to an effective annual rate of 0.15% and 0.30% respectively.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



4.  CONTRACT CHARGES (CONTINUED)

(xii)    Current Contract Series (VEN50, 51, 52, 53, 55, 56, 58, 80, 81, 82, 83,
         84, 90, 91, 92, 93.): deductions from each sub-account are made daily for administration, the assumption of mortality and expense risks and a guaranteed earnings multiplier rider equal to an effective annual rate of 0.15%, 1.25% and 0.20% respectively.

(xiii) Current Contract Series (TYP10, 11, 13, 14, 15, 16, 17, 18): deductions from each sub-account are made daily for administration and the assumption of mortality and expense risks equal to an effective annual rate of 0.40% and 1.25% respectively.

(xiv) Current Contract Series (TYP60, 61, 63, 64, 65, 66, 67, 68): deductions from each sub-account are made daily for administration, the assumption of mortality and expense risks, and an annual death benefit step rider, equal to an effective annual rate of 0.40%, 1.25% and 0.05% respectively.

(xv) Current Contract Series (TYP70, 71, 73, 74, 75, 76, 77, 78): deductions from each sub-account are made daily for administration, the assumption of mortality and expense risks, and a guaranteed earnings multiplier, equal to an effective annual rate of 0.40%, 1.25% and 0.20% respectively.

(xvi) Current Contract Series (TYP80, 81, 83, 84, 85, 86, 87, 88): deductions from each sub-account are made daily for administration, the assumption of mortality and expense risks, a guaranteed earnings multiplier and an annual death benefit rider, equal to an effective annual rate of 0.40%, 1.25%, 0.20%. and 0.05% respectively.

(xvii) Current Contract Series (VSTG01, VSTI01): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15% and 0.30% of the contract value, respectively.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)


5.  PURCHASES AND SALES OF INVESTMENTS

The following table shows aggregate cost of shares purchased and proceeds from sales of each subaccount for the period ended September 30, 2001(unaudited):

                                                   PURCHASES              SALES
                                                   ---------              -----
 Strategic Opportunities Portfolio             $  350,392,744        $  290,165,927
 Investment Quality Bond Portfolio                132,032,721            65,961,676
 Growth & Income Portfolio                        252,150,665           347,937,385
 Blue Chip Growth Portfolio                       267,862,926           259,676,239
 Money Market Portfolio                         2,176,963,154         1,781,500,223
 Global Equity Portfolio                          221,584,495           206,747,010
 Global Bond Portfolio                             39,837,411            48,789,381
 U.S. Government Securities Portfolio             168,246,287            82,964,456
 Diversified Bond Allocation Portfolio            112,875,788            71,215,247
 Income & Value Portfolio                         125,426,435           115,234,703
 Large Cap Growth Portfolio                       181,910,255           158,620,487
 Equity-Income Portfolio                          329,409,184           162,857,316
 Strategic Bond Portfolio                          94,884,482            98,887,676
 Overseas Portfolio                               312,713,388           312,280,672
 Growth Portfolio                                  73,832,933           153,494,168
All Cap Growth Portfolio                          199,229,903           197,824,373
International Small Cap Portfolio                 151,184,294           175,451,495
 Pacific Rim Emerging Markets Portfolio           117,051,406           128,211,085
 Science & Technology Portfolio                   192,852,799           198,258,257
 Emerging Small Company Portfolio                  92,285,718            85,367,540
 Aggressive Growth Portfolio                       91,063,553            93,404,638
 International Stock Portfolio                    109,378,314           101,953,708
 Quantitative Equity Portfolio                    136,452,919           115,518,783
 Value Portfolio                                  182,963,579            77,262,329
 Real Estate Securities Portfolio                  52,932,381            36,990,647
 Balanced Portfolio                                17,416,708            14,175,187
 High Yield Portfolio                             109,795,601            90,807,804
 Lifestyle Aggressive 1000 Portfolio               36,660,616             9,261,210

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



5.  PURCHASES AND SALES OF INVESTMENTS (CONTINUED)

                                                      PURCHASES               SALES
                                                      ---------               -----
Lifestyle Growth 820 Portfolio                    $  145,141,579        $   32,271,793
Lifestyle Balanced 640 Portfolio                     142,886,956            36,538,791
Lifestyle Moderate 460 Portfolio                      43,421,513            18,240,782
Lifestyle Conservative 280 Portfolio                  37,363,475            18,151,879
Small Company Value Portfolio                        117,981,293            74,419,898
International Value Portfolio                         42,496,013            24,963,963
Small Company Blend Portfolio                         49,242,589            31,859,633
Total Return Portfolio                               217,045,009            55,796,684
U.S. Large Cap Value Portfolio                        95,926,630            42,006,806
Mid Cap Stock Portfolio                               51,091,617            23,295,587
Tactical Allocation Portfolio                         53,171,560            23,617,687
Dynamic Growth Portfolio                              71,118,602            38,405,165
Internet Technologies Portfolio                       20,940,307            11,723,876
International Index Portfolio                         17,712,418            11,793,467
Total Stock Market Index Portfolio                    14,259,076             4,071,405
500 Index Portfolio                                   96,114,989            25,929,059
Mid Cap Index Portfolio                               35,155,574            16,259,865
Small Cap Index Portfolio                             25,540,703            12,354,707
Capital Appreciation Portfolio                        33,314,526            12,857,698
Telecommunications Portfolio                           6,108,659               975,735
Health Sciences Portfolio                             30,453,892             8,253,743
Mid Cap Growth Portfolio                              12,849,784             1,470,587
Mid Cap Opportunities Portfolio                        6,935,320               603,906
Financial Services Portfolio                          20,603,714             7,201,937
Quantitative Mid Cap Portfolio                         3,270,735               660,850
Strategic Growth Portfolio                            31,179,857             4,170,964
All Cap Value Portfolio                               13,109,075             5,054,562
Capital Opportunities Portfolio                       17,329,634               845,880
Utilities Portfolio                                   11,661,008             1,115,285
Mid Cap Value Portfolio                               42,217,647             3,955,058
Fundamental Value Portfolio                           50,944,716             1,787,529
Basic Value Focus Portfolio                           12,516,556             3,297,775
Special Value Focus Portfolio                         10,823,753             2,428,837
Developing Capital Markets Focus Portfolio               230,321               656,996
                                                  --------------        --------------

Total                                             $7,909,549,759        $6,037,858,011
                                                  ==============        ==============

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)


6.  UNIT VALUES

A summary of the accumulation unit values at September 30, 2001 (unaudited) and December 31, 2000 and the accumulation units and dollar values outstanding at September 30, 2001 (unaudited) are as follows:

                                                  2000                                             2001
                                               ----------             --------------------------------------------------------------
                                                  UNIT                   UNIT
                                                 VALUE                   VALUE                     UNITS                    DOLLARS
                                               ----------             --------------------------------------------------------------
Strategic Opportunities Sub-Account:
   Venture 1.30% Fee Contracts                 $60.037547             $42.814213                      9,798             $    419,504
   Venture 1.40% Fee Contracts                  36.392717              25.931402                 25,074,828              650,225,449
   Venture Vision Contracts                     26.586905              18.908794                  2,343,231               44,307,672
   Venture Vantage 1.55% Fee Contracts          15.588834              11.095218                  6,767,505               75,086,945
   Venture Vantage 1.75% Fee Contracts          11.972462               8.508502                  1,174,329                9,991,784
   Venture Vantage 1.60% Fee Contracts                                  8.433783                    663,274                5,593,913
   Venture Vantage 1.80% Fee Contracts                                  8.422557                    383,132                3,226,953
   Venture III 1.70% Fee Contracts                                      9.297465                      9,469                   88,040
   Venture III 1.90% Fee Contracts                                      9.294475                         33                      311
   Venture Strategy & Rollover Contracts        14.242740              10.221249                      1,878                   19,193
                                                                                                 ----------              -----------
                                                                                                 36,427,477              788,959,764


Investment Quality Bond Sub-Account:
   Venture 1.30% Fee Contracts                  23.817687              25.339244                      1,399                   35,442
   Venture 1.40% Fee Contracts                  20.541376              21.835934                  8,694,311              189,848,410
   Venture Vision Contracts                     13.826642              14.670571                  1,509,586               22,146,494
   Venture Vantage 1.55% Fee Contracts          14.422789              15.314557                  3,638,857               55,727,476
   Venture Vantage 1.75% Fee Contracts          13.054821              13.841286                    382,829                5,298,846
   Venture Vantage 1.60% Fee Contracts                                 13.162603                    256,376                3,374,576
   Venture Vantage 1.80% Fee Contracts                                 13.145169                    263,456                3,463,174
   Venture III 1.70% Fee Contracts                                     12.615182                     36,249                  457,283
   Venture III 1.85% Fee Contracts                                     12.612175                      4,744                   59,828
   Venture III 1.90% Fee Contracts                                     12.611173                     13,198                  166,442
   Venture Strategy & Rollover Contracts        14.027435              15.017763                        755                   11,340
                                                                                                 ----------              -----------
                                                                                                 14,801,760              280,589,311

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Growth & Income Sub-Account:
   Venture 1.40% Fee Contracts                $35.404552             $28.275442                 47,787,457           $1,351,211,475
   Venture Vision Contracts                    27.835602              22.188961                  5,946,990              131,957,529
   Venture Vantage 1.55% Fee Contracts         16.924924              13.501701                 20,855,002              281,577,997
   Venture Vantage 1.75% Fee Contracts         11.658205               9.286298                  3,393,880               31,516,582
   Venture Vantage 1.60% Fee Contracts                                 9.776068                  1,503,330               14,696,654
   Venture Vantage 1.80% Fee Contracts                                 9.763080                    899,839                8,785,201
   Venture III 1.70% Fee Contracts                                    10.884665                     31,888                  347,086
   Venture III 1.85% Fee Contracts                                    10.882054                      3,718                   40,455
   Venture III 1.90% Fee Contracts                                    10.881184                      8,335                   90,693
   Venture Strategy & Rollover Contracts       15.124927              12.165660                     15,736                  191,438
                                                                     ----------                 ----------            -------------
                                                                                                80,446,175            1,820,415,110


Blue Chip Growth Sub-Account:
   Venture 1.40% Fee Contracts                 24.518135               18.24431                 40,916,241              746,488,579
   Venture Vision Contracts                    25.365287              18.839321                  3,996,284               75,287,271
   Venture Vantage 1.55% Fee Contracts          18.27937              13.586657                 15,609,923              212,086,670
   Venture Vantage 1.75% Fee Contracts         11.549188               8.571391                  2,836,814               24,315,440
   Venture Vantage 1.60% Fee Contracts                                 9.145681                  1,380,752               12,627,915
   Venture Vantage 1.80% Fee Contracts                                 9.133521                    671,965                6,137,405
   Venture III 1.70% Fee Contracts                                    10.740236                      6,710                   72,067
   Venture III 1.85% Fee Contracts                                     10.73766                      1,927                   20,694
   Venture III 1.90% Fee Contracts                                      10.7368                      7,468                   80,185
   Venture Strategy & Rollover Contracts        16.13729              12.093884                     11,808                  142,810
                                                                                                ----------            -------------
                                                                                                65,439,892            1,077,259,036

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Money Market Sub-Account:
   Venture 1.30% Fee Contracts                $18.654229             $19.043065                      4,054           $       77,205
   Venture 1.40% Fee Contracts                 17.010114              17.350611                 34,415,879              597,136,536
   Venture Vision Contracts                    12.657686              12.886949                  7,657,492               98,681,709
   Venture Vantage 1.55% Fee Contracts         14.090782              14.356732                 16,762,206              240,650,493
   Venture Vantage 1.75% Fee Contracts         12.724933              12.945727                  2,995,931               38,784,506
   Venture Vantage 1.60% Fee Contracts                                12.692656                  2,207,733               28,021,995
   Venture Vantage 1.80% Fee Contracts                                12.675838                  1,583,191               20,068,274
   Venture III 1.70% Fee Contracts                                    12.526930                    121,926                1,527,354
   Venture III 1.90% Fee Contracts                                    12.522953                    121,799                1,525,282
   Venture Strategy & Rollover Contracts       14.026504              14.409291                     55,819                  804,310
                                                                                                ----------              -----------
                                                                                                65,926,030            1,027,277,664

Global Equity Sub-Account:
   Venture 1.40% Fee Contracts                 27.253960              20.715165                 16,748,078              346,939,206
   Venture Vision Contracts                    21.049744              15.969505                  1,977,191               31,574,761
   Venture Vantage 1.55% Fee Contracts         15.723185              11.937430                  2,623,870               31,322,270
   Venture Vantage 1.75% Fee Contracts         13.554144              10.275221                    245,949                2,527,182
   Venture Vantage 1.60% Fee Contracts                                 9.672379                    213,812                2,068,069
   Venture Vantage 1.80% Fee Contracts                                 9.659526                    160,048                1,545,988
   Venture III 1.70% Fee Contracts                                    10.446866                      1,126                   11,765
   Venture III 1.90% Fee Contracts                                    10.443523                      4,268                   44,568
   Venture Strategy & Rollover Contracts       13.953918              10.681895                        756                    8,079
                                                                                                ----------              -----------
                                                                                                21,975,098              416,041,888

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Global Bond Sub-Account:
   Venture 1.40% Fee Contracts                $19.685989             $20.112106                  3,825,022             $ 76,929,241
   Venture Vision Contracts                    13.602454              13.870936                    946,782               13,132,754
   Venture Vantage 1.55% Fee Contracts         12.526713              12.783517                    715,687                9,149,000
   Venture Vantage 1.75% Fee Contracts         12.871966              13.116216                     96,866                1,270,519
   Venture Vantage 1.60% Fee Contracts                                12.858902                     83,972                1,079,792
   Venture Vantage 1.80% Fee Contracts                                12.841869                     39,054                  501,525
   Venture III 1.70% Fee Contracts                                    13.064724                      1,821                   23,790
   Venture III 1.90% Fee Contracts                                    13.060581                        717                    9,359
   Venture Strategy & Rollover Contracts       12.212091              12.565404                        370                    4,655
                                                                                                 ---------              -----------
                                                                                                 5,710,291              102,100,635


U.S. Government Securities Sub-Account:
   Venture 1.40% Fee Contracts                 19.993612              21.253667                  9,241,351              196,412,596
   Venture Vision Contracts                    13.913787              14.763054                  1,713,228               25,292,471
   Venture Vantage 1.55% Fee Contracts         14.641155              15.546437                  3,914,722               60,859,985
   Venture Vantage 1.75% Fee Contracts         13.197644              13.992743                    394,636                5,522,032
   Venture Vantage 1.60% Fee Contracts                                13.208088                    311,783                4,118,064
   Venture Vantage 1.80% Fee Contracts                                13.190601                    281,043                3,707,128
   Venture III 1.70% Fee Contracts                                    12.791442                     26,818                  343,043
   Venture III 1.85% Fee Contracts                                    12.788396                      1,078                   13,786
   Venture III 1.90% Fee Contracts                                    12.787383                      3,597                   45,993
   Venture Strategy & Rollover Contracts       14.321813              15.332918                      2,008                   30,783
                                                                                                 ---------              -----------
                                                                                                15,890,264              296,345,881

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)


                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Diversified Bond Sub-Account:
   Venture 1.40% Fee Contracts                $19.585192             $20.715514                  6,850,109             $141,903,533
   Venture Vision Contracts                    15.765628              16.644364                    827,670               13,776,044
   Venture Vantage 1.55% Fee Contracts         14.989755              15.837085                  2,101,552               33,282,464
   Venture Vantage 1.75% Fee Contracts         13.190998              13.915824                    242,746                3,378,006
   Venture Vantage 1.60% Fee Contracts                                13.082149                    292,647                3,828,455
   Venture Vantage 1.80% Fee Contracts                                13.064809                    203,275                2,655,746
   Venture III 1.70% Fee Contracts                                    12.706724                     26,252                  333,573
   Venture III 1.90% Fee Contracts                                    12.702688                      7,007                   89,013
   Venture Strategy & Rollover Contracts       14.387750              15.326584                      2,051                   31,442
                                                                                                ----------              -----------
                                                                                                10,553,309              199,278,276

Income & Value Sub-Account:
   Venture 1.40% Fee Contracts                 23.004542              20.514616                 17,649,114              362,064,794
   Venture Vision Contracts                    18.566934              16.526337                  1,533,867               25,349,205
   Venture Vantage 1.55% Fee Contracts         15.921242              14.182031                  2,634,420               37,361,424
   Venture Vantage 1.75% Fee Contracts         12.710793              11.305335                    440,801                4,983,399
   Venture Vantage 1.60% Fee Contracts                                10.787929                    353,111                3,809,334
   Venture Vantage 1.80% Fee Contracts                                10.773604                    202,008                2,176,356
   Venture III 1.70% Fee Contracts                                    11.015976                      7,959                   87,677
   Venture III 1.85% Fee Contracts                                    11.013336                      2,045                   22,519
   Venture III 1.90% Fee Contracts                                    11.012457                      3,138                   34,559
   Venture Strategy & Rollover Contracts       14.788189              13.281750                      1,410                   18,734
                                                                                                ----------              -----------
                                                                                                22,827,873              435,908,001

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Large Cap Growth Sub-Account:
   Venture 1.40% Fee Contracts                $24.071737             $17.617279                 13,636,595             $240,239,697
   Venture Vision Contracts                    19.733542              14.415235                  1,099,739               15,852,990
   Venture Vantage 1.55% Fee Contracts         15.400808              11.258641                  6,577,461               74,053,267
   Venture Vantage 1.75% Fee Contracts         10.924721               7.974453                  1,321,074               10,534,840
   Venture Vantage 1.60% Fee Contracts                                 8.968815                    656,051                5,883,999
   Venture Vantage 1.80% Fee Contracts                                 8.956890                    393,138                3,521,291
   Venture III 1.70% Fee Contracts                                    10.339934                      9,276                   95,913
   Venture III 1.85% Fee Contracts                                    10.337449                         11                      111
   Venture III 1.90% Fee Contracts                                    10.336617                        482                    4,984
   Venture Strategy & Rollover Contracts       13.913877              10.255940                        771                    7,910
                                                                                                ----------              -----------
                                                                                                23,694,598              350,195,002


Equity-Income Sub-Account:
   Venture 1.40% Fee Contracts                 25.057453              23.323463                 24,448,489              570,223,434
   Venture Vision Contracts                    23.507739              21.840084                  2,835,378               61,924,883
   Venture Vantage 1.55% Fee Contracts         16.140990              15.007165                  7,679,618              115,249,297
   Venture Vantage 1.75% Fee Contracts         14.266438              13.244452                    912,362               12,083,741
   Venture Vantage 1.60% Fee Contracts                                11.612668                    985,726               11,446,907
   Venture Vantage 1.80% Fee Contracts                                11.597266                    592,216                6,868,087
   Venture III 1.70% Fee Contracts                                    11.329142                     28,697                  325,111
   Venture III 1.85% Fee Contracts                                    11.326426                      1,697                   19,224
   Venture III 1.90% Fee Contracts                                    11.325521                      5,401                   61,170
   Venture Strategy & Rollover Contracts       14.327119              13.430840                     25,770                  346,107
                                                                                                ----------              -----------
                                                                                                37,515,354              778,547,961

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Strategic Bond Sub-Account:
   Venture 1.40% Fee Contracts                $15.463354             $16.091132                  9,080,925             $146,122,362
   Venture Vision Contracts                    15.128283              15.713055                  1,295,397               20,354,649
   Venture Vantage 1.55% Fee Contracts         13.581019              14.116532                  2,212,935               31,238,964
   Venture Vantage 1.75% Fee Contracts         12.905776              13.394623                    236,206                3,163,890
   Venture Vantage 1.60% Fee Contracts                                12.911180                    138,625                1,789,810
   Venture Vantage 1.80% Fee Contracts                                12.894069                    153,690                1,981,684
   Venture III 1.70% Fee Contracts                                    12.572709                      4,812                   60,501
   Venture III 1.90% Fee Contracts                                    12.568711                      3,095                   38,902
   Venture Strategy & Rollover Contracts       13.262545              13.899374                          7                       91
                                                                                                ----------              -----------
                                                                                                13,125,692              204,750,853

Overseas Sub-Account:
   Venture 1.40% Fee Contracts                 13.661286               9.881714                 17,118,970              169,164,762
   Venture Vision Contracts                    13.458771               9.716983                  2,054,567               19,964,192
   Venture Vantage 1.55% Fee Contracts         13.768330               9.947939                  4,367,839               43,450,997
   Venture Vantage 1.75% Fee Contracts         11.222510               8.096365                    548,597                4,441,644
   Venture Vantage 1.60% Fee Contracts                                 9.017723                    237,132                2,138,388
   Venture Vantage 1.80% Fee Contracts                                 9.005732                    116,057                1,045,176
   Venture III 1.70% Fee Contracts                                    10.595459                        173                    1,830
   Venture Strategy & Rollover Contracts       13.181065               9.602535                          8                       73
                                                                                                ----------              -----------
                                                                                                24,443,343              240,207,062

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Growth Sub-Account:
   Venture 1.40% Fee Contracts                $20.120816             $13.692514                 15,128,701             $207,149,945
   Venture Vision Contracts                    19.897782              13.515325                  1,394,046               18,840,986
   Venture Vantage 1.55% Fee Contracts         14.469646               9.835724                  6,470,410               63,641,168
   Venture Vantage 1.75% Fee Contracts          9.089389               6.169224                    951,066                5,867,339
   Venture Vantage 1.60% Fee Contracts                                 8.047127                    278,144                2,238,259
   Venture Vantage 1.80% Fee Contracts                                 8.036409                    268,078                2,154,386
   Venture III 1.70% Fee Contracts                                    10.282961                        214                    2,202
   Venture III 1.90% Fee Contracts                                    10.279665                        971                    9,981
   Venture Strategy & Rollover Contracts       13.403429               9.186584                      5,749                   52,815
                                                                                                ----------              -----------
                                                                                                24,497,379              299,957,081

All Cap Growth Sub-Account:
   Venture 1.40% Fee Contracts                 23.852189              15.223098                 20,279,387              308,715,100
   Venture Vision Contracts                    23.566248              15.012371                  2,021,880               30,353,215
   Venture Vantage 1.55% Fee Contracts         19.211930              12.247743                  7,253,583               88,840,023
   Venture Vantage 1.75% Fee Contracts         10.349704               6.588104                  1,973,351               13,000,643
   Venture Vantage 1.60% Fee Contracts                                 7.524876                    705,921                5,311,967
   Venture Vantage 1.80% Fee Contracts                                 7.514856                    668,999                5,027,429
   Venture III 1.70% Fee Contracts                                     9.902928                      8,374                   82,923
   Venture III 1.90% Fee Contracts                                     9.899749                        672                    6,648
   Venture Strategy & Rollover Contracts       17.657078              11.349968                      4,194                   47,599
                                                                                                ----------              -----------
                                                                                                32,916,361              451,385,547

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
International Small Cap Sub-Account:
   Venture 1.40% Fee Contracts                $18.844170             $11.370077                  7,272,639             $ 82,690,461
   Venture Vision Contracts                    18.618300              11.212705                    714,896                8,015,919
   Venture Vantage 1.55% Fee Contracts         16.566096               9.984291                  1,942,412               19,393,610
   Venture Vantage 1.75% Fee Contracts         10.030446               6.036206                    336,043                2,028,427
   Venture Vantage 1.60% Fee Contracts                                 7.724808                     71,845                  554,988
   Venture Vantage 1.80% Fee Contracts                                 7.714511                    124,281                  958,766
   Venture III 1.70% Fee Contracts                                    10.388191                        322                    3,340
   Venture III 1.90% Fee Contracts                                    10.384846                      2,715                   28,200
   Venture Strategy & Rollover Contracts       15.728111               9.557929                    199,906                1,910,684
                                                                                                ----------              -----------
                                                                                                10,665,059              115,584,395

Pacific Rim Emerging Markets Sub-Account:
   Venture 1.40% Fee Contracts                  9.217819               6.556208                  3,511,469               23,021,923
   Venture Vision Contracts                     9.126236               6.478887                    428,665                2,777,271
   Venture Vantage 1.55% Fee Contracts          8.924717               6.340588                  1,262,905                8,007,558
   Venture Vantage 1.75% Fee Contracts         10.941915               7.762032                     95,137                  738,456
   Venture Vantage 1.60% Fee Contracts                                 8.846230                     19,785                  175,025
   Venture Vantage 1.80% Fee Contracts                                 8.834441                      2,553                   22,552
   Venture III 1.70% Fee Contracts                                     10.48342                        361                    3,780
   Venture III 1.90% Fee Contracts                                     10.48004                        127                    1,328
   Venture Strategy & Rollover Contracts       13.655344               9.782002
                                                                                                ----------              -----------
                                                                                                 5,321,002               34,747,893

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Science & Technology Sub-Account:
   Venture 1.40% Fee Contracts                $24.672266             $10.609057                 25,373,022             $269,183,833
   Venture Vision Contracts                    24.427405              10.483954                  1,998,118               20,948,172
   Venture Vantage 1.55% Fee Contracts         19.767418               8.490352                 11,048,813               93,808,314
   Venture Vantage 1.75% Fee Contracts          8.857329               3.798587                  2,649,764               10,065,360
   Venture Vantage 1.60% Fee Contracts                                 4.750755                  1,008,912                4,793,096
   Venture Vantage 1.80% Fee Contracts                                 4.744397                    632,959                3,003,009
   Venture III 1.70% Fee Contracts                                     7.661917                      4,076                   31,230
   Venture III 1.85% Fee Contracts                                     7.660060                         87                      670
   Venture III 1.90% Fee Contracts                                     7.659447                      6,769                   51,848
   Venture Strategy & Rollover Contracts       20.064987               8.690066                      7,200                   62,571
                                                                                                ----------              -----------
                                                                                                42,729,720              401,948,103

Emerging Small Company Sub-Account:
   Venture 1.40% Fee Contracts                 23.225958              14.284515                  6,795,437               97,069,520
   Venture Vision Contracts                    22.995348              14.116118                    601,892                8,496,377
   Venture Vantage 1.55% Fee Contracts         20.764734              12.756400                  2,836,066               36,177,989
   Venture Vantage 1.75% Fee Contracts         10.932942               6.706342                    752,680                5,047,729
   Venture Vantage 1.60% Fee Contracts                                 7.293154                    327,181                2,386,181
   Venture Vantage 1.80% Fee Contracts                                 7.283435                    168,239                1,225,354
   Venture III 1.70% Fee Contracts                                     9.728980                      2,557                   24,880
   Venture III 1.90% Fee Contracts                                     9.725862                      4,996                   48,595
   Venture Strategy & Rollover Contracts       18.484616              11.449989                      4,640                   53,133
                                                                                                ----------              -----------
                                                                                                11,493,688              150,529,758

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Aggressive Growth Sub-Account:
   Venture 1.40% Fee Contracts                $16.889157             $10.845250                 12,190,001             $132,203,610
   Venture Vision Contracts                    16.721411              10.717370                    927,025                9,935,270
   Venture Vantage 1.55% Fee Contracts         15.815609              10.144427                  5,311,866               53,885,838
   Venture Vantage 1.75% Fee Contracts         11.182499               7.161891                  1,236,461                8,855,401
   Venture Vantage 1.60% Fee Contracts                                 7.941237                    524,872                4,168,136
   Venture Vantage 1.80% Fee Contracts                                 7.930669                    260,277                2,064,169
   Venture III 1.70% Fee Contracts                                     9.801939                      2,666                   26,136
   Venture III 1.90% Fee Contracts                                     9.798791                        261                    2,562
   Venture Strategy & Rollover Contracts       16.207424              10.482062                     10,760                  112,785
                                                                                                ----------              -----------
                                                                                                20,464,189              211,253,907

International Stock Sub-Account:
   Venture 1.40% Fee Contracts                 15.087850              10.749442                  5,902,728               63,451,034
   Venture Vision Contracts                    14.938063              10.622778                    989,336               10,509,495
   Venture Vantage 1.55% Fee Contracts         13.470191               9.586134                  2,325,367               22,291,283
   Venture Vantage 1.75% Fee Contracts         11.202883               7.960639                    255,903                2,037,154
   Venture Vantage 1.60% Fee Contracts                                 8.911428                    152,953                1,363,032
   Venture Vantage 1.80% Fee Contracts                                 8.899576                    159,832                1,422,437
   Venture III 1.70% Fee Contracts                                    10.723456                      1,577                   16,907
   Venture III 1.85% Fee Contracts                                    10.720881                         74                      792
   Venture III 1.90% Fee Contracts                                    10.720024                      3,417                   36,625
                                                                                                ----------              -----------
                                                                                                 9,791,187              101,128,759

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (Continued)

                                                       2000                                 2001
                                                     ----------       ------------------------------------------------
                                                       UNIT             UNIT
                                                       VALUE            VALUE               UNITS            DOLLARS
                                                     ----------       ------------------------------------------------
Quantitative Equity Sub-Account:
   Venture 1.40% Fee Contracts                       $25.371611       $17.364961           8,259,014      $143,417,451
   Venture Vision Contracts                           25.119884        17.160431           1,272,027        21,828,528
   Venture Vantage 1.55% Fee Contracts                19.714449        13.477868           3,215,244        43,334,629
   Venture Vantage 1.75% Fee Contracts                12.092105         8.254414             718,104         5,927,526
   Venture Vantage 1.60% Fee Contracts                                  8.344396             514,306         4,291,576
   Venture Vantage 1.80% Fee Contracts                                  8.333292             243,470         2,028,904
   Venture III 1.70% Fee Contracts                                     10.103650               4,145            41,882
   Venture III 1.90% Fee Contracts                                     10.100409               1,678            16,952
   Venture Strategy & Rollover Contracts              17.915408        12.349518               4,733            58,453
                                                                                          ----------------------------
                                                                                          14,232,721       220,945,901

Value Sub-Account:
   Venture 1.40% Fee Contracts                       17.1823400        15.887173           9,163,391       145,580,386
   Venture Vision Contracts                          17.0118280        15.700085           1,189,253        18,671,381
   Venture Vantage 1.55% Fee Contracts               14.1275020        13.047934           3,835,072        50,039,762
   Venture Vantage 1.75% Fee Contracts               15.5527530        14.342766             495,674         7,109,331
   Venture Vantage 1.60% Fee Contracts                                 11.124149             524,403         5,833,534
   Venture Vantage 1.80% Fee Contracts                                 11.109381             353,289         3,924,818
   Venture III 1.70% Fee Contracts                                     10.847582               8,999            97,620
   Venture III 1.85% Fee Contracts                                     10.844977                 135             1,468
   Venture III 1.90% Fee Contracts                                     10.844105               9,314           100,997
   Venture Strategy & Rollover Contracts             13.3519900        12.433708               1,554            19,320
                                                                                          ----------------------------
                                                                                          15,581,084       231,378,617

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Real Estate Securities Sub-Account:
   Venture 1.40% Fee Contracts                       $13.852028       $13.702059           2,798,230       $38,341,512
   Venture Vision Contracts                           13.714476        13.540635             447,565         6,060,308
   Venture Vantage 1.55% Fee Contracts                12.511528        12.362184           1,188,876        14,697,100
   Venture Vantage 1.75% Fee Contracts                13.588062        13.405778              83,505         1,119,443
   Venture Vantage 1.60% Fee Contracts                                 12.491340             138,224         1,726,603
   Venture Vantage 1.80% Fee Contracts                                 12.474770              79,929           997,099
   Venture III 1.70% Fee Contracts                                     12.072788              11,076           133,717
   Venture III 1.85% Fee Contracts                                     12.069894                   5                58
   Venture Strategy & Rollover Contracts              11.853453        11.808826                 755             8,918
                                                                                           ---------------------------
                                                                                           4,748,165        63,084,758

Balanced Sub-Account:
   Venture 1.40% Fee Contracts                        14.272291        11.852357           3,229,338        38,275,263
   Venture Vision Contracts                           14.130567        11.712684             513,970         6,019,973
   Venture Vantage 1.55% Fee Contracts                12.446809        10.324774           2,128,496        21,976,243
   Venture Vantage 1.75% Fee Contracts                11.252446         9.320049             160,873         1,499,347
   Venture Vantage 1.60% Fee Contracts                                  9.911154              83,640           828,964
   Venture Vantage 1.80% Fee Contracts                                  9.897982              53,092           525,506
   Venture III 1.85% Fee Contracts                                     11.129090                 103             1,141
   Venture Strategy & Rollover Contracts              11.583489         9.688203               2,012            19,496
                                                                                           ---------------------------
                                                                                           6,171,524        69,145,933

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                   Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
High Yield Sub-Account:
   Venture 1.40% Fee Contracts                       $13.459828       $12.169330           5,381,727       $65,492,013
   Venture Vision Contracts                           13.326181        12.025967           1,117,853        13,443,268
   Venture Vantage 1.55% Fee Contracts                12.409523        11.207131           2,645,359        29,646,882
   Venture Vantage 1.75% Fee Contracts                11.519841        10.388085             213,210         2,214,843
   Venture Vantage 1.60% Fee Contracts                                 10.599364             193,430         2,050,240
   Venture Vantage 1.80% Fee Contracts                                 10.585302             101,071         1,069,861
   Venture III 1.70% Fee Contracts                                     11.637500               3,624            42,172
   Venture III 1.85% Fee Contracts                                     11.634714                  10               111
   Venture III 1.90% Fee Contracts                                     11.633788               2,001            23,280
   Venture Strategy & Rollover Contracts              11.878374        10.816156               1,154            12,481
                                                                                           ---------------------------
                                                                                           9,659,439       113,995,151

Lifestyle Aggressive 1000 Sub-Account:

   Venture 1.40% Fee Contracts                        14.948006        11.262857           4,393,203        49,480,014
   Venture Vision Contracts                           14.799593        11.130133             292,340         3,253,778
   Venture Vantage 1.55% Fee Contracts                13.263783         9.982599           1,919,863        19,165,224
   Venture Vantage 1.75% Fee Contracts                11.872645         8.922204             266,838         2,380,780
   Venture Vantage 1.60% Fee Contracts                                  9.178643             274,284         2,517,552
   Venture Vantage 1.80% Fee Contracts                                  9.166435             142,648         1,307,573
   Venture III 1.70% Fee Contracts                                     10.497692               1,949            20,462
   Venture Strategy & Rollover Contracts              12.728218         9.658914               1,631            15,754
                                                                                           ---------------------------
                                                                                           7,292,756        78,141,137

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Lifestyle Growth 820 Sub-Account:

   Venture 1.40% Fee Contracts                       $16.162371       $13.125523          16,689,246      $219,055,084
   Venture Vision Contracts                           16.001947        12.970911           1,714,445        22,237,919
   Venture Vantage 1.55% Fee Contracts                14.237879        11.549639           7,616,272        87,965,201
   Venture Vantage 1.75% Fee Contracts                12.089786         9.792437           1,145,908        11,221,233
   Venture Vantage 1.60% Fee Contracts                                  9.909435           1,161,666        11,511,455
   Venture Vantage 1.80% Fee Contracts                                  9.896275             670,265         6,633,131
   Venture III 1.70% Fee Contracts                                     10.936095               8,673            94,846
   Venture III 1.90% Fee Contracts                                     10.932603              15,852           173,304
   Venture Strategy & Rollover Contracts              13.529644        11.066002               5,437            60,165
                                                                                          ----------------------------
                                                                                          29,027,764       358,952,338

Lifestyle Balanced 640 Sub-Account:

   Venture 1.40% Fee Contracts                        16.437657        14.454129          14,011,484       202,523,796
   Venture Vision Contracts                           16.274494        14.283891           2,287,544        32,675,033
   Venture Vantage 1.55% Fee Contracts                14.594658        12.819121           8,708,306       111,632,832
   Venture Vantage 1.75% Fee Contracts                12.355297        10.835942           1,118,988        12,125,287
   Venture Vantage 1.60% Fee Contracts                                 10.789448           1,187,221        12,809,462
   Venture Vantage 1.80% Fee Contracts                                 10.775127             677,999         7,305,530
   Venture III 1.70% Fee Contracts                                     11.439392               6,123            70,040
   Venture III 1.85% Fee Contracts                                     11.436650               2,732            31,249
   Venture III 1.90% Fee Contracts                                     11.435738               3,896            44,551
   Venture Strategy & Rollover Contracts              13.929909        12.336462              16,287           200,929
                                                                                          ----------------------------
                                                                                          28,020,580       379,418,709

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Lifestyle Moderate 460 Sub-Account:

   Venture 1.40% Fee Contracts                       $16.596254       $15.565323           4,920,442       $76,588,275
   Venture Vision Contracts                           16.431521        15.382004           1,136,428        17,480,536
   Venture Vantage 1.55% Fee Contracts                14.954083        14.009421           2,725,809        38,186,999
   Venture Vantage 1.75% Fee Contracts                12.579492        11.767206             306,328         3,604,627
   Venture Vantage 1.60% Fee Contracts                                 11.573902             408,832         4,731,786
   Venture Vantage 1.80% Fee Contracts                                 11.558561             157,002         1,814,720
   Venture III 1.70% Fee Contracts                                     11.859365               8,967           106,347
   Venture III 1.85% Fee Contracts                                     11.856530                  10               116
   Venture III 1.90% Fee Contracts                                     11.855584                 502             5,951
   Venture Strategy & Rollover Contracts              14.242240        13.452863               9,475           127,462
                                                                                          ----------------------------
                                                                                           9,673,795       142,646,819

Lifestyle Conservative 280 Sub-Account:

   Venture 1.40% Fee Contracts                        16.397834        16.410290           2,761,845        45,322,678
   Venture Vision Contracts                           16.235059        16.217032             849,011        13,768,446
   Venture Vantage 1.55% Fee Contracts                15.160940        15.155439           1,840,804        27,898,192
   Venture Vantage 1.75% Fee Contracts                12.913124        12.889151             161,087         2,076,275
   Venture Vantage 1.60% Fee Contracts                                 12.402697             197,522         2,449,806
   Venture Vantage 1.80% Fee Contracts                                 12.386263              65,797           814,974
   Venture III 1.70% Fee Contracts                                     12.313413               4,879            60,075
   Venture III 1.85% Fee Contracts                                     12.310472                 475             5,853
   Venture III 1.90% Fee Contracts                                     12.309496                 494             6,078
   Venture Strategy & Rollover Contracts              14.547877        14.662748               1,905            27,933
                                                                                          ----------------------------
                                                                                           5,883,819        92,430,310

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Small Company Value Sub-Account:
   Venture 1.40% Fee Contracts                       $12.436171       $11.372398           5,137,619       $58,427,047
   Venture Vision Contracts                           12.335633        11.259351             802,273         9,033,074
   Venture Vantage 1.55% Fee Contracts                12.375754        11.304438           1,689,110        19,094,440
   Venture Vantage 1.75% Fee Contracts                13.356548        12.182062             181,134         2,206,583
   Venture Vantage 1.60% Fee Contracts                                 11.264306             219,437         2,471,804
   Venture Vantage 1.80% Fee Contracts                                 11.249347             175,137         1,970,172
   Venture III 1.70% Fee Contracts                                     10.988112              13,189           144,923
   Venture III 1.90% Fee Contracts                                     10.984600               8,081            88,767
   Venture Strategy & Rollover Contracts              12.266242        11.297134               1,233            13,925
                                                                                          ----------------------------
                                                                                           8,227,213        93,450,735

International Value Sub-Account:
   Venture 1.40% Fee Contracts                        11.862293         9.354785           3,582,140        33,510,150
   Venture Vision Contracts                           11.813131         9.298567             422,097         3,924,893
   Venture Vantage 1.55% Fee Contracts                11.832776         9.321015           1,794,903        16,730,320
   Venture Vantage 1.75% Fee Contracts                11.868508         9.335145             191,600         1,788,616
   Venture Vantage 1.60% Fee Contracts                                  9.889110             173,584         1,716,589
   Venture Vantage 1.80% Fee Contracts                                  9.875969             144,760         1,429,647
   Venture III 1.70% Fee Contracts                                     10.641116               4,571            48,639
   Venture III 1.90% Fee Contracts                                     10.637699                 452             4,811
                                                                                          ----------------------------
                                                                                           6,314,107        59,153,665

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Small Company Blend Sub-Account:
   Venture 1.40% Fee Contracts                       $12.601917        $9.597394           4,897,096       $46,999,356
   Venture Vision Contracts                           12.549695         9.539690             534,000         5,094,196
   Venture Vantage 1.55% Fee Contracts                12.570556         9.562731           2,031,210        19,423,915
   Venture Vantage 1.75% Fee Contracts                 9.630818         7.315399             321,390         2,351,095
   Venture Vantage 1.60% Fee Contracts                                  8.450022             213,244         1,801,920
   Venture Vantage 1.80% Fee Contracts                                  8.438768             128,819         1,087,075
   Venture III 1.70% Fee Contracts                                      9.636300              10,681           102,930
   Venture III 1.90% Fee Contracts                                      9.633206                 896             8,636
   Venture Strategy & Rollover Contracts               9.554061         7.328318               1,110             8,137
                                                                                          ----------------------------
                                                                                           8,138,446        76,877,260

Total Return Sub-Account:
   Venture 1.40% Fee Contracts                        13.404017        14.383497          12,215,495       175,701,533
   Venture Vision Contracts                           13.348487        14.297164           1,520,785        21,742,910
   Venture Vantage 1.55% Fee Contracts                13.370675        14.331644           6,126,350        87,800,670
   Venture Vantage 1.75% Fee Contracts                13.220054        14.149022             856,157        12,113,779
   Venture Vantage 1.60% Fee Contracts                                 13.401562             903,897        12,113,630
   Venture Vantage 1.80% Fee Contracts                                 13.383814             787,441        10,538,963
   Venture III 1.70% Fee Contracts                                     12.864283              46,568           599,063
   Venture III 1.85% Fee Contracts                                     12.861221               2,810            36,145
   Venture III 1.90% Fee Contracts                                     12.860201              23,886           307,177
   Venture Strategy & Rollover Contracts              13.634669        14.735258               1,103            16,256
                                                                                          ----------------------------
                                                                                          22,484,492       320,970,126

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
U.S. Large Cap Value Sub-Account:
   Venture 1.40% Fee Contracts                       $12.894130       $10.610514          12,596,446      $133,654,762
   Venture Vision Contracts                           12.840714        10.546769           1,407,481        14,844,377
   Venture Vantage 1.55% Fee Contracts                12.862059        10.572230           6,366,014        67,302,963
   Venture Vantage 1.75% Fee Contracts                12.467016        10.232153             851,029         8,707,862
   Venture Vantage 1.60% Fee Contracts                                  9.862811             543,393         5,359,380
   Venture Vantage 1.80% Fee Contracts                                  9.849697             411,689         4,055,011
   Venture III 1.70% Fee Contracts                                     10.349858              13,438           139,080
   Venture III 1.90% Fee Contracts                                     10.346541                 735             7,603
   Venture Strategy & Rollover Contracts              12.247584        10.150524               3,172            32,202
                                                                                          ----------------------------
                                                                                          22,193,397       234,103,240

Mid Cap Stock Sub-Account:
   Venture 1.40% Fee Contracts                        11.821790         8.623741           5,255,220        45,319,652
   Venture Vision Contracts                           11.772795         8.571881             433,691         3,717,551
   Venture Vantage 1.55% Fee Contracts                11.792364         8.592581           2,391,369        20,548,035
   Venture Vantage 1.75% Fee Contracts                12.208008         8.882085             333,413         2,961,400
   Venture Vantage 1.60% Fee Contracts                                  8.853808             326,705         2,892,582
   Venture Vantage 1.80% Fee Contracts                                  8.842029             321,481         2,842,547
   Venture III 1.70% Fee Contracts                                     10.392180               6,547            68,037
   Venture III 1.85% Fee Contracts                                     10.389681                  49               513
   Venture III 1.90% Fee Contracts                                     10.388846               6,072            63,082
   Venture Strategy & Rollover Contracts              12.483407         9.171591               3,060            28,069
                                                                                          ----------------------------
                                                                                           9,077,607        78,441,468

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Tactical Allocation Sub-Account:
   Venture 1.40% Fee Contracts                       $11.989936        $9.317524           3,350,475       $31,218,133
   Venture Vision Contracts                           11.970334         9.284866             170,846         1,586,278
   Venture Vantage 1.55% Fee Contracts                11.978173         9.297921           1,021,587         9,498,634
   Venture Vantage 1.75% Fee Contracts                12.188577         9.447059             438,197         4,139,676
   Venture Vantage 1.60% Fee Contracts                                  9.414061             345,758         3,254,989
   Venture Vantage 1.80% Fee Contracts                                  9.401548             384,302         3,613,031
   Venture III 1.85% Fee Contracts                                     10.669303                 885             9,438
   Venture III 1.90% Fee Contracts                                     10.668448               1,254            13,378
   Venture Strategy & Rollover Contracts              12.064740         9.442685                 811             7,661
                                                                                          ----------------------------
                                                                                           5,714,115        53,341,218

Dynamic Growth Sub-Account:
   Venture 1.40% Fee Contracts                         7.906976         4.095946          11,246,950        46,066,901
   Venture Vision Contracts                            7.894008         4.081534             745,780         3,043,926
   Venture Vantage 1.55% Fee Contracts                 7.899193         4.087290           4,454,153        18,205,414
   Venture Vantage 1.75% Fee Contracts                 8.771239         4.531691             906,381         4,107,439
   Venture Vantage 1.60% Fee Contracts                                  5.525646             393,388         2,173,723
   Venture Vantage 1.80% Fee Contracts                                  5.518270             261,200         1,441,370
   Venture III 1.70% Fee Contracts                                      9.468651               3,436            32,531
   Venture III 1.90% Fee Contracts                                      9.465609                 171             1,618
   Venture Strategy & Rollover Contracts               7.956456         4.151165               1,275             5,293
                                                                                          ----------------------------
                                                                                          18,012,734        75,078,215

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Internet Technologies Sub-Account

   Venture 1.40% Fee Contracts                        $6.965644        $2.715769           5,730,746       $15,563,383
   Venture Vision Contracts                            6.954217         2.706198             286,561           775,492
   Venture Vantage 1.55% Fee Contracts                 6.958782         2.710024           2,066,442         5,600,107
   Venture Vantage 1.75% Fee Contracts                 7.012603         2.726864             482,465         1,315,616
   Venture Vantage 1.60% Fee Contracts                                  4.239612             117,149           496,667
   Venture Vantage 1.80% Fee Contracts                                  4.233939              86,425           365,917
   Venture Strategy & Rollover Contracts               7.009252         2.752458               3,401             9,361
                                                                                          ----------------------------
                                                                                           8,773,189        24,126,543

International Index Sub-Account:
   Venture 1.40% Fee Contracts                        11.167069         8.087060             838,449         6,780,587
   Venture Vision Contracts                           11.148798         8.058692             122,217           984,909
   Venture Vantage 1.55% Fee Contracts                11.156110         8.070030             250,512         2,021,639
   Venture Vantage 1.75% Fee Contracts                11.529885         8.327912              61,147           509,224
   Venture Vantage 1.60% Fee Contracts                                  9.174970              50,025           458,980
   Venture Vantage 1.80% Fee Contracts                                  9.162771              13,835           126,765
   Venture III 1.70% Fee Contracts                                     10.827855                 467             5,061
   Venture III 1.90% Fee Contracts                                     10.824386                 830             8,988
                                                                                          ----------------------------
                                                                                           1,337,482        10,896,153

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Total Stock Market Index Sub-Account:
   Venture 1.40% Fee Contracts                       $11.142088        $8.709716           1,019,366       $ 8,878,390
   Venture Vision Contracts                           11.123861         8.679181             147,199         1,277,569
   Venture Vantage 1.55% Fee Contracts                11.131148         8.691389             733,588         6,375,896
   Venture Vantage 1.75% Fee Contracts                11.456807         8.932254              74,927           669,270
   Venture Vantage 1.60% Fee Contracts                                  9.423023              95,948           904,119
   Venture Vantage 1.80% Fee Contracts                                  9.410496              24,603           231,529
   Venture III 1.70% Fee Contracts                                     10.609390                 182             1,928
   Venture III 1.90% Fee Contracts                                     10.605995                 721             7,643
                                                                                          ----------------------------
                                                                                           2,096,534        18,346,344

500 Index Sub-Account:
   Venture 1.40% Fee Contracts                        11.200577         8.784596           7,803,795        68,553,187
   Venture Vision Contracts                           11.182275         8.753818             503,124         4,404,256
   Venture Vantage 1.55% Fee Contracts                11.189592         8.766111           2,612,444        22,900,974
   Venture Vantage 1.75% Fee Contracts                11.516966         9.009063             491,831         4,430,936
   Venture Vantage 1.60% Fee Contracts                                  9.491048             709,497         6,733,867
   Venture Vantage 1.80% Fee Contracts                                  9.478439             201,164         1,906,717
   Venture III 1.70% Fee Contracts                                     10.695438               6,321            67,604
   Venture III 1.85% Fee Contracts                                     10.692871               1,670            17,861
   Venture III 1.90% Fee Contracts                                     10.692015               4,159            44,468
   Venture Strategy & Rollover Contracts                                8.902585               1,753            15,602
                                                                                          ----------------------------
                                                                                          12,335,758       109,075,472

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Mid Cap Index Sub-Account:
   Venture 1.40% Fee Contracts                       $13.271787       $10.963679           1,447,671       $15,871,805
   Venture Vision Contracts                           13.250096        10.925254             253,922         2,774,164
   Venture Vantage 1.55% Fee Contracts                13.258777        10.940612             541,950         5,929,260
   Venture Vantage 1.75% Fee Contracts                13.223282        10.894964              68,602           747,419
   Venture Vantage 1.60% Fee Contracts                                 10.154553             108,248         1,099,207
   Venture Vantage 1.80% Fee Contracts                                 10.141052              38,933           394,825
   Venture III 1.70% Fee Contracts                                     10.509813               3,203            33,659
   Venture III 1.90% Fee Contracts                                     10.506449                 950             9,984
                                                                                          ----------------------------
                                                                                           2,463,479        26,860,323

Small Cap Index Sub-Account:
   Venture 1.40% Fee Contracts                        11.596178         9.645570           1,039,394        10,025,544
   Venture Vision Contracts                           11.577217         9.611752              51,194           492,064
   Venture Vantage 1.55% Fee Contracts                11.584805         9.625273             342,644         3,298,043
   Venture Vantage 1.75% Fee Contracts                11.943325         9.908273              44,654           442,440
   Venture Vantage 1.60% Fee Contracts                                  9.904602              73,115           724,179
   Venture Vantage 1.80% Fee Contracts                                  9.891431              15,516           153,479
   Venture III 1.70% Fee Contracts                                     10.341106               1,266            13,091
   Venture III 1.90% Fee Contracts                                     10.337797                 854             8,833
                                                                                          ----------------------------
                                                                                           1,568,637        15,157,673

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Capital Appreciation Sub-Account:
   Venture 1.40% Fee Contracts                       $10.945558        $7.592636           1,387,774       $10,536,863
   Venture Vision Contracts                           10.941194         7.575376              65,229           494,136
   Venture Vantage 1.55% Fee Contracts                10.942940         7.582285             331,274         2,511,815
   Venture Vantage 1.75% Fee Contracts                10.939455         7.568485              75,810           573,765
   Venture Vantage 1.60% Fee Contracts                                  8.142683             145,921         1,188,185
   Venture Vantage 1.80% Fee Contracts                                  8.131851             131,293         1,067,654
   Venture III 1.70% Fee Contracts                                     10.241815               4,837            49,540
   Venture III 1.85% Fee Contracts                                     10.239350                 142             1,453
   Venture III 1.90% Fee Contracts                                     10.238536               2,786            28,524
                                                                                          ----------------------------
                                                                                           2,145,066        16,451,935

Telecommunications Sub-Account:
   Venture 1.40% Fee Contracts                                          6.581439             248,602         1,636,157
   Venture Vision Contracts                                             6.574579               8,916            58,616
   Venture Vantage 1.55% Fee Contracts                                  6.577319             174,559         1,148,128
   Venture Vantage 1.75% Fee Contracts                                  6.571833              10,542            69,278
   Venture Vantage 1.60% Fee Contracts                                  6.575949              42,231           277,709
   Venture Vantage 1.80% Fee Contracts                                  6.570465              43,851           288,121
   Venture III 1.90% Fee Contracts                                      8.702314                 532             4,626
                                                                                          ----------------------------
                                                                                             529,233         3,482,635

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Health Sciences Sub-Account:
   Venture 1.40% Fee Contracts                                        $11.940458           1,099,069       $13,123,387
   Venture Vision Contracts                                            11.928093              63,465           757,022
   Venture Vantage 1.55% Fee Contracts                                 11.933031             303,735         3,624,481
   Venture Vantage 1.75% Fee Contracts                                 11.923140              27,922           332,914
   Venture Vantage 1.60% Fee Contracts                                 11.930561             148,136         1,767,345
   Venture Vantage 1.80% Fee Contracts                                 11.920672              73,322           874,049
   Venture III 1.70% Fee Contracts                                     11.751823               3,599            42,290
   Venture III 1.85% Fee Contracts                                     11.749008               1,598            18,770
   Venture III 1.90% Fee Contracts                                     11.748070               3,035            35,651
   Venture Strategy & Rollover Contracts                               11.987610               1,742            20,877
                                                                                          ----------------------------
                                                                                           1,725,623        20,596,786

Mid Cap Growth Sub-Account:
   Venture 1.40% Fee Contracts                                          8.092650             626,205         5,067,656
   Venture Vision Contracts                                             8.084225              46,628           376,953
   Venture Vantage 1.55% Fee Contracts                                  8.087593             137,179         1,109,444
   Venture Vantage 1.75% Fee Contracts                                  8.080857              11,908            96,223
   Venture Vantage 1.60% Fee Contracts                                  8.085907             100,480           812,468
   Venture Vantage 1.80% Fee Contracts                                  8.079166              65,244           527,118
   Venture III 1.70% Fee Contracts                                      8.831343               6,575            58,062
   Venture III 1.85% Fee Contracts                                      8.829209                   6                51
   Venture III 1.90% Fee Contracts                                      8.828498               2,724            24,053
                                                                                          ----------------------------
                                                                                             996,949         8,072,028

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Mid Cap Opportunities Sub-Account:
   Venture 1.40% Fee Contracts                                         $8.410813             349,344        $2,938,270
   Venture Vision Contracts                                             8.402057              30,832           259,055
   Venture Vantage 1.55% Fee Contracts                                  8.405560              52,631           442,392
   Venture Vantage 1.75% Fee Contracts                                  8.398558               1,787            15,011
   Venture Vantage 1.60% Fee Contracts                                  8.403806              95,345           801,261
   Venture Vantage 1.80% Fee Contracts                                  8.396812              45,306           380,422
   Venture III 1.70% Fee Contracts                                      9.357722               1,097            10,267
   Venture III 1.85% Fee Contracts                                      9.355465                  75               705
                                                                                          ----------------------------
                                                                                             576,417         4,847,383

Financial Services Sub-Account:
   Venture 1.40% Fee Contracts                                         10.528619             650,931         6,853,407
   Venture Vision Contracts                                            10.517690              24,846           261,322
   Venture Vantage 1.55% Fee Contracts                                 10.522061             226,402         2,382,217
   Venture Vantage 1.75% Fee Contracts                                 10.513330              21,736           228,513
   Venture Vantage 1.60% Fee Contracts                                 10.519873             132,049         1,389,138
   Venture Vantage 1.80% Fee Contracts                                 10.511147              49,657           521,952
   Venture III 1.90% Fee Contracts                                     10.799735                 517             5,581
                                                                                          ----------------------------
                                                                                           1,106,138        11,642,130

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Quantitative Mid Cap Sub-Account:
   Venture 1.40% Fee Contracts                                         $9.126702             121,720        $1,110,904
   Venture Vision Contracts                                             9.117213              24,886           226,893
   Venture Vantage 1.55% Fee Contracts                                  9.121001              32,321           294,797
   Venture Vantage 1.75% Fee Contracts                                  9.113424              11,024           100,470
   Venture Vantage 1.60% Fee Contracts                                  9.119105              22,605           206,139
   Venture Vantage 1.80% Fee Contracts                                  9.111526              13,494           122,952
                                                                                          ----------------------------
                                                                                             226,050         2,062,155

Strategic Growth Sub-Account:
   Venture 1.40% Fee Contracts                                          9.176439           1,486,309        13,639,027
   Venture Vision Contracts                                             9.166906              71,630           656,629
   Venture Vantage 1.55% Fee Contracts                                  9.170716             395,344         3,625,585
   Venture Vantage 1.75% Fee Contracts                                  9.163095             132,227         1,211,611
   Venture Vantage 1.60% Fee Contracts                                  9.168809             189,564         1,738,076
   Venture Vantage 1.80% Fee Contracts                                  9.161192              89,597           820,817
   Venture III 1.70% Fee Contracts                                      9.919052               3,810            37,787
   Venture III 1.90% Fee Contracts                                      9.915868               9,584            95,029
                                                                                          ----------------------------
                                                                                           2,378,065        21,824,561

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
All Cap Value Sub-Account:
   Venture 1.40% Fee Contracts                                        $10.618128             346,684        $3,681,136
   Venture Vision Contracts                                            10.607120              42,657           452,470
   Venture Vantage 1.55% Fee Contracts                                 10.611521             108,754         1,154,049
   Venture Vantage 1.75% Fee Contracts                                 10.602719               9,206            97,607
   Venture Vantage 1.60% Fee Contracts                                 10.609320              94,320         1,000,667
   Venture Vantage 1.80% Fee Contracts                                 10.600522              42,669           452,312
   Venture III 1.70% Fee Contracts                                     10.676595               1,015            10,839
   Venture III 1.85% Fee Contracts                                     10.674034               1,786            19,063
   Venture III 1.90% Fee Contracts                                     10.673183                 108             1,157
                                                                                          ----------------------------
                                                                                             647,199         6,869,300

Capital Opportunities Sub-Account:
   Venture 1.40% Fee Contracts                                          9.076999             794,984         7,216,069
   Venture Vision Contracts                                             9.067566              72,827           660,361
   Venture Vantage 1.55% Fee Contracts                                  9.071335             358,750         3,254,337
   Venture Vantage 1.75% Fee Contracts                                  9.063793              31,626           286,654
   Venture Vantage 1.60% Fee Contracts                                  9.069449             147,183         1,334,871
   Venture Vantage 1.80% Fee Contracts                                  9.061907              76,952           697,331
   Venture III 1.70% Fee Contracts                                      9.914127               1,245            12,344
   Venture III 1.90% Fee Contracts                                      9.910946               3,185            31,570
                                                                                          ----------------------------
                                                                                           1,486,752        13,493,537

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Utilities Sub-Account:
   Venture 1.40% Fee Contracts                                         $9.226192             599,150        $5,527,874
   Venture Vision Contracts                                             9.216615              30,645           282,441
   Venture Vantage 1.55% Fee Contracts                                  9.220446             150,414         1,386,881
   Venture Vantage 1.75% Fee Contracts                                  9.212790              28,561           263,123
   Venture Vantage 1.60% Fee Contracts                                  9.218530              75,795           698,717
   Venture Vantage 1.80% Fee Contracts                                  9.210877              60,534           557,572
   Venture III 1.70% Fee Contracts                                     10.584188                 567             6,000
   Venture III 1.85% Fee Contracts                                     10.581651                 321             3,397
   Venture III 1.90% Fee Contracts                                     10.580802               3,489            36,919
                                                                                          ----------------------------
                                                                                             949,476         8,762,924

Mid Cap Value Sub-Account:
   Venture 1.40% Fee Contracts                                         11.493055           1,820,253        20,920,273
   Venture Vision Contracts                                            11.481139             128,564         1,476,063
   Venture Vantage 1.55% Fee Contracts                                 11.485904             506,264         5,814,898
   Venture Vantage 1.75% Fee Contracts                                 11.476384              65,785           754,969
   Venture Vantage 1.60% Fee Contracts                                 11.483525             315,019         3,617,529
   Venture Vantage 1.80% Fee Contracts                                 11.473995             224,506         2,575,982
   Venture III 1.70% Fee Contracts                                     11.519405              11,864           136,670
   Venture III 1.85% Fee Contracts                                     11.516641               1,559            17,949
   Venture III 1.90% Fee Contracts                                     11.515722               8,499            97,874
                                                                                          ----------------------------
                                                                                           3,082,313        35,412,207

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Fundamental Value Sub-Account:
   Venture 1.40% Fee Contracts                                        $10.518717           2,334,620       $24,557,206
   Venture Vision Contracts                                            10.507808             253,151         2,660,063
   Venture Vantage 1.55% Fee Contracts                                 10.512168             750,128         7,885,467
   Venture Vantage 1.75% Fee Contracts                                 10.503447              83,821           880,411
   Venture Vantage 1.60% Fee Contracts                                 10.509989             436,141         4,583,838
   Venture Vantage 1.80% Fee Contracts                                 10.501271             224,221         2,354,602
   Venture III 1.70% Fee Contracts                                     10.936228              40,942           447,746
   Venture III 1.85% Fee Contracts                                     10.933608               8,243            90,127
   Venture III 1.90% Fee Contracts                                     10.932733              10,269           112,265
   Venture Strategy & Rollover Contracts                               10.560263               1,477            15,602
                                                                                          ----------------------------
                                                                                           4,143,013        43,587,327

Basic Value Focus Sub-Account:
   Venture 1.40% Fee Contracts                        22.514992        19.755011           1,236,652        24,430,082
   Venture Vision Contracts                                            10.428850              25,018           260,908
   Venture Vantage 1.55% Fee Contracts                15.864568        13.904186             708,848         9,855,955
   Venture Vantage 1.75% Fee Contracts                13.588646        11.891669             155,016         1,843,399
   Venture Vantage 1.60% Fee Contracts                                 10.432312              98,709         1,029,766
   Venture Vantage 1.80% Fee Contracts                                 10.418459              37,872           394,571
                                                                                          ----------------------------
                                                                                           2,262,115        37,814,681

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Developing Capital Market Focus  Sub-Account:
   Venture 1.40% Fee Contracts                         $7.313442        $5.735015            187,231          $1,073,771
   Venture Vantage 1.55% Fee Contracts                 11.064248         8.666528             24,122             209,054
   Venture Vantage 1.75% Fee Contracts                  9.694543         7.582244              9,036              68,514
   Venture Vantage 1.60% Fee Contracts                                   8.888745                947               8,419
   Venture Vantage 1.80% Fee Contracts                                   8.876911                602               5,343
                                                                                          ------------------------------
                                                                                             221,938           1,365,101

Special Value Focus Sub-Account:
   Venture 1.40% Fee Contracts                         38.059573        37.731474            260,083           9,813,330
   Venture Vision Contracts                                             11.449253              8,392              96,084
   Venture Vantage 1.55% Fee Contracts                 15.730490        15.577358            312,278           4,864,473
   Venture Vantage 1.75% Fee Contracts                 12.606854        12.465423            109,977           1,370,913
   Venture Vantage 1.60% Fee Contracts                                  11.453060             61,974             709,795
   Venture Vantage 1.80% Fee Contracts                                  11.437840             26,672             305,066
                                                                                          ------------------------------
                                                                                             779,376          17,159,661

                                                                                               TOTAL     $12,983,874,346
                                                                                                         ===============

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)


7.  DIVERSIFICATION REQUIREMENTS

Under the provisions of Section 817(h) of the Internal Revenue Code, a variable annuity contract, other than a contract issued in connection with certain types of employee benefits plans, will not be treated as an annuity contract for federal tax purposes for any period for which the investments of the segregated asset account on which the contract is based are not adequately diversified. The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either a statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of Treasury.

The Internal Revenue Service has issued regulations under Section 817(h) of the Code. The Company believes that the Account satisfies the current requirements of the regulations, and it intends that the Account will continue to meet such requirements.

8.  SUBSEQUENT EVENT

Subject to the approval of state and federal regulators and effective January 1, 2002, it is the intention to transfer all of the Company's in force operations to Manulife U.S.A. via an assumption reinsurance agreement. As a result, products currently sold and administered under the name of the Company will be offered and administered under the name of Manulife U.S.A.

A U D I T E D   F I N A N C I A L   S T A T E M E N T S


The Manufacturers Life Insurance Company of North America Separate Account A Years ended December 31, 2000 and 1999

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                          Audited Financial Statements


                     Years ended December 31, 2000 and 1999




                                    CONTENTS

Report of Independent Auditors........................................         1

Audited Financial Statements

Statement of Assets and Contract Owners' Equity.......................         3
Statements of Operations and Changes in Contract Owners' Equity.......         5
Notes to Financial Statements.........................................        23

                         Report of Independent Auditors


To the Contract Owners of
The Manufacturers Life Insurance Company of
   North America Separate Account A


We have audited the accompanying statement of assets, liabilities and contract owners' equity of The Manufacturers Life Insurance Company of North America Separate Account A (comprising, respectively, the Mid Cap Blend, Investment Quality Bond, Growth & Income, Blue Chip Growth, Money Market, Global Equity, Global Bond, U.S. Government Securities, Diversified Bond, Income & Value, Large Cap Growth, Equity-Income, Strategic Bond, Overseas, Growth, All Cap Growth, International Small Cap, Pacific Rim Emerging Markets, Science & Technology, Emerging Small Company, Aggressive Growth, International Stock, Quantitative Equity, Value, Real Estate Securities, Balanced, High Yield, Lifestyle Aggressive 1000, Lifestyle Growth 820, Lifestyle Balanced 640, Lifestyle Moderate 460, Lifestyle Conservative 280, Small Company Value, International Value, Small Company Blend, Total Return, U.S. Large Cap Value, Mid Cap Stock, Tactical Allocation, Dynamic Growth, Internet Technologies, International Index, Total Stock Market Index, 500 Index, Mid Cap Index, Small Cap Index, Capital Appreciation, Basic Value Focus, Special Value Focus and Developing Capital Markets Focus Sub-Accounts) of The Manufacturers Life Insurance Company of North America as of December 31, 2000, and the related statements of operations and changes in contract owners' equity for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Manufacturers Life Insurance Company of North America Separate Account A at December 31, 2000, and the results of its operations and the changes in its contract owners' equity for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States.


                                        /s/ Ernst & Young LLP
                                        ---------------------


February 16, 2001

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                 Statement of Assets and Contract Owners' Equity

                                December 31, 2000


ASSETS
   Investments at market value:
     Sub-accounts held by Manufacturers Investment Trust:
       Mid Cap Blend Portfolio--69,008,057 shares (cost $1,330,717,119)                          $1,209,021,156
       Investment Quality Bond Portfolio--18,182,715 shares (cost $213,021,890)                     213,465,079
       Growth & Income Portfolio--87,557,117 shares (cost $2,302,108,779)                         2,498,880,131
       Blue Chip Growth Portfolio--77,049,054 shares (cost $1,473,309,953)                        1,550,997,448
       Money Market Portfolio--63,354,909 shares (cost $633,549,087)                                633,549,087
       Global Equity Portfolio--33,660,268 shares (cost $602,610,102)                               622,041,755
       Global Bond Portfolio--9,470,256 shares (cost $114,685,960)                                  108,150,325
       U.S. Government Securities Portfolio--15,338,643 shares (cost $202,548,816)                  208,145,380
       Diversified Bond Portfolio--14,887,365 shares (cost $156,969,518)                            155,870,716
       Income & Value Portfolio--47,173,626 shares (cost $539,365,705)                              498,153,492
       Large Cap Growth Portfolio--37,355,206 shares (cost $556,388,608)                            469,928,493
       Equity-Income Portfolio--44,647,363 shares (cost $734,131,628)                               751,415,127
       Strategic Bond Portfolio--19,808,899 shares (cost $224,626,044)                              216,511,265
       Overseas Portfolio--30,132,469 shares (cost $410,491,918)                                    358,877,712
       Growth Portfolio--30,206,069 shares (cost $706,216,431)                                      535,855,671
       All Cap Growth Portfolio--36,302,402 shares (cost $786,163,385)                              749,644,599
       International Small Cap Portfolio--13,285,420 shares (cost $307,275,073)                     217,880,895
       Pacific Rim Emerging Markets Portfolio--7,248,082 shares (cost $67,951,225)                   59,434,269
       Science & Technology Portfolio--43,037,502 shares (cost $1,352,576,523)                    1,000,191,543
       Emerging Small Company Portfolio--7,047,116 shares (cost $280,856,621)                       246,789,999
       Aggressive Growth Portfolio--18,592,794 shares (cost $357,151,135)                           332,067,294
       International Stock Portfolio--10,734,739 shares (cost $149,383,630)                         137,512,001
       Quantitative Equity Portfolio--13,277,962 shares (cost $357,517,443)                         348,679,270
       Value Portfolio--9,417,598 shares (cost $135,989,740)                                        155,202,014
       Real Estate Securities Portfolio--3,203,355 shares (cost $44,374,135)                         49,876,230
       Balanced Portfolio--5,254,534 shares (cost $95,084,084)                                       81,235,098
       High Yield Portfolio--10,434,304 shares (cost $134,632,209)                                  121,559,644
       Lifestyle Aggressive 1000 Portfolio--6,155,564 shares (cost $83,317,669)                      80,576,337
       Lifestyle Growth 820 Portfolio--25,770,981 shares (cost $358,419,163)                        350,485,343
       Lifestyle Balanced 640 Portfolio--25,577,940 shares (cost $343,458,774)                      346,325,313
       Lifestyle Moderate 460 Portfolio--10,437,385 shares (cost $140,414,517)                      135,790,373
       Lifestyle Conservative 280 Portfolio--5,799,113 shares (cost $75,826,231)                     76,432,304
       Small Company Value Portfolio--4,605,845 shares (cost  $53,976,872)                           59,783,865
       International Value Portfolio--4,778,492 shares (cost $58,290,512)                            57,628,618
       Small Company Blend Portfolio--7,335,096 shares (cost $110,613,059)                           82,959,937
       Total Return Portfolio--11,071,747 shares (cost $139,134,083)                                148,139,978
       U.S. Large Cap Value Portfolio--17,542,948 shares (cost $222,807,011)                        229,637,184
       Mid Cap Stock Portfolio--6,230,126 shares (cost $77,064,120)                                  75,384,524

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

           Statement of Assets and Contract Owners' Equity (continued)

                                December 31, 2000


ASSETS (CONTINUED)
       Tactical Allocation Portfolio--3,246,869 shares (cost $40,351,134)                        $    37,890,958
       Dynamic Growth Portfolio--13,601,194 shares (cost $148,771,705)                               108,537,528
       Internet Technologies Portfolio--7,130,044 shares (cost $81,217,593)                           50,124,210
       International Index Portfolio--720,399 shares (cost  $8,394,933)                                8,003,638
       Total Stock Market Index Portfolio--1,122,444 shares (cost $13,595,761)                        12,504,022
       500 Index Portfolio--5,603,432 shares (cost $68,469,982)                                       63,206,709
       Mid Cap Index Portfolio--1,040,956 shares (cost $13,844,470)                                   13,667,752
       Small Cap Index Portfolio--497,638 shares (cost $6,048,979)                                     5,618,327
       Capital Appreciation Portfolio--78,213 shares (cost $881,368)                                     858,001

     Sub-accounts held by Merrill Lynch Variable Series Funds, Inc.:
       Basic Value Focus Portfolio--2,527,600 shares (cost $35,087,767)                               34,577,564
       Special Value Focus Portfolio--462,379 shares (cost $10,339,882)                                9,603,614
       Developing Capital Markets Focus Portfolio--294,929 shares (cost $2,741,888)                    2,155,932
                                                                                                 ---------------

Total assets                                                                                     $15,520,827,724
                                                                                                 ===============

CONTRACT OWNERS' EQUITY
Variable annuity contracts                                                                       $15,500,314,099
Annuity reserves                                                                                      20,513,625
                                                                                                 ---------------

Total contract owners' equity                                                                    $15,520,827,724
                                                                                                 ===============


See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                             Contract Owners' Equity


                                                                               SUB-ACCOUNT
                                    -----------------------------------------------------------------------------------------------
                                           MID CAP BLEND (1)            INVESTMENT QUALITY BOND             GROWTH & INCOME
                                    -------------------------------   ---------------------------   -------------------------------
                                         YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                         2000             1999            2000           1999            2000             1999
                                    --------------   --------------   ------------   ------------   --------------   --------------
Income:
   Dividends                        $  207,385,361   $  153,929,397   $ 16,068,154   $ 11,715,866   $  172,497,819   $   80,203,495

Expenses:
    Mortality and expense risk
       and administrative charges       19,140,237       18,761,395      3,037,122      3,235,250       39,106,144       34,879,668
                                    --------------   --------------   ------------   ------------   --------------   --------------
Net investment income (loss)           188,245,124      135,168,002     13,031,032      8,480,616      133,391,675       45,323,827

Net realized gain (loss)                 1,518,215      (26,061,804)    (4,860,035)       855,077      205,723,802      192,498,787
Unrealized appreciation
    (depreciation) during the
    period                            (293,755,736)     199,725,097      7,652,144    (16,830,922)    (573,777,887)     149,108,797
                                    --------------   --------------   ------------   ------------   --------------   --------------
Net increase (decrease) in
    contract owners' equity from
    operations                        (103,992,397)     308,831,295     15,823,141     (7,495,229)    (234,662,410)     386,931,411

Changes from principal
    transactions:
       Purchase payments               101,596,423       93,411,927     16,914,727     40,597,928      266,944,260      379,342,825
       Transfers between sub-
           accounts and the
           Company                     (17,644,852)    (148,189,886)   (10,162,552)      (152,399)      43,977,681      201,840,782
       Withdrawals                    (209,796,618)    (180,603,372)   (27,879,309)   (29,033,342)    (339,279,830)    (262,999,113)
       Annual contract fee                (609,450)        (578,783)       (82,707)       (67,743)      (1,102,606)        (798,850)
                                    --------------   --------------   ------------   ------------   --------------   --------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions            (126,454,497)    (235,960,114)   (21,209,841)    11,344,444      (29,460,495)     317,385,644
                                    --------------   --------------   ------------   ------------   --------------   --------------

Total increase (decrease) in
    contract owners' equity           (230,446,894)      72,871,181     (5,386,700)     3,849,215     (264,122,905)     704,317,055
Contract owners' equity at
    beginning of period              1,439,468,050    1,366,596,869    218,851,779    215,002,564    2,763,003,036    2,058,685,981
                                    --------------   --------------   ------------   ------------   --------------   --------------

Contract owners' equity at end
    of period                       $1,209,021,156   $1,439,468,050   $213,465,079   $218,851,779   $2,498,880,131   $2,763,003,036
                                    ==============   ==============   ============   ============   ==============   ==============

(1) On May 3, 1999, the Equity Sub-Account was renamed Mid Cap Blend through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                              SUB-ACCOUNT
                                   ------------------------------------------------------------------------------------------------
                                            BLUE CHIP GROWTH                   MONEY MARKET                    GLOBAL EQUITY
                                   --------------------------------   -----------------------------   -----------------------------
                                        YEAR ENDED DECEMBER 31            YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                         2000             1999             2000            1999            2000            1999
                                   ---------------   --------------   -------------   -------------   -------------   -------------
Income:
   Dividends                       $    68,456,785   $   48,024,156   $  36,972,986   $  29,316,220   $  82,383,211   $  84,963,853

Expenses:
    Mortality and expense risk
       and administrative charges       22,602,760       17,072,171       9,520,861       9,381,472       9,106,124      11,225,268
                                   ---------------   --------------   -------------   -------------   -------------   -------------
Net investment income (loss)            45,854,025       30,951,985      27,452,125      19,934,748      73,277,087      73,738,585

Net realized gain (loss)               105,083,092       92,356,233        (279,759)        (37,631)     (4,808,176)     34,261,905
Unrealized appreciation
    (depreciation) during the
    period                            (223,839,731)      80,600,837               0               0      (8,909,999)    (93,110,046)
                                   ---------------   --------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                         (72,902,614)     203,909,055      27,172,366      19,897,117      59,558,912      14,890,444

Changes from principal
    transactions:
       Purchase payments               259,700,042      267,993,066     456,112,648     374,293,200      25,181,486      51,092,502
       Transfers between sub-
           accounts and the
           Company                     103,228,451       99,970,099    (441,973,830)    302,685,947     (85,629,338)    (84,444,789)
       Withdrawals                    (170,380,105)    (122,015,658)   (279,553,607)   (291,230,505)   (110,490,713)    (98,792,707)
       Annual contract fee                (685,340)        (388,548)       (203,690)       (159,194)       (283,267)       (331,275)
                                   ---------------   --------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions             191,863,048      245,558,959    (265,618,479)    385,589,448    (171,221,832)   (132,476,269)
                                   ---------------   --------------   -------------   -------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity            118,960,434      449,468,014    (238,446,113)    405,486,565    (111,662,920)   (117,585,825)
Contract owners' equity at
    beginning of period              1,432,037,014      982,569,000     871,995,200     466,508,635     733,704,675     851,290,500
                                   ---------------   --------------   -------------   -------------   -------------   -------------

Contract owners' equity at end
    of period                      $ 1,550,997,448   $1,432,037,014   $ 633,549,087   $ 871,995,200   $ 622,041,755   $ 733,704,675
                                   ===============   ==============   =============   =============   =============   =============

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                      ---------------------------------------------------------------------------------------------
                                             GLOBAL BOND (2)            U.S. GOVERNMENT SECURITIES         DIVERSIFIED BOND (3)
                                      -----------------------------   -----------------------------   -----------------------------
                                          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                           2000            1999            2000            1999            2000            1999
                                      -------------   -------------   -------------   -------------   -------------   -------------
Income:
   Dividends                          $   3,796,523   $  15,950,596   $  14,725,566   $  10,287,189   $  18,151,051   $  16,986,531

Expenses:
    Mortality and expense risk
       and administrative charges         1,597,181       2,249,622       2,842,672       3,564,976       2,125,400       2,451,082
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net investment income (loss)              2,199,342      13,700,974      11,882,894       6,722,213      16,025,651      14,535,449

Net realized gain (loss)                (11,963,988)     (7,723,870)     (3,191,977)      1,192,111      (5,295,132)        541,478
Unrealized appreciation
    (depreciation) during the
    period                                9,154,777     (20,175,181)      8,615,164     (12,050,024)      1,528,892     (16,277,262)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                             (609,869)    (14,198,077)     17,306,081      (4,135,700)     12,259,411      (1,200,335)

Changes from principal
    transactions:
       Purchase payments                  5,361,206       8,221,045      13,155,701      37,846,882      12,157,844      14,089,233
       Transfers between sub-
           accounts and the
           Company                       (7,856,997)    (17,128,037)    (18,953,949)     (4,058,550)      1,918,182      (9,493,700)
       Withdrawals                      (25,959,005)    (26,084,516)    (33,547,249)    (36,511,642)    (28,053,888)    (31,237,206)
       Annual contract fee                  (45,150)        (60,363)        (73,284)        (72,992)        (71,435)        (81,266)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions              (28,499,946)    (35,051,871)    (39,418,781)     (2,796,302)    (14,049,297)    (26,722,939)
                                      -------------   -------------   -------------   -------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity             (29,109,815)    (49,249,948)    (22,112,700)     (6,932,002)     (1,789,886)    (27,923,274)
Contract owners' equity at
    beginning of period                 137,260,140     186,510,088     230,258,080     237,190,082     157,660,602     185,583,876
                                      -------------   -------------   -------------   -------------   -------------   -------------

Contract owners' equity at end
    of period                         $ 108,150,325   $ 137,260,140   $ 208,145,380   $ 230,258,080   $ 155,870,716   $ 157,660,602
                                      =============   =============   =============   =============   =============   =============

(2) On May 3, 1999, the Global Government Bond Sub-Account was renamed Global Bond through a vote of the Board of Directors.

(3) On May 3, 1999, the Conservative Asset Allocation Sub-Account was renamed Diversified Bond through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                      ---------------------------------------------------------------------------------------------
                                            INCOME & VALUE (4)             LARGE CAP GROWTH (5)               EQUITY-INCOME
                                      -----------------------------   -----------------------------   -----------------------------
                                          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                           2000            1999            2000            1999            2000            1999
                                      -------------   -------------   -------------   -------------   -------------   -------------
Income:
   Dividends                          $ 128,856,471   $  64,728,819   $  65,696,039   $  25,595,630   $  95,309,005   $  61,583,673

Expenses:
    Mortality and expense risk
       and administrative charges         7,694,963       8,356,583       6,562,245       3,917,259      10,430,531      12,388,373
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net investment income (loss)            121,161,508      56,372,236      59,133,794      21,678,371      84,878,474      49,195,300

Net realized gain (loss)                (15,429,958)     14,156,297       6,932,994      23,897,802       4,603,997      60,838,721
Unrealized appreciation
    (depreciation) during the
    period                              (87,992,790)    (30,559,573)   (147,796,443)     19,560,682     (17,064,655)    (93,256,752)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                           17,738,760      39,968,960     (81,729,655)     65,136,855      72,417,816      16,777,269

Changes from principal
    transactions:
       Purchase payments                 26,083,194      37,755,830     135,377,279      58,029,084      47,439,755      89,380,630
       Transfers between sub-
           accounts and the
           Company                      (43,139,054)     29,853,674     111,395,736      32,067,415     (82,856,050)    (80,590,017)
       Withdrawals                      (98,995,592)    (89,782,808)    (52,222,116)    (36,367,472)   (101,021,875)   (100,634,351)
       Annual contract fee                 (292,999)       (304,235)       (234,621)       (154,449)       (300,000)       (292,444)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions             (116,344,451)    (22,477,539)    194,316,278      53,574,578    (136,738,170)    (92,136,182)
                                      -------------   -------------   -------------   -------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity             (98,605,691)     17,491,421     112,586,623     118,711,433     (64,320,354)    (75,358,913)
Contract owners' equity at
    beginning of period                 596,759,183     579,267,762     357,341,870     238,630,437     815,735,481     891,094,394
                                      -------------   -------------   -------------   -------------   -------------   -------------

Contract owners' equity at end
    of period                         $ 498,153,492   $ 596,759,183   $ 469,928,493   $ 357,341,870   $ 751,415,127   $ 815,735,481
                                      =============   =============   =============   =============   =============   =============

(4) On May 3, 1999, the Moderate Asset Allocation Sub-Account was renamed Income & Value through a vote of the Board of Directors.

(5) On May 3, 1999, the Aggressive Asset Allocation Sub-Account was renamed Large Cap Growth through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                               SUB-ACCOUNT
                                      ---------------------------------------------------------------------------------------------
                                              STRATEGIC BOND                   OVERSEAS (6)                       GROWTH
                                      -----------------------------   -----------------------------   -----------------------------
                                          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                           2000            1999            2000            1999            2000            1999
                                      -------------   -------------   -------------   -------------   -------------   -------------
Income:
   Dividends                          $  20,125,562   $  20,390,856   $  29,237,688   $           0   $  60,698,434   $  14,178,869

Expenses:
    Mortality and expense risk
       and administrative charges         3,267,126       3,938,500       5,312,275       3,241,956       9,107,473       4,962,443
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net investment income (loss)             16,858,436      16,452,356      23,925,413      (3,241,956)     51,590,961       9,216,426

Net realized gain (loss)                 (8,786,838)     (3,762,853)     22,246,460      23,772,499      23,324,830      31,512,124
Unrealized appreciation
    (depreciation) during the
    period                                4,526,864     (11,027,718)   (120,214,661)     64,760,081    (282,682,889)     74,478,633
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                           12,598,462       1,661,785     (74,042,788)     85,290,624    (207,767,098)    115,207,183

Changes from principal
    transactions:
       Purchase payments                 14,224,706      22,725,716      81,033,196      28,374,515     143,799,101      89,248,445
       Transfers between sub-
           accounts and the
           Company                      (23,800,359)    (40,829,510)     71,221,845      34,421,895     146,926,128     107,317,349
       Withdrawals                      (36,563,833)    (34,305,856)    (36,864,648)    (23,065,572)    (55,952,151)    (27,547,360)
       Annual contract fee                  (73,839)        (83,834)       (126,801)        (76,048)       (267,709)       (102,141)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions              (46,213,325)    (52,493,484)    115,263,592      39,654,790     234,505,369     168,916,293
                                      -------------   -------------   -------------   -------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity             (33,614,863)    (50,831,699)     41,220,804     124,945,414      26,738,271     284,123,476
Contract owners' equity at
    beginning of period                 250,126,128     300,957,827     317,656,908     192,711,494     509,117,400     224,993,924
                                      -------------   -------------   -------------   -------------   -------------   -------------

Contract owners' equity at end
    of period                         $ 216,511,265   $ 250,126,128   $ 358,877,712   $ 317,656,908   $ 535,855,671   $ 509,117,400
                                      =============   =============   =============   =============   =============   =============

(6) On May 3, 1999, the International Growth & Income Sub-Account was renamed Overseas through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                                SUB-ACCOUNT
                                        --------------------------------------------------------------------------------------------
                                              ALL CAP GROWTH (7)           INTERNATIONAL SMALL CAP      PACIFIC RIM EMERGING MARKETS
                                        -----------------------------   -----------------------------   ----------------------------
                                            YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31         YEAR ENDED DECEMBER 31
                                             2000            1999            2000            1999           2000           1999
                                        -------------   -------------   -------------   -------------   ------------   ------------
Income:
   Dividends                            $  50,593,333   $  48,276,292   $  49,840,813   $     358,697   $    250,797   $  1,026,291

Expenses:
    Mortality and expense risk
       and administrative charges          11,195,251       5,718,870       3,686,749       1,573,338      1,023,867        446,217
                                        -------------   -------------   -------------   -------------   ------------   ------------
Net investment income (loss)               39,398,082      42,557,422      46,154,064      (1,214,641)      (773,070)       580,074

Net realized gain (loss)                   44,666,187      28,008,220      11,637,764      15,671,103      1,067,099      7,368,690
Unrealized appreciation
    (depreciation) during the
    period                               (205,068,014)     94,166,019    (160,394,277)     65,010,127    (18,274,248)     9,147,024
                                        -------------   -------------   -------------   -------------   ------------   ------------
Net increase (decrease) in
    contract owners' equity from
    operations                           (121,003,745)    164,731,661    (102,602,449)     79,466,589    (17,980,219)    17,095,788

Changes from principal
    transactions:
       Purchase payments                  197,502,417      73,220,832      88,505,705      12,518,161     22,426,542     17,899,189
       Transfers between sub-
           accounts and the
           Company                        168,562,170      23,827,468      71,390,906      (3,519,893)    (7,310,646)    23,572,852
       Withdrawals                        (70,464,668)    (33,080,407)    (22,334,423)    (10,366,665)    (5,352,849)    (2,407,322)
       Annual contract fee                   (282,698)       (133,217)        (94,638)        (40,229)       (30,253)        (9,223)
                                        -------------   -------------   -------------   -------------   ------------   ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                295,317,221      63,834,676     137,467,550      (1,408,626)     9,732,794     39,055,496
                                        -------------   -------------   -------------   -------------   ------------   ------------

Total increase (decrease) in
    contract owners' equity               174,313,476     228,566,337      34,865,101      78,057,963     (8,247,425)    56,151,284
Contract owners' equity at
    beginning of period                   575,331,123     346,764,786     183,015,794     104,957,831     67,681,694     11,530,410
                                        -------------   -------------   -------------   -------------   ------------   ------------

Contract owners' equity at end
    of period                           $ 749,644,599   $ 575,331,123   $ 217,880,895   $ 183,015,794   $ 59,434,269   $ 67,681,694
                                        =============   =============   =============   =============   ============   ============

(7) On May 3, 1999, the Small Mid Cap Sub-Account was renamed Mid Cap Growth through a vote of the Board of Directors. On May 1, 2000, the Mid Cap Growth Sub-Account was renamed All Cap Growth through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                              SUB-ACCOUNT
                                    -----------------------------------------------------------------------------------------------
                                          SCIENCE & TECHNOLOGY            EMERGING SMALL COMPANY          AGGRESSIVE GROWTH (8)
                                    -------------------------------   -----------------------------   -----------------------------
                                         YEAR ENDED DECEMBER 31           YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                          2000             1999            2000            1999            2000            1999
                                    ---------------   -------------   -------------   -------------   -------------   -------------
Income:
   Dividends                        $    30,984,269   $  61,919,386   $  18,181,415   $     759,177   $           0   $           0

Expenses:
    Mortality and expense risk
       and administrative charges        17,606,870       5,761,991       3,158,927         873,992       3,700,752         924,547
                                    ---------------   -------------   -------------   -------------   -------------   -------------
Net investment income (loss)             13,377,399      56,157,395      15,022,488        (114,815)     (3,700,752)       (924,547)

Net realized gain (loss)                 73,111,691      55,024,474      24,781,412       7,884,062      22,160,342       4,579,079
Unrealized appreciation
    (depreciation) during the
    period                             (609,701,574)    227,736,042     (71,226,705)     35,160,887     (50,553,904)     21,518,364
                                    ---------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                         (523,212,484)    338,917,911     (31,422,805)     42,930,134     (32,094,314)     25,172,896

Changes from principal
    transactions:
       Purchase payments                375,238,009     207,053,560      88,275,621      15,034,166     139,587,411      26,876,986
       Transfers between sub-
           accounts and the
           Company                      328,600,573     249,768,296      93,870,947       5,408,633     131,983,782       5,696,610
       Withdrawals                      (85,011,925)    (27,264,960)    (17,506,692)     (4,232,298)    (19,504,041)     (4,347,279)
       Annual contract fee                 (567,673)       (118,939)        (72,800)        (20,646)       (101,186)        (20,633)
                                    ---------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions              618,258,984     429,437,957     164,567,076      16,189,855     251,965,966      28,205,684
                                    ---------------   -------------   -------------   -------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity              95,046,500     768,355,868     133,144,271      59,119,989     219,871,652      53,378,580
Contract owners' equity at
    beginning of period                 905,145,043     136,789,175     113,645,728      54,525,739     112,195,642      58,817,062
                                    ---------------   -------------   -------------   -------------   -------------   -------------

Contract owners' equity at end
    of period                       $ 1,000,191,543   $ 905,145,043   $ 246,789,999   $ 113,645,728   $ 332,067,294   $ 112,195,642
                                    ===============   =============   =============   =============   =============   =============

(8) On May 3, 1999, the Pilgrim Baxter Growth Sub-Account was renamed Aggressive Growth through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                                SUB-ACCOUNT
                                       --------------------------------------------------------------------------------------------
                                            INTERNATIONAL STOCK            QUANTITATIVE EQUITY                    VALUE
                                       ----------------------------   -----------------------------   -----------------------------
                                          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                            2000           1999            2000            1999            2000            1999
                                       -------------   ------------   -------------   -------------   -------------   -------------
Income:
   Dividends                           $     587,742   $  8,108,456   $  29,985,988   $  10,516,654   $           0   $   3,906,842

Expenses:
    Mortality and expense risk
       and administrative charges          1,848,550      1,061,361       4,118,616       2,042,760       1,807,351       1,922,443
                                       -------------   ------------   -------------   -------------   -------------   -------------
Net investment income (loss)              (1,260,808)     7,047,095      25,867,372       8,473,894      (1,807,351)      1,984,399

Net realized gain (loss)                     (34,568)     8,135,854       9,348,288       4,998,960      (6,402,959)     (2,588,397)
Unrealized appreciation
    (depreciation) during the
    period                               (21,530,458)     7,613,413     (31,278,573)     14,982,816      34,265,188      (5,159,090)
                                       -------------   ------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                           (22,825,834)    22,796,362       3,937,087      28,455,670      26,054,878      (5,763,088)

Changes from principal
    transactions:
       Purchase payments                  41,030,648     23,670,823      65,879,887      48,763,678      13,981,057      18,406,894
       Transfers between sub-
           accounts and the
           Company                        31,041,113      1,405,970     107,902,641      63,401,411       2,554,059     (18,344,695)
       Withdrawals                        (9,853,897)    (5,184,070)    (25,638,236)    (11,480,477)    (10,944,275)    (11,460,776)
       Annual contract fee                   (50,493)       (20,859)       (108,277)        (35,712)        (49,911)        (41,689)
                                       -------------   ------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                62,167,371     19,871,864     148,036,015     100,648,900       5,540,930     (11,440,266)
                                       -------------   ------------   -------------   -------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity               39,341,537     42,668,226     151,973,102     129,104,570      31,595,808     (17,203,354)
Contract owners' equity at
    beginning of period                   98,170,464     55,502,238     196,706,168      67,601,598     123,606,206     140,809,560
                                       -------------   ------------   -------------   -------------   -------------   -------------

Contract owners' equity at end
    of period                          $ 137,512,001   $ 98,170,464   $ 348,679,270   $ 196,706,168   $ 155,202,014   $ 123,606,206
                                       =============   ============   =============   =============   =============   =============

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                                 SUB-ACCOUNT
                                          -----------------------------------------------------------------------------------------
                                             REAL ESTATE SECURITIES               BALANCED                      HIGH YIELD
                                          ---------------------------   ---------------------------   -----------------------------
                                             YEAR ENDED DECEMBER 31        YEAR ENDED DECEMBER 31         YEAR ENDED DECEMBER 31
                                              2000           1999           2000           1999            2000            1999
                                          ------------   ------------   ------------   ------------   -------------   -------------
Income:
   Dividends                              $  1,158,716   $  1,606,291   $  3,964,386   $  7,083,393   $     453,242   $  11,545,406

Expenses:
    Mortality and expense risk
       and administrative charges              507,898        467,023      1,321,982      1,443,252       1,940,401       1,997,783
                                          ------------   ------------   ------------   ------------   -------------   -------------
Net investment income (loss)                   650,818      1,139,268      2,642,404      5,640,141      (1,487,159)      9,547,623

Net realized gain (loss)                    (3,041,066)    (6,927,167)    (2,487,625)    (1,412,831)     (5,426,552)     (2,257,195)
Unrealized appreciation
    (depreciation) during the
    period                                  10,418,414      2,714,591     (9,650,745)    (6,552,341)     (6,804,957)      1,227,151
                                          ------------   ------------   ------------   ------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                               8,028,166     (3,073,308)    (9,495,966)    (2,325,031)    (13,718,668)      8,517,579

Changes from principal transactions:
       Purchase payments                     5,177,299      4,080,168     10,941,134     29,779,086      19,691,165      29,744,338
       Transfers between sub-
           accounts and the
           Company                          10,027,572     (5,881,514)   (10,419,139)     5,388,722     (13,667,551)     (6,333,119)
       Withdrawals                          (3,300,384)    (3,461,863)    (8,097,238)    (9,245,498)    (14,495,377)    (12,946,674)
       Annual contract fee                     (15,181)       (11,688)       (36,965)       (27,011)        (42,218)        (31,743)
                                          ------------   ------------   ------------   ------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                  11,889,306     (5,274,897)    (7,612,208)    25,895,299      (8,513,981)     10,432,802
                                          ------------   ------------   ------------   ------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity                 19,917,472     (8,348,205)   (17,108,174)    23,570,268     (22,232,649)     18,950,381
Contract owners' equity at
    beginning of period                     29,958,758     38,306,963     98,343,272     74,773,004     143,792,293     124,841,912
                                          ------------   ------------   ------------   ------------   -------------   -------------

Contract owners' equity at end
    of period                             $ 49,876,230   $ 29,958,758   $ 81,235,098   $ 98,343,272   $ 121,559,644   $ 143,792,293
                                          ============   ============   ============   ============   =============   =============

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                                SUB-ACCOUNT
                                        -------------------------------------------------------------------------------------------
                                         LIFESTYLE AGGRESSIVE 1000         LIFESTYLE GROWTH 820           LIFESTYLE BALANCED 640
                                        ---------------------------   -----------------------------   -----------------------------
                                           YEAR ENDED DECEMBER 31         YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                            2000           1999            2000            1999            2000            1999
                                        ------------   ------------   -------------   -------------   -------------   -------------
Income:
   Dividends                            $  3,260,744   $  2,722,018   $  24,070,437   $  14,858,795   $  22,590,170   $  17,810,957

Expenses:
    Mortality and expense risk
       and administrative charges            992,146        708,426       4,681,050       3,749,541       4,654,347       4,121,828
                                        ------------   ------------   -------------   -------------   -------------   -------------
Net investment income (loss)               2,268,598      2,013,592      19,389,387      11,109,254      17,935,823      13,689,129

Net realized gain (loss)                     862,638     (1,222,067)        671,806       1,685,669         100,333        (859,793)
Unrealized appreciation
    (depreciation) during the
    period                                (8,171,974)     5,251,865     (34,792,440)     23,446,478     (14,989,131)     16,069,672
                                        ------------   ------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                            (5,040,738)     6,043,390     (14,731,247)     36,241,401       3,047,025      28,899,008

Changes from principal transactions:
       Purchase payments                  29,969,701     15,435,696      86,800,102      70,193,502      58,548,994      61,122,566
       Transfers between sub-
           accounts and the
           Company                         3,930,470    (21,418,342)     11,936,876     (94,123,645)     16,571,536     (82,208,600)
       Withdrawals                        (3,202,336)    (3,918,302)    (19,986,744)    (19,561,667)    (25,752,333)    (20,076,098)
       Annual contract fee                   (50,842)       (35,402)       (205,193)       (123,215)       (158,662)       (106,632)
                                        ------------   ------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                30,646,993     (9,936,350)     78,545,041     (43,615,025)     49,209,535     (41,268,764)
                                        ------------   ------------   -------------   -------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity               25,606,255     (3,892,960)     63,813,794      (7,373,624)     52,256,560     (12,369,756)
Contract owners' equity at
    beginning of period                   54,970,082     58,863,042     286,671,549     294,045,173     294,068,753     306,438,509
                                        ------------   ------------   -------------   -------------   -------------   -------------

Contract owners' equity at end
    of period                           $ 80,576,337   $ 54,970,082   $ 350,485,343   $ 286,671,549   $ 346,325,313   $ 294,068,753
                                        ============   ============   =============   =============   =============   =============

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                                 SUB-ACCOUNT
                                          -----------------------------------------------------------------------------------------
                                              LIFESTYLE MODERATE 460       LIFESTYLE CONSERVATIVE 280       SMALL COMPANY VALUE
                                          -----------------------------   ---------------------------   ---------------------------
                                              YEAR ENDED DECEMBER 31         YEAR ENDED DECEMBER 31        YEAR ENDED DECEMBER 31
                                               2000            1999           2000           1999           2000           1999
                                          -------------   -------------   ------------   ------------   ------------   ------------
Income:
   Dividends                              $  15,925,334   $   7,506,470   $  5,172,781   $  5,216,443   $     74,799   $     38,016

Expenses:
    Mortality and expense risk
       and administrative charges             1,974,137       1,849,094      1,104,615      1,128,310        807,207        809,959
                                          -------------   -------------   ------------   ------------   ------------   ------------
Net investment income (loss)                 13,951,197       5,657,376      4,068,166      4,088,133       (732,408)      (771,943)

Net realized gain (loss)                       (437,059)      1,153,420       (248,679)       544,159      3,776,487     (5,255,135)
Unrealized appreciation
    (depreciation) during the
    period                                   (9,869,828)      1,095,396        507,418     (2,519,013)      (476,014)     9,035,272
                                          -------------   -------------   ------------   ------------   ------------   ------------
Net increase (decrease) in
    contract owners' equity from
    operations                                3,644,310       7,906,192      4,326,905      2,113,279      2,568,065      3,008,194

Changes from principal transactions:
       Purchase payments                     15,178,282      28,704,487      7,805,142     23,265,220      9,375,506      8,866,509
       Transfers between sub-
           accounts and the
           Company                           (5,758,954)     (8,341,574)   (12,552,216)    (1,927,268)    (6,069,006)   (13,624,996)
       Withdrawals                          (11,393,647)     (9,811,239)    (6,546,677)    (6,127,892)    (4,551,929)    (4,843,069)
       Annual contract fee                      (61,523)        (41,995)       (28,796)       (18,295)       (22,792)       (18,019)
                                          -------------   -------------   ------------   ------------   ------------   ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                   (2,035,842)     10,509,679    (11,322,547)    15,191,765     (1,268,221)    (9,619,575)
                                          -------------   -------------   ------------   ------------   ------------   ------------

Total increase (decrease) in
    contract owners' equity                   1,608,468      18,415,871     (6,995,642)    17,305,044      1,299,844     (6,611,381)
Contract owners' equity at
    beginning of period                     134,181,905     115,766,034     83,427,946     66,122,902     58,484,021     65,095,402
                                          -------------   -------------   ------------   ------------   ------------   ------------

Contract owners' equity at end
    of period                             $ 135,790,373   $ 134,181,905   $ 76,432,304   $ 83,427,946   $ 59,783,865   $ 58,484,021
                                          =============   =============   ============   ============   ============   ============

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                                  SUB-ACCOUNT
                                           ----------------------------------------------------------------------------------------
                                             INTERNATIONAL VALUE (9)       SMALL COMPANY BLEND (9)           TOTAL RETURN (9)
                                           ---------------------------   ---------------------------   ----------------------------
                                              YEAR ENDED DECEMBER 31        YEAR ENDED DECEMBER 31         YEAR ENDED DECEMBER 31
                                               2000           1999           2000           1999            2000           1999
                                           ------------   ------------   ------------   ------------   -------------   ------------
Income:
   Dividends                               $    251,800   $          0   $  8,493,432   $    720,294   $   2,094,744   $          0

Expenses:
    Mortality and expense risk
       and administrative charges               651,186        136,693      1,107,578        164,934       1,478,185        322,526
                                           ------------   ------------   ------------   ------------   -------------   ------------
Net investment income (loss)                   (399,386)      (136,693)     7,385,854        555,360         616,559       (322,526)

Net realized gain (loss)                        128,872         33,013      1,701,789        257,693         707,686        (54,031)
Unrealized appreciation
    (depreciation) during the
    period                                   (2,465,795)     1,803,901    (32,868,881)     5,215,759       9,055,202        (49,306)
                                           ------------   ------------   ------------   ------------   -------------   ------------
Net increase (decrease) in
    contract owners' equity from
    operations                               (2,736,309)     1,700,221    (23,781,238)     6,028,812      10,379,447       (425,863)

Changes from principal transactions:
       Purchase payments                     18,246,107     11,603,890     30,645,376     15,336,609      41,477,118     28,361,631
       Transfers between sub-
           accounts and the
           Company                           16,299,253     15,682,172     41,747,695     16,834,296      37,567,468     39,133,059
       Withdrawals                           (2,393,767)      (748,816)    (3,473,151)      (340,818)     (6,731,118)    (1,570,783)
       Annual contract fee                      (22,698)        (1,435)       (35,746)        (1,898)        (48,508)        (2,473)
                                           ------------   ------------   ------------   ------------   -------------   ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                   32,128,895     26,535,811     68,884,174     31,828,189      72,264,960     65,921,434
                                           ------------   ------------   ------------   ------------   -------------   ------------

Total increase (decrease) in
    contract owners' equity                  29,392,586     28,236,032     45,102,936     37,857,001      82,644,407     65,495,571
Contract owners' equity at
    beginning of period                      28,236,032              0     37,857,001              0      65,495,571              0
                                           ------------   ------------   ------------   ------------   -------------   ------------

Contract owners' equity at end
    of period                              $ 57,628,618   $ 28,236,032   $ 82,959,937   $ 37,857,001   $ 148,139,978   $ 65,495,571
                                           ============   ============   ============   ============   =============   ============

(9) Commencement of Operations, May 3, 1999, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                                SUB-ACCOUNT
                                      ----------------------------------------------------------------------------------------------
                                          U.S. LARGE CAP VALUE (9)              MID CAP STOCK (9)           TACTICAL ALLOCATION (10)
                                      -------------------------------     -----------------------------     ------------------------
                                           YEAR ENDED DECEMBER 31             YEAR ENDED DECEMBER 31         YEAR ENDED DECEMBER 31
                                           2000              1999             2000             1999                   2000
                                      -------------     -------------     ------------     ------------     ------------------------
Income:
   Dividends                          $   1,231,221     $           0     $          0     $          0           $  1,332,431

Expenses:
    Mortality and expense risk
       and administrative charges         2,551,561           626,565          715,767          122,937                262,422
                                      -------------     -------------     ------------     ------------           ------------
Net investment income (loss)             (1,320,340)         (626,565)        (715,767)        (122,937)             1,070,009

Net realized gain (loss)                  1,307,778          (193,257)        (234,783)        (173,237)               (57,540)
Unrealized appreciation
    (depreciation) during the
    period                                2,039,607         4,790,566       (2,588,424)         908,828             (2,460,176)
                                      -------------     -------------     ------------     ------------           ------------
Net increase (decrease) in
    contract owners' equity from
    operations                            2,027,045         3,970,744       (3,538,974)         612,654             (1,447,707)

Changes from principal transactions:
       Purchase payments                 69,676,361        57,292,554       30,988,778       15,399,144             23,857,486
       Transfers between sub-
           accounts and the
           Company                       49,204,822        58,617,615       23,181,327       11,691,592             16,534,697
       Withdrawals                       (9,136,666)       (1,920,575)      (2,460,315)        (461,893)            (1,037,549)
       Annual contract fee                  (88,438)           (6,278)         (25,979)          (1,810)               (15,969)
                                      -------------     -------------     ------------     ------------           ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions              109,656,079       113,983,316       51,683,811       26,627,033             39,338,665
                                      -------------     -------------     ------------     ------------           ------------

Total increase (decrease) in
    contract owners' equity             111,683,124       117,954,060       48,144,837       27,239,687             37,890,958
Contract owners' equity at
    beginning of period                 117,954,060                 0       27,239,687                0                      0
                                      -------------     -------------     ------------     ------------           ------------

Contract owners' equity at end
    of period                         $ 229,637,184     $ 117,954,060     $ 75,384,524     $ 27,239,687           $ 37,890,958
                                      =============     =============     ============     ============           ============

(9) Commencement of Operations, May 3, 1999, through a vote of the Board of Directors.

(10) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.




See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                                        SUB-ACCOUNT
                                                       -----------------------------------------------------------------------------
                                                        DYNAMIC GROWTH (10)     INTERNET TECHNOLOGIES (10)  INTERNATIONAL INDEX (10)
                                                       ----------------------   --------------------------  ------------------------
                                                       YEAR ENDED DECEMBER 31     YEAR ENDED DECEMBER 31     YEAR ENDED DECEMBER 31
                                                                2000                       2000                       2000
                                                       ----------------------   --------------------------  ------------------------
Income:
   Dividends                                               $           0              $           0              $     104,347

Expenses:
    Mortality and expense risk
       and administrative charges                                731,507                    390,381                     37,399
                                                           -------------              -------------              -------------
Net investment income (loss)                                    (731,507)                  (390,381)                    66,948

Net realized gain (loss)                                      (4,564,786)                (3,855,629)                  (193,990)
Unrealized appreciation
    (depreciation) during the
    period                                                   (40,234,177)               (31,093,383)                  (391,295)
                                                           -------------              -------------              -------------
Net increase (decrease) in
    contract owners' equity from
    operations                                               (45,530,470)               (35,339,393)                  (518,337)

Changes from principal transactions:
       Purchase payments                                      77,760,872                 43,329,348                  5,222,617
       Transfers between sub-
           accounts and the
           Company                                            78,616,628                 43,429,491                  3,391,636
       Withdrawals                                            (2,298,272)                (1,288,888)                   (92,000)
       Annual contract fee                                       (11,230)                    (6,348)                      (278)
                                                           -------------              -------------              -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                                   154,067,998                 85,463,603                  8,521,975
                                                           -------------              -------------              -------------

Total increase (decrease) in
    contract owners' equity                                  108,537,528                 50,124,210                  8,003,638
Contract owners' equity at
    beginning of period                                                0                          0                          0
                                                           -------------              -------------              -------------
Contract owners' equity at end
    of period                                              $ 108,537,528              $  50,124,210              $   8,003,638
                                                           =============              =============              =============

(10) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                                    SUB-ACCOUNT
                                               ------------------------------------------------------------------------------------
                                               TOTAL STOCK MARKET INDEX (10)          500 INDEX (10)           MID CAP INDEX (10)
                                               -----------------------------      ----------------------     ----------------------
                                                  YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31     YEAR ENDED DECEMBER 31
                                                           2000                            2000                       2000
                                               -----------------------------      ----------------------     ----------------------
Income:
   Dividends                                           $    116,012                    $    132,092               $    262,152

Expenses:
    Mortality and expense risk
       and administrative charges                            54,891                         300,294                     69,776
                                                       ------------                    ------------               ------------
Net investment income (loss)                                 61,121                        (168,202)                   192,376

Net realized gain (loss)                                    (41,794)                       (190,043)                  (209,438)
Unrealized appreciation
    (depreciation) during the
    period                                               (1,091,739)                     (5,263,273)                  (176,718)
                                                       ------------                    ------------               ------------
Net increase (decrease) in
    contract owners' equity from
    operations                                           (1,072,412)                     (5,621,518)                  (193,780)

Changes from principal transactions:
       Purchase payments                                  4,102,618                      33,971,178                  5,797,626
       Transfers between sub-
           accounts and the
           Company                                        9,553,681                      35,860,190                  8,264,638
       Withdrawals                                          (78,976)                       (998,846)                  (199,986)
       Annual contract fee                                     (889)                         (4,295)                      (746)
                                                       ------------                    ------------               ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                               13,576,434                      68,828,227                 13,861,532
                                                       ------------                    ------------               ------------

Total increase (decrease) in
    contract owners' equity                              12,504,022                      63,206,709                 13,667,752
Contract owners' equity at
    beginning of period                                           0                               0                          0
                                                       ------------                    ------------               ------------

Contract owners' equity at end
    of period                                          $ 12,504,022                    $ 63,206,709               $ 13,667,752
                                                       ============                    ============               ============

(10) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                                  SUB-ACCOUNT
                                            ---------------------------------------------------------------------------------------
                                             SMALL CAP INDEX (10)    CAPITAL APPRECIATION (11)            BASIC VALUE FOCUS
                                            ----------------------   -------------------------   ----------------------------------
                                            YEAR ENDED DECEMBER 31    YEAR ENDED DECEMBER 31           YEAR ENDED DECEMBER 31
                                                     2000                      2000                  2000                  1999
                                            ----------------------   -------------------------   ------------          ------------
Income:
   Dividends                                     $    189,839              $          0          $  3,311,277          $  2,014,871

Expenses:
    Mortality and expense risk
       and administrative charges                      30,485                     1,555               387,775               133,444
                                                 ------------              ------------          ------------          ------------
Net investment income (loss)                          159,354                    (1,555)            2,923,502             1,881,427

Net realized gain (loss)                              (30,281)                   23,692               (14,850)              (18,709)
Unrealized appreciation
    (depreciation) during the
    period                                           (430,652)                  (23,367)              253,246              (842,689)
                                                 ------------              ------------          ------------          ------------
Net increase (decrease) in
    contract owners' equity from
    operations                                       (301,579)                   (1,230)            3,161,898             1,020,029

Changes from principal transactions:
       Purchase payments                            3,383,862                   478,603             9,599,125            10,559,719
       Transfers between sub-
           accounts and the
           Company                                  2,615,737                   385,039             3,757,553             4,408,752
       Withdrawals                                    (79,135)                   (4,391)             (963,661)             (317,296)
       Annual contract fee                               (558)                      (20)              (28,229)               (4,087)
                                                 ------------              ------------          ------------          ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                          5,919,906                   859,231            12,364,788            14,647,088
                                                 ------------              ------------          ------------          ------------

Total increase (decrease) in
    contract owners' equity                         5,618,327                   858,001            15,526,686            15,667,117
Contract owners' equity at
    beginning of period                                     0                         0            19,050,878             3,383,761
                                                 ------------              ------------          ------------          ------------

Contract owners' equity at end
    of period                                    $  5,618,327              $    858,001          $ 34,577,564          $ 19,050,878
                                                 ============              ============          ============          ============

(10) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.

(11) Commencement of Operations, November 1, 2000, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                               SUB-ACCOUNT
                                      ----------------------------------------------------------------------------------------------
                                            SPECIAL VALUE FOCUS              DEVELOPING CAPITAL MARKETS     CAPITAL GROWTH BOND (12)
                                      -------------------------------     -------------------------------   ------------------------
                                           YEAR ENDED DECEMBER 31              YEAR ENDED DECEMBER 31        YEAR ENDED DECEMBER 31
                                          2000               1999             2000               1999                 1999
                                      ------------       ------------     ------------       ------------   ------------------------
Income:
   Dividends                          $  2,059,524       $    250,560     $     11,561       $     11,709         $    864,902

Expenses:
    Mortality and expense risk
       and administrative charges          105,688             31,506           29,824              7,049               55,062
                                      ------------       ------------     ------------       ------------         ------------
Net investment income (loss)             1,953,836            219,054          (18,263)             4,660              809,840

Net realized gain (loss)                   145,791            (63,717)          66,317             19,139             (660,734)
Unrealized appreciation
    (depreciation) during the
    period                              (1,385,469)           704,186         (844,765)           295,033             (267,578)
                                      ------------       ------------     ------------       ------------         ------------
Net increase (decrease) in
    contract owners' equity from
    operations                             714,158            859,523         (796,711)           318,832             (118,472)

Changes from principal transactions:
       Purchase payments                 3,345,046          2,095,665        1,087,706            597,141            1,787,667
       Transfers between sub-
           accounts and the
           Company                       1,162,990            665,403          603,692            281,489          (12,288,805)
       Withdrawals                        (230,200)          (275,556)         (49,698)          (125,800)            (285,298)
       Annual contract fee                  (6,170)            (1,270)          (1,599)              (248)                (620)
                                      ------------       ------------     ------------       ------------         ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions               4,271,666          2,484,242        1,640,101            752,582          (10,787,056)
                                      ------------       ------------     ------------       ------------         ------------

Total increase (decrease) in
    contract owners' equity              4,985,824          3,343,765          843,390          1,071,414          (10,905,528)
Contract owners' equity at
    beginning of period                  4,617,790          1,274,025        1,312,542            241,128           10,905,528
                                      ------------       ------------     ------------       ------------         ------------

Contract owners' equity at end
    of period                         $  9,603,614       $  4,617,790     $  2,155,932       $  1,312,542         $          0
                                      ============       ============     ============       ============         ============

(12) On April 30, 1999, the Capital Growth Bond Sub-Account ceased operations and was merged with the Investment Quality Bond Sub-Account through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                                       SUB-ACCOUNT
                                                    -------------------------------------------------------------------------------
                                                     WORLDWIDE GROWTH (13)                                TOTAL
                                                    ----------------------           ----------------------------------------------
                                                    YEAR ENDED DECEMBER 31                       YEAR ENDED DECEMBER 31
                                                             1999                          2000                          1999
                                                    ----------------------           ----------------              ----------------
Income:
   Dividends                                           $        319,615              $  1,297,046,053              $    845,296,685

Expenses:
    Mortality and expense risk
       and administrative charges                               177,079                   226,490,104                   178,004,548
                                                       ----------------              ----------------              ----------------
Net investment income (loss)                                    142,536                 1,070,555,949                   667,292,137

Net realized gain (loss)                                      3,255,622                   483,611,857                   555,229,763
Unrealized appreciation
    (depreciation) during the
    period                                                   (1,523,409)               (3,042,118,831)                  825,926,613
                                                       ----------------              ----------------              ----------------
Net increase (decrease) in
    contract owners' equity from
    operations                                                1,874,749                (1,487,951,025)                2,048,448,513

Changes from principal transactions:
       Purchase payments                                      2,628,319                 3,283,966,017                 2,452,701,028
       Transfers between sub-
           accounts and the
           Company                                          (37,474,479)                1,041,422,712                   643,567,683
       Withdrawals                                           (1,108,247)               (2,002,014,829)               (1,597,183,118)
       Annual contract fee                                       (3,338)                   (6,730,699)                   (4,430,769)
                                                       ----------------              ----------------              ----------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                                  (35,957,745)                2,316,643,201                 1,494,654,824
                                                       ----------------              ----------------              ----------------

Total increase (decrease) in
    contract owners' equity                                 (34,082,996)                  828,692,176                 3,543,103,337
Contract owners' equity at
    beginning of period                                      34,082,996                14,692,135,548                11,149,032,211
                                                       ----------------              ----------------              ----------------

Contract owners' equity at end
    of period                                          $              0              $ 15,520,827,724              $ 14,692,135,548
                                                       ================              ================              ================

(13) On April 30, 1999, the Worldwide Growth Sub-Account ceased operations and was merged with the Global Equity Sub-Account through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                          Notes to Financial Statements

                                December 31, 2000


1.  ORGANIZATION

The Manufacturers Life Insurance Company of North America Separate Account A (the Account) is a separate account established by The Manufacturers Life Insurance Company of North America (the Company). The Company established the Account on August 24, 1984 as a separate account under Delaware law. The Account operates as a Unit Investment Trust under the Investment Company Act of 1940, as amended, and invests in forty-seven Sub-Accounts of Manufacturers Investment Trust (the Trust) and three Sub-Accounts of Merrill Lynch Variable Series Funds, Inc. The Account is a funding vehicle for variable annuity contracts (the Contracts) issued by the Company. The Account includes five contract types, distinguished principally by the level of expenses and surrender charges. These five contracts are as follows: Venture, Combination Fixed and Variable Annuity, Venture Vision, Combination Fixed and Variable Annuity, Venture Vantage, Combination Fixed and Variable Annuity, Venture No-Load Rollover, Combination Fixed and Variable Annuity (Rollover) and Venture Strategy, Combination Fixed and Variable Annuity.

The Company is a wholly-owned subsidiary of Manulife Wood Logan Holding Company, Inc. (MWLH), which is an indirect wholly-owned subsidiary of The Manufacturers Life Insurance Company (MLI). MLI is a wholly-owned subsidiary of Manulife Financial Corporation. Manulife Financial Corporation and its subsidiaries are known collectively as Manulife Financial.

On May 1, 2000, eight new Sub-Accounts, Tactical Allocation, Dynamic Growth Trust, Internet Technologies Trust, International Index Trust, Total Stock Market Index Trust, 500 Index Trust, Mid Cap Index Trust and Small Cap Index Trust commenced operations.

On May 1, 2000, the Mid Cap Growth Sub-Account was renamed All Cap Growth through a vote of the Board of Directors.

On November 1, 2000, one new Sub-Account, Capital Appreciation commenced operations.

2.  SIGNIFICANT ACCOUNTING POLICIES

Investments are made in the portfolios of the Trust and are valued at the reported net asset values of such portfolios. Transactions are recorded on the trade date. Income from dividends is recorded on the ex-dividend date. Realized gains and losses on the sales of investments are computed on the basis of the identified cost of the investment sold.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In addition to the Account, a contract holder may also allocate funds to the Fixed Account, which is part of the Company's general account. Because of exemptive and exclusionary provisions, interests in the Fixed Account have not been registered under the Securities Act of 1933, and the Company's general account has not been registered as an investment company under the Investment Company Act of 1940.

Annuity reserves are computed for contracts under which periodic benefit payments are being made according to the 1983a Individual Annuitant Mortality Table. The assumed investment return is 4%, as regulated by the laws of the respective states. The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Account by the Company.

The operations of the Account are included in the federal income tax return of the Company, which is taxed as a life insurance company under the provisions of the Internal Revenue Code (the Code). Under the current provisions of the Code, the Company does not expect to incur federal income taxes on the earnings of the Account to the extent the earnings are credited under the contracts. Based on this, no charge is being made currently to the Account for federal income taxes. The Company will periodically review the status of this decision based on changes in the tax law. Such a charge may be made in future years for any federal income taxes that would be attributable to the contract.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

3.  AFFILIATED COMPANY TRANSACTIONS

The Company has an Administrative Services Agreement with Manulife Financial, whereby Manulife Financial or its designee, with the consent of the Company, performs certain services on behalf of the Company necessary for the operation of the separate account. The Company has an underwriting and distribution agreements with its affiliate, Manufacturers Securities Services LLC (MSS). MSS is 90% owned by the Company and 10% owned by The Manufacturers Life Insurance Company of New York (MNY). MNY is a wholly-owned subsidiary of the Company.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



4.  CONTRACT CHARGES

There are no deductions made from purchase payments for sales charges at the time of purchase. In the event of a surrender, a contingent deferred sales charge may be charged by the Company to cover sales expenses. An annual administrative fee of $30 is deducted from each contract owners' account on the contract anniversary date to cover contract administration costs. This charge is waived on certain contracts.

Deductions from each Sub-Account are made daily for administrative fees and for the assumption of mortality and expense risk charges as follows:

(i) Venture: deductions ranging from effective annual rates of 1.30% for contracts issued prior to July 31, 1987, to 1.40% of contract value for contracts issued since July 31, 1987 are made daily from each Sub-Account. Venture1 products are charged 1.30% for mortality and expense risk, while all other Venture products are charged a total of 1.40% of contract value for both administration and the assumption of mortality and expense risk at rates of .15% and 1.25%, respectively. Certain Venture products are offered in both the Merrill Lynch Series Funds and the MIT funds.

(ii) Venture Vision: deductions from each Sub-Account are made daily for distribution fees, administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15%, 0.25% and 1.25% of the contract value, respectively.

(iii) Venture Vantage: deductions ranging from effective annual rates of 1.55% to 1.75% of contract value are made daily from each Sub-Account for administration and for the assumption of mortality and expense risks.

(iv) Rollover: deductions from each Sub-Account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15% and .85% of the contract value, respectively. On June 1, 2000, deductions were reduced to an effective annual rate of 0.15% and 0.30%, respectively.


(v) Venture Strategy: deductions from each Sub-Account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15% and 0.30% of the contract value, respectively.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



5.  PURCHASES AND SALES OF INVESTMENTS

The following table shows aggregate cost of shares purchased and proceeds from sales of each subaccount for the year ended December 31, 2000:

                                                                                PURCHASES                SALES
                                                                             ---------------        ---------------
 Mid Cap Blend                                                               $   458,146,096        $   396,355,467
 Investment Quality Bond Portfolio                                                84,916,749             93,095,558
 Growth & Income Portfolio                                                       553,633,575            449,702,397
 Blue Chip Growth Portfolio                                                      557,449,552            319,732,480
 Money Market Portfolio                                                        3,803,337,632          4,041,503,988
 Global Equity Portfolio                                                         603,125,301            701,070,047
 Global Bond Portfolio                                                            33,199,767             59,500,373
 U.S. Government Securities Portfolio                                             97,661,174            125,197,061
 Diversified Bond Allocation Portfolio                                            78,726,791             76,750,437
 Income & Value Portfolio                                                        227,232,231            222,415,174
 Large Cap Growth Portfolio                                                      444,086,613            190,636,540
 Equity-Income Portfolio                                                         254,327,763            306,187,461
 Strategic Bond Portfolio                                                         64,692,500             94,047,389
 Overseas Portfolio                                                            1,003,841,680            864,652,674
 Growth Portfolio                                                                429,691,097            143,594,765
 All Cap Growth Portfolio                                                        544,270,775            209,555,472
 International Small Cap Portfolio                                               613,293,468            429,671,853
 Pacific Rim Emerging Markets Portfolio                                          269,063,661            260,103,936
 Science & Technology Portfolio                                                  842,673,190            211,036,807
 Emerging Small Company Portfolio                                                338,114,018            158,524,455
 Aggressive Growth Portfolio                                                     410,776,274            162,511,061
 International Stock Portfolio                                                   396,585,608            335,679,045
 Quantitative Equity Portfolio                                                   286,217,067            112,313,680
 Value Portfolio                                                                  68,941,154             65,207,575
 Real Estate Securities Portfolio                                                 30,417,633             17,877,509
 Balanced Portfolio                                                               30,684,858             35,654,662
 High Yield Portfolio                                                             70,882,107             80,883,248
 Lifestyle Aggressive 1000 Portfolio                                              56,795,420             23,879,829

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



5.  PURCHASES AND SALES OF INVESTMENTS (CONTINUED)

                                                                                PURCHASES                SALES
                                                                             ---------------        ---------------
 Lifestyle Growth 820 Portfolio                                              $   135,321,086        $    37,386,659
 Lifestyle Balanced 640 Portfolio                                                112,384,875             45,239,520
 Lifestyle Moderate 460 Portfolio                                                 38,875,334             26,959,978
 Lifestyle Conservative 280 Portfolio                                             21,645,680             28,900,061
 Small Company Value Portfolio                                                    57,932,747             59,933,377
 International Value Portfolio                                                   121,024,440             89,294,931
 Small Company Blend Portfolio                                                    98,126,200             21,856,172
 Total Return Portfolio                                                           97,090,929             24,209,408
 U.S. Large Cap Value Portfolio                                                  139,257,319             30,921,579
 Mid Cap Stock Portfolio                                                          64,014,613             13,046,567
 Tactical Allocation Portfolio                                                    57,128,018             16,719,344
 Dynamic Growth Portfolio                                                        181,601,011             28,264,520
 Internet Technologies Portfolio                                                 103,082,224             18,009,002
 International Index Portfolio                                                    11,662,536              3,073,612
 Total Stock Market Index Portfolio                                               16,039,679              2,402,124
 500 Index Portfolio                                                              77,922,071              9,262,046
 Mid Cap Index Portfolio                                                          22,716,521              8,662,614
 Small Cap Index Portfolio                                                         7,624,231              1,544,971
 Capital Appreciation Portfolio                                                    1,741,176                883,499
 Basic Value Focus Portfolio                                                      18,598,999              3,310,709
 Special Value Focus Portfolio                                                     6,993,934                768,432
 Developing Capital Markets Focus Portfolio                                        1,993,473                371,636
                                                                             ---------------        ---------------

 Total                                                                       $14,045,560,850        $10,658,361,704
                                                                             ===============        ===============

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES

A summary of the accumulation unit values at December 31, 2000 and 1999 and the accumulation units and dollar values outstanding at December 31, 2000 are as follows:

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Mid Cap Blend Sub-Account:
   Venture 1.30% Fee Contracts                       $64.954980       $60.037547              10,775    $      646,897
   Venture 1.40% Fee Contracts                        39.416089        36.392717          28,040,381     1,020,465,658
   Venture Vision Contracts                           28.867552        26.586905           2,666,742        70,900,416
   Venture Vantage 1.55% Fee Contracts                16.909177        15.588834           6,979,950       108,809,276
   Venture Vantage 1.75% Fee Contracts                                 11.972462             590,254         7,066,799
   Venture Strategy & Rollover Contracts              15.307946        14.242740               1,569            22,351
                                                                                          ----------    --------------
                                                                                          38,289,671     1,207,911,397

Investment Quality Bond Sub-Account:
   Venture 1.30% Fee Contracts                        22.052785        23.817687               2,161            51,465
   Venture 1.40% Fee Contracts                        19.039807        20.541376           7,531,862       154,714,808
   Venture Vision Contracts                           12.847911        13.826642           1,452,012        20,076,451
   Venture Vantage 1.55% Fee Contracts                13.388502        14.422789           2,549,102        36,765,166
   Venture Vantage 1.75% Fee Contracts                                 13.054821              92,766         1,211,046
   Venture Strategy & Rollover Contracts              12.902584        14.027435                 693             9,727
                                                                                          ----------    --------------
                                                                                          11,628,596       212,828,663

Growth & Income Sub-Account:
   Venture 1.40% Fee Contracts                        38.655938        35.404552          53,352,113     1,888,907,658
   Venture Vision Contracts                           30.467742        27.835602           6,794,423       189,126,855
   Venture Vantage 1.55% Fee Contracts                18.506889        16.924924          23,320,240       394,693,291
   Venture Vantage 1.75% Fee Contracts                                 11.658205           1,818,651        21,202,209
   Venture Strategy & Rollover Contracts              16.387611        15.124927              14,169           214,304
                                                                                          ----------    --------------
                                                                                          85,299,596     2,494,144,317

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Blue Chip Growth Sub-Account:
   Venture 1.40% Fee Contracts                       $25.568866       $24.518135          44,270,289    $1,085,424,932
   Venture Vision Contracts                           26.518360        25.365287           4,776,229       121,150,419
   Venture Vantage 1.55% Fee Contracts                19.091275        18.279370          17,593,625       321,600,378
   Venture Vantage 1.75% Fee Contracts                                 11.549188           1,770,737        20,450,580
   Venture Strategy & Rollover Contracts              16.700133        16.137290              13,247           213,770
                                                                                          ----------    --------------
                                                                                          68,424,127     1,548,840,079

Money Market Sub-Account:
   Venture 1.30% Fee Contracts                        17.846774        18.654229               4,056            75,653
   Venture 1.40% Fee Contracts                        16.291417        17.010114          22,485,137       382,474,749
   Venture Vision Contracts                           12.153141        12.657686           6,957,798        88,069,619
   Venture Vantage 1.55% Fee Contracts                13.515626        14.090782          10,380,388       146,267,779
   Venture Vantage 1.75% Fee Contracts                                 12.724933           1,232,430        15,682,586
   Venture Strategy & Rollover Contracts              13.331106        14.026504              54,560           765,291
                                                                                          ----------    --------------
                                                                                          41,114,369       633,335,677

Global Equity Sub-Account:
   Venture 1.40% Fee Contracts                        24.633827        27.253960          19,160,693       522,204,754
   Venture Vision Contracts                           19.073534        21.049744           2,514,670        52,933,159
   Venture Vantage 1.55% Fee Contracts                14.232856        15.723185           2,818,770        44,320,035
   Venture Vantage 1.75% Fee Contracts                                 13.554144             148,782         2,016,616
   Venture Strategy & Rollover Contracts              12.516028        13.953918                 299             4,169
                                                                                          ----------    --------------
                                                                                          24,643,214       621,478,733

Global Bond Sub-Account:
   Venture 1.40% Fee Contracts                        19.632749        19.685989           4,531,875        89,214,444
   Venture Vision Contracts                           13.599529        13.602454             669,457         9,106,262
   Venture Vantage 1.55% Fee Contracts                                 12.871966              49,507           637,255
   Venture Vantage 1.75% Fee Contracts                12.511533        12.526713             686,701         8,602,111
                                                                                          ----------    --------------
                                                                                           5,937,540       107,560,072

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
U.S. Government Securities Sub-Account:
   Venture 1.40% Fee Contracts                       $18.286918       $19.993612           7,806,446    $  156,079,051
   Venture Vision Contracts                           12.757839        13.913787           1,455,645        20,253,538
   Venture Vantage 1.55% Fee Contracts                13.411398        14.641155           2,093,521        30,651,561
   Venture Vantage 1.75% Fee Contracts                                 13.197644              71,598           944,919
   Venture Strategy & Rollover Contracts              12.999097        14.321813                 603             8,640
                                                                                          ----------    --------------
                                                                                          11,427,813       207,937,709

Diversified Bond Sub-Account:
   Venture 1.40% Fee Contracts                        18.002047        19.585192           6,292,565       123,241,098
   Venture Vision Contracts                           14.527388        15.765628             677,041        10,673,969
   Venture Vantage 1.55% Fee Contracts                13.798700        14.989755           1,365,715        20,471,731
   Venture Vantage 1.75% Fee Contracts                                 13.190998              99,109         1,307,348
   Venture Strategy & Rollover Contracts              13.123588        14.387750                   6                91
                                                                                          ----------    --------------
                                                                                           8,434,436       155,694,237

Income & Value Sub-Account:
   Venture 1.40% Fee Contracts                        22.230152        23.004542          18,734,622       430,981,392
   Venture Vision Contracts                           17.986686        18.566934           1,566,845        29,091,504
   Venture Vantage 1.55% Fee Contracts                15.408317        15.921242           2,223,402        35,399,318
   Venture Vantage 1.75% Fee Contracts                                 12.710793             175,347         2,228,804
   Venture Strategy & Rollover Contracts              14.181104        14.788189               1,432            21,174
                                                                                          ----------    --------------
                                                                                          22,701,648       497,722,192

Large Cap Growth Sub-Account:
   Venture 1.40% Fee Contracts                        28.465074        24.071737          13,706,307       329,934,614
   Venture Vision Contracts                           23.393391        19.733542           1,348,004        26,600,886
   Venture Vantage 1.55% Fee Contracts                18.238886        15.400808           6,777,169       104,373,877
   Venture Vantage 1.75% Fee Contracts                                 10.924721             751,651         8,211,574
   Venture Strategy & Rollover Contracts              16.461980        14.028600               2,050            28,761
                                                                                          ----------    --------------
                                                                                          22,585,181       469,149,712

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Equity-Income Sub-Account:
   Venture 1.40% Fee Contracts                       $22.487758       $25.057453          23,316,478    $  584,251,539
   Venture Vision Contracts                           21.149570        23.507739           2,753,468        64,727,806
   Venture Vantage 1.55% Fee Contracts                14.507362        16.140990           5,941,747        95,905,679
   Venture Vantage 1.75% Fee Contracts                                 14.266438             301,379         4,299,603
   Venture Strategy & Rollover Contracts              12.759601        14.327119              25,293           362,370
                                                                                          ----------    --------------
                                                                                          32,338,365       749,546,997

Strategic Bond Sub-Account:
   Venture 1.40% Fee Contracts                        14.602672        15.463354          10,578,156       163,573,768
   Venture Vision Contracts                           14.321908        15.128283           1,385,287        20,957,011
   Venture Vantage 1.55% Fee Contracts                12.844300        13.581019           2,237,995        30,394,250
   Venture Vantage 1.75% Fee Contracts                                 12.905776             101,745         1,313,092
   Venture Strategy & Rollover Contracts              12.428556        13.262545                   7                88
                                                                                          ----------    --------------
                                                                                          14,303,190       216,238,209

Overseas Sub-Account:
   Venture 1.40% Fee Contracts                        17.044524        13.661286          19,260,577       263,124,250
   Venture Vision Contracts                           16.833813        13.458771           1,965,882        26,458,352
   Venture Vantage 1.55% Fee Contracts                17.203799        13.768330           4,697,452        64,676,072
   Venture Vantage 1.75% Fee Contracts                                 11.222510             341,876         3,836,704
   Venture Strategy & Rollover Contracts              16.319479        13.181065                   8               101
                                                                                          ----------    --------------
                                                                                          26,265,795       358,095,479

Growth Sub-Account:
   Venture 1.40% Fee Contracts                        28.060585        20.120816          18,692,626       376,110,884
   Venture Vision Contracts                           27.818889        19.897782           1,860,764        37,025,081
   Venture Vantage 1.55% Fee Contracts                20.209678        14.469646           8,062,197       116,657,142
   Venture Vantage 1.75% Fee Contracts                                  9.089389             633,621         5,759,226
   Venture Strategy & Rollover Contracts              18.549262        13.403429               5,743            76,980
                                                                                          ----------    --------------
                                                                                          29,254,951       535,629,313

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
All Cap Growth Sub-Account:
   Venture 1.40% Fee Contracts                       $27.113084       $23.852189          21,834,220    $  520,793,948
   Venture Vision Contracts                           26.855000        23.566248           2,395,792        56,459,829
   Venture Vantage 1.55% Fee Contracts                21.871173        19.211930           8,242,800       158,360,090
   Venture Vantage 1.75% Fee Contracts                                 10.349704           1,211,311        12,536,711
   Venture Strategy & Rollover Contracts              19.917321        17.657078               3,032            53,544
                                                                                          ----------    --------------
                                                                                          33,687,155       748,204,122

International Small Cap Sub-Account:
   Venture 1.40% Fee Contracts                        26.974754        18.844170           8,548,059       161,081,074
   Venture Vision Contracts                           26.718058        18.618300             680,580        12,671,238
   Venture Vantage 1.55% Fee Contracts                23.749328        16.566096           2,517,130        41,699,024
   Venture Vantage 1.75% Fee Contracts                                 10.030446             220,745         2,214,175
   Venture Strategy & Rollover Contracts              22.341682        15.728111               6,808           107,072
                                                                                          ----------    --------------
                                                                                          11,973,322       217,772,583

Pacific Rim Emerging Markets Sub-Account:
   Venture 1.40% Fee Contracts                        12.359297         9.217819           4,332,649        39,937,570
   Venture Vision Contracts                           12.267100         9.126236             395,320         3,607,782
   Venture Vantage 1.55% Fee Contracts                11.984246         8.924717           1,688,637        15,070,608
   Venture Vantage 1.75% Fee Contracts                                 10.941915              71,623           783,688
   Venture Strategy & Rollover Contracts              18.168886        13.655344                  99             1,355
                                                                                          ----------    --------------
                                                                                           6,488,328        59,401,003

Science & Technology Sub-Account:
   Venture 1.40% Fee Contracts                        37.943261        24.672266          27,106,225       668,772,005
   Venture Vision Contracts                           37.660683        24.427405           2,551,798        62,333,803
   Venture Vantage 1.55% Fee Contracts                30.445751        19.767418          12,900,698       255,013,492
   Venture Vantage 1.75% Fee Contracts                                  8.857329           1,488,393        13,183,184
   Venture Strategy & Rollover Contracts              30.621118        20.064987               8,507           170,690
                                                                                          ----------    --------------
                                                                                          44,055,621       999,473,174

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Emerging Small Company Sub-Account:
   Venture 1.40% Fee Contracts                       $24.610648       $23.225958           6,816,457    $  158,318,746
   Venture Vision Contracts                           24.427201        22.995348             666,506        15,326,535
   Venture Vantage 1.55% Fee Contracts                22.035674        20.764734           3,225,573        66,978,169
   Venture Vantage 1.75% Fee Contracts                                 10.932942             514,633         5,626,452
   Venture Strategy & Rollover Contracts              19.436616        18.484616               5,716           105,666
                                                                                          ----------    --------------
                                                                                          11,228,885       246,355,568

Aggressive Growth Sub-Account:
   Venture 1.40% Fee Contracts                        16.628126        16.889157          12,104,009       204,426,503
   Venture Vision Contracts                           16.504105        16.721411           1,165,307        19,485,584
   Venture Vantage 1.55% Fee Contracts                15.594503        15.815609           6,157,970        97,392,043
   Venture Vantage 1.75% Fee Contracts                                 11.182499             929,491        10,394,037
   Venture Strategy & Rollover Contracts              15.834780        16.207424              17,003           275,574
                                                                                          ----------    --------------
                                                                                          20,373,780       331,973,741

International Stock Sub-Account:
   Venture 1.40% Fee Contracts                        18.338932        15.087850           5,936,757        89,572,901
   Venture Vision Contracts                           18.202233        14.938063             890,893        13,308,212
   Venture Vantage 1.55% Fee Contracts                16.397239        13.470191           2,448,991        32,988,378
   Venture Vantage 1.75% Fee Contracts                                 11.202883             131,842         1,477,012
                                                      16.253406        13.475212                 240             3,234
                                                                                          ----------    --------------
                                                                                           9,408,723       137,349,737

Quantitative Equity Sub-Account:
   Venture 1.40% Fee Contracts                        24.202942        25.371611           8,988,361       228,049,200
   Venture Vision Contracts                           24.022598        25.119884           1,567,928        39,386,180
   Venture Vantage 1.55% Fee Contracts                18.834509        19.714449           3,794,636        74,809,153
   Venture Vantage 1.75% Fee Contracts                                 12.092105             522,171         6,314,150
   Venture Strategy & Rollover Contracts              16.959503        17.915408               5,443            97,509
                                                                                          ----------    --------------
                                                                                          14,878,539       348,656,192

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Value Sub-Account:
   Venture 1.40% Fee Contracts                       $13.987433       $17.182340           5,934,243    $  101,964,176
   Venture Vision Contracts                           13.883152        17.011828           1,021,344        17,374,922
   Venture Vantage 1.55% Fee Contracts                11.517818        14.127502           2,383,350        33,670,775
   Venture Vantage 1.75% Fee Contracts                                 15.552753             124,861         1,941,928
   Venture Strategy & Rollover Contracts              10.786297        13.351990               1,554            20,750
                                                                                          ----------    --------------
                                                                                           9,465,352       154,972,551

Real Estate Securities Sub-Account:
   Venture 1.40% Fee Contracts                        11.174188        13.852028           2,419,975        33,521,562
   Venture Vision Contracts                           11.090818        13.714476             340,994         4,676,555
   Venture Vantage 1.55% Fee Contracts                10.107930        12.511528             883,570        11,054,807
   Venture Vantage 1.75% Fee Contracts                                 13.588062              42,484           577,270
   Venture Strategy & Rollover Contracts               9.488883        11.853453                 747             8,851
                                                                                          ----------    --------------
                                                                                           3,687,770        49,839,045

Balanced Sub-Account;
   Venture 1.40% Fee Contracts                        15.962370        14.272291           3,281,595        46,835,876
   Venture Vision Contracts                           15.843343        14.130567             591,032         8,351,618
   Venture Vantage 1.55% Fee Contracts                13.941569        12.446809           2,033,364        25,308,887
   Venture Vantage 1.75% Fee Contracts                                 11.252446              53,977           607,377
   Venture Strategy & Rollover Contracts              12.856009        11.583489               2,015            23,338
                                                                                          ----------    --------------
                                                                                           5,961,983        81,127,096

High Yield Sub-Account:
   Venture 1.40% Fee Contracts                        14.993652        13.459828           5,218,058        70,234,166
   Venture Vision Contracts                           14.881850        13.326181           1,288,639        17,172,636
   Venture Vantage 1.55% Fee Contracts                13.844359        12.409523           2,660,028        33,009,679
   Venture Vantage 1.75% Fee Contracts                                 11.519841              63,437           730,781
   Venture Strategy & Rollover Contracts              13.130722        11.878374               1,643            19,519
                                                                                          ----------    --------------
                                                                                           9,231,805       121,166,781

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Lifestyle Aggressive 1000 Sub-Account:
   Venture 1.40% Fee Contracts                       $15.974195       $14.948006           3,511,699    $   52,492,900
   Venture Vision Contracts                           15.855076        14.799593             260,737         3,858,803
   Venture Vantage 1.55% Fee Contracts                14.195565        13.263783           1,664,008        22,071,046
   Venture Vantage 1.75% Fee Contracts                                 11.872645             179,283         2,128,558
   Venture Strategy & Rollover Contracts              13.497935        12.728218               1,966            25,030
                                                                                          ----------    --------------
                                                                                           5,617,693        80,576,337

Lifestyle Growth 820 Sub-Account:
   Venture 1.40% Fee Contracts                        16.893101        16.162371          13,783,663       222,776,677
   Venture Vision Contracts                           16.767184        16.001947           1,530,049        24,483,756
   Venture Vantage 1.55% Fee Contracts                14.903883        14.237879           6,749,479        96,098,268
   Venture Vantage 1.75% Fee Contracts                                 12.089786             574,231         6,942,329
   Venture Strategy & Rollover Contracts              14.033145        13.529644               5,139            69,535
                                                                                          ----------    --------------
                                                                                          22,642,561       350,370,565

Lifestyle Balanced 640 Sub-Account:
   Venture 1.40% Fee Contracts                        16.257312        16.437657          12,129,776       199,385,097
   Venture Vision Contracts                           16.136115        16.274494           1,778,907        28,950,807
   Venture Vantage 1.55% Fee Contracts                14.456141        14.594658           7,589,414       110,764,903
   Venture Vantage 1.75% Fee Contracts                                 12.355297             512,761         6,335,309
   Venture Strategy & Rollover Contracts              13.671696        13.929909              16,882           235,160
                                                                                          ----------    --------------
                                                                                          22,027,740       345,671,276

Lifestyle Moderate 460 Sub-Account:
   Venture 1.40% Fee Contracts                        16.142259        16.596254           4,611,811        76,538,795
   Venture Vision Contracts                           16.021927        16.431521           1,111,820        18,268,893
   Venture Vantage 1.55% Fee Contracts                14.566774        14.954083           2,599,476        38,872,787
   Venture Vantage 1.75% Fee Contracts                                 12.579492             137,563         1,730,477
   Venture Strategy & Rollover Contracts              13.746687        14.242240              10,112           144,012
                                                                                          ----------    --------------
                                                                                           8,470,782       135,554,964

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Lifestyle Conservative 280 Sub-Account:
   Venture 1.40% Fee Contracts                       $15.439823       $16.397834           2,496,383    $   40,935,281
   Venture Vision Contracts                           15.324704        16.235059             715,952        11,623,523
   Venture Vantage 1.55% Fee Contracts                14.296546        15.160940           1,562,853        23,694,317
   Venture Vantage 1.75% Fee Contracts                                 12.913124              11,403           147,243
   Venture Strategy & Rollover Contracts              13.593172        14.547877               2,196            31,940
                                                                                          ----------    --------------
                                                                                           4,788,787        76,432,304

Small Company Value Sub-Account:
   Venture 1.40% Fee Contracts                        11.904646        12.436171           3,123,031        38,838,544
   Venture Vision Contracts                           11.837890        12.335633             611,635         7,544,908
   Venture Vantage 1.55% Fee Contracts                11.864553        12.375754           1,032,739        12,780,919
   Venture Vantage 1.75% Fee Contracts                                 13.356548              39,250           524,251
   Venture Strategy & Rollover Contracts                               12.266242               1,233            15,119
                                                                                          ----------    --------------
                                                                                           4,807,888        59,703,741

International Value Sub-Account:
   Venture 1.40% Fee Contracts                        12.860110        11.862293           2,738,541        32,485,379
   Venture Vision Contracts                           12.838810        11.813131             272,914         3,223,971
   Venture Vantage 1.55% Fee Contracts                12.847324        11.832776           1,730,537        20,477,058
   Venture Vantage 1.75% Fee Contracts                                 11.868508             119,059         1,413,047
                                                                                          ----------    --------------
                                                                                           4,861,051        57,599,455

Small Company Blend Sub-Account:
   Venture 1.40% Fee Contracts                        15.922213        12.601917           3,886,331        48,975,224
   Venture Vision Contracts                           15.895877        12.549695             760,889         9,548,926
   Venture Vantage 1.55% Fee Contracts                15.906411        12.570556           1,798,513        22,608,313
   Venture Vantage 1.75% Fee Contracts                                  9.630818             181,602         1,748,979
   Venture Strategy & Rollover Contracts                                9.554061               5,325            50,875
                                                                                          ----------    --------------
                                                                                           6,632,660        82,932,317

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Total Return Sub-Account:
   Venture 1.40% Fee Contracts                       $12.255674       $13.404017           6,181,792    $   82,860,844
   Venture Vision Contracts                           12.235367        13.348487             833,759        11,129,425
   Venture Vantage 1.55% Fee Contracts                12.243486        13.370675           3,707,347        49,569,733
   Venture Vantage 1.75% Fee Contracts                                 13.220054             314,470         4,157,311
                                                                                          ----------    --------------
                                                                                          11,037,368       147,717,313

U.S. Large Cap Value Sub-Account:
   Venture 1.40% Fee Contracts                        12.721279        12.894130           9,954,513       128,354,788
   Venture Vision Contracts                           12.700198        12.840714           1,249,139        16,039,835
   Venture Vantage 1.55% Fee Contracts                12.708630        12.862059           6,199,448        79,737,672
   Venture Vantage 1.75% Fee Contracts                                 12.467016             417,203         5,201,274
                                                                                          ----------    --------------
                                                                                          17,820,303       229,333,569

Mid Cap Stock Sub-Account:
   Venture 1.40% Fee Contracts                        12.483520        11.821790           3,543,334        41,888,551
   Venture Vision Contracts                           12.462837        11.772795             578,523         6,810,830
   Venture Vantage 1.55% Fee Contracts                12.471106        11.792364           2,050,855        24,184,432
   Venture Vantage 1.75% Fee Contracts                                 12.208008             194,878         2,379,071
   Venture Strategy & Rollover Contracts                               12.483407               9,744           121,641
                                                                                          ----------    --------------
                                                                                           6,377,334        75,384,525


Tactical Allocation Sub-Account:
   Venture 1.40% Fee Contracts                                         11.989936           2,142,032        25,682,830
   Venture Vision Contracts                                            11.970334             139,120         1,665,310
   Venture Vantage 1.55% Fee Contracts                                 11.978173             680,285         8,148,567
   Venture Vantage 1.75% Fee Contracts                                 12.188577             194,588         2,371,748
   Venture Strategy & Rollover Contracts                               12.064740                 928            11,193
                                                                                          ----------    --------------
                                                                                           3,156,953        37,879,648

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Dynamic Growth Sub-Account:
   Venture 1.40% Fee Contracts                                         $7.906976           8,341,104    $   65,952,913
   Venture Vision Contracts                                             7.894008             754,062         5,952,572
   Venture Vantage 1.55% Fee Contracts                                  7.899193           3,937,399        31,102,278
   Venture Vantage 1.75% Fee Contracts                                  8.771239             628,926         5,516,459
   Venture Strategy & Rollover Contracts                                7.956456               1,259            10,020
                                                                                          ----------    --------------
                                                                                          13,662,750       108,534,242

Internet Technologies Sub-Account:
   VEN 3,7,8,17,18,20,21,22,23,25,26 and
           27 Contracts                                                 6.965644           4,488,445        31,264,912
   VIS 5,6,25 and 26 Contracts                                          6.954217             367,555         2,556,057
   VTG20 Contracts                                                      6.958782           1,928,784        13,421,990
   VTG50 Contracts                                                      7.012603             410,868         2,881,252
                                                                                          ----------    --------------
                                                                                           7,195,652        50,124,211

International Index Sub-Account:
   Venture 1.40% Fee Contracts                                         11.167069             454,096         5,070,917
   Venture Vision Contracts                                            11.148798              47,727           532,102
   Venture Vantage 1.55% Fee Contracts                                 11.156110             191,428         2,135,594
   Venture Vantage 1.75% Fee Contracts                                 11.529885              22,986           265,025
                                                                                          ----------    --------------
                                                                                             716,237         8,003,638

Total Stock Market Index Sub-Account:
   Venture 1.40% Fee Contracts                                         11.142088             440,448         4,907,507
   Venture Vision Contracts                                            11.123861              81,926           911,336
   Venture Vantage 1.55% Fee Contracts                                 11.131148             570,701         6,352,561
   Venture Vantage 1.75% Fee Contracts                                 11.456807              29,032           332,618
                                                                                          ----------    --------------
                                                                                           1,122,107        12,504,022

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
500 Index Sub-Account:
   Venture 1.40% Fee Contracts                                        $11.200577           3,818,844    $   42,773,256
   Venture Vision Contracts                                            11.182275             320,396         3,582,751
   Venture Vantage 1.55% Fee Contracts                                 11.189592           1,351,791        15,125,991
   Venture Vantage 1.75% Fee Contracts                                 11.516966             141,045         1,624,407
                                                                                          ----------    --------------
                                                                                           5,632,076        63,106,405

Mid Cap Index Sub-Account:
   Venture 1.40% Fee Contracts                                         13.271787             525,751         6,977,650
   Venture Vision Contracts                                            13.250096             196,940         2,609,474
   Venture Vantage 1.55% Fee Contracts                                 13.258777             266,762         3,536,937
   Venture Vantage 1.75% Fee Contracts                                 13.223282              41,116           543,690
                                                                                          ----------    --------------
                                                                                           1,030,569        13,667,751

Small Cap Index Sub-Account:
   Venture 1.40% Fee Contracts                                         11.596178             296,558         3,438,943
   Venture Vision Contracts                                            11.577217              22,709           262,905
   Venture Vantage 1.55% Fee Contracts                                 11.584805             145,548         1,686,140
   Venture Vantage 1.75% Fee Contracts                                 11.943325              19,286           230,340
                                                                                          ----------    --------------
                                                                                             484,101         5,618,328

Capital Appreciation Sub-Account:
   Venture 1.40% Fee Contracts                                         10.945558              62,891           688,377
   Venture Vision Contracts                                            10.941194               6,671            72,985
   Venture Vantage 1.55% Fee Contracts                                 10.942940               8,809            96,394
   Venture Vantage 1.75% Fee Contracts                                 10.939455                  22               244
                                                                                          ----------    --------------
                                                                                              78,393           858,000

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ---------    ---------------
Basic Value Focus Sub-Account:
   Venture 1.40% Fee Contracts                       $20.300779       $22.514992            956,810    $    21,542,564
   Venture Vantage 1.55% Fee Contracts                14.325771        15.864568            713,263         11,315,616
   Venture Vantage 1.75% Fee Contracts                                 13.588646            126,531          1,719,384
                                                                                          ---------    ---------------
                                                                                          1,796,604         34,577,564

Developing Capital Market Focus  Sub-Account:
   Venture 1.40% Fee Contracts                        10.419795         7.313442            203,402          1,487,567
   Venture Vantage 1.55% Fee Contracts                15.787402        11.064248             51,259            567,140
   Venture Vantage 1.75% Fee Contracts                                  9.694543             10,441            101,225
                                                                                          ---------    ---------------
                                                                                            265,102          2,155,932

Special Value Focus Sub-Account:
   Venture 1.40% Fee Contracts                        33.685273        38.059573            153,558          5,844,362
   Venture Vantage 1.55% Fee Contracts                13.943374        15.730490            225,025          3,539,747
   Venture Vantage 1.75% Fee Contracts                                 12.606854             17,411            219,504
                                                                                          ---------    ---------------
                                                                                            395,994          9,603,613

CONTRACT OWNERS' EQUITY (NET OF ANNUITY RESERVES)                                                      $15,500,314,099
                                                                                                       ===============

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



7.  DIVERSIFICATION REQUIREMENTS

Under the provisions of Section 817(h) of the Internal Revenue Code, a variable annuity contract, other than a contract issued in connection with certain types of employee benefits plans, will not be treated as an annuity contract for federal tax purposes for any period for which the investments of the segregated asset account on which the contract is based are not adequately diversified. The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either a statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of Treasury.

The Internal Revenue Service has issued regulations under Section 817(h) of the Code. The Company believes that the Account satisfies the current requirements of the regulations, and it intends that the Account will continue to meet such requirements.

                    THE MANUFACTURERS LIFE INSURANCE COMPANY
                                    (U.S.A.)







                    AUDITED CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998








   PREPARED IN CONFORMITY WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE
                                  UNITED STATES

================================================================================

                           [MANULIFE FINANCIAL LOGO]

                       FINANCIAL STATEMENTS AND SCHEDULES
                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                       WITH REPORT OF INDEPENDENT AUDITORS

                                    CONTENTS

Report of Independent Auditors...............................................  3
Audited Consolidated Financial Statements
     Consolidated Balance Sheets.............................................  4
     Consolidated Statements of Income.......................................  5
     Consolidated Statements of Changes in Capital and Surplus...............  6
     Consolidated Statements of Cash Flows...................................  7
Notes to Consolidated Financial Statements...................................  8

                         REPORT OF INDEPENDENT AUDITORS




THE BOARD OF DIRECTORS
THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A)


We have audited the accompanying consolidated balance sheets of The Manufacturers Life Insurance Company (U.S.A) as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in capital and surplus, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Manufacturers Life Insurance Company (U.S.A.) at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.





Philadelphia, Pennsylvania                               /s/   ERNST & YOUNG LLP
March 23, 2001

The Manufacturers Life Insurance Company (U.S.A.)
Consolidated Balance Sheets


As at December 31 ($ millions)
ASSETS                                                                   2000        1999
-----------------------------------------------------------------------------------------
INVESTMENTS:
Securities available-for-sale, at fair value:
       Fixed-maturity (amortized cost: 2000  $9,580; 1999 $9,561)     $ 9,797     $ 9,358
       Equity (cost: 2000 $707; 1999 $622)                                852       1,106
Mortgage loans                                                          1,539       1,622
Real estate                                                               986       1,027
Policy loans                                                            1,998       1,843
Short-term investments                                                    715         284
-----------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                     $15,887     $15,240
-----------------------------------------------------------------------------------------
Cash and cash equivalents                                             $   164     $   131
Deferred acquisition costs                                              2,066       1,631
Deferred income taxes                                                     125         151
Due from affiliates                                                       261         504
Amount recoverable from reinsurers                                        572         679
Other assets                                                              677         882
Separate account assets                                                29,681      27,329
-----------------------------------------------------------------------------------------
TOTAL ASSETS                                                          $49,433     $46,547
=========================================================================================
LIABILITIES, CAPITAL AND SURPLUS
-----------------------------------------------------------------------------------------
LIABILITIES:
Policyholder liabilities and accruals                                 $16,240     $15,894
Note payable                                                              200         200
Other liabilities                                                         764       1,001
Separate account liabilities                                           29,681      27,329
-----------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                     $46,885     $44,424
=========================================================================================
CAPITAL AND SURPLUS:
Capital stock                                                         $     5     $     5
Retained earnings                                                       2,260       1,990
Accumulated other comprehensive income                                    283         128
-----------------------------------------------------------------------------------------
TOTAL CAPITAL AND SURPLUS                                             $ 2,548     $ 2,123
-----------------------------------------------------------------------------------------
TOTAL LIABILITIES, CAPITAL AND SURPLUS                                $49,433     $46,547
=========================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

The Manufacturers Life Insurance Company (U.S.A.)
Consolidated Statements of Income

FOR THE YEARS ENDED DECEMBER 31
($ millions)                                         2000       1999       1998
--------------------------------------------------------------------------------
REVENUE:
     Premiums                                     $   814    $   881    $   848
     Fee income                                       958        746        584
     Net investment income                          1,135      1,121      1,100
     Realized investment gains                        137         27         51
     Other                                             --          5          5
--------------------------------------------------------------------------------
TOTAL REVENUE                                     $ 3,044    $ 2,780    $ 2,588
--------------------------------------------------------------------------------

BENEFITS AND EXPENSES:
     Policyholder benefits and claims             $ 1,520    $ 1,412    $ 1,570
     Operating expenses and commissions               617        494        389
     Amortization of deferred acquisition costs       180         40        113
     Interest expense                                  34         25         14
     Policyholder dividends                           339        323        265
     Minority interest expense                         16         16         15
--------------------------------------------------------------------------------
TOTAL BENEFITS AND EXPENSES                       $ 2,706    $ 2,310    $ 2,366
--------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                            338        470        222
--------------------------------------------------------------------------------
INCOME TAXES                                           90        177         82
--------------------------------------------------------------------------------
NET INCOME                                        $   248    $   293    $   140
================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

The Manufacturers Life Insurance Company (U.S.A.)
Consolidated Statements of Changes in Capital And Surplus

                                                             ACCUMULATED OTHER       TOTAL
FOR THE YEARS ENDED DECEMBER 31       CAPITAL    RETAINED      COMPREHENSIVE      CAPITAL AND
($ millions)                           STOCK     EARNINGS      INCOME (LOSS)        SURPLUS
---------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1998            $    5      $1,707           $ 128            $ 1,840
Comprehensive income                      --         140              21                161
Dividend to shareholder                   --        (150)             --               (150)
---------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998            $    5      $1,697           $ 149            $ 1,851
Comprehensive income                      --         293             (21)               272
---------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999            $    5      $1,990           $ 128            $ 2,123
---------------------------------------------------------------------------------------------
Comprehensive income                      --         248             155                403
Contributed surplus                                   22                                 22
---------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000            $    5      $2,260           $ 283            $ 2,548
=============================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

The Manufacturers Life Insurance Company (U.S.A.)
Consolidated Statements of Cash Flows

FOR THE YEARS ENDED DECEMBER 31
($ millions)                                                            2000         1999         1998
------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net Income                                                          $    248     $    293     $    140
Adjustments to reconcile net income to net cash provided by
operating activities:
     Additions to policyholder liabilities and accruals                  330          404          410
     Deferred acquisition costs                                         (590)        (463)        (286)
     Amounts recoverable from reinsurers                                  23          334            9
     Amortization of deferred acquisition costs                          180           40          113
     Realized investment gains                                          (137)         (27)         (51)
     Decreases (additions) to deferred income taxes                       34          194            7
     Amounts due from (to) affiliates                                    259           22         (126)
     Other assets and liabilities, net                                  (158)         238            8
     Other, net                                                          (62)          59           25
------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                           $    127     $  1,094     $    249
------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Fixed-maturity securities sold, matured or repaid                   $  6,584     $  4,302     $  3,906
Fixed-maturity securities purchased                                   (6,792)      (4,763)      (3,730)
Equity securities sold                                                 1,185          303          290
Equity securities purchased                                           (1,012)        (349)        (284)
Mortgage loans advanced                                                 (187)        (148)        (453)
Mortgage loans repaid                                                    274          314          274
Real estate sold                                                         101           54           40
Real estate purchased                                                    (58)        (219)        (117)
Policy loans advanced, net                                              (155)        (133)        (145)
Short-term investments                                                  (431)        (251)          85
Separate account seed money                                               --           32           (2)
Other investments, net                                                   196         (355)          25
------------------------------------------------------------------------------------------------------
Net cash used in investing activities                               $   (295)    $ (1,213)    $   (111)
------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Deposits and interest credited to policyholder account balances     $  1,336     $  1,263     $    668
Withdrawals from policyholder account balances                        (1,579)        (987)        (611)
Amounts due to affiliates                                                250           --           --
Net reinsurance (payable) recoverable                                     87         (158)         (86)
Dividend to shareholder                                                   --           --         (150)
Borrowed funds                                                           107           50           --
------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                 $    201     $    168     $   (179)
------------------------------------------------------------------------------------------------------
CASH:
Increase (decrease) during the year                                       33           49          (41)
Balance, beginning of year                                               131           82          123
------------------------------------------------------------------------------------------------------
BALANCE, END OF YEAR                                                $    164     $    131     $     82
------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                The Manufacturers Life Insurance Company (U.S.A.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                            (IN MILLIONS OF DOLLARS)


1.    ORGANIZATION

      The Manufacturers Life Insurance Company (U.S.A.) ("ManUSA") is an indirectly wholly-owned subsidiary of The Manufacturers Life Insurance Company ("Manufacturers Life"), which in turn is a wholly owned subsidiary of Manulife Financial Corporation, a Canadian-based publicly traded company. . Manulife Financial Corporation and its subsidiaries are collectively known as "Manulife Financial". ManUSA and its subsidiaries, collectively known as the "Company", operate in the life insurance industry, offering a broad range of insurance related products. These products are offered both on an individual and group basis and are marketed primarily in the United States.

      In June of 1999, the Company increased its ownership interest in its subsidiary, Manulife-Wood Logan Holding Co. Inc. ("MWL"), to 78.4% through the purchase of the 15% outside party interest. The purchase was at fair value and generated goodwill of $45.0, which is being amortized into income on a straight-line basis over 15 years.

      In December of 2000 and through an issue of shares, the Company acquired the remaining 21.6% minority interest in MWL from MRL Holding, LLC ("MRL-LLC"), an affiliated company. As this was a related party transaction, the purchase was accounted for at MRL-LLC's carrying value at the time of purchase and no goodwill was generated.


2.    SIGNIFICANT ACCOUNTING POLICIES

      a) BASIS OF PRESENTATION

      The accompanying consolidated financial statements of ManUSA have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include accounts and operations, after intercompany eliminations, of ManUSA and its subsidiaries.

      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

      b) RECENT ACCOUNTING STANDARDS

      In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. The statement also addresses contracts that contain embedded derivatives, such as certain insurance contracts. In July 1999, the FASB issued Statement No. 137, which delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138 which made certain changes to the hedging provisions of SFAS No. 133, and is effective concurrent with SFAS No. 133.

      Effective January 1, 2001, all derivatives instruments will be reported on the Consolidated Balance Sheets at their fair value, with changes in fair value recorded in income or equity, depending on the nature of the derivative instrument. Changes in the fair value of derivatives that are not designated as hedges will be recognized in current period earnings.

      Based on the Company's derivative positions as at December 31, 2000, the Company estimates that there will be no material impact to the income statement upon adoption of this new accounting standard.

      As formal interpretations of this new standard continue to be issued by the FASB, the Company is continuing its analysis of insurance products in order to identify embedded derivatives that may require bifurcation under the statement. Any embedded derivatives identified and that require bifurcation will be marked to market through earnings

      c) INVESTMENTS

      The Company classifies all of its fixed-maturity and equity securities as available-for-sale and records these securities at fair value. Realized gains and losses on sales of securities classified as available-for-sale are recognized in net income using the specific identification method. Temporary changes in the fair value of securities available-for-sale are reflected directly in other comprehensive income after adjustments for deferred taxes, deferred acquisition costs, policyholder liabilities and unearned revenue liability. Discounts and premiums on investments are amortized using the effective interest method.

      Mortgage loans are reported at unpaid principal balances, net of a provision for losses. The provision for losses is established for mortgage loans which are considered to be impaired when the Company has determined that it is probable that all amounts due under contractual terms will not be collected. Impaired loans are reported at the lower of unpaid principal or fair value of the underlying collateral.

      Interest on fixed-maturity securities and performing mortgage loans is recorded as income when earned and is adjusted for any amortization of premiums or discount. Interest on restructured mortgage loans is recorded as income based on the rate to be paid; interest on delinquent mortgage loans is recorded as income on a cash basis. Dividends are recorded as income on ex-dividend dates.

      Real estate held for investment is carried at cost, less accumulated depreciation and provisions for impairment and write-downs, if applicable. Real estate held for sale is carried at the lower of cost or market value where changes in estimates of market value are recognized as realized gains or losses in the income statement.

      Policy loans are reported at aggregate unpaid balances, which approximate fair value.

      Short-term investments include investments with maturities of less than one year at the date of acquisition.

      d) CASH EQUIVALENTS

      The Company considers all highly liquid debt instruments purchased with an original maturity date of three months or less to be cash equivalents. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.

      e) DEFERRED ACQUISITION COSTS ("DAC")

      Commissions and other expenses, which vary with and are primarily related to the production of new business, are deferred to the extent recoverable from future gross profits and included as an asset. DAC associated with variable annuity and variable life insurance contracts, universal life insurance contracts, investment contracts, and participating life insurance contracts is charged to expense in relation to the estimated gross profits of those contracts. The amortization is adjusted retrospectively when current gross profits or estimates of future gross profits are revised. DAC associated with all other insurance contracts is charged to expense over the premium paying period of the related policies. DAC is adjusted for the impact on current and estimated future gross profits assuming the unrealized gains or losses on securities had been realized at year-end. The equity impact of any such adjustments is included in net unrealized gains (losses) in other comprehensive income. DAC is reviewed annually to determine recoverability from future income. To the extent that the DAC is assessed as not recoverable, it is immediately expensed.

      f) POLICYHOLDER LIABILITIES

      Policyholder liabilities for traditional non-participating life insurance policies are computed using the net level premium method. The calculations are based upon estimates as to future mortality, morbidity, persistency, maintenance expenses, and interest rate yields that were applicable in the year of issue. The assumptions include a provision for the risk of adverse deviation.

      For payout annuities in loss recognition, policyholder liabilities are computed using estimates of expected mortality, expenses, and investment yields as determined at the time these contracts first moved into loss recognition. Payout annuity reserves are adjusted for the impact of net unrealized gains associated with the underlying assets.

      For variable annuity and variable life contracts, universal life insurance contracts, and investment contracts with no substantial mortality or morbidity risk, policyholder liabilities equal the policyholder account values. Account values are increased for deposits received and interest credited and are reduced by withdrawals, mortality charges, and administrative expenses charged to the policyholders. Policy charges, which compensate the Company for future services, are deferred and recognized in income over the period earned, using the same assumptions used to amortize DAC.

      For traditional participating life insurance policies, policyholder liabilities are computed using the net level premium reserve for death and endowment policy benefits. Mortality and interest assumptions are the same as the non-forfeiture benefit assumptions at the time the policy was issued. Interest rate assumptions used in the calculation of the liabilities for traditional participating life insurance policies range from 2.5% to 7.0%.

      As of December 31, 2000, participating insurance expressed as a percentage of insurance in force is 66.3%. The amount of policyholders' dividends to be paid is approved annually by Manulife Financial's Board of Directors. The aggregate amount of policyholders' dividends is calculated based on actual interest, mortality, morbidity and expense experience for the year, and on management's judgment as to the appropriate level of equity to be retained by the Company. The carrying value of this liability approximates the earned amount and fair value as at December 31, 2000.

      g) SEPARATE ACCOUNTS

      Separate account assets and liabilities represent funds that are separately administered, principally for investment contracts related to group pension business as well as for variable annuity and variable life contracts, and for which the contract holder, rather than the Company, bears the investment risk. Separate account contract holders have no claim against the assets of the general account of the Company. Separate account assets are recorded at market value. Operations of the separate accounts are not included in the accompanying financial statements.

      h) REVENUE RECOGNITION

      Premiums on long-duration life insurance contracts are recognized as revenue when due. Premiums on short-duration contracts are earned over the related contract period.

      Receipts on variable annuity and variable life contracts, universal life insurance contracts, and investment contracts are reported as deposits to account values as described in note 2(f) and not as premiums. Revenue from these policies consists of policy charges for the cost of insurance, expenses and surrender charges that have been assessed against the policyholder account values. Policy charges that are designed to compensate the Company for future services are deferred and recognized in income over the period benefited, using the same assumptions used to amortize DAC.

      Net premiums on limited-payment contracts are recognized as revenue and the difference between the gross premium received and the net premium is deferred and recognized in income based on either a constant relationship to insurance in force or the present value of annuity benefits, depending on the product type.

      Investment income is recorded as revenue when due.

      i) EXPENSES

      Expenses for variable annuity and variable life contracts, and for universal life insurance contracts include interest credited to policyholder account values and benefit claims incurred during the period in excess of policyholder account values.

      j) REINSURANCE

      The Company routinely utilizes reinsurance transactions to minimize exposure to large risks. Life reinsurance is accomplished through various plans including yearly renewable term, co-insurance, and modified co-insurance. Reinsurance premiums, policy charges for cost of insurance, and claims are accounted for on a basis consistent with that used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums, fees, and claims are reported net of reinsured amounts. Amounts paid with respect to ceded reinsurance contracts are reported as reinsurance receivables in other assets.

      k) INCOME TAX

      Income taxes have been provided for in accordance with Statement of Financial Accounting Standards 109 ("SFAS 109"), "Accounting for Income Taxes." ManUSA joins its direct parent, Manulife Reinsurance Corporation (U.S.A.), its indirect parent, The Manufacturers Investment Corporation, and its subsidiary, The Manufacturers Life Insurance Company of America, in filing a U.S. consolidated income tax return as a life insurance group under the provisions of the Internal Revenue Service. A separate life insurance group for certain of ManUSA's subsidiaries is also in place. In accordance with the income tax-sharing agreements, the Company's income tax provision (or benefit) is computed as if ManUSA and the companies within the two groups filed separate income tax returns. Tax benefits from operating losses are provided at the U.S. statutory rate plus any tax credits attributable, provided the consolidated group utilizes such benefits currently. Deferred income taxes result from temporary differences between the tax basis of assets and liabilities, and their recorded amounts for financial reporting purposes.

      l) FOREIGN EXCHANGE

      The balance sheet and statement of income of the Company's foreign operations as well as non-U.S. dollar investments are translated into U.S. dollars using the current exchange and average exchange rates respectively. Translation adjustments are included in accumulated other comprehensive income (loss).

      m) DERIVATIVES

      The Company uses derivatives to manage exposures to foreign currency, interest rate and other market risks arising from its on-balance sheet financial instruments. These derivatives are designated and effective as hedges, as there is a high correlation between changes in market value of the derivative and the underlying hedged item at inception and over the life of the hedge. Realized and unrealized gains and losses on these derivatives are accounted for on the same basis as the underlying assets and liabilities. Realized and unrealized gains and losses on derivative transactions established as hedges but no longer considered hedges are included in income from the date at which they are no longer considered to be hedges.

      The Company also uses derivatives to manage foreign currency exposures associated with expected future policy maintenance and acquisition expenses relating to the current inforce block of business. These derivatives are designated as non-hedges. Realized and unrealized gains and losses on these derivatives are included in income.

      Derivative income and expenses are included in investment income in the Consolidated Statements of Income. Cash flows relating to derivatives associated with invested assets and financial liabilities are included in the Consolidated Statements of Cash Flows on a basis consistent with the cash flows from the underlying invested assets and financial liabilities. Derivative assets and liabilities are included in other investments and other liabilities, respectively, with deferred realized net gains presented as such in the Consolidated Balance Sheets.


3.    INVESTMENTS AND INVESTMENT INCOME

      a) FIXED-MATURITY AND EQUITY SECURITIES

      At December 31, 2000, all fixed-maturity and equity securities have been classified as available-for-sale and reported at fair value. The amortized cost and fair value is summarized as follows:

                                                                 GROSS                  GROSS
                                    AMORTIZED COST          UNREALIZED GAINS       UNREALIZED LOSSES           FAIR VALUE
AS AT DECEMBER 31
($ millions)                        2000         1999         2000       1999       2000         1999         2000         1999
-------------------------------------------------------------------------------------------------------------------------------
Fixed-maturity securities:
U.S. government                  $ 1,240      $ 1,440      $   103    $    23    $    --      $   (57)     $ 1,343      $ 1,406
Foreign governments                1,730        1,677          204         81         --          (16)       1,934        1,742
Corporate                          5,561        5,323          111         56       (215)        (254)       5,457        5,125
Asset - backed                     1,049        1,121           21          4         (7)         (40)       1,063        1,085
-------------------------------------------------------------------------------------------------------------------------------
TOTAL FIXED-MATURITY               9,580        9,561          439        164       (222)        (367)       9,797        9,358
SECURITIES
-------------------------------------------------------------------------------------------------------------------------------
 Equity securities               $   707      $   622      $   210    $   524    $   (65)     $   (40)     $   852      $ 1,106
-------------------------------------------------------------------------------------------------------------------------------

      Proceeds from sales of fixed-maturity securities during 2000 were $6,583.5 (1999 - $4,302.4 and 1998 - $3,906.1). Gross gains and losses of $70.7 and
      $241.9 respectively, were realized on those sales (1999 - $49.0 and $166.7 respectively, 1998 - $90.6 and $90.4 respectively).

      Proceeds from the sale of equity securities during 2000 were $1,185.2 (1999 - $303.3 and 1998 - $290.0). Gross gains and losses of $319.2 and
      $59.8 respectively, were realized on those sales (1999 - $84.0 and $38.7 respectively, 1998 - $47.4 and $45.0 respectively).

      The contractual maturities of fixed-maturity securities at December 31, 2000 are shown below.

AS AT DECEMBER 31, 2000
($ millions)
                                                                     AMORTIZED COST       FAIR VALUE
----------------------------------------------------------------------------------------------------
Fixed-maturity securities, excluding mortgage-backed securities:
     One year or less                                                   $    230           $    228
     Greater than 1; up to 5 years                                         1,134              1,144
     Greater than 5; up to 10 years                                        2,425              2,429
     Due after 10 years                                                    4,742              4,933
Asset - backed securities                                                  1,049              1,063
----------------------------------------------------------------------------------------------------
TOTAL FIXED-MATURITY SECURITIES                                         $  9,580           $  9,797
----------------------------------------------------------------------------------------------------

      Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties. Corporate requirements and investment strategies may result in the sale of investments before maturity.

      b) MORTGAGE LOANS

      Mortgage loans are reported at amortized cost, net of a provision for losses. The impaired mortgage loans and the related allowance for mortgage loan losses were as follows:

AS AT DECEMBER 31
($ millions)                                                 2000        1999
--------------------------------------------------------------------------------
IMPAIRED LOANS                                               $ 80        $ 86
--------------------------------------------------------------------------------
Allowance, January 1                                         $ 57        $106

Deductions                                                     (6)        (49)
--------------------------------------------------------------------------------
ALLOWANCE, DECEMBER 31                                       $ 51        $ 57
--------------------------------------------------------------------------------

      c) INVESTMENT INCOME

      Income by type of investment was as follows:

FOR THE YEARS ENDED DECEMBER 31
($ MILLIONS)                                2000           1999           1998
--------------------------------------------------------------------------------
Fixed-maturity securities                $   727        $   726        $   729

Equity securities                             60             18             16

Mortgage loans                               126            149            156

Investment real estate                        95             71             62

Other investments                            184            195            164
--------------------------------------------------------------------------------
Gross investment income                    1,192          1,159          1,127

Investment expenses                          (57)           (38)           (27)
--------------------------------------------------------------------------------
NET INVESTMENT INCOME                    $ 1,135        $ 1,121        $ 1,100
--------------------------------------------------------------------------------

4.    COMPREHENSIVE INCOME

      a) COMPREHENSIVE INCOME

      Total comprehensive income was as follows:

FOR THE YEARS ENDED DECEMBER 31
($ millions)                                                     2000       1999       1998
-------------------------------------------------------------------------------------------
NET INCOME                                                      $ 248      $ 293      $ 140
-------------------------------------------------------------------------------------------
OTHER COMPREHENSIVE INCOME (LOSS), NET OF INCOME TAX:
  Unrealized holding gains (losses) arising during the year        73         (4)        54
    Foreign currency translation                                   (7)         1         --
    Less:
    Reclassification adjustment for realized gains and losses
       Included in net income                                     (89)        18         33
-------------------------------------------------------------------------------------------
Other comprehensive income (loss)                                 155        (21)        21
-------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                            $ 403      $ 272      $ 161
-------------------------------------------------------------------------------------------

      Other comprehensive income (loss) is reported net of tax (benefit) expense of ($87), $30, and $(11) for 2000, 1999, and 1998, respectively.

      Accumulated other comprehensive income is comprised of the following:

AS AT DECEMBER 31
($ millions)                                                 2000         1999
--------------------------------------------------------------------------------
UNREALIZED GAINS :
     Beginning balance                                      $ 132        $ 154
     Current period change                                    158          (22)
--------------------------------------------------------------------------------
     Ending balance                                         $ 290        $ 132
--------------------------------------------------------------------------------
FOREIGN CURRENCY:
     Beginning balance                                      $  (4)       $  (5)
     Current period change                                     (3)           1
--------------------------------------------------------------------------------
     Ending balance                                         $  (7)       $  (4)
--------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME                      $ 283        $ 128
================================================================================

      b) UNREALIZED GAINS (LOSSES) ON SECURITIES AVAILABLE-FOR-SALE

      Net unrealized gains (losses) on fixed-maturity and equity securities included in other comprehensive income were as follows:

AS AT DECEMBER 31
($ millions)                                                 2000         1999
--------------------------------------------------------------------------------
Gross unrealized gains                                     $  688       $  753

Gross unrealized losses                                      (340)        (439)

DAC and other amounts required to satisfy policyholder         53         (117)
      liabilities

Deferred income taxes                                        (111)         (65)
--------------------------------------------------------------------------------
NET UNREALIZED GAINS ON SECURITIES AVAILABLE-FOR-SALE      $  290       $   32
--------------------------------------------------------------------------------

5.    DEFERRED ACQUISITION COSTS

      The components of the change in DAC were as follows:

FOR THE YEARS ENDED DECEMBER 31
($ millions)                                               2000           1999
--------------------------------------------------------------------------------
Balance, January 1                                      $ 1,631        $ 1,078
Capitalization                                              590            463
Accretion of interest                                        92             82
Amortization                                               (272)          (122)
Effect of net unrealized gains on securities                 25            130
       available-for-sale
Currency Translation                                         --             --
--------------------------------------------------------------------------------
BALANCE, DECEMBER 31                                    $ 2,066        $ 1,631
================================================================================

6.    INCOME TAXES

      The components of income tax expense (benefit) were as follows:

FOR THE YEARS ENDED DECEMBER 31
($ millions)                                          2000      1999       1998
--------------------------------------------------------------------------------
Current expense (benefit)                           $   56    $  (17)    $   75

Deferred expense (benefit)                              34       194          7
--------------------------------------------------------------------------------
TOTAL EXPENSE                                       $   90    $  177     $   82
================================================================================

      Income before federal income taxes differs from taxable income principally due to tax-exempt investment income, dividends received tax deductions, differences in the treatment of policy acquisition costs, and differences in reserves for policy and contract liabilities for tax and financial reporting purposes.

      Included in the current benefit for 2000 is a $28.9 one time reduction of tax expense for periods prior to 2000. This resulted from a new IRS technical memorandum clarifying the treatment of dividends received deduction for Separate Accounts. The tax benefit pertaining to 2000 earnings is $9.1.

      The Company's deferred income tax asset (liability), which results from tax effecting the differences between financial statement values and tax values of assets and liabilities at each balance sheet date, relates to the following:

FOR THE YEARS ENDED DECEMBER 31
($ millions)                                                   2000       1999       1999
-----------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:

     Differences in computing policy reserves                $  630     $  635     $  850

     Investments                                                 --         --         85

     Policyholder dividends payable                              11          9         11

     Net capital loss                                             6         --         --

     Net operating loss                                          41         --         --

     Other deferred tax assets                                   19         --         10
-----------------------------------------------------------------------------------------
Deferred tax assets                                          $  707     $  644     $  956
-----------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:

     Deferred acquisition costs                              $  340     $  244     $  103

     Unrealized gains on securities available-for-sale          140        189        387

     Premiums receivable                                         13         14         19

     Investments                                                 47         14         --

     Other deferred tax liabilities                              42         32         72
-----------------------------------------------------------------------------------------
Deferred tax liabilities                                     $  582     $  493     $  581
-----------------------------------------------------------------------------------------
NET DEFERRED TAX ASSETS                                      $  125     $  151     $  375
-----------------------------------------------------------------------------------------

      The Company files a consolidated federal income tax return. ManUSA and its subsidiaries file separate state income tax returns. The method of allocation among the companies is subject to a written tax sharing agreement under which the tax liability is allocated to each member on a pro rata basis based on the relationship that the member's tax liability (computed on a separate return basis) bears to the tax liability of the consolidated group. The tax charge to each of the respective companies will not be more than that company would have paid on a separate return basis. Settlements of taxes are made through an increase or reduction to the payable to parent, subsidiaries and affiliates, which is settled periodically.

      At December 31, 2000, the Company has operating loss carry forwards of $116 that will begin to expire in 2014, and capital loss carry forwards of $18 that are available for carry back.

7.    NOTE PAYABLE

      On December 29, 1997, the Company issued a surplus debenture for $200,000 plus interest at 7.93% per annum to Manufacturers Investment Corporation ("MIC"), an indirect parent company. The surplus debenture matures on February 1, 2022. Except in the event of insolvency or winding-up of the Company, the instrument may not be redeemed by the Company during the period of five years from date of issue without the approval of the Office of the Superintendent of Financial Institutions of Canada. Interest accrued and expensed was $16 for each of 2000, 1999, and 1998. Interest paid was $9, $16, and $9 for 2000, 1999, and 1998, respectively.

8.    CAPITAL AND SURPLUS

      Capital Stock is comprised of the following:

AS AT DECEMBER 31
($ millions)                                                     2000      1999
--------------------------------------------------------------------------------
AUTHORIZED:
   50,000,000 Preferred shares, Par value $1.00                     -         -
   50,000,000 Common shares, Par value $1.00
--------------------------------------------------------------------------------
ISSUED AND OUTSTANDING:
   100,000 Preferred shares
   4,711,772 Common shares (4,544,504 in 1999)                      5         5
================================================================================

      Pursuant to an agreement dated December 31, 2000, ManUSA purchased from MRL-LLC all of MRL-LLC's 21.6% interest in Manulife Wood Logan Holdings. In exchange, ManUSA transferred 167,268 of its common shares to MRL-LLC and forgave a promissory note owed by MRL-LLC amounting to $52 plus accrued interest. The result was a $22 addition to the Company's contributed surplus. The agreement permits the use of estimates in determining the value of the shares exchanged until, at a mutually agreed upon date, a final valuation of the respective companies is performed. As a result of the valuation, there may be a future adjustment to the number of shares transferred.

      ManUSA and its life insurance subsidiaries are subject to statutory limitations on the payment of dividends. Dividend payments in excess of prescribed limits cannot be paid without the prior approval of U.S. insurance regulatory authorities.

      Net (loss) income and capital and surplus, as determined in accordance with statutory accounting principles for ManUSA and its life insurance subsidiaries were as follows:

FOR THE YEARS ENDED DECEMBER 31
($ millions)                                                      2000         1999         1998
------------------------------------------------------------------------------------------------
THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A):
   Net income                                                  $   200      $   132      $    87
   Net capital and surplus                                       1,384        1,560        1,305
THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA:
   Net (loss) income                                           $   (59)     $    (3)     $    28
   Net capital and surplus                                         152          171          158
THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA:
   Net (loss) income                                           $   (19)     $     6      $   (24)
   Net capital and surplus                                         120          137          122
THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK:
   Net (loss) income                                                (3)           1           (6)
   Net capital and surplus                                          61           64           63
------------------------------------------------------------------------------------------------

      The National Association of Insurance Commissioners has revised the Accounting Practices and Procedure Manual in a process referred to as Codification effective for January 1, 2001. The revised manual has changed, to some extent, prescribed statutory accounting practices and will result in changes to the accounting practices that ManUSA and its life insurance subsidiaries use in preparing their statutory-basis financial statements. The cumulative effect of such changes will be reported as an adjustment to statutory-basis capital and surplus as of January 1, 2001. The effect of adopting these changes has not resulted in a significant reduction in the statutory-basis capital and surplus of ManUSA nor of its life insurance subsidiaries.

      As a result of the demutualization of Manufacturers Life, there are regulatory restrictions on the amounts of profit that can be transferred to shareholders. These restrictions generally take the form of a fixed percentage of the policyholder dividends. The transfers are governed by the terms of Manufacturers Life's Plan of Demutualization.

9.    EMPLOYEE BENEFITS

      a) EMPLOYEE RETIREMENT PLAN

      The Company sponsors a non-contributory pension plan, the Cash Balance Plan ("the Plan"), which provides pension benefits based on length of service and final average earnings. Pension benefits are provided to those participants after three years of vesting service, and the normal retirement benefit is actuarially equivalent to the cash balance account at normal retirement date. The normal form of payment under the Plan is a life annuity, with various optional forms available. Vested benefits are fully funded; current pension costs are funded as they accrue.

      Actuarial valuation of accumulated plan benefits are based on projected salaries and best estimates of investment yields on plan assets, mortality of participants, employee termination and ages at retirement. Pension costs that relate to current service are charged to earnings in the current period. Experience gains and losses are amortized to income over the estimated average remaining service lives of the participants. No pension expense was recognized in 2000, 1999, or 1998 because the plan was subject to the full funding limitation under the Internal Revenue Code.

      At December 31, 2000, the projected benefit obligation of the plan based on an assumed interest rate of 7.25% was $52. The fair value of plan assets is $81.

      The Company also sponsors an unfunded supplemental cash balance plan ("the Supplemental Plan") for its executives. This non-qualified plan provides defined pension benefits in excess of limits imposed by the law to those retiring after age 50 with 10 or more years of vesting service. This plan covers the Company employees and selected executives. Pension benefits are provided to those who terminate after 5 years of vesting service, and the pension benefit is a final average benefit based on the executive's highest 5-year average earnings. Compensation is not limited, and benefits are not restricted by the Internal Revenue Code Section 415. Contribution credits vary by service, and interest credits are a function of the 1-year U.S. Treasury Bond rate plus 0.50%, but no less than 5.25% per year. These annual contribution credits are made in respect of the participant's compensation that is in excess of the limit in Internal Revenue Code
      Section 401(a)(17). In addition, a one-time contribution may be made for a participant if it is determined at the time of their termination of employment that the participant's pension benefit under the Plan is limited by Internal Revenue Code Section 415. Together, these contributions serve to restore to the participant the benefit that he / she would have been entitled to under the Plan's benefit formula but for the limitation in Internal Revenue Code Sections 401(a)(17) and 415.

      Benefits under the Supplemental Plan are provided to participants after three years. The default form of payment under this plan is a lump sum although participants may elect to receive payment in the form of an annuity provided that such election is made within the time period prescribed in the plan. If an annuity form of payment is elected, the amount payable is equal to the actuarial equivalent of the participant's balance under the Supplemental Plan, using the factors and assumptions for determining immediate annuity amounts applicable to the participant under the Plan.

      At December 31, 2000, the projected benefit obligation to the participants of the Supplemental Plan was $22. This is based on an assumed interest rate of 7.25%.

      Prior to July 1, 1998, the Company also participated in an unfunded Supplemental Executive Retirement Plan ("Manulife SERP") sponsored by Manufacturers Life for executives. This was a non qualified plan that provided defined pension benefits in excess of limits imposed by the law to those retiring after age 50 with 10 or more years of vesting service. The Manulife SERP covered the Company's employees and selected executives of MNA. Pension benefits were provided to those who terminate after 5 years of vesting service, and the pension benefit is a final average benefit based on the executive's highest 5-year average earnings. Compensation is not limited, and benefits are not restricted by the Internal Revenue Code Section 415.

      b) 401(K) PLAN

      The Company sponsors a defined contribution 401(k) Savings Plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Company contributed $1 for each of 2000, 1999, and 1998.

      c) DEFERRED COMPENSATION PLAN

      The Company has deferred compensation incentive plans open to all branch managers and qualified agents. There are no stock option plans involving stock of ManUSA.

      d) POSTRETIREMENT BENEFIT PLAN

      In addition to the retirement plans, the Company sponsors a postretirement benefit plan, which provides retiree medical and life insurance benefits to those who have attained age 55 with 10 or more years of service. The plan provides the medical coverage for retirees and spouses under age 65. Medicare provides primary coverage and the plan provides secondary coverage. There is no contribution for post-age 65 coverage and no contributions are required for retirees for life insurance coverage. The plan is unfunded.

      The Company accounts for its retiree benefit plan using the accrual method.

      The postretirement benefit cost for the year ended December 31, 2000 was $2. This amount includes the expected cost of postretirement benefits for newly eligible employees and for vested employees, interest cost, and gains and losses arising from differences between actuarial assumptions and actual experience.

      e) FINANCIAL INFORMATION REGARDING THE EMPLOYEE RETIREMENT PLAN AND THE POSTRETIREMENT BENEFIT PLAN

      Information applicable to the Employee Retirement Plan and the Postretirement Benefit Plan, determined in accordance with GAAP as estimated by a consulting actuary for the December 31 year end of the respective plans, is as follows:

                                                   EMPLOYEE                 POSTRETIREMENT
                                                  RETIREMENT                   BENEFIT
                                                     PLAN                       PLAN
AS OF DECEMBER 31                           ---------------------------------------------------
(in thousands)                                 2000          1999          2000          1999
-----------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year     $(68,410)     $(67,253)     $(16,966)     $(19,893)
Service cost                                  (2,202)       (2,288)         (482)         (613)
Interest cost                                 (5,044)       (4,575)       (1,150)       (1,082)
Amendments                                    (1,011)           --            --            --
Actuarial gain (loss)                         (2,629)         (854)           60         3,903
Benefits paid                                  5,497         6,560           658           719
-----------------------------------------------------------------------------------------------
Benefits obligation at end of year          $(73,799)     $(68,410)     $(17,880)     $(16,966)
-----------------------------------------------------------------------------------------------

                                                             EMPLOYEE                 POSTRETIREMENT
                                                            RETIREMENT                   BENEFIT
                                                               PLAN                        PLAN
AS OF DECEMBER 31                                     ---------------------------------------------------
(in $thousands)                                           2000          1999          2000          1999
---------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year        $ 86,777      $ 84,686      $     --      $     --
Actual return on plan assets                            (1,618)        7,428            --            --
Employer contribution                                    1,320         1,223           658           719
Benefits paid                                           (5,497)       (6,560)         (658)         (719)
---------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year              $ 80,982      $ 86,777      $     --      $     --
---------------------------------------------------------------------------------------------------------
Funded status                                         $  7,183      $ 18,367      $(17,880)     $(16,966)
Unrecognized transition obligation (asset)              (8,455)      (10,778)           --            --
Unrecognized actuarial loss (gain)                      15,580         4,303       (14,695)      (15,621)
Unrecognized prior service cost                          3,187         2,437            --            --
---------------------------------------------------------------------------------------------------------
Net amount recognized                                 $ 17,495      $ 14,329      $(32,575)     $(32,587)
---------------------------------------------------------------------------------------------------------
Amounts recognized in statement of financial
   position of the Company consist of:
   Prepaid benefit cost                               $ 34,082      $ 29,934      $     --      $     --
   Accrued benefit liability                           (21,130)      (20,741)      (32,575)      (32,587)
   Intangible asset                                        928         1,172            --            --
   Accumulated other comprehensive income                3,615         3,964            --            --
---------------------------------------------------------------------------------------------------------
Net amount recognized                                 $ 17,495      $ 14,329      $(32,575)     $(32,587)
---------------------------------------------------------------------------------------------------------
Other comprehensive income attributable to change     $   (349)           --            --            --
in additional minimum liability recognition
---------------------------------------------------------------------------------------------------------

* Amount is net of retiree contributions.

      e) FINANCIAL INFORMATION REGARDING THE EMPLOYEE RETIREMENT PLAN AND THE POSTRETIREMENT BENEFIT PLAN (CONTINUED)

                                          EMPLOYEE             POSTRETIREMENT
                                         RETIREMENT               BENEFIT
                                            PLAN                   PLAN
                                      -----------------------------------------
AS OF DECEMBER 31                      2000        1999        2000        1999
--------------------------------------------------------------------------------
WEIGHTED AVERAGE ASSUMPTIONS
Discount rate                         7.25%       7.50%       7.25%       7.50%
Expected return on plan assets        8.50%       8.50%        n/a         n/a
Rate of compensation increase         5.00%       5.00%       5.00%       5.00%

      On December 31, 2000, the accrued postretirement benefit cost was $18. The postretirement benefit obligation for eligible active employees was $2. The amount of the postretirement benefit obligation for ineligible active employees was $4. For measurement purposes as of December 31, 2000, an 8 % and 10 % annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001 for pre-65 and post-65 coverages, respectively. These rates were assumed to decrease gradually to 5 % in 2006 and 2010, respectively, and remain at those levels thereafter.

                                                                   EMPLOYEE               POSTRETIREMENT
AS OF DECEMBER 31                                                 RETIREMENT                 BENEFIT
(IN THOUSANDS)                                                       PLAN                      PLAN
                                                             -----------------------------------------------
                                                                 2000         1999         2000         1999
------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST FOR PLAN SPONSOR
Service cost                                                 $  2,202     $  2,288     $    483     $    613
Interest cost                                                   5,044        4,575        1,150        1,082
Expected return on plan assets                                 (7,181)      (7,088)          --           --
Amortization of net transition obligation                      (2,323)      (2,323)          --           --
Amortization of prior service cost                                262          221
Recognized actuarial loss (gain)                                  150          343         (986)        (892)
------------------------------------------------------------------------------------------------------------
Net periodic (benefit) cost                                  $ (1,846)    $ (1,984)    $    647     $    803
------------------------------------------------------------------------------------------------------------

      The projected benefit obligation in excess of plan assets, the accumulated benefit obligation in excess of plan assets, and the fair value of plan assets for the Supplemental Plan were $22, $21, and $0 respectively, as of December 31, 2000 and $21, $22, and $0 respectively, as of December 31, 1999.

      The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage-point change in assumed health care cost trend rates would have the following effects on 2000 values:

                                                            100 BASIS-POINT     100 BASIS-POINT
(in thousands)                                                 INCREASE            DECREASE
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
Effect on total of service and interest cost components         $   275             $  (214)
Effect on postretirement benefit obligation                     $ 2,521             $(2,036)
-----------------------------------------------------------------------------------------------

10.   DERIVATIVE FINANCIAL INSTRUMENTS

      The Company uses a variety of off-balance sheet financial instruments as part of its efforts to manage exposures to foreign currency, interest rate and other market risks arising from its on-balance sheet financial instruments. Those instruments include interest rate exchange agreements and foreign currency forward contracts. The contract or notional amounts of those instruments reflect the extent of involvement in the various types of financial instruments.

      The Company's exposure to credit risk is the risk of loss from a counterparty failing to perform according to the terms of the contract. That exposure includes settlement risk (i.e., the risk that the counterparty defaults after the Company has delivered funds or securities under terms of the contract) that would result in an accounting loss and replacement cost risk (i.e. the cost to replace the contract at current market rates should the counterparty default prior to the settlement date). To limit exposure associated with counterparty nonperformance on interest rate exchange agreements, the Company enters into master netting agreements with its counterparties.

      INTEREST RATE EXCHANGE AGREEMENTS (SWAPS AND FLOORS)

      The Company enters into interest rate exchange agreements to reduce and manage interest rate risk associated with individual assets and liabilities, and its overall aggregate portfolio. These interest rate exchange agreements consist primarily of interest rate swap agreements and interest rate floors. The amounts to be received or paid pursuant to these agreements are accrued and recognized in the accompanying statements of operations through an adjustment to investment income, as appropriate, over the lives of the agreements. Gains or losses realized on closed or terminated agreements accounted for as hedges are deferred and amortized to investment income on a straight-line basis over the shorter of the lives of the agreements or the expected remaining lives of the underlying assets or liabilities.

      FOREIGN CURRENCY FORWARDS

      The Company uses foreign currency forward contracts to hedge some of the foreign exchange risk resulting from the fact that it generates revenue and holds assets in U.S. dollars, but incurs a significant portion of its maintenance expense in Canadian dollars. A foreign currency forward contract obligates the Company to deliver a specified amount of currency on a future date at a specified exchange rate. The value of the foreign exchange forward contracts at any given point fluctuates according to the underlying level of exchange rate and interest rate differentials.

      Outstanding derivatives with off-balance sheet risks are as follows:

                                               NOTIONAL OR
AS AT DECEMBER 31                            CONTRACT AMOUNTS       CARRYING VALUE        FAIR VALUE
($ millions)                                 2000        1999       2000      1999      2000      1999
--------------------------------------------------------------------------------------------------------
Interest rate & currency swaps & floors     $1,008      $  869     $    5    $   (2)   $    5    $   (2)

Interest rate option written                    22          22         --        --        --        --

Equity Contracts                                68          --         (1)       --        (1)       --

Currency forwards                            1,125         973          5        32         5        32
--------------------------------------------------------------------------------------------------------
TOTAL DERIVATIVES                           $2,223      $1,864     $    9    $   30    $    9    $   30
========================================================================================================

      Fair value of off-balance sheet derivative financial instruments reflect the estimated amounts that the Company would receive or pay to terminate the contract at the balance sheet date, including the current unrealized gains (losses) on the instruments. Fair values of the agreements were based on estimates obtained from the individual counterparties.

11.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying values and the estimated fair values of the Company's financial instruments at December 31, 2000 were as follows:

($ millions)                                    CARRYING VALUE      FAIR VALUE
--------------------------------------------------------------------------------
ASSETS:
   Fixed-maturity and equity securities            $ 10,649          $ 10,649
   Mortgage loans                                     1,539             1,626
   Policy loans                                       1,998             1,998
   Derivative financial instruments                       9                 9
   Separate account assets                           29,681            29,681
LIABILITIES:
   Insurance investment contracts                  $  1,550          $  1,517
   Separate account liabilities                      29,681            29,681
--------------------------------------------------------------------------------

      The following methods and assumptions were used to estimate the fair values of the above financial instruments:

      FIXED-MATURITY AND EQUITY SECURITIES: Fair values of fixed-maturity and equity securities were based on quoted market prices, where available. Where no quoted market price was available, fair values were estimated using values obtained from independent pricing services or, in the case of private placements, by discounting expected future cash flows using a current market rate applicable to yield, credit quality, and average life of the investments.

      MORTGAGE LOANS: Fair value of mortgage loans was estimated using discounted cash flows and took into account the contractual maturities and discount rates which were based on current market rates for similar maturity ranges and adjusted for risk due to the property type.

      POLICY LOANS: Carrying values approximate fair values.

      DERIVATIVE FINANCIAL INSTRUMENTS: Fair values of derivative financial instruments were based on estimates obtained from the individual counterparties.

      INSURANCE INVESTMENT CONTRACTS: Fair value of insurance investment contracts which do not subject the Company to significant mortality or morbidity risks was estimated using cash flows discounted at market rates.

      SEPARATE ACCOUNT ASSETS AND LIABILITIES: The carrying amounts in the balance sheet for separate account assets and liabilities approximate their fair value.

12.   RELATED PARTY TRANSACTIONS

      The Company has formal service agreements with ManUSA's indirect parent, Manufacturers Life, which can be terminated by either party upon two months' notice. Under the various agreements, the Company will pay direct operating expenses incurred by Manulife Financial on behalf of the Company. Services provided under the agreements include legal, actuarial, investment, data processing, accounting and certain other administrative services. Costs incurred under the agreements were $243, $194, and $171 in 2000, 1999, and 1998, respectively.

      Manulife Financial provides a claims paying guarantee to most U.S. policyholders.

      On September 23, 1997, the Company entered into a reinsurance agreement with Manulife Reinsurance Limited ("MRL"), an affiliated life insurance company domiciled in Bermuda, to reinsure a closed block of participating life insurance business. As there was an insufficient transfer of mortality risk between the Company and MRL, the agreement was classified as financial reinsurance and given deposit-type accounting treatment. Title to the assets supporting this block of business was transferred to MRL under the terms of the agreement. Included in amounts due from affiliates is $568 (1999 - $562) representing the receivable from MRL for the transferred assets.

      The Company loaned $20 to MRL pursuant to a promissory note dated September 29, 2000. The loan is due on September 29, 2005 with interest calculated at 7.30% per annum, payable quarterly starting December 15, 2000.

      Pursuant to a promissory note dated June 12, 2000, the Company loaned $7 to MRL. Principal and accrued interest are payable on June 12, 2003. Interest on the loan calculated at 7.65% is payable semi-annually starting August 1, 2000.

      Pursuant to a promissory note and a credit agreement dated December 19, 2000, the Company received a loan of $250 ($375 Canadian) from an affiliate, Manulife Hungary Holdings KFT. The maturity date with respect to any advances is set at 365 days after the date of the advancement. Interest on the loan is calculated at the fluctuating rate to be equivalent to LIBOR plus 25 basis points and is payable quarterly starting March 28, 2001.

13.   REINSURANCE

      In the normal course of business, the Company assumes and cedes reinsurance as a party to several reinsurance treaties with major unrelated insurance companies. The Company remains liable for amounts ceded in the event that reinsurers do not meet their obligations.

      The effects of reinsurance on premiums with unrelated insurance companies were as follows:

FOR THE YEARS ENDED DECEMBER 31                    2000       1999       1998
($ millions)
--------------------------------------------------------------------------------
Direct premiums                                   $  963     $  976     $  908

Reinsurance assumed                                   14         12         --

Reinsurance ceded                                   (163)      (107)       (60)
--------------------------------------------------------------------------------
TOTAL PREMIUMS                                    $  814     $  881     $  848
--------------------------------------------------------------------------------

      Reinsurance recoveries on ceded reinsurance contracts were $186.9, $32.9, and $41.2 during 2000, 1999, and 1998, respectively.

14.   CONTINGENCIES

      In 1999, the Company settled a class action lawsuit related to policies sold on a "vanishing premium" basis. As a result of the settlement, the Company has agreed to pay special enhancements for certain policies beginning on or after July 1, 1999. The present value of these payments has an expected value of $150. In addition, the Company will pay $50 to policyholders as part of a claims resolution process and has agreed, subject to certain conditions, to not reduce dividends for a period of 3 years and to maintain the program of voluntary enhancements that was previously implemented. The voluntary enhancements have an expected present value of $300. Management believes that these provisions are also adequate to address the remaining class actions and individual actions, including actions that may result from policyholders who have opted out of class settlement. However, there can be no assurance that these legal proceedings or any further litigation relating to life insurance pricing and sales practices will not have a material adverse effect on the Company's business, financial conditions or results of operation.

      The Company has provided for the estimated costs of settlement in these consolidated financial statements based on the terms of the settlement.

      The Company is subject to legal actions arising in the ordinary course of business. These legal actions are not expected to have a material adverse effect on the consolidated financial position of the Company.

                    THE MANUFACTURERS LIFE INSURANCE COMPANY
                                    (U.S.A.)




                  CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                  NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000




   PREPARED IN CONFORMITY WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE
                                  UNITED STATES

================================================================================

                            [MANULIFE FINANCIAL LOGO]

THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
CONSOLIDATED BALANCE SHEETS

                                                                               AS AT               AS AT
                                                                        SEPTEMBER 30         DECEMBER 31
ASSETS  ($ millions)                                                            2001                2000
--------------------------------------------------------------------------------------------------------
                                                                          (UNAUDITED)
INVESTMENTS
   Securities available-for-sale, at fair value
       Fixed-maturity (amortized cost:  2001 $9,568 ; 2000 $9,580)      $     10,085       $      9,797
       Equity (cost:  2001 $ 956 ; 2000 $707)                                    833                852
   Mortgage loans                                                              1,629              1,539
   Real estate                                                                   964                986
   Policy loans                                                                2,171              1,998
   Short-term investments                                                        863                715
--------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                       $     16,545       $     15,887
--------------------------------------------------------------------------------------------------------

Cash and cash equivalents                                               $         26       $        164
Deferred acquisition costs                                                     2,224              2,066
Deferred income taxes                                                            144                125
Due from affiliates                                                              276                261
Amounts recoverable from reinsurers                                              821                572
Other assets                                                                     583                677
Separate account assets                                                       26,228             29,681
--------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                            $     46,847       $     49,433
========================================================================================================

LIABILITIES, CAPITAL AND SURPLUS  ($ millions)
--------------------------------------------------------------------------------------------------------
LIABILITIES:
   Policyholder liabilities and accruals                                $     17,331       $     16,240
   Note payable                                                                  200                200
   Other liabilities                                                             650                764
   Separate account liabilities                                               26,228             29,681
--------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                       $     44,409       $     46,885
--------------------------------------------------------------------------------------------------------

CAPITAL AND SURPLUS:
   Capital stock                                                        $          5       $          5
   Retained earnings                                                           2,345              2,260
   Accumulated other comprehensive income                                         88                283
--------------------------------------------------------------------------------------------------------
TOTAL CAPITAL AND SURPLUS                                               $      2,438       $      2,548
--------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES, CAPITAL AND SURPLUS                                  $     46,847       $     49,433
========================================================================================================

See accompanying notes.

THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
Consolidated Statements of (Loss) Income (UNAUDITED)

                                                        THREE MONTHS ENDED      NINE MONTHS ENDED
                                                           SEPTEMBER 30            SEPTEMBER 30

($ millions)                                              2001        2000        2001        2000
--------------------------------------------------------------------------------------------------
REVENUE:
     Premiums                                           $  203      $  196      $  594      $  613
     Fee income                                            222         244         678         702
     Net investment income                                 283         287         835         846
     Realized investment gains (losses)                     22         (24)        109         129
     Other                                                   1           2           3          --
--------------------------------------------------------------------------------------------------
TOTAL REVENUE                                           $  731      $  705      $2,219      $2,290
--------------------------------------------------------------------------------------------------

BENEFITS AND EXPENSES:
     Policyholder benefits and claims                   $  443      $  393      $1,191      $1,249
     Operating expenses and commissions                    135         148         427         446
     Amortization of deferred acquisition costs             89          52         204          97
     Interest expense                                        7           4          23          13
     Policyholder dividends                                 91          87         258         251
     Minority interest expense                              --          13          --          19
--------------------------------------------------------------------------------------------------
TOTAL BENEFITS AND EXPENSES                             $  765      $  697      $2,103      $2,075

--------------------------------------------------------------------------------------------------
(LOSS) INCOME BEFORE INCOME TAX (RECOVERY) EXPENSE      $  (34)     $    8      $  116      $  215
--------------------------------------------------------------------------------------------------
INCOME TAX (RECOVERY) EXPENSE                           $  (14)     $  (27)     $   31      $   46

--------------------------------------------------------------------------------------------------
NET (LOSS) INCOME                                       $  (20)     $   35      $   85      $  169
--------------------------------------------------------------------------------------------------

See accompanying notes.

THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS (UNAUDITED)

                                                         ACCUMULATED
                                                            OTHER
                                 CAPITAL    RETAINED    COMPREHENSIVE    TOTAL CAPITAL
($millions)                       STOCK     EARNINGS       INCOME         AND SURPLUS
--------------------------------------------------------------------------------------
Balance at December 31, 2000      $   5     $  2,260       $  283           $ 2,548
Comprehensive income                 --           85         (195)             (110)
--------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 2001       $   5     $  2,345       $   88           $ 2,438
======================================================================================

See accompanying notes.

THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

CONSOLIDATED STATEMENTS OF CASH FLOWS  (UNAUDITED)

                                                                                                   NINE MONTHS ENDED
                                                                                                      SEPTEMBER 30
($ millions)                                                                                         2001          2000
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                                       $     85      $    169
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
     Additions to policyholder liabilities and accruals                                               306           237
     Deferred acquisition costs                                                                      (390)         (446)
     Amortization of deferred acquisition costs                                                       204            97
     Amounts recoverable from reinsurers                                                               (6)           72
     Realized investment gains                                                                       (109)         (129)
     Decreases (additions) to deferred income taxes                                                    40           (25)
     Amounts due from affiliates                                                                       34           367
     Other assets and liabilities, net                                                               (173)         (295)
     Other, net                                                                                        87            50
------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                                              $     78      $     97
------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Fixed-maturity securities sold, matured or repaid                                                $  7,511      $  4,355
Fixed-maturity securities purchased                                                                (7,454)       (4,682)
Equity securities sold                                                                                180           692
Equity securities purchased                                                                          (419)         (458)
Mortgage loans advanced                                                                              (212)         (104)
Mortgage loans repaid                                                                                 124           218
Real estate sold                                                                                       42            50
Real estate purchased                                                                                 (20)          (46)
Policy loans advanced, net                                                                           (173)         (108)
Short-term investments                                                                               (147)          (77)
Other investments, net                                                                                (18)          218
------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                                              $   (586)     $     58
------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Deposits and interest credited to policyholder account balances                                  $  1,401      $    910
Withdrawals from policyholder account balances                                                     (1,064)       (1,175)
Net reinsurance recoverable                                                                            33            71
------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                              $    370      $   (194)
------------------------------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents during the period                                          $   (138)     $    (39)
Cash and cash equivalents at beginning of year                                                        164           131
------------------------------------------------------------------------------------------------------------------------
BALANCE, END OF PERIOD                                                                           $     26      $     92
========================================================================================================================

See accompanying notes.

                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001
                            (IN MILLIONS OF DOLLARS)
                                   (UNAUDITED)


1.    ORGANIZATION

      The Manufacturers Life Insurance Company (U.S.A.) ("ManUSA") is an indirectly wholly-owned subsidiary of Manulife Financial Corporation, a Canadian-based publicly traded company. Manulife Financial Corporation and its subsidiaries are collectively known as "Manulife Financial". ManUSA and its subsidiaries, collectively known as the "Company", operate in the life insurance industry, offering a broad range of insurance related products. These products are offered both on an individual and group basis and are marketed primarily in the United States.

      In December of 2000 through an issue of shares, the Company acquired the remaining 21.6% minority interest in Manulife-Wood Logan Holding Co. Inc, a subsidiary of the Company, from MRL Holding, LLC ("MRL-LLC"), an affiliated company. As this was a related party transaction, the purchase was accounted for at MRL-LLC's carrying value and no goodwill was generated.

2.    SIGNIFICANT ACCOUNTING POLICIES

      a) BASIS OF PRESENTATION

      The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), except that they do not contain complete notes. However, in the opinion of management, these statements include all normal recurring adjustments necessary for a fair presentation of the results. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2001.

      Certain prior year amounts have been reclassified to conform to the current year presentation.

      b) RECENT ACCOUNTING STANDARDS

      In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires the purchase method of accounting to be used for all future business combinations. SFAS No. 142 eliminates the practice of amortizing goodwill through periodic charges to earnings and establishes a new methodology for recognizing and measuring goodwill and other intangible assets. Under this new accounting standard, the Company will cease goodwill amortization on January 1, 2002. Goodwill amortization for full year 2001 is not expected to be material and would have been approximately the same amount in 2002 under accounting standards currently in effect. The Company is currently considering the other provisions of the new standard. The impact of adopting these two standards on the Company's financial statements is not expected to be material.

3.    DERIVATIVE FINANCIAL INSTRUMENTS

      Effective January 1, 2001 with the adoption of the Financial Accounting Standards Board Statement No. 133 - "Accounting for Derivative Instrument and Hedging Activities", and Statement No. 138 "Accounting for Certain Derivatives and Certain Hedging Activities", all derivative instruments are reported on the Consolidated Balance Sheets at their fair value, with changes in fair value recorded in income or equity, depending on the use of the derivative instrument. Changes in the fair value of derivatives that are not designated as hedges are recognized in current period earnings.

      The Company has entered into a reinsurance agreement with an unaffiliated reinsurer to reinsure the risk associated with the "Guaranteed Retirement Income Program", a rider offered on one of the variable annuity products sold. This rider is designed to protect the policyholder against adverse investment market movements. As a result, there is an embedded derivative within this agreement that has an estimated fair market value of $276 as at September 30, 2001, and is reflected in the Consolidated Balance Sheets as part of "Amounts recoverable from reinsurers". The related $276 estimated fair value of the obligation to the policyholder has been reflected in the Consolidated Balance Sheets as part of "Policyholder liabilities and accruals". There was no cumulative effect on surplus in the consolidated financial statements of the Company upon the adoption of these accounting statements.

4.    COMPREHENSIVE INCOME

      Total comprehensive income was as follows:

                                                    THREE MONTHS ENDED      NINE MONTHS ENDED
                                                       SEPTEMBER 30           SEPTEMBER 30

COMPREHENSIVE INCOME (LOSS):
($ millions)                                          2001        2000       2001        2000
----------------------------------------------------------------------------------------------
NET (LOSS) INCOME                                   $  (20)     $   35     $   85      $  169
----------------------------------------------------------------------------------------------
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized holding gains (losses) arising
during the period                                        5         (38)       (111)       (32)
Foreign currency translation                           (16)         --         (29)        (5)
Less:
Reclassification adjustment for realized
gains (losses) included in net (loss) income            (1)        (43)        55          75
----------------------------------------------------------------------------------------------
Other comprehensive income (loss)                      (10)          5       (195)       (112)
----------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME (LOSS)                         $  (30)     $   40     $ (110)     $   57
==============================================================================================

      Other comprehensive loss is reported net of taxes payable (recoverable) of $3 and $3 for the three months and ($89) and ($58) for the nine months ended September 30, 2001 and 2000, respectively.

      Accumulated other comprehensive income is comprised of the following:

                                                    AS AT               AS AT
($ millions)                                 SEPTEMBER 30, 2001   DECEMBER 31, 2000
-----------------------------------------------------------------------------------
UNREALIZED GAINS :
     Beginning balance                             $  290              $  132
     Current period change                           (166)                158
-----------------------------------------------------------------------------------
     Ending balance                                $  124              $  290
-----------------------------------------------------------------------------------
FOREIGN CURRENCY:
     Beginning balance                             $   (7)             $   (4)
     Current period change                            (29)                 (3)
-----------------------------------------------------------------------------------
     Ending balance                                $  (36)             $   (7)
-----------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME             $   88              $  283
===================================================================================

5.    CONTINGENCIES

      The Company has provided for the estimated costs of settlement in these consolidated financial statements based on the terms of the settlement.

      The Company and its subsidiaries are subject to legal actions arising in the ordinary course of business. These legal actions are not expected to have a material adverse effect on the consolidated financial position of the Company.

6.    CODIFICATION

      In March 1998, the National Association of Insurance Commissioners adopted codified statutory accounting principles ("Codification") effective January 1, 2001. Codification changes prescribed statutory accounting practices and results in changes to the accounting practices that the Company's life insurance subsidiaries use to prepare their statutory-basis financial statements. The states of domicile of these subsidiaries adopted Codification as the prescribed basis of accounting on which insurers must report their statutory-basis results. The cumulative effect of changes in accounting principles adopted to conform to the requirements of Codification was reported as an increase to surplus in the statutory-basis financial statement of the respective life insurance subsidiaries. In total, statutory-basis surplus of the life insurance entities within the Company increased by $182.

7.    SUBSEQUENT EVENT

      Subject to the approval of state and federal regulators and effective for January 1, 2002, it is the intention of management to merge all of the operations of The Manufacturers Reinsurance Corporation (U.S.A.) ("MRC"), the direct parent company of ManUSA, into the operations of ManUSA beginning on that date. As a result, products currently sold and administered under the name of MRC will be offered and administered under the name of ManUSA.

                                     PART C

                               OTHER INFORMATION

Guide to Name Changes and Successions:

The following name changes took place October 1, 1997:

           Old Name                                   New Name

NASL Variable Account                The Manufacturers Life Insurance Company of
                                     North America Separate Account A

North American Security Life         The Manufacturers Life Insurance Company of
Insurance Company                    North America

The following name changes took place November 1, 1997:

           Old Name                                   New Name

NAWL Holding Co., Inc.               Manulife-Wood Logan Holding Co., Inc.

The following name changes took place September 24, 1999:

           Old Name                                   New Name

Wood Logan Associates, Inc.          Manulife Wood Logan, Inc.

On September 30, 1997, Manufacturers Securities Services, LLC succeeded to the business of NASL Financial Services, Inc.


The following changes became effective on January 1, 2002:



         The Manufacturers Life Insurance Company of North America ("Manulife North America") merged into The Manufacturers Life Insurance Company (U.S.A.) with the latter becoming the owner of all of Manulife north America's assets, including the assets of Separate Account A.


                                    * * * * *

Item 24. Financial Statements and Exhibits

(a)      Financial Statements


         (1) Financial Statements of the Registrant, The Manufacturers Life Insurance Company (U.S.A.) Separate Account H, (Part B of the registration statement). FILED HEREWITH



         (2) Financial Statements of the Depositor, The Manufacturers Life Insurance Company (U.S.A.) (Part B of the registration statement). FILED HEREWITH


(b)      Exhibits


(1) (i) Resolution of the Board of Directors of North American Security Life Insurance Company (U.S.A.) establishing The Manufacturers Life Insurance Company Separate Account H - FILED HEREWITH


(2)      Agreements for custody of securities and similar investments - Not
         Applicable.

(3)      (i)      Form of Underwriting Agreement between North American Security
                  Life Insurance Company (Depositor) and NASL Financial
                  Services, Inc. (Underwriter) -- Incorporated by reference to
                  Exhibit (b)(3)(i) to Form N-4, file number 33-76162, filed
                  March 1, 1999.

         (ii) Form of Promotional Agent Agreement -- Incorporated by reference to Exhibit (b)(3)(ii) to post-effective amendment no. 3 to Form N-4, file number 33-77878, filed February 28, 1997.

         (iii) Form of Amendment to Promotional Agent Agreement - Incorporated by reference to Exhibit (b)(3)(iii) to Form N-4, file number 33-76162, filed February 25, 1998.


(iv) Form of broker-dealer Agreement - Previously filed as Exhibit (3)(iv) to initial registration statement on Form N-4, file no. 333-71074, filed October 5, 2001.

(4)               (i)(A)   Specimen Flexible Purchase Payment Individual
                           Deferred Variable Annuity Contract, Non-Participating
                           (VIS25) - Previously filed as Exhibit (b)(4)(i)(A) to post-effective amendment no. 4 to registration statement on Form N-4, file no. 33-77878, filed
                           February 26, 1998.

                  (i)(B) Specimen Flexible Purchase Payment Individual Deferred Variable Annuity Contract, Non-Participating
                           (VV) - Previously filed as Exhibit (b)(4)(i)(B) to post-effective amendment no. 4 to registration statement on Form N-4, file no. 33-77878, filed February 26, 1998.

                  (ii) Specimen Fixed Account Endorsement to Flexible Purchase Payment Individual Deferred Variable Annuity Contract, Non-Participating (END.007.98) - Previously filed as Exhibit (b)(4)(ii) to post-effective amendment no. 4 to registration statement on Form N-4, file no. 33-77878, filed February 26, 1998.

                  (iii) Specimen Individual Retirement Annuity Endorsement to Flexible Purchase Payment Individual Deferred Variable Annuity Contract, Non-Participating (ENDORSEMENT.001) - Previously filed as Exhibit
                           (b)(4)(iii) to post-effective amendment no. 4 to registration statement on Form N-4, file no. 33-77878, filed February 26, 1998.

                  (iv) Specimen ERISA Tax-Sheltered Annuity Endorsement to Flexible Purchase Payment Individual Deferred Variable Annuity Contract, Non-Participating (END.002.97) - Previously filed as Exhibit (b)(4)(iv) to post-effective amendment no. 4 to registration statement on Form N-4, file no. 33-77878, filed February 26, 1998.

                  (v) Specimen Tax-Sheltered Annuity Endorsement to Flexible Purchase Payment Individual Deferred Variable Annuity Contract, Non-Participating (END.003.97) - Previously filed as Exhibit (b)(4)(v) to post-effective amendment no. 4 to registration on Form N-4, file no. 33-77878, filed February 26, 1998.

                  (vi) Specimen Qualified Plan Endorsement Section 401 Plans to Flexible Purchase Payment Individual Deferred Variable Annuity Contract, Non-Participating (END.004.97) - Previously filed as Exhibit (b)(4)(vi) to post-effective amendment no. 4 to registration statement on Form N-4, file no. 33-77878, filed February 26, 1998.

                  (vii) Roth Individual Retirement Annuity Endorsement - Incorporated by reference to Exhibit (b)(4)(ii)(F) to registration statement on Form N-4, file number 33-76162, filed March 1, 1999.

(5)      (i)      Form of Specimen Application for Flexible Purchase Payment
                  Individual Deferred Combination Fixed and Variable Annuity
                  Contract, Non-Participating -- Incorporated by reference to
                  Exhibit (b)(5)(i) to post effective amendment 5 to file number
                  333-24657, filed February 28, 2000.

         (ii) Form of Specimen Application for Flexible Purchase Payment Individual Deferred Combination Fixed and Variable Annuity Contract (VENTURE.APP.009.98) - Incorporated by reference to Exhibit (b)(5)(i) to post-effective amendment no. 3 to this registration statement, filed March 1, 1999.


(6)      (i)      Restated Articles of Redomestication of The Manufacturers Life
                  Insurance Company (U.S.A.) - Incorporated by reference to
                  Exhibit A(6) to the registration statement on Form S-6 filed
                  July 20, 2000 (File No. 333-41814).


         (ii) Certificate of Amendment of Certificate of Incorporation of the Company, Name Change July 1984 -- Incorporated by reference to Exhibit (3)(i)(a) to Form 10Q of The Manufacturers Life Insurance Company of North America, filed November 14, 1997.

         (iii) By-laws of The Manufacturers Life Insurance Company (U.S.A.) - Incorporated by reference to Exhibit A(6)(b) to the registration statement on Form S-6 filed July 20, 2000 (File No. 333-41814).

(7)      (i)      Form of Variable Annuity Reinsurance Agreement Contract
                  between North American Security Life Insurance Company and
                  Connecticut General Life Insurance Company, effective July 1,
                  1997--Incorporated by reference to Exhibit (b) (7) (i) to the registration statement filed February 26, 1998.

         (ii) Form of Automatic Reinsurance Agreement between North American Security Life Insurance Company and Swiss Re Life & Health America Inc., effective August 1, 1997 - Incorporated by reference to Exhibit (b) (7) (ii) to this registration statement.

         (iii) Form of contract of reinsurance in connection with the variable annuity contracts being offered - Contract between The Manufacturers Life Insurance Company of North America and Manulife Reinsurance Corporation (USA), effective July 1, 1998
                  - Incorporated by reference to Exhibit (b)(7)(iv) to Form N-4, file number 33-77878, filed December 16, 1998.

         (iv) Form of Coinsurance Agreement between North American Security Life Insurance Company and Peoples Security Life Insurance Company, effective June 30, 1995 - Incorporated by reference to Exhibit 10(iv) to pre-effective amendment No. 1 to Form S-1, file number 333-6011 filed January 29, 1997.

         (v) Form of Automatic Reinsurance Agreement with AXA Re Life Insurance Company, effective May 1, 2000 -- Incorporated by reference to Exhibit 7(v) to pre-effective amendment No. 1, to Form N-4, file number 333-70728, filed January 2, 2002.

(8) Other material contracts not made in the ordinary course of business which are to be performed in whole or in part on or after the date the registration statement is filed:

         (i) Form of Remote Service Agreement dated November 1, 1996 between North American Security Life Insurance Company and CSC Continuum Inc. -- Incorporated by reference to Exhibit
                  (b)(8)(i) to post-effective amendment no. 3 to Form N-4, file number 33-77878, filed February 28, 1997.

         (ii) Amendment to Remote Service Agreement dated April 1, 1998 between Manufacturers Life Insurance Company of North America and CSC Continuum Inc. -- Incorporated by reference to Exhibit
                  (b)(8)(ii) to post effective amendment no. 9 to Form N-4, file number 33-77878, filed April 28, 2000

         (iii) Amendment to Remote Service Agreement dated March 1999 between Manufacturers Life Insurance Company of North America and CSC Continuum Inc. - Incorporated by reference to Exhibit
                  (b)(8)(ii) to post-effective amendment no. 9 to Form N-4, file number 33-76162 filed April 27, 2000.


         (iv) Form of Merger Agreement with The Manufacturers Life Insurance Company (U.S.A.) and The Manufacturers Life Insurance Company of North America - Previously filed as Exhibit (b)(8)(iv) to initial registration statement on Form N-4, file no. 333-71074, filed October 5, 2001.



(9) Opinion of Counsel and consent to its use as to the legality of the securities being registered - FILED HEREWITH



(10)     Written consent of Ernst & Young LLP, independent auditors - FILED
         HEREWITH


(11)     All financial statements omitted from Item 23, Financial
         Statements--Not Applicable

(12) Agreements in consideration for providing initial capital between or among Registrant, Depositor, Underwriter or initial contract owners -- Not Applicable.

(13)     Schedules of computation,-- Incorporated by reference to Exhibit
         (b)(13) to post-effective amendment no. 2 to Form N-4, file number 33-76162, filed March 1, 1996.

(14)     Financial Data Schedule - Not Applicable.

(15).    Powers of Attorney


         (i) (Robert A. Cook, John DesPrez III, Geoffrey Guy, James O'Malley, Joseph J. Pietroski, Rex Schlaybaugh) incorporated by reference to exhibit 7 to initial registration statement on Form S-6, file number 333-41814 filed July 20, 2000 on behalf of The Manufacturers Life Insurance Company (U.S.A.)



         (ii)     Powers of Attorney (John Ostler) - Previously filed as Exhibit
                  (15)(ii) to initial registration statement on Form N-4, file no. 333-71074, filed October 5, 2001.



         (iii) Powers of Attorney (Jim Boyle, John Lyon) - Previously filed as Exhibit (15)(iii) to initial registration statement on Form N-4, file no. 333-71074, filed October 5, 2001.


Item 25. Directors and Officers of the Depositor.

OFFICERS AND DIRECTORS OF THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA


John D. DesPrez III**    Director and Chairman of the Board of Directors,
                           President
James Boyle***           Director
Robert A. Cook**         Senior Vice President, U.S. Insurance; Director
Peter Copestake*         Vice President, Finance
James D. Gallagher**     Vice President, Secretary and General Counsel
Donald Guloien*          Executive Vice President and Chief Financial Officer
Geoffrey Guy*            Director
John Lyon*               Vice President and Chief Financial Officer,
                           Investments; Director
James O'Malley*          Senior Vice President, U.S. Group Pension; Director


Rex  Schlaybaugh, Jr.*   Director


John Ostler*             Vice President and Chief Financial Officer
Warren Thomson           Senior Vice President, Investments
Denis Turner*            Vice President and Treasurer


*Principal business address is Manulife Financial, 200 Bloor Street, Toronto, Ontario Canada M4W 1E5.
**Principal business address is Manulife Financial, 73 Tremont Street, Boston, MA 02116.
***Principal business address is Manulife Financial, 500 Boylston Street, Boston, MA 02116

Item 26. Persons Controlled by or Under Common Control with Depositor or Registrant.

                         MANULIFE FINANCIAL CORPORATION
                          CORPORATE ORGANIZATION CHART
                               AS OF JUNE 30, 2001


                                                                                   LEGAL ID     % OF EQUITY     JURISDICTION OF
AFFILIATE                                                                                                        INCORPORATION
-------------------------------------------------------------------------------------------------------------------------------
MANULIFE FINANCIAL CORPORATION                                                          2            100            Canada
  The Manufacturers Life Insurance Company                                              1            100            Canada
    Manucab Ltd. (X)                                                                   30            100            Canada
    MF Leasing (Canada) Inc.                                                          169            100            Ontario
       1332953 Ontario Inc.                                                           168            100            Ontario
    MLI Resources Inc.                                                                194            100            Alberta
    Manulife Financial Services Inc.                                                  190            100            Canada
    1293319 Ontario Inc.                                                              170            100            Ontario
    Enterprise Capital Management Inc.                                                  0             20            Ontario
    Cantay Holdings Inc.                                                               51            100            Ontario
    994744 Ontario Inc.                                                               122            100            Ontario
    DomLife Realty Limited                                                                           100            Canada
    3550435 Canada Inc.                                                               107            100            Canada
       Commercial Union Life Assurance Company of Canada                              106            100            Canada
    3426505 Canada Inc.                                                               161            100            Canada
    Manulife Bank of Canada                                                            58            100            Canada
    Manulife Securities International Ltd.                                             79            100            Canada
    NAL Resources Limited                                                             117            100            Alberta
    Manulife International Capital Corporation Limited                                135            100            Ontario
        Golf Town Canada Inc.                                                         145          59.89            Canada
        VFC Inc.                                                                        0             25            Canada
        1198184 Ontario Limited                                                       134            100            Ontario
        Regional Power Inc.                                                           136             80            Ontario
           La Regionale Power Port-Cartier Inc.                                         0            100            Canada
           La Regionale Power Angliers Inc.                                             0            100            Canada
           Addalam Power Corporation                                                    0             50            Philippines
        Luxell Technologies Inc.                                                        0          13.04            Ontario
    FNA Financial Inc.                                                                115            100            Canada
        NAL Trustco Inc.                                                                0            100            Ontario
        First North American Insurance Company                                        111            100            Canada
        Elliott & Page Limited                                                        116            100            Ontario
        Seamark Asset Management Ltd.                                                 118          67.86            Canada
        NAL Resources Management Limited                                              120            100            Canada
    Manulife European Holdings (Alberta) Limited                                      146            100            Alberta
         Manulife Hungary KFT                                                         149             99**          Hungary
    The Manufacturers Investment Corporation                                           87            100            Michigan
        Manulife Reinsurance Corporation (U.S.A.)                                      20            100            Michigan
           Manulife Reinsurance Limited                                                67            100            Bermuda
               MRL Holding, LLC                                                        80            100            Delaware
           The Manufacturers Life Insurance Company (U.S.A.)                           19           96.1*           Michigan
               Flex Holding, LLC                                                        0           22.4            Delaware
                  Flex Leasing I, LLC                                                   0          99.99            Delaware
               Flex Leasing II, LLC                                                     0           19.6            Delaware

                                                                                   LEGAL ID     % OF EQUITY     JURISDICTION OF
AFFILIATE                                                                                                        INCORPORATION
-------------------------------------------------------------------------------------------------------------------------------
                 ENNAL, INC.                                                          124            100            Ohio
               ESLS Investment Limited, LLC                                           167            100            Ohio
               Thornhill Leasing Investments, LLC                                                     90            Delaware
               The Manufacturers Life Insurance Company of America                     17            100            Michigan
                  MANULIFE HOLDING CORPORATION                                         21            100            Delaware
                      ManEquity, Inc.                                                   5            100            Colorado
                      Manufacturers Adviser Corporation                                 6            100            Colorado
                      Manulife Capital Corporation                                    144            100            Delaware
                         MCC Asset Management Inc.                                    186            100            Delaware
                         MF Private Capital, Inc.                                     182            100            Delaware
                            MF Private Capital Securities, Inc.                       119            100            Delaware
                            0MFPC Insurance Advisors, Inc.                            184            100            Delaware
                            MF Private Capital Ventures, Inc.                         183            100            Delaware
                      Manulife Property Management of Washington, D.C., Inc.            0            100            Wash., D.C.
                      ManuLife Service Corporation                                      7            100            Colorado
                      Manulife Leasing Co., LLC                                                       80            Delaware
               DOVER LEASING INVESTMENTS, LLC                                                         99            Delaware
               Ironside Venture Partners I LLC                                        196            100            Delaware
                  NewRiver Investor Communications Inc.                                 0          14.67            Delaware
                  Linx Communications Inc.                                              0          12.39            Delaware
               Ironside Venture Partners II LLC                                       197            100            Delaware
               Manulife-Wood Logan Holding Co., Inc.                                   98            100            Delaware
                  Manulife Wood Logan, Inc.                                            91            100            Connecticut
                  The Manufacturers Life Insurance Company of North America            93            100            Delaware
                      Manufacturers Securities Services, LLC                           97             90#           Delaware
                      The Manufacturers Life Insurance Company of New York             94            100            New York
    Manulife International Investment Management Limited                               64            100            U.K.
       Manulife International Fund Management Limited                                   0            100            U.K.
    WT(SW) Properties Ltd.                                                             82            100            U.K.
    Manulife Europe Ruckversicherungs-Aktiengesellschaft                              138            100            Germany
    MIL Holdings (Bermuda) Limited                                                    147            100            Bermuda
    Manulife International Holdings Limited                                           152            100            Bermuda
        Manulife Provident Funds Trust Company Limited                                163            100            Hong Kong
        Manulife (International) Limited                                               28            100            Bermuda
           Manulife-Sinochem Life Insurance Co. Ltd.                                   43             51            China
           The Manufacturers (Pacific Asia) Insurance Company Limited                  61            100            Hong Kong
           Manulife Consultants Limited                                                 0            100            Hong Kong
           Manulife Financial Shareholdings Limited                                     0            100            Hong Kong
           Manulife Financial Management Limited                                        0            100            Hong Kong
           Manulife Financial Group Limited                                             0            100            Hong Kong
           Manulife Financial Investment Limited                                        0            100            Hong Kong
        Manulife Funds Direct (Barbados) Limited                                       78            100            Barbados
           P.T. Manulife Aset Manajemen Indonesia                                       0             55            Indonesia
           Manulife Funds Direct (Hong Kong) Limited                                    0            100            Hong Kong

                                                                                  LEGAL ID    % OF EQUITY     JURISDICTION OF
AFFILIATE                                                                                                      INCORPORATION
-----------------------------------------------------------------------------------------------------------------------------
    Manulife Data Services Inc.                                                       81           100            Barbados
    ManuLife (International) Reinsurance Limited                                      34           100            Bermuda
        Manufacturers P&C Limited                                                     36           100            Barbados
        Manufacturers Life Reinsurance Limited                                        49           100            Barbados
        Manulife Management Services Ltd.                                            191           100            Barbados
    Chinfon-Manulife Insurance Company Limited                                       188            60            Vietnam
    Chinfon-Manulife Insurance Company Limited                                        59            60            Bermuda
    OUB Manulife Pte. Ltd.                                                            14            50            Singapore
    The Manufacturers Life Insurance Co. (Phils.), Inc.                              164           100            Philippines
        Manulife Financial Plans, Inc.                                               187           100            Philippines
    P.T. Asuransi Jiwa Manulife Indonesia                                             42            71            Indonesia
        P.T. Buanadaya Sarana Informatika                                              0           100            Indonesia
        P.T. Asuransi Jiwa Arta Mandiri Prima                                         42           100            Indonesia
    Manulife (Malaysia) SDN.BHD.                                                      74           100            Malaysia
    Manulife Holdings (Hong Kong) Limited                                             15           100            Hong Kong
    Manulife Financial Systems (Hong Kong) Limited                                    53           100            Hong Kong
    Manulife Century Investments (Alberta) Inc.                                      171           100            Alberta
       Manulife Century Life Insurance Company                                       180            35##          Japan
       Manulife Century Investments (Bermuda) Limited                                172           100            Bermuda
            Manulife System Service Kabushiki Kaisha                                 192            90=          Japan
            Manulife Century Investments (Luxembourg) S.A.                           173           100            Luxembourg
                Manulife Century Investments (Netherlands) B.V.                      174           100            Netherlands
                Daihyaku Manulife Holdings (Bermuda) Limited                         175           100            Bermuda
                    Manulife Century Holdings (Netherlands) B.V.                     195           100            Netherlands
                 Kyoritsu Confirm Co., Ltd.                                          179          90.9@           Japan
                 Manulife Premium Collection Co., Ltd.                               178            57+           Japan

                         Manulife Century Business Company                           177           100            Japan

(X)      Inactive subsidiaries are noted in italics.

* 3.9% of The Manufacturers Life Insurance Company (USA) is owned by .MRL Holding LLC.

** 1% of Manulife Hungary Holdings KFT is owned by The Manufacturers Life Insurance Company.

# 10% of Manufacturers Securities Services, LLC is owned by The Manufacturers Life Insurance Company of New York.

@ 9.1% of Kyoritsu Confirm Co., Ltd. is owned by Manulife Century Life Insurance Company.

+ 10% of Manulife Premium Collection Co., Ltd. is owned by Manulife Century Life Insurance Company.

= 10% of Manulife System Service Kabushiki Kaisha is owned by Manulife Century Life Insurance Company.

## 32.6% of Manulife Century Life Insurance Company is owned by Manulife Century Investments (Netherlands) B.V. and 32.4% by Manulife Century Holdings (Netherlands) B.V.

Item 27.  Number of Contract Owners.


As of October 15, 2001, there were no qualified contracts and no non-qualified contracts of the series offered hereby outstanding.


Item 28.  Indemnification.

Article XII of the Restated Articles of Redomestication of the Company provides as follows:

No director of this Corporation shall be personally liable to the Corporation or its shareholders or policyholders for monetary damages for breach of the director's fiduciary duty, provided that the foregoing shall not eliminate or limit the liability of a director for any of the following:

i) a breach of the director's duty or loyalty to the Corporation or its shareholders or policyholders;

ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;

iii) a violation of Sections 5036, 5276 or 5280 of the Michigan Insurance Code, being MCLA 500.5036, 500.5276 and 500.5280;

iv) a transaction from which the director derived an improper personal benefit; or

v) an act or omission occurring on or before the date of filing of these Articles of Incorporation.

If the Michigan Insurance Code is hereafter amended to authorize the further elimination or limitation of the liability of directors. then the liability of a director of the Corporation, in addition to the limitation on personal liability contained herein, shall be eliminated or limited to the fullest extent permitted by the Michigan Insurance Code as so amended. No amendment or repeal of this
Article XII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of any such amendment or repeal.

Notwithstanding the foregoing, Registrant hereby makes the following undertaking pursuant to Rule 484 under the Securities Act of 1933:

         Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 Item 29.  Principal Underwriters.


a.       Name of Investment Company                  Capacity In which acting
         --------------------------                  ------------------------

The Manufacturers Life Insurance                     Principal Underwriter
Company (U.S.A.)
Separate Account H


The Manufacturers Life Insurance                     Principal Underwriter
Company (U.S.A.)
Separate Account I

The Manufacturers Life Insurance                     Principal Underwriter
Company (U.S.A.)
Separate Account J

The Manufacturers Life Insurance                     Principal Underwriter
Company (U.S.A.)
Separate Account K




The Manufacturers Life Insurance                     Principal Underwriter
Company (U.S.A.)
Separate Account M

The Manufacturers Life Insurance                     Principal Underwriter
Company of New York
Separate Account A

The Manufacturers Life Insurance                     Principal Underwriter
Company of New York
Separate Account B


         b. The Manufacturers Life Insurance Company (U.S.A.) is the managing member of Manulife Financial Securities, LLC and has sole power to act on behalf of Manulife Financial Securities, LLC. The officers and directors of The Manufacturers Life Insurance Company (U.S.A.) are set forth under Item 25.

c.       None.

Item 30.  Location of Accounts and Records.

All books and records are maintained at 500 Boylston Street, Suite 400 Boston, MA 02116-3739 and at 73 Tremont Street, Boston, MA 02108.

Item 31.  Management Services.

None.

Item 32.  Undertakings.

a. Representation of Insurer Pursuant to Section 26 of the Investment Company Act of 1940

The Manufacturers Life Insurance Company (U.S.A.) ("Company") hereby represents that the fees and charges deducted under the contracts issued pursuant to this registration statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.




b. Representation of Registrant Pursuant to Section 403(b) of the Internal Revenue Code of 1986, as amended

Registrant is relying on a no-action letter issued in connection with funding vehicles for retirement plans meeting the requirements of Section 403(b) of the Internal Revenue Code of 1986, as amended, on November 28, 1988, SEC Reference No. IP-6-88, and is complying with the provisions of paragraphs 1-4 of such no action letter.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant and the Depositor have duly caused this pre-effective amendment to the Registration Statement to be signed on their behalf in the City of Boston, Massachusetts, on this 1st day of January 2002.

SEPARATE ACCOUNT H OF
THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
(Registrant)

By: THE MANUFACTURERS LIFE INSURANCE
        COMPANY (U.S.A.)
        (Depositor)


By: /s/John D. DesPrez III
    ----------------------
       John D. DesPrez III
       President

               Pursuant to the requirements of the Securities Act of 1933, the Depositor has duly caused this amended Registration Statement to be signed by the undersigned on the 1st day of January, 2002 in the City of Boston, Massachusetts.


THE MANUFACTURERS LIFE
INSURANCE COMPANY (U.S.A.)


By: /s/John D. DesPrez III
    ----------------------
       John D. DesPrez III
       President

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment to the Registration Statement has been signed by the following persons in the capacities indicated on this 1st day of January 2002.

Signature                                   Title
---------                                   -----

/s/John D. DesPrez III                      Chairman and President
----------------------                      (Principal Executive Officer)
John D. DesPrez  III

*                                           Vice President and
----------------------                      Chief Financial Officer
John Ostler

*                                           Director
----------------------
James Boyle

*                                           Director
----------------------
Robert A. Cook

*                                           Director
----------------------
Geoffrey Guy

*                                           Director
----------------------
John Lyon

*                                           Director
----------------------
James O'Malley

*                                           Director
----------------------
Rex Schlaybaugh, Jr.

*/s/James D. Gallagher
----------------------
JAMES D. GALLAGHER
Pursuant to Power of Attorney

                                  EXHIBIT INDEX


Exhibit No.     Description
-----------     -----------
1(i)            Resolutions Establishing Separate Account

9               Opinion of Counsel

10)             Consent of Ernst & Young